     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 1995


                                                       REGISTRATION NO. 33-56637
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- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 5

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------



                                 NS GROUP, INC.

                             AND OTHER REGISTRANTS
                     (SEE TABLE OF ADDITIONAL REGISTRANTS)

                                    KENTUCKY
                          (STATE OR OTHER JURISDICTION
                       OF INCORPORATION OR ORGANIZATION)

                                      3312
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

                                   61-0985936
                                 (IRS EMPLOYER
                             IDENTIFICATION NUMBER)

                            NINTH AND LOWELL STREETS
                            NEWPORT, KENTUCKY 41072
                                 (606) 292-6809
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------


                                 JOHN R. PARKER

                         VICE PRESIDENT, TREASURER AND
                            CHIEF FINANCIAL OFFICER
                            NINTH AND LOWELL STREETS
                            NEWPORT, KENTUCKY 41072
                                 (606) 292-6809
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------



                        COPIES OF ALL CORRESPONDENCE TO:


                              WILLIAM F. SEABAUGH
                                   BRYAN CAVE
                            ONE METROPOLITAN SQUARE
                          211 N. BROADWAY, SUITE 3600
                         ST. LOUIS, MISSOURI 63102-2750
                                 (314) 259-2000
                                GARY L. SELLERS
                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 455-2000

                            ------------------------


                                       STATE OR OTHER JURISDICTION OF       I.R.S. EMPLOYER
  NAME OF ADDITIONAL REGISTRANTS       INCORPORATION OR ORGANIZATION     IDENTIFICATION NUMBER
- -----------------------------------    ------------------------------    ---------------------
Erlanger Tubular Corporation                      Oklahoma                     73-1281150
Imperial Adhesives, Inc.                            Ohio                       31-1070331
Koppel Steel Corporation                        Pennsylvania                   25-1635833
Newport Steel Corporation                         Kentucky                     61-1116686
Northern Kentucky Air, Inc.                       Kentucky                     62-1208414
Northern Kentucky Management, Inc.                Kentucky                     61-1014963



                            ------------------------


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

IF ANY OF THE SECURITIES REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED
                              OR CONTINUOUS BASIS
PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX /
                                       /

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT
                                 TO RULE 462(B)
UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES
                                ACT REGISTRATION
 STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME
                                 OFFERING. / /

 IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER
                                      THE
SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION
                              STATEMENT NUMBER OF
    THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

   IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434,
                      PLEASE CHECK THE FOLLOWING BOX. / /

                            ------------------------


                        CALCULATION OF REGISTRATION FEE

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- --------------------------------------------------------------------------------


                                                                                                             PROPOSED
                                                                                      PROPOSED               MAXIMUM
                 TITLE OF EACH CLASS OF                       AMOUNT TO               MAXIMUM               AGGREGATE
              SECURITIES TO BE REGISTERED                   BE REGISTERED        OFFERING PRICE(1)      OFFERING PRICE(1)
- ----------------------------------------------------------------------------------------------------------------------------
Units(2)................................................          125,000              $1,000              $125,000,000
- ----------------------------------------------------------------------------------------------------------------------------
Senior Secured Notes due 2003(2)........................          125,000                  --                        --
- ----------------------------------------------------------------------------------------------------------------------------
Warrants(2).............................................        1,500,000                  --                        --
- ----------------------------------------------------------------------------------------------------------------------------
Common Stock(4).........................................        1,500,000(5)           $3.875(6)           $  5,812,500
- ----------------------------------------------------------------------------------------------------------------------------
Guarantee(7)............................................               --                  --                        --
- ----------------------------------------------------------------------------------------------------------------------------
       Total................................................................................................................
- ----------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------

                 TITLE OF EACH CLASS OF                         AMOUNT OF
              SECURITIES TO BE REGISTERED                    REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------------------------
Units(2)................................................        $   43,104(3)
- ----------------------------------------------------------------------------------------------------------------------------
Senior Secured Notes due 2003(2)........................                --
- ----------------------------------------------------------------------------------------------------------------------------
Warrants(2).............................................                --
- ----------------------------------------------------------------------------------------------------------------------------
Common Stock(4).........................................        $    2,004(3)
- ----------------------------------------------------------------------------------------------------------------------------
Guarantee(7)............................................                --
- ----------------------------------------------------------------------------------------------------------------------------
       Total............................................        $   45,108(3)
- ----------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------




(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.



(2) Each Unit will consist of one Senior Secured Note and      Warrants, each
    Warrant evidencing the right to purchase one share of Common Stock. The Senior Secured Notes and Warrants will be offered only in Units.



(3) Previously paid.



(4) Issuable upon exercise of Warrants.



(5) Also registered hereby is an indeterminate number of shares of Common Stock issuable upon exercise of Warrants as a result of antidilution provisions contained therein.



(6) Calculated pursuant to Rule 457(c).



(7) Pursuant to Rule 457(a), no separate fee is being paid with respect to this Guarantee.


   THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
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                                 NS GROUP, INC.
                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K


                 ITEM NUMBER AND CAPTION                                LOCATION IN PROSPECTUS
- ----------------------------------------------------------   --------------------------------------------
 1.   Forepart of the Registration Statement and Outside     Outside Front Cover Page
      Front Cover Page of Prospectus......................
 2.   Inside Front and Outside Back Cover Pages of           Inside Front Cover Page; Outside Back Cover
      Prospectus..........................................   Page
 3.   Summary Information, Risk Factors and Ratio of         Prospectus Summary; Risk Factors; Summary
      Earnings to Fixed Charges...........................   Consolidated Financial Data
 4.   Use of Proceeds.....................................   Use of Proceeds
 5.   Determination of Offering Price.....................   *
 6.   Dilution............................................   *
 7.   Selling Security Holders............................   *
 8.   Plan of Distribution................................   Outside Front Cover Page; Underwriting
 9.   Description of Securities to be Registered..........   Description of Senior Secured Notes
10.   Interests of Named Experts and Counsel..............   *
11.   Information with Respect to the Registrants
                                                             Business
      (a)   Description of Business.......................
                                                             Business
      (b)   Description of Property.......................
                                                             Business
      (c)   Legal proceedings.............................
                                                             *
      (d)   Common Equity Securities......................
                                                             Consolidated Financial Statements
      (e)   Financial Statements..........................
                                                             Selected Consolidated Financial Data
      (f)   Selected Financial Data.......................
                                                             Notes to Selected Consolidated Financial
                                                             Data
      (g)   Supplementary Financial Information...........
                                                             Management's Discussion and Analysis of
                                                             Financial Condition and Results of
                                                             Operations
      (h)   Management's Discussion and Analysis of
            Financial Condition and Results of
            Operations....................................
                                                             *
      (i)   Changes in and Disagreements with
            Accountants...................................
                                                             Management
      (j)   Directors and Executive Officers..............
                                                             Management
      (k)   Executive Compensation........................
                                                             Principal Stockholders
      (l)   Security Ownership............................
                                                             Management; Principal Stockholders;
                                                             Compensation Committee Interlocks and
                                                             Insider Participation; Certain Transactions
      (m)   Certain Relationships and Related
            Transactions..................................
12.   Disclosure of Commission Position on Indemnification   *
      for Securities Act Liabilities......................


- ---------------
*Item is inapplicable or answer is in the negative and is omitted from the Prospectus.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY
     NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 18, 1995

Prospectus

                                                             [logo]

NS GROUP, INC.

125,000 UNITS CONSISTING OF


$125,000,000

      % SENIOR SECURED NOTES DUE 2003

AND             WARRANTS TO PURCHASE SHARES OF COMMON STOCK



NS Group, Inc. (the "Company") is hereby offering (the "Offering") 125,000 units
(the "Units") consisting of $125,000,000 aggregate principal amount of   %
Senior Secured Notes due 2003 (the "Senior Secured Notes") and warrants (the
"Warrants") to purchase an aggregate of         shares of the Company's common
stock, no par value (the "Common Stock" or "Warrant Shares"). Each Unit will
consist of $1,000 principal amount of Senior Secured Notes and       Warrants to
purchase an equal number of shares of Common Stock. The Senior Secured Notes and
the Warrants will be separately transferable commencing on           , 1995, or
such earlier date as is determined by the Underwriters (the "Separation Date"). See "Description of Units."



Interest on the Senior Secured Notes will be payable semi-annually on
            and             of each year, commencing             , 1996, at the
rate of     % per annum. Up to 40% of the principal amount of the Senior Secured
Notes will be redeemable with the net proceeds of a public equity offering at the option of the Company during the first 36 months after the date of the
closing of the Offering at     % of the principal amount thereof plus accrued
interest; provided that at least $75,000,000 principal amount of Senior Secured Notes remains outstanding after such redemption. The Senior Secured Notes will also be redeemable, in whole or in part, at the option of the Company on and
after             , 1999, at the redemption prices set forth herein plus accrued interest. See "Description of Senior Secured Notes."


The Senior Secured Notes will be obligations of the Company and will rank pari passu with the Company's other unsubordinated Debt. After giving effect to the Offering and the application of certain cash balances of the Company to the payment of debt, as of April 1, 1995, the Company (excluding the Company's Subsidiaries) would have had approximately $160.2 million of total Debt, of which $35.2 million would be subordinated to the Senior Secured Notes. The Senior Secured Notes will be secured by intercompany notes issued in favor of the Company by the steel-making Subsidiaries of the Company, in an aggregate amount at least equal to the principal amount of the Senior Secured Notes (the "Intercompany Notes"). The Senior Secured Notes also will be unconditionally guaranteed, jointly and severally, by each Subsidiary of the Company (the "Subsidiary Guarantee"). For each of the Company's steel-making Subsidiaries, its obligations under the Subsidiary Guarantee will be secured by a first priority mortgage and security interest and its Intercompany Note will be secured by a second priority mortgage and security interest in its steel-making operations, excluding inventory, accounts receivable and certain intangible property. Each Intercompany Note and the Subsidiary Guarantee will rank pari passu in right of payment with the unsubordinated obligations of the Subsidiaries. These obligations include a $45 million working capital facility which will be secured by a first priority security interest in inventory, accounts receivable and certain intangible property of the Company and the Subsidiaries and which will be entered into contemporaneously with the Offering. After giving effect to the Offering and the application of certain cash balances of the Company to the payment of debt, as of April 1, 1995, the aggregate amount of total Debt of the Company's Subsidiaries would have been approximately $10.9 million, all of which would have been unsubordinated and secured. If applicable covenants are satisfied, the debt agreements of the Company or its Subsidiaries do not limit the total Debt that may be incurred.


Each Warrant will entitle the holder thereof to purchase one share of Common
Stock at $       per share, subject to adjustment under certain circumstances.
The Warrants offered hereby will entitle the holders thereof to purchase, in the
aggregate, approximately   % of the Common Stock on a fully diluted basis upon
consummation of the Offering. The Warrants will be exercisable on or after the
Separation Date and, unless exercised, will automatically expire on           ,
    . On July 14, 1995, the last reported sales price of the Common Stock on the New York Stock Exchange ("NYSE") was $4 per share. See "Description of Warrants."


In the event of a Change of Control, the Company will be obligated to make an offer to purchase all outstanding Senior Secured Notes from the holders of
Senior Secured Notes ("Holders") at a redemption price of 101% of the principal amount thereof plus accrued interest. A Change of Control would constitute a default under the working capital facility to be entered into contemporaneously with this Offering and, therefore, the Company may be required to repay all of its outstanding obligations under such working capital facility prior to its redemption of any of the Senior Secured Notes upon such Change of Control. Under certain circumstances, the Company will be obligated to apply the Net Available Cash from asset sales to the purchase of substitute property for use in the Company's business or to make offers to purchase a portion (calculated as set forth herein) of the Senior Secured Notes at a redemption price of 100% of the principal amount thereof plus accrued interest.
- --------------------------------------------------------------------------------

SEE "RISK FACTORS" ON PAGE 18 FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE UNITS.

- --------------------------------------------------------------------------------

THE UNITS, THE SENIOR SECURED NOTES, THE WARRANTS AND THE SUBSIDIARY GUARANTEE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------


                                           PRICE TO            UNDERWRITING            PROCEEDS TO
                                           PUBLIC(1)            DISCOUNT(2)           COMPANY(1)(3)
- --------------------------------------------------------------------------------------------------------
  PER UNIT                           %                    %                      %
  TOTAL                              $                    $                      $
- --------------------------------------------------------------------------------------------------------



(1) Plus accrued interest on the Senior Secured Notes, if any, from
                , 1995.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $975,000.
- --------------------------------------------------------------------------------


The Units are offered by Chemical Securities Inc. and CS First Boston (the "Underwriters"), subject to prior sale, when, as and if issued by the Company and delivered to and accepted by the Underwriters, and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the delivery of the Units will be made in book-entry form through the facilities of
The Depository Trust Company on or about              , 1995.



CHEMICAL SECURITIES INC.                                         CS FIRST BOSTON

                         INSIDE COVER PICTURE CAPTIONS

Newport produces slabs in sizes ranging from 7-10 inches in thickness, 28-55 inches in width and 15-34 feet in length

The Company's seamless and welded tubular products include production tubing, casing and line pipe in both carbon and alloy grades

Koppel's computer-controlled four-strand continuous bloom/billet caster

Glowing electrodes pulled from Koppel's ultra-high powered electric arc furnace

Newport's computer controlled continuous slab caster

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


                             ---------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, on which shares of the Company's Common Stock are listed, at 20 Broad Street, New York, New York.


     The Company and the Subsidiaries have filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Units, the Senior Secured Notes and the Subsidiary Guarantee in respect thereof, the Warrants and the Warrant Shares thereof, offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including all exhibits thereto, may be inspected and copied in the manner and at the sources described above.


                             ---------------------

                        NOTICE TO CALIFORNIA PURCHASERS


     The Senior Secured Notes offered hereby as part of the Units will be sold in California pursuant to a limited qualification obtained from the California Department of Corporations under the California Corporate Securities Law of 1968. Pursuant to the terms of such limited qualification, the Senior Secured Notes may only be sold to the following classes of purchasers (and each such purchaser in making a purchase of a Senior Secured Note will be deemed to have represented to, and to have agreed with, the Underwriters that it is such a purchaser):


          A. Any bank, any savings and loan association, any trust company, any insurance company, any investment company registered under the Investment Company Act of 1940, any pension or profit sharing trust (other than a pension or profit-sharing trust of the Company, a self-employed individual retirement plan, or an individual retirement account);

          B. Any organization described in Section 501(e)(3) of the Internal Revenue Code of 1986, as amended, which has total assets (including endowment, annuity and life income funds) of not less than $5,000,000 according to its most recent audited financial statement, any corporation which has a net worth on a consolidated basis according to its most recent audited financial statement of not less than $14,000,000, or any wholly owned subsidiary of a person described in (A) and (B);

          C. The Federal Government, any agency or instrumentality of the Federal Government, any corporation wholly owned by the Federal Government, any state, any city, city and county, or county, or any agency or instrumentality of a state, city, city and county, or county, or any state university or state college, and any retirement system for the benefit of employees of any person described in (C);

          D. Any "accredited investor," as defined in Rule 501(a) under the Securities Act;

          E. Any person who purchases at least $1,000,000 aggregate principal amount of the Senior Secured Notes; and

          F. Any person who (a) has annual income of at least $65,000 and a net worth of at least $250,000 or (b) has a net worth of at least $500,000. If such person is a natural person, such person's net worth shall be determined by excluding such person's home, home furnishing and personal automobiles, if any. If such person is not a natural person, (1) annual income shall be determined on a consolidated basis for such person's last fiscal year by taking such person's net income and adding back Federal and state income taxes, depreciation and amortization, and extraordinary items and (2) net worth shall be determined on a consolidated basis for such person's last fiscal year by taking such person's total assets and subtracting therefrom such person's total liabilities.

     If any of the foregoing classes of purchasers is purchasing the Senior Secured Notes on behalf of a beneficial owner in California through the exercise of investment control or discretion, where such beneficial owner is not one of the purchasers described in (A) through (F) above, such purchaser exercising such investment control or discretion must reasonably believe that such beneficial owner has either (a) an annual income of at least $50,000 and a net worth of at least $50,000, or (b) a net worth of at least $125,000. If such beneficial owner is a natural person, such person's net worth shall be determined by excluding such person's home, home furnishings and personal automobiles, if any. If such beneficial owner is not a natural person, (1) annual income shall be determined on a consolidated basis for such person's last fiscal year by taking such person's net income and adding back state and Federal income taxes, depreciation and amortization, and extraordinary items and (2) net worth shall be determined on a consolidated basis for such person's last fiscal year by taking such person's total assets and subtracting therefrom such person's total liabilities.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. See "Risk Factors" for certain factors that should be considered in connection with an investment in the Units offered hereby. Unless the context otherwise requires, all references to the "Company" refer to NS Group, Inc. and its principal operating subsidiaries, Newport Steel Corporation ("Newport"), Koppel Steel Corporation ("Koppel"), Erlanger Tubular Corporation ("Erlanger") and Imperial Adhesives, Inc. ("Imperial"). All references to a fiscal year refer to the fiscal year of the Company which ends on the last Saturday of September (for example, references to "fiscal 1994" mean the fiscal year ended September 24,
1994). The twelve month periods ended March 26, 1994 and April 1, 1995 are 52 and 53 week periods, respectively. In October 1993, the Company sold its subsidiary Kentucky Electric Steel Corporation ("KES"). Except as otherwise noted herein, all information in this Prospectus relating to the Company's operations for fiscal 1994 is presented excluding KES. Unless otherwise noted, the sources for all steel industry data in this Prospectus are the American Iron and Steel Institute, an organization which collects and publishes steel industry data ("AISI"), and Pipe Logix, Inc., an industry source which collects and publishes data from oil country tubular goods producers.


     In order to demonstrate trends in the Company's recent performance, certain financial information is presented in this Prospectus comparing results for the twelve months ended March 26, 1994 (on a pro forma basis to exclude the gain on the sale of and the results for KES) to the results for the twelve months ended April 1, 1995. As more fully discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Company experienced significant increases in operating results during the first six months of fiscal 1995 compared to the first six months of fiscal 1994. The Company believes that the supplemental comparative twelve month data, together with the comparative interim presentation provided in "Management's Discussion and Analysis of Financial Condition and Results of Operations", presents a balanced view of these recent trends.

THE COMPANY

     The Company produces a diverse group of specialty steel products consisting of: (i) seamless and welded tubular goods primarily used in oil and natural gas drilling and production operations; (ii) line pipe used in the transmission of oil, natural gas and other fluids; (iii) special bar quality ("SBQ") products primarily used in the manufacture of heavy industrial equipment, trucks and off-road vehicles; and (iv) hot rolled coils which are sold to service centers and other manufacturers for further processing.

     Despite an operating environment for oil and natural gas drilling in which domestic consumption of oil country tubular goods ("OCTG") products declined from approximately 1.9 million tons in fiscal 1990 to approximately 1.4 million tons for the twelve months ended March 31, 1995, the Company has been successful in increasing its shipments and product pricing, reducing its manufacturing costs and improving the diversity of its product offerings. These factors have enabled the Company to achieve improved recent operating results. For the twelve months ended March 26, 1994, the Company's revenues and earnings before net interest expense, taxes, depreciation and amortization ("EBITDA") (on a pro forma basis to exclude the gain on the sale of and the results for KES) were $278.3 million and $20.3 million, respectively. For the twelve months ended April 1, 1995, the Company's revenues and EBITDA were $356.0 million and $32.7 million, respectively. The Company's net loss was reduced from $10.9 million for the twelve months ended March 26, 1994 (on a pro forma basis to exclude the gain on the sale of and the results for KES) to $2.4 million for the twelve months ended April 1, 1995.

     Increasing Shipments. The Company has consistently increased its shipments of specialty steel products since 1991; total shipments were 513,300 tons for the twelve months ended March 26, 1994 and 653,500 tons for the twelve months ended April 1, 1995, an increase of approximately 27%. Shipments of welded tubular products increased from 221,900 tons for the twelve months ended March 26, 1994 to 258,000 tons for the twelve months ended April 1, 1995, an increase of approximately 16%. For the same comparable periods, seamless tubular shipments increased from 68,000 tons to 88,300 tons, an increase of approximately 30%. Additionally, SBQ product shipments increased from 130,000 tons to 167,200 tons for the same comparable periods, an increase of approximately 29%.

     Increasing Prices. Since the beginning of fiscal 1995, the Company also has been successful in realizing price increases for certain new orders of OCTG, line pipe and SBQ products. Average prices for the Company's welded OCTG products increased approximately $28 per ton from $467 per ton for fiscal 1994 to $495 per ton for the first six months of fiscal 1995. Average prices for the Company's welded line pipe products increased approximately $35 per ton from $453 per ton for fiscal 1994 to $488 per ton for the first six months of fiscal 1995. The Company's average prices for its SBQ products increased approximately $41 per ton from $439 per ton to $480 per ton for the same periods. These pricing gains were partially offset by a decrease in the Company's average prices of its seamless OCTG products which resulted in part from the Company's continued strategic emphasis on sales of certain seamless production tubing products which have lower costs to manufacture and lower selling prices. Due in part to this change in product mix, the average price for seamless OCTG products decreased from $832 per ton in fiscal 1994 to $794 per ton for the six months ended April 1, 1995.

     Reducing Manufacturing Costs. In addition to increasing its shipments and product pricing, the Company has also implemented several measures to reduce its manufacturing costs. Since fiscal 1990, the year before the Company installed a continuous slab caster at its Newport facilities, manufacturing costs (excluding the costs of depreciation and steel scrap) at the Newport facilities have declined by approximately 16%, or $48 per ton shipped. Since fiscal 1992, the year after the Company acquired its Koppel facilities, operating improvements and production and shipment increases at the Koppel facilities have resulted in a reduction of manufacturing costs (excluding the costs of depreciation and steel scrap) of approximately 9%, or $35 per ton shipped.

SPECIALTY STEEL PRODUCTS AND PRODUCTION FACILITIES

     Oil Country Tubular Goods. The Company is a significant producer of seamless and welded OCTG, which represented 39% of the Company's net sales for the twelve months ended April 1, 1995. OCTG products are used as production tubing, drill pipe and casing in oil and natural gas drilling and production applications. For the twelve months ended April 1, 1995, the Company's shipments of OCTG products accounted for approximately 14% of total shipments by domestic OCTG producers. In the seamless production tubing segment of the OCTG market, the Company is one of only two domestic producers; there are several foreign producers.

     Line Pipe. The Company is a significant producer of line pipe, which represented 15% of the Company's net sales for the twelve months ended April 1, 1995. The Company's line pipe products range in size from 1.9 to 12.75 inches in outside diameter, and are used in gathering lines for the transportation of oil and natural gas at drilling sites and in transmission lines by both gas utility and transmission companies. The Company's shipments represented approximately 16% of total small diameter shipments of line pipe (16 inches and under in outside diameter) by domestic producers for the twelve months ended April 1, 1995.

     Special Bar Quality Products. The Company manufactures SBQ products, which represented 22% of the Company's net sales for the twelve months ended April 1, 1995. The Company focuses on larger diameter SBQ products which are primarily used by forgers and original equipment manufacturers of heavy machinery, trucks and off-road vehicles.

     Hot Rolled Coils. The Company also manufactures hot rolled coils, which represented 4% of the Company's net sales for the twelve months ended April 1, 1995. These products are sold to service centers and other manufacturers for use in high strength applications.

     Production Facilities. The Company manufactures its specialty steel products at its two mini-mills, located in Koppel, Pennsylvania and near Newport, Kentucky. The Koppel facilities include modern melting and tubemaking operations, and the Newport facility is the only mini-mill with continuous casting capabilities manufacturing welded tubular products in the United States.

     A separate subsidiary of the Company, Imperial, manufactures industrial adhesive products, and accounted for 10% of the Company's net sales for the twelve months ended April 1, 1995.

     In October 1993, to improve its financial flexibility, the Company sold KES, a manufacturer of SBQ products, for cash and stock totaling $50.4 million. KES had been acquired by the Company in 1986 for approximately $7.3 million.

STRATEGY

     The Company's business strategy is to increase sales and improve operating results by: (i) implementing a three year capital expenditure program; (ii) efficiently expanding production; and (iii) improving its overall financial flexibility and capital structure.

     Implement Capital Improvement Program. The Company has consistently reinvested in its physical facilities and undertaken initiatives to streamline operations and reduce operating costs. During 1994, the Company implemented operational process changes and cost saving initiatives that the Company believes will result in total estimated annual operating benefit (the estimated increase in operating income, before depreciation) of approximately $1.6 million. The Company has begun implementation of a three year, $21.7 million capital expenditure program. The capital expenditure program includes nine projects designed to achieve further productivity improvements and reduce operating costs through the elimination of redundant or less efficient operations and processes. The capital expenditure program is anticipated to result in total estimated annual operating benefits of approximately $18.2 million. The Company intends to complete four of these projects in fiscal 1995.

     Implementation of the capital expenditure program is dependent on future market conditions, satisfactory completion of engineering studies, the likelihood of realizing the estimated operating benefits and the availability of funds. Although anticipated operating benefits from the capital expenditure program and the other cost saving initiatives are based upon fiscal 1994 labor costs, shipment levels and product mix, assumptions that management believes are reasonable, there can be no assurance that the Company will be able to achieve such operating benefits.

     Efficiently Expand Production. Since incorporation in 1981, the Company has increased its steel-making and finishing capacity through the acquisition of idled operating assets. The fiscal 1991 acquisition of the Koppel facilities increased the rated capacity of the Company's steel-making facilities from 700,000 tons (excluding KES) in fiscal 1990 to 1,100,000 tons currently. As a result of this strategy, the Company has been able to increase its market share in existing product lines and has expanded its lines to include seamless OCTG and line pipe and SBQ products. Similarly, new finishing capacity brought on line in the first quarter of fiscal 1995 has enabled the Company to further expand its lines to include additional grades of seamless OCTG products. The Company believes it has significant available production capacity it can readily access with minimal additional fixed costs should the OCTG markets improve.

     Improve Financial Flexibility and Capital Structure. The Offering is part of the Company's long-term plan to improve its financial flexibility and its capital structure by reducing its financial leverage. The Company has recently used, and will use in conjunction with the closing of the Offering, a portion of its existing cash balances to reduce its total debt outstanding, and will have minimal term debt amortization requirements over the next five years. The Company also will enter into a $45.0 million three year working capital facility, which is expected to be undrawn at the closing of the Offering. The Company may further reduce its financial leverage in the future by raising funds through the issuance of additional equity to retire a portion of its long-term debt at such time that its financial results and general market conditions support an acceptable equity offering; there can be no assurances, however, when or if and for what amount the Company will complete an equity offering.

                                  THE OFFERING


Securities Offered.........  125,000 Units, each consisting of $1,000 principal
                             amount of   % Senior Secured Notes due 2003 and
                                       Warrants to purchase an equal number of
                             shares of Common Stock. The Senior Secured Notes and the Warrants will be separately transferable on
                                         , 1995 or such earlier date as is
                             determined by the Underwriters. See "Description of Units" and "Certain United States Federal Income Tax Consequences."



SENIOR SECURED NOTES:



Interest Payment Dates.....  The Senior Secured Notes will bear interest from
                             the date of issuance at the rate of      % per
                             annum and will be payable semi-annually on
                                            and                of each year,
                             commencing                , 1996. See "Description
                             of Senior Secured Notes."



Equity Redemption..........  During the first 36 months after the closing of the
                             Offering, the Company may redeem up to 40% of the principal amount of the outstanding Senior Secured Notes with the net proceeds of a public offering of
                             Common Stock at      % of the principal amount
                             thereof plus accrued interest to the redemption date; provided that at least $75,000,000 principal amount of the Senior Secured Notes remains outstanding after such redemption.


Optional Redemption........  The Senior Secured Notes may be redeemed at the option of the Company, at any time as a whole, or from time to time in part, on and after
                                            , 1999, initially at      % of their
                             principal amount, plus accrued interest to the date of redemption, and declining ratably to par on
                                            , 2001.

Security...................  The Senior Secured Notes will be secured by a pledge of Intercompany Notes issued in favor of the Company by Newport, Koppel and Erlanger and will be guaranteed by each Subsidiary. For each of Newport, Koppel and Erlanger, its obligations under the Subsidiary Guarantee will be secured by a first priority mortgage and security interest and its Intercompany Note will be secured by a second priority mortgage and security interest in its steel-making operations, excluding inventory, accounts receivable and certain intangible property. The Credit Facility (as defined below) and the guaranty thereof will be secured by a lien on the inventory, accounts receivable and certain intangible property of the Company and its Subsidiaries.

Ranking....................  The Senior Secured Notes will be obligations of the
                             Company and will rank pari passu in right of payment with any existing and future unsubordinated Debt (as defined herein) of the Company, including obligations arising under the Company's guaranty of the Credit Facility. Each Intercompany Note and obligations under the Subsidiary Guarantee will rank pari passu in right of payment with any existing and future unsubordinated Debt of the applicable Subsidiary. Contemporaneously with the Offering, the Company will enter into a $45,000,000 three year Revolving Credit, Guaranty and Security Agreement (the "Credit Facility"). The Company and its Subsidiaries that are not borrowers under the Credit Facility will guaranty the obligations arising thereunder. The obligations of each Subsidiary arising in connection with the Credit Facility will rank pari passu with each Subsidiary's obligations under its Intercompany Note and/or Subsidiary Guarantee.

Change of Control..........  In the event of a Change of Control (as defined herein), Holders will have the right to require the Company to purchase all Senior Secured Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of repurchase.

                             A Change of Control would constitute a default under the Credit Facility. Upon a Change of Control, the Company may be required to repay all of its outstanding obligations under the Credit Facility prior to its redemption of any of the Senior Secured Notes pursuant to the Indenture. If a Change of Control were to occur, the Company might be unable to repay all of its obligations under the Credit Facility, to purchase all of the Senior Secured Notes tendered and to repay other Debt that may become payable upon the occurrence of a Change of Control.

Covenants..................  The Indenture under which the Senior Secured Notes will be issued will contain certain restrictive covenants that, among other things, will limit the ability of the Company to incur additional indebtedness; create liens; make certain restricted payments; engage in certain transactions with affiliates; engage in sale and leaseback transactions; dispose of assets; issue or sell stock of its subsidiaries; transfer assets to its subsidiaries; enter into agreements that restrict the ability of its subsidiaries to pay dividends and make distributions; engage in mergers, consolidations and transfers of substantially all of the Company's assets; and make certain investments, loans and advances.

Asset Sale Offers..........  The Net Available Cash (as defined herein) from sales or other dispositions of Collateral (as defined herein) shall become subject to the lien of the Indenture and the Security Documents (as defined herein). In the event the Net Available Cash from Asset Sales (with certain exceptions) equals or exceeds $5,000,000, the Company shall elect, within 360 days of such date, to either apply such cash to the acquisition of assets that, upon purchase, shall become subject to the lien of the Security Documents if the Net Available Cash represents Collateral Proceeds (as defined herein), or to make offers to purchase a portion (calculated as set forth herein) of the Senior Secured Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued interest to the date of repurchase. Notwithstanding the foregoing, the Company and its Subsidiaries, in the aggregate, shall be permitted to retain $1,000,000 of the Net Available Cash from Asset Sales and all of the Net Available Cash from the sale of certain non-steel related assets. Asset Sales and prepayment of the Senior Secured Notes in connection with Asset Sale Offers could result in a default under the Credit Facility.


WARRANTS:



Separation Date............  The Senior Secured Notes and the Warrants will be
                             separately transferrable on             , 1995 or
                             such earlier date as is determined by the Underwriters or as may result from certain offers by the Company to purchase Senior Secured Notes (the "Separation Date"). See "Description of Units."

Exercise of Warrants.......  Each Warrant will entitle the holder thereof, on or after the date 180 days after the issuance of the Units (the "Exercise Date") and prior to 5:00 p.m. Eastern Time, on the expiration date set forth below, to purchase from the Company one share of
                             Common Stock at a price of $     per share, subject
                             to adjustment under certain circumstances. See "Description of Warrants."



Number of Warrants.........            Warrants to purchase           shares of
                             Common Stock, subject to adjustment under certain
                             circumstances, representing approximately   % of
                             the Common Stock on a fully diluted basis, after giving effect to the exercise of the Warrants.



Expiration Date............  Unless exercised, the Warrants will automatically
                             expire at 5:00 p.m. Eastern Time, on             ,
                                  .



     For a more detailed description of the Units, see "Description of Units", "Description of Senior Secured Notes", "Description of Warrants" and "Description of Capital Stock." For a description of certain events of default under the Credit Facility which could result in the Senior Secured Notes becoming immediately due and payable, see "Risk Factors -- Deficiency of Earnings to Fixed Charges; Leverage," "--Certain Restrictions Under Credit Facility" and "Description of Certain Indebtedness."


                                 USE OF PROCEEDS

     The net proceeds of this Offering will be used for the repayment of outstanding indebtedness and general corporate purposes. See "Use of Proceeds."

                                  RISK FACTORS

     Prospective investors should carefully consider the matters set forth under "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The summary consolidated financial data should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related Notes thereto included elsewhere herein. Unless otherwise noted (see Notes 2 and 4 below), this data includes KES for all periods prior to its sale in October 1993. See "Supplemental Consolidated Financial Data." In addition, this data includes Koppel for all periods from the date of its acquisition in October 1990.

                                     SIX MONTHS ENDED
                                   ---------------------                         FISCAL YEAR ENDED SEPTEMBER
                                   APRIL 1,    MARCH 26,      -----------------------------------------------------------------
                                   1995(1)     1994(1)(2)      1994(2)       1993(2)       1992(2)        1991          1990
                                   --------    ---------      ---------     ---------     ---------     ---------     ---------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER TON DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales......................  $190,544    $137,971       $ 303,380     $ 353,082     $ 281,242     $ 212,471     $ 249,871
  Cost of products sold..........   168,909     128,349         278,161       310,586       250,189       201,751       204,649
  Selling and administrative
    expenses.....................    13,620      12,276          24,530        30,824        29,652        28,897        25,852
  Operating income (loss)........     8,015      (2,654 )           689        11,672         1,401       (18,177)       19,370
  Net interest income
    (expense)....................    (9,374)     (9,232 )       (18,297)      (20,819)      (21,075)      (14,117)         (410)
  Gain on sale of subsidiary.....        --      35,292          35,292            --            --            --            --
  Provision (credit) for income
    taxes........................       327       9,586           7,382        (3,382)       (6,058)      (11,973)        6,291
  Extraordinary items............        --          --              --        (1,095)       (2,542)           --            --
  Cumulative effect of a change
    in accounting principle......        --       1,715           1,715            --            --            --            --
  Net income (loss)..............       522      14,443          13,208        (6,991)      (15,900)      (20,603)       13,047
  Income (loss) per share before
    extraordinary items and
    cumulative effect of a change
    in accounting principle......  $    .04    $   1.05       $     .84     $    (.44)    $    (.99)    $   (1.53)    $     .97
  Net income (loss) per share....       .04        1.17             .96          (.52)        (1.18)        (1.53)          .97
  Cash dividends declared per
    share........................        --          --              --            --           .06           .12           .11
BALANCE SHEET DATA:
  Working capital................  $ 35,506    $ 53,390       $  45,202     $  39,060     $  40,676     $  48,411     $  64,858
  Total assets...................   312,613     320,191         315,327       317,242       319,079       329,889       220,856
  Total debt.....................   173,813     185,500         182,525       192,155       193,753       196,345        72,812
  Common shareholders' equity....    76,364      79,332          76,464        62,622        68,574        85,149       107,226
OTHER FINANCIAL AND
  STATISTICAL DATA:
  Sources and uses of cash flows:
    Net cash flows from operating
      activities.................  $ (5,873)   $ (5,824 )     $  (4,329)    $   2,392     $   8,515     $ (13,767)    $  14,250
    Net cash flows from investing
      activities.................    12,348       9,010           7,379        (4,254)       (1,373)     (112,722)      (31,327)
    Net cash flows from financing
      activities.................    (9,530)     (1,303 )        (4,442)       (1,055)       (3,526)      119,037        25,576
  EBITDA(3)......................  $ 19,612    $ 42,270 (4)   $  55,326(4)  $  30,078     $  19,793     $  (3,385)(5) $  26,515
  Capital expenditures...........     7,317       3,655          11,760         6,080         4,148        16,433        45,011
  Depreciation and
    amortization.................     9,695       9,307          18,789        19,093        18,711        15,725         6,879
  Ratio of EBITDA to net interest
    charges(6)...................      2.1x        4.6x (4)        3.0x(4)       1.4x          0.9x(7)         --(7)       5.8x
  Ratio of EBITDA to pro forma
    interest charges(8)..........      1.9x                        2.7x
  Ratio of earnings to fixed
    charges(9)...................      1.1x        3.4x (4)        1.9x(4)         --            --            --          3.2x
  Deficiency of earnings to cover
    fixed charges(9).............  $     --    $     -- (4)   $      --(4)  $  (9,278)    $ (19,416)    $ (38,109)    $      --
  Pro forma ratio of earnings to
    fixed charges(9).............        --                        1.6x
  Deficiency of earnings to cover
    pro forma fixed charges(9)...  $   (597)                         --

                                     SIX MONTHS ENDED
                                   ---------------------                         FISCAL YEAR ENDED SEPTEMBER
                                   APRIL 1,    MARCH 26,      -----------------------------------------------------------------
                                   1995(1)     1994(1)(2)      1994(2)       1993(2)       1992(2)        1991          1990
                                   --------    ---------      ---------     ---------     ---------     ---------     ---------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER TON DATA)
  Tons shipped:
    Tubular products
      Welded OCTG................    86,300      61,600         138,200       142,100       112,000        92,200       119,800
      Seamless OCTG..............    41,400      28,500          61,800        48,700        20,500         7,000            --
      Welded line pipe...........    47,300      34,900          82,800       110,900        88,500        67,000        78,300
      Seamless line pipe.........     6,300       3,500          10,700        14,400        10,400           200            --
    SBQ products.................    90,200      70,900         147,900       102,500        72,000        14,000            --
    Hot rolled coil products.....    16,200      16,300          38,800         6,600           100            --            --
    Other products(10)...........    54,800      34,200          80,800        78,600        69,800        48,700        87,000
                                   --------    ---------      ---------     ---------     ---------     ---------     ---------
    Total tons shipped (excluding
      KES).......................   342,500     249,900         561,000       503,800       373,300       229,100       285,100
    KES tons shipped.............        --          --              --       244,400       217,900       198,300       239,400
                                   --------    ---------      ---------     ---------     ---------     ---------     ---------
    Total tons shipped...........   342,500     249,900         561,000       748,200       591,200       427,400       524,500
                                   =========   ==========     =========     =========     =========     =========     =========
  Average selling price per ton:
    Tubular products
      Welded OCTG................  $    495    $    463       $     467     $     447     $     469     $     545     $     574
      Seamless OCTG..............       794(11)      862 (11)       832           881           906           905            --
      Welded line pipe...........       488         452             453           427           434           511           529
      Seamless line pipe.........       606         574             576           591           644           685            --
    SBQ products.................       480         435             439           396           399           398            --
    Hot rolled coil products.....       379         356             354           340           340            --            --
    Other products(10)...........       374         400             382           353           421           363           343

- ---------------

 (1) The six month periods ended April 1, 1995 and March 26, 1994 are 27 and 26 week periods, respectively.

 (2) On October 6, 1993, the Company sold KES. Certain financial data of the Company is presented below to exclude the effects from the gain on the sale of KES in the first quarter and full fiscal year of 1994 and to exclude the results of KES for the first six months of fiscal 1994 and for fiscal 1994, 1993 and 1992. Fiscal years 1991 and 1990 are not presented as Koppel did not commence operations until the middle of fiscal 1991. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                     SIX MONTHS ENDED
                                               ----------------------------         FISCAL YEAR ENDED SEPTEMBER
                                                 APRIL 1,       MARCH 26,        ----------------------------------
                                                   1995            1994            1994         1993         1992
                                               ------------    ------------      --------     --------     --------
     Net sales...............................    $190,544        $137,971        $303,380     $262,535     $200,803
     Cost of products sold...................     168,909         128,550         278,362      239,118      186,212
     Selling and administrative expenses.....      13,620          12,276          24,530       21,030       21,615
     Operating income (loss).................       8,015          (2,855)            488        2,387       (7,024)
     EBITDA..................................    $ 19,612        $  6,778        $ 19,833     $ 20,159     $ 10,606
     Capital expenditures....................       7,317           3,655          11,760        5,404        3,805
     Depreciation and amortization...........       9,695           9,307          18,789       18,328       17,965

 (3) EBITDA represents earnings before net interest expense, taxes, depreciation and amortization, and is calculated as net income before extraordinary items and the cumulative effect of a change in accounting principle plus net interest expense, taxes, depreciation and amortization. EBITDA provides additional information for determining the Company's ability to meet debt service requirements. EBITDA does not represent and should not be considered as an alternative to net income, any other measure of performance as determined by generally accepted accounting principles, as an indicator of operating performance or as an alternative to cash flows from operating, investing or financing activities or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of liquidity and operating results.

 (4) For the first six months of fiscal 1994 and for fiscal 1994, on a pro forma basis to exclude the gain on the sale of and the results for KES, EBITDA was $6.8 million and $19.8 million, respectively. On a pro forma basis, for the first six months of fiscal 1994, EBITDA was insufficient to cover net interest charges by $2.5 million and for fiscal 1994 the ratio of EBITDA to net interest charges was 1.1x, and the ratio of earnings to fixed charges was not meaningful. On a pro forma basis, for the first six months of fiscal 1994 and for fiscal 1994, earnings were insufficient to cover fixed charges by $11.5 million and $16.6 million, respectively. See "Supplemental Consolidated Financial Data."
                                         (footnotes continued on following page)

 (5) Fiscal 1991 results were adversely impacted by several factors, including primarily the start-up and initial operation of the Koppel facilities; a decline in welded tubular shipments and KES shipments; and start-up costs associated with Newport's continuous slab caster, reheat furnace and ladle metallurgy facilities. The Koppel facilities, which were acquired in the first quarter of fiscal 1991, commenced operations in the latter part of the second quarter of fiscal 1991. The Koppel facilities incurred a $13.8 million operating loss in fiscal 1991, including $4.2 million of costs incurred prior to the commencement of production and in connection with the start-up of the facilities. The Company also experienced a significant decline in demand for its welded tubular products and the Newport facilities incurred a $7.7 million operating loss in fiscal 1991. In addition, the Newport facilities incurred start-up costs, which are not quantifiable, associated with its continuous slab caster, reheat furnace and ladle metallurgy facility. Such costs were incurred primarily during the first three months of fiscal 1991.

 (6) Net interest charges include interest expense, including capitalized interest, reduced by interest income.

 (7) EBITDA was insufficient to cover net interest charges by $1.3 million in fiscal 1992 and $23.0 million in fiscal 1991.


 (8) The ratio of EBITDA to pro forma interest charges reflects (a) the elimination of historical net interest charges for the respective periods;
     (b) the addition of interest expense related to the issuance of the Senior Secured Notes at an assumed rate of 12.50%; and (c) the addition of interest expense at the stated rates of the remaining $46.1 million of Debt of the Company as of April 1, 1995, as adjusted for the Refinancing Transaction, as defined herein.


 (9) For purposes of computing the ratio of earnings to fixed charges (a) earnings consist of income before income taxes, extraordinary items and the cumulative effect of a change in accounting principle plus fixed charges (excluding capitalized interest) and (b) fixed charges consist of interest expense, including capitalized interest and amortization of debt expense. The pro forma ratio of earnings to fixed charges assumes an interest rate of 12.50% on the Senior Secured Notes.

(10) Other products include seamless mechanical tubing and products classified as secondary and limited service.

(11) Average selling prices for all seamless OCTG products for the first six months of fiscal 1995 declined 7.9% from the first six months of fiscal 1994, due partially to strong pricing of seamless OCTG products in the first quarter of fiscal 1994 which then declined during the balance of fiscal 1994 and to changes in product mix, including the introduction of new products with lower average selling prices. See "Management's Discussion and Analysis of Financial Condition and Results of
     Operations -- Second Quarter and Six Month Fiscal 1995 Compared to Second Quarter and Six Month Fiscal 1994" and "-- Quarterly Results."

                    SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

    In order to demonstrate trends in the Company's recent performance, the following supplemental consolidated financial data includes unaudited financial data for the 53 week period ended April 1, 1995, and unaudited pro forma summary consolidated financial data for the 52 week period ended March 26, 1994. On October 8, 1993, the Company sold KES, a wholly-owned subsidiary, to a newly formed public company in exchange for $45.6 million in cash and 400,000 shares (approximately 8%) of the new public company, then valued at $4.8 million. The unaudited pro forma summary consolidated financial data for the 52 week period ended March 26, 1994 gives effect to the elimination of the pre-tax gain of $35.3 million, the related tax effect of $13.8 million and the results of KES for the period prior to the sale. The Company believes the data presented below, together with the comparative interim presentation provided in "Management's Discussion and Analysis of Financial Condition and Results of Operations", presents a balanced view of the Company's recent operating results. As more fully discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Company experienced significant increases in operating results during the first six months of fiscal 1995 compared to the first six months of fiscal 1994. This supplemental consolidated financial data should be read in conjunction with "Summary Consolidated Financial Data," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related Notes thereto included elsewhere herein.

                                                                                                       PRO FORMA
                                                                                    TWELVE MONTHS    TWELVE MONTHS
                                                                                        ENDED            ENDED
                                                                                    APRIL 1, 1995    MARCH 26, 1994
                                                                                    -------------    --------------
                                                                                     (DOLLARS IN THOUSANDS, EXCEPT
                                                                                      PER SHARE AND PER TON DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales......................................................................    $   355,953       $  278,272
  Cost of products sold..........................................................        318,721          254,301
  Selling and administrative expenses............................................         25,874           22,458
  Operating income...............................................................         11,358            1,513
  Net interest expense...........................................................        (18,439)         (19,791)
  Provision (credit) for income taxes............................................         (1,877)          (6,609)
  Loss before extraordinary item and cumulative effect of a change in accounting
    principle....................................................................         (2,428)         (10,860)
  Net loss.......................................................................         (2,428)
  Loss per share before extraordinary item and cumulative effect of a change in
    accounting principle.........................................................    $      (.18)      $     (.79)
  Net loss per share.............................................................           (.18)
  Weighted average shares outstanding............................................     13,804,501       13,662,512
OTHER FINANCIAL AND STATISTICAL DATA:
  Sources and uses of cash flows:
    Net cash flows from operating activities.....................................    $    (4,378)
    Net cash flows from investing activities.....................................         10,717
    Net cash flows from financing activities.....................................        (12,669)
  EBITDA(1)......................................................................    $    32,668       $   20,333
  Capital expenditures...........................................................         15,422            5,744
  Depreciation and amortization..................................................         19,177           18,478
  Ratio of EBITDA to net interest charges(2).....................................           1.8x             1.0x
  Ratio of EBITDA to pro forma interest charges(3)...............................           1.6x
  Ratio of earnings to fixed charges(4)..........................................             --               --
  Deficiency of earnings to cover fixed charges(4)...............................    $    (4,305)      $  (17,469)
  Pro forma ratio of earnings to fixed charges(4)................................             --
  Deficiency of earnings to cover pro forma fixed charges(4).....................    $    (7,765)
Tons shipped:
  Tubular products
    Welded OCTG..................................................................        162,800          132,800
    Seamless OCTG................................................................         74,800           56,000
    Welded line pipe.............................................................         95,200           89,100
    Seamless line pipe...........................................................         13,500           12,000
  SBQ products...................................................................        167,200          130,000
  Hot rolled coil products.......................................................         38,800           22,800
  Other products(5)..............................................................        101,200           70,600
                                                                                    -------------    --------------
  Total tons shipped.............................................................        653,500          513,300
                                                                                    ===============  ===============
Average selling price per ton:
  Tubular products
    Welded OCTG..................................................................    $       483       $      456
    Seamless OCTG(6).............................................................            800              871
    Welded line pipe.............................................................            471              440
    Seamless line pipe...........................................................            589              596
  SBQ products...................................................................            462              420
  Hot rolled coil products.......................................................            363              350
  Other products(5)..............................................................            372              384

                                                   (footnotes on following page)

- ---------------
    (1) EBITDA represents earnings before net interest expense, taxes, depreciation and amortization, and is calculated as net income before extraordinary items and the cumulative effect of a change in accounting principle plus net interest expense, taxes, depreciation and amortization. EBITDA provides additional information for determining the Company's ability to meet debt service requirements. EBITDA does not represent and should not be considered as an alternative to net income, any other measure of performance as determined by generally accepted accounting principles, as an indicator of operating performance or as an alternative to cash flows from operating, investing or financing activities or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of liquidity and operating results.

    (2) Net interest charges include interest expense, including capitalized interest, reduced by interest income.

    (3) The ratio of EBITDA to pro forma interest charges reflects (a) the elimination of historical net interest charges for the twelve months ended April 1, 1995 (b) the addition of interest expense related to the issuance of the Senior Secured Notes at an assumed rate of 12.50%; and
         (c) the addition of interest expense at the stated rates of the remaining $46.1 million of Debt of the Company as of April 1, 1995, as adjusted for the Refinancing Transaction.

    (4) For purposes of computing the ratio of earnings to fixed charges (a) earnings consist of income before income taxes, extraordinary items and the cumulative effect of a change in accounting principle, plus fixed charges (excluding capitalized interest) and (b) fixed charges consist of interest expense, including capitalized interest and amortization of debt expense. The pro forma earnings to fixed charges assumes an interest rate of 12.50% on the Senior Secured Notes.

    (5) Other products include seamless mechanical tubing and products classified as secondary and limited service.

    (6) Average selling prices for all seamless OCTG products for the twelve month period ended April 1, 1995 declined 8.2% from the twelve month period ended March 26, 1994, due partially to strong pricing of seamless OCTG products in the first three quarters of the twelve month period ended March 26, 1994, which subsequently declined and to changes in product mix, including the introduction of new products with lower average selling prices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Second Quarter and Six Month Fiscal 1995 Compared with Second Quarter and Six Month Fiscal 1994" and "-- Quarterly Results."

    The table below presents certain unaudited pro forma summary consolidated financial data for fiscal 1994. As discussed above, on October 6, 1993, the Company sold KES, a wholly-owned subsidiary, to a newly formed public company in exchange for $45.6 million in cash and 400,000 shares (approximately 8%) of the new public company, then valued at $4.8 million. The unaudited pro forma summary consolidated financial data for fiscal 1994 gives effect to the elimination of the pre-tax gain of $35.3 million, the related tax effect of $13.8 million and $0.2 million of operating income of KES for the eleven days of fiscal 1994 prior to the sale. This supplemental consolidated financial data should be read in conjunction with "Summary Consolidated Financial Data," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related Notes thereto included elsewhere herein.


                                                                                                    PRO FORMA
                                                                                                   CONSOLIDATED
                                                                                                  FINANCIAL DATA
                                                                                                   FISCAL 1994
                                                                                              ----------------------
                                                                                              (DOLLARS IN THOUSANDS,
                                                                                               EXCEPT PER SHARE AND
                                                                                                  PER TON DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales..............................................................................           $  303,380
  Cost of products sold..................................................................              278,362
  Selling and administrative expenses....................................................               24,530
  Operating income.......................................................................                  488
  Net interest expense...................................................................              (18,297)
  Provision (credit) for income taxes....................................................               (6,460)
  Loss before cumulative effect of a change in accounting principle......................              (10,158)
  Loss per share before cumulative effect of a change in accounting principle............           $     (.74)
  Weighted average shares outstanding....................................................           13,789,265
OTHER FINANCIAL AND STATISTICAL DATA:
  EBITDA(1)..............................................................................           $   19,833
  Capital expenditures...................................................................               11,760
  Depreciation and amortization..........................................................               18,789
  Ratio of EBITDA to net interest charges(2).............................................                 1.1x
  Ratio of earnings to fixed charges(3)..................................................                   --
  Deficiency of earnings to cover fixed charges(3).......................................           $  (16,618)
Tons shipped:
  Tubular products
    Welded OCTG..........................................................................              138,200
    Seamless OCTG........................................................................               61,800
    Welded line pipe.....................................................................               82,800
    Seamless line pipe...................................................................               10,700
  SBQ products...........................................................................              147,900
  Hot rolled coil products...............................................................               38,800
  Other products(4)......................................................................               80,800
                                                                                                     ---------
  Total tons shipped.....................................................................              561,000
                                                                                                     =========
Average selling price per ton:
  Tubular products
    Welded OCTG..........................................................................           $      467
    Seamless OCTG........................................................................                  832
    Welded line pipe.....................................................................                  453
    Seamless line pipe...................................................................                  576
  SBQ products...........................................................................                  439
  Hot rolled coil products...............................................................                  354
  Other products(4)......................................................................                  382


                                                   (footnotes on following page)

- ---------------
    (1) EBITDA represents earnings before net interest expense, taxes, depreciation and amortization, and is calculated as net income before extraordinary items and the cumulative effect of a change in accounting principle plus net interest expense, taxes, depreciation and amortization. EBITDA provides additional information for determining the Company's ability to meet debt service requirements. EBITDA does not represent and should not be considered as an alternative to net income, any other measure of performance as determined by generally accepted accounting principles, as an indicator of operating performance or as an alternative to cash flows from operating, investing or financing activities or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of liquidity and operating results.

    (2) Net interest charges include interest expense, including capitalized interest, reduced by interest income.

    (3) For purposes of computing the ratio of earnings to fixed charges (a) earnings consist of income before income taxes, extraordinary items and the cumulative effect of a change in accounting principle, plus fixed charges (excluding capitalized interest) and (b) fixed charges consist of interest expense, including capitalized interest and amortization of debt expense. The pro forma earnings to fixed charges assumes an interest rate of 12.50% on the Senior Secured Notes.

    (4) Other products include seamless mechanical tubing and products classified as secondary and limited service.

                                  RISK FACTORS


     In addition to the other information set forth in this Prospectus, prospective investors should carefully consider the following information in evaluating the Company and its business before making an investment in the Units.


DEFICIENCY OF EARNINGS TO FIXED CHARGES; LEVERAGE

     The Company currently has, and after the Offering will continue to have, a substantial amount of long-term debt in relation to common shareholders' equity. As of April 1, 1995, the Company had total Debt of $173.8 million. After giving effect to the Offering and the application of certain cash balances of the Company to the payment of debt, as of April 1, 1995, the Company would have had $171.1 million of total Debt, including the $125.0 million aggregate principal amount of the Senior Secured Notes. See "Use of Proceeds," "Summary of the Refinancing Transaction," and "Capitalization." The Company's gross interest expense for the twelve months ended April 1, 1995, the twelve months ended March 26, 1994, and fiscal 1994, 1993, 1992 and 1991 was $20.2 million, $20.5 million,
$20.0 million, $21.1 million, $21.8 million and $16.1 million, respectively. The Company's gross interest expense is not expected to change materially after giving effect to the Offering and the application of the proceeds therefrom. For the twelve months ended April 1, 1995 and on a pro forma basis the twelve months ended March 26, 1994, and fiscal 1994 (in each case to exclude the gain on the sale of and the results for KES) and for fiscal years 1993, 1992 and 1991, the Company's earnings were insufficient to cover fixed charges by $4.3 million, $17.5 million, $16.6 million, $9.3 million, $19.4 million and $38.1 million, respectively. These amounts were calculated including KES for the periods prior to its sale in October 1993. The Company's ability to make interest payments on and to repay the principal of the Senior Secured Notes will depend upon the Company's ability to generate cash sufficient to meet such required payments or to refinance its debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     The Company's level of indebtedness, together with the restrictive covenants included in the Indenture and the Credit Facility, may have the effect of limiting the Company's ability to incur additional indebtedness, sell assets or acquire other entities, and may otherwise limit the operational and financial flexibility of the Company. The effect of these restrictions may be to place the Company at a competitive disadvantage in relation to less leveraged competitors. If applicable covenants are satisfied, the debt agreements of the Company or its Subsidiaries do not limit the total Debt that may be incurred. See "Description of Senior Secured Notes" and "Description of Certain Indebtedness."


CERTAIN RESTRICTIONS UNDER CREDIT FACILITY

     The Credit Facility will contain extensive affirmative and negative covenants, including, among others, covenants: (i) prescribing minimum levels of net worth and working capital; (ii) requiring the maintenance of a certain interest coverage ratio, current ratio and ratio of total liabilities to net worth; and (iii) placing limits on the ability of the Company and each of its subsidiaries to incur indebtedness, create liens, guarantee indebtedness, make investments, make loans or extensions of credit, make capital expenditures, declare, pay or make dividends, substantially change the nature of its business, engage in transactions with affiliates, enter into leases, and form subsidiaries. The Credit Facility will require the Company to maintain as of the end of each fiscal quarter an interest coverage ratio of 1.1 to 1.0 during fiscal 1995, 1.5 to 1.0 during fiscal 1996 and 1.75 to 1.0 during fiscal 1997, measured on a rolling four-quarter basis. On a pro forma basis for fiscal 1994 (to exclude the gain on the sale of and the results for KES), the interest coverage ratio was 1.2 to 1.0. In addition, the net worth covenant under the Credit Facility will require the Company to maintain a net worth of at least $70 million, less the after-tax effect of prepayment penalties associated with the prepayment of debt with the proceeds of the Offering. At April 1, 1995, the Company had a net worth of approximately $76.4 million. The Company currently would be, and will be upon the completion of the Offering, in compliance with all covenants under the Credit Facility.

     The Credit Facility will also contain covenants which limit the ability of the Company and each of its subsidiaries to sell assets other than sales in the ordinary course of business, sales of obsolete or idle assets (other than the collateral under the Credit Facility) and sales of certain non-steel related assets (in which event the maximum revolving advance amount would be reduced), and to enter into certain transactions among affiliates, among others. The Credit Facility does not permit the Company or any of its Subsidiaries to (i) merge, consolidate or reorganize (except that the Company and its Subsidiaries may merge with each other under certain conditions) or (ii) acquire all or substantially all of the stock or assets of any entity unless the Company has working capital after such transaction of no less than the sum of $20.0 million plus scheduled principal payments due within 36 months (excluding obligations arising under the Credit Facility). At April 1, 1995, assuming completion of the Offering and the application of certain cash balances of the Company to the payment of debt, the Company would have had $67.6 million in working capital and minimal term debt amortization requirements over the next five years. In addition, the Credit Facility will restrict prepayment of indebtedness, including the Senior Secured Notes through optional redemptions, Change of Control Offers and certain Asset Sale Offers.

     The Credit Facility will be a borrowing base facility, although the agent for the lenders may reduce the borrowing base by the amount of reserves such agent reasonably deems necessary (including reserves for environmental matters). The Credit Facility will contain certain events of default including, among others: (i) failure to pay the obligations under the Credit Facility when due;
(ii) breach of any representation or warranty in any of the loan documents;
(iii) failure to comply with terms, provisions, conditions or covenants in any of the loan documents (which in some cases do not include notice or cure periods); (iv) issuance of liens or attachment which are not stayed or lifted within 30 days or entry of judgment (over a threshold level) which is not satisfied, stayed or discharged of record within 40 days; (v) certain events of insolvency or bankruptcy or the written admission of inability to pay debts when due; (vi) liens created under the Credit Facility ceasing to be first priority, perfected security interests or any portion of the collateral being seized;
(vii) material defaults under other agreements to which the Company or any of its subsidiaries is a party which has a material adverse effect on the Company;
(viii) change of ownership; (ix) revocation, suspension, adverse modification or termination (or the institution of proceedings to do so) of any material license, permit, patent, trademark or tradename; (x) certain ERISA violations; and (xi) interruption of business operations. In addition, any change in the condition or affairs (financial or otherwise) of Newport, Koppel or Imperial which in the lenders' reasonable opinion materially impairs the collateral for the Credit Facility or the ability of Newport, Koppel and Imperial, taken as a whole, to perform their obligations under the Credit Facility will constitute an event of default. See "Description of Certain Indebtedness."

RECENT LOSSES


     The Company has incurred losses before extraordinary items of $5.9 million, $13.4 million and $20.6 million for the fiscal years ended 1993, 1992 and 1991, respectively. These losses include the results of KES prior to its sale in October 1993. For fiscal 1994, excluding the gain on the sale of and the results for KES, the Company's pro forma net loss before the cumulative effect of a change in accounting principle was $10.2 million. Primary factors contributing to the Company's losses include the decline in the demand for and the selling prices of the Company's products, particularly its tubular products; the start-up of Koppel in the face of declining markets; start-up costs associated with Newport's continuous slab caster; and increases in the cost of steel scrap, the Company's principal raw material. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


DEPENDENCE ON OIL COUNTRY TUBULAR GOODS MARKET

     OCTG products represent the Company's principal product lines and largest source of net sales, representing 39% of the Company's net sales for the twelve months ended April 1, 1995. The market for OCTG is primarily dependent upon domestic oil and natural gas drilling activity, which is largely dependent on current and forecasted oil and gas prices. The domestic drilling industry has been in a period of contraction since 1986, with average rig count declining from a high of approximately 3,970 in 1981 to a low of approximately 718 in 1992, according to Baker Hughes, Inc. For the six months ended April 1, 1995, average rig count was 768. Any increase in rig count in the future may benefit only welded or only seamless product sales depending on the type of wells being drilled. The Company's OCTG sales and margins are also influenced by OCTG imports, inventory levels of welded and seamless products, competitive conditions, steel scrap prices and other factors beyond the Company's control. The Company's OCTG sales and margins may be subject to significant variation from year to year. No assurance can be given as to the likelihood, timing and extent of any increase in domestic oil and natural gas drilling or as to the level of future demand for the Company's products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Industry-wide inventory levels of OCTG can vary significantly from period to period and have a direct effect on the demand for new production of such products. As a result, the Company's OCTG sales and results of operations may vary significantly from period to period. During most of the period from 1986 to 1993, demand within the energy industry for OCTG was satisfied to a significant extent through draw downs of existing inventories held by distributors and end users. Draw downs of existing inventories of OCTG abated in late 1992 and inventory levels began to increase during 1993. There can be no assurance that OCTG inventories will not again become excessive or that substantial draw downs of such inventories will not again occur, which could have a material adverse effect on price levels and the quantity of OCTG products sold by the Company.

CYCLICAL INDUSTRY AND SENSITIVITY TO ECONOMIC CONDITIONS

     The demand for the Company's OCTG products is cyclical in nature, being dependent on oil and natural gas drilling activity, industry-wide inventory levels and general economic conditions. See "-- Dependence on Oil Country Tubular Goods Market." The demand for the Company's SBQ and hot rolled coil products is also cyclical in nature and is sensitive to general economic conditions. The demand for and the pricing of the Company's SBQ and hot rolled coil products is also affected by economic trends in areas such as commercial and residential construction, automobile production and industrial investment in new plants and facilities. Future economic downturns may adversely affect the Company.

CAPITAL INTENSIVE INDUSTRY

     The Company operates in an industry which requires substantial capital investment, and additional capital expenditures are required by the Company to continue to upgrade its facilities. The Company believes that foreign and domestic producers will continue to invest heavily to achieve increased production efficiencies and improve product quality. During the past few years, the Company has deferred certain discretionary capital expenditures due to financial constraints. There can be no assurance that there will be sufficient internally generated cash or available acceptable external financing to make the necessary capital expenditures for a protracted period of time.

ASSUMPTIONS REGARDING CAPITAL EXPENDITURE PROGRAM

     The Company has begun to implement a three-year, $21.7 million capital expenditure program intended to reduce its operating costs, improve quality and enhance its marketing position; the program consists of nine projects, one of which has been completed. The capital expenditure program is under continuous review and the Company may, based upon the results of engineering studies, revisions in budgeted project costs, increases or decreases in estimated operating benefits, changes in the demand for the Company's products, or the unavailability of internally generated cash or acceptable external financing, decide in the future to eliminate, postpone, modify or accelerate projects, or to substitute new projects for those currently included in the program. Upon completion of the capital expenditure program, the Company believes that its steelmaking operations, like those of other steel producers, will continue to require capital expenditures and additional projects that are essential to the Company's long-term competitiveness. See "-- Competition" for information concerning low cost thin slab casting operations. Because the estimated operating benefits from the Company's expected efficiencies and planned capital improvements are based upon a number of assumptions, estimated operating benefits may not necessarily be indicative of the Company's future financial performance, and increases in the cost of raw materials or other operating costs may offset any operating benefits causing actual results to vary significantly. In addition, the Company has based its operating benefits estimates on fiscal 1994 production and shipment levels and product mix. Any increase or decrease in actual tons shipped or a change in product mix would affect the operating benefits realized through the capital expenditure program. There can be no assurance that the estimated operating benefits of the Company's capital expenditure program will actually be achieved, that demand for tubular products, hot rolled coils and SBQ products will continue to support fiscal 1994 production and shipment levels, that other difficulties will not be encountered in completing the capital expenditure program, or that the projects can be installed or constructed at the estimated costs.

COMPETITION

     The Company competes with foreign and domestic producers, including both integrated and mini-mill producers, many of which have substantially greater assets and larger sales organizations than the Company. The domestic mini-mill steel industry, particularly with respect to OCTG products, is characterized by vigorous competition with respect to price, quality and service, as well as competition to achieve technological advancements that would allow a mini-mill to lower its production costs. In addition, excess production capacity among OCTG producers has resulted in competitive product pricing and continued pressures on industry profit margins. The economics of operating a steel mini-mill encourage mini-mill operators to maintain high levels of output, even in times of low demand, which exacerbates the pressures on industry profit margins.

     In the welded OCTG and line pipe market, the Company competes against certain manufacturers who purchase hot rolled coils for further processing into welded OCTG and line pipe products. Since these tubular manufacturers acquire their principal raw material from other producers, they avoid the substantial investment required to build and operate a melt shop and hot strip mill. The cost of finished tubular products for these manufacturers is largely dependent on the market price of hot rolled coils. Depending on market demand for hot rolled coil, these tubular manufacturers may purchase hot rolled coils at a lower or higher cost than the Company's cost to manufacture hot rolled coils. The barriers to entry to the welded tubular market with respect to capital investment are low by steel industry standards.

     Manufacturers with facilities utilizing thin slab casting are expected to be increasingly strong competitors in the hot rolled coil market. The principal advantages of thin slab casting over the Company's melting and hot strip mill operations at the Newport facilities may include reduced capital costs per unit, lower energy and labor costs per unit and increased economies of scale. Certain steel facilities are currently utilizing thin slab casting technology and additional thin slab casting facilities have either been announced or are currently under construction. The anticipated increase in the use of thin slab casting technology may result in lower prices to the Company's competitors for hot rolled coils and closures of excess hot rolled capacity. As a result, particularly in times of soft demand for hot rolled coil, the Company may be forced by competitive pressures to lower prices for finished products. Alternatively, the Company may be required to invest in new technologies not included in its present capital expenditure program to offset the Newport facilities' potential cost disadvantages when compared to a low cost thin slab casting operation.

     The domestic steel industry has historically faced significant competition from foreign steel producers. Many foreign steel producers are owned, controlled or subsidized by their governments and their decisions with respect to production and sales may be influenced more by political and economic policy considerations than by prevailing market conditions. Foreign steel producers' share of OCTG domestic consumption has increased from approximately 7% in 1992 to approximately 23% for the twelve months ended March 31, 1995. See
"Business -- Competition."

     In the SBQ market, the announced reopening of a previously closed facility with significant capacity and the announced expansion of existing facilities could result in an increase in competition for the Company's line of SBQ products.

UNIONIZED LABOR FORCE

     The United Steel Workers of America ("USWA") represents substantially all of the Company's hourly 1,270-person workforce. In 1994, the Company negotiated collective bargaining agreements with respect to its hourly workforces at Newport and Koppel, both of which expire in 1999. Execution of the Newport agreement followed rejection of an earlier proposal and a two-day strike. The Company's collective bargaining agreement with the USWA for Imperial expires in November 1995. There can be no assurance that work stoppages will not occur in the future.

OWNERSHIP CONTROL OF MANAGEMENT

     Two of the Company's executive officers are currently directors of the Company. Executive officers and directors of the Company, as a group, currently beneficially own 36.8% of the Company's common stock. As a result, the executive officers have sufficient voting power to influence the election of the Company's Board of Directors and the policies of the Company. See "Principal Stockholders."

VOLATILITY IN RAW MATERIAL COSTS

     The market for steel scrap, the principal raw material used in the Company's operations, is highly competitive and subject to price volatility influenced by periodic shortages (due to increased demand by foreign and domestic users), freight costs, speculation by scrap brokers and other market conditions largely beyond the Company's control. Although the domestic mini-mill industry attempts to maintain its profit margin by attempting to increase the price of its finished products in response to increases in scrap costs, increases in the prices of finished products often do not fully compensate for such scrap price increases and generally lag several months behind increases in steel scrap prices, thereby restricting the ability of mini-mill producers to recover higher raw material costs. During periods of declining steel prices, declines in scrap prices may not be as significant as declines in product prices and, likewise, a decline in scrap prices may cause a decline in selling prices for the Company's products. A number of companies have announced plans to open new facilities, some of which will be located in the same geographic region as the Company's facilities. Operation of these new mini-mills will increase the demand for steel scrap and may result in an increase in steel scrap costs to the Company. In addition, certain existing thin slab casting mini-mills are expanding capacity which may also significantly increase the cost of steel scrap to the Company. The Company's steel scrap costs per ton increased by approximately 6% for the twelve months ended April 1, 1995 from the comparable prior year period.

COST OF COMPLIANCE WITH ENVIRONMENTAL REGULATIONS

     The Company's specialty steel and adhesives operations are subject to various federal, state and local laws and regulations, including, among others, the Clean Air Act, the 1990 amendments to the Clean Air Act (the "1990 Amendments"), the Resource Conservation and Recovery Act ("RCRA") and the Clean Water Act and all regulations promulgated in connection therewith, including, among others, those concerning the discharge of contaminants as air emissions or waste water effluents and the disposal of solid and/or hazardous waste such as electric arc furnace dust. Since its inception the Company has spent substantial amounts to comply with these requirements, and the 1990 Amendments may require additional expenditures for air pollution control. In addition, there can be no assurance that environmental requirements will not change in the future or that the Company will not incur significant costs in the future to comply with such requirements.

     The Company's mini-mills are classified, in the same manner as similar steel mills in the industry, as generating hazardous waste due to the production in the melting operation of dust that contains lead, cadmium and chromium. In the event of a release of a hazardous substance generated by the Company, the Company could be responsible for the remediation of contamination associated with such a release.

     During the third quarter of fiscal 1992 and the fourth quarter of fiscal 1993, Newport shut down its melt shop operations for 23 days and 19 days, respectively, when it was discovered that radioactive substances were accidentally melted, resulting in the contamination of the melt shop's electric arc furnace emission control facility, or "baghouse facility." To date, the accidental melting of radioactive materials has not resulted in any notice of violations from federal or state environmental regulatory agencies. The Company is investigating and evaluating various issues concerning storage, treatment and disposal of the radiation contaminated baghouse dust. However, a final determination as to method of treatment and disposal, cost and further regulatory requirements cannot be made at this time. Depending on the ultimate timing and method of treatment and disposal, which will require appropriate federal and state regulatory approvals, the actual cost of disposal could substantially exceed current reserves of $4.4 million. As of April 1, 1995, claims recorded in connection with disposal costs exhaust available insurance coverage. As of April 1, 1995, the possible range of estimated losses related to the environmental contingency matters discussed above in excess of those accrued by the Company is $0 to $3.0 million; however, with respect to the Consent Order (as discussed below), the Company cannot estimate the possible range of losses should the Company ultimately not be indemnified.

     In March 1995, Koppel entered into a Consent Order with the Environmental Protection Agency ("EPA") relating to an April 1990 RCRA facility assessment (the "Assessment") completed by the EPA and the Pennsylvania Department of Environmental Resources. The Assessment was performed in connection with a RCRA Part B permit pertaining to a landfill that is adjacent to the Koppel facilities and owned by Babcock & Wilcox Company ("B&W"), the former owner of the Koppel facilities. The Assessment identified potential releases of hazardous constituents into the environment from numerous Solid Waste Management Units ("SWMU's") and Areas of Concern ("AOC's"). The SWMU's and AOC's identified during the Assessment and the EPA's follow-up investigation are located at and adjacent to the Company's Koppel facilities. The Consent Order establishes a schedule for investigating, monitoring, testing and analyzing the potential releases. Contamination documented as a result of the investigation may require cleanup measures. Pursuant to various agreements entered into among the Company, B&W and PMAC, Ltd. ("PMAC") at the time of the Company's acquisition of the Koppel facilities in fiscal 1991, B&W and PMAC agreed to indemnify the Company against various known and unknown environmental matters. While reserving its rights against B&W, PMAC has accepted full financial responsibility for the matters covered by the Consent Order other than with respect to a 1987 release of hazardous constituents (the "1987 Release") that the Company believes could represent the most significant component of any potential cleanup, and other than with respect to hazardous constituents generated by Koppel after its acquisition by the Company, if any. B&W, PMAC and Koppel are in dispute as to whether the indemnification provisions relating to the 1987 Release expire in October 1995. B&W has not acknowledged responsibility for any cleanup measures that may be required as a result of any investigation (other than with respect to the 1987 Release, in the event certain actions are taken by the EPA prior to October 1995). Koppel and PMAC have jointly retained an environmental consultant to conduct the required investigation. The Company believes that it is entitled to full indemnity for all of the matters covered by the Consent Order from B&W and/or PMAC. However, in the event the indemnifying parties default on their respective obligations under the applicable agreements for any reason (including the inability to pay such obligations), or to the extent any disputes regarding the application of the indemnification provisions to the 1987 Release are determined adversely to the Company, Koppel will be obligated to complete any cleanup required by the EPA. Prior to the completion of the site analysis to be performed in connection with the Consent Order, the Company cannot predict the expected cleanup cost for the SWMU's and AOC's covered by the Consent Order.

PRODUCT LIABILITY

     Certain losses may result or be alleged to result from defects in the Company's products, thereby subjecting the Company to claims for consequential damages. Drilling for oil and natural gas, in particular, involves a variety of risks. The Company warrants certain of its OCTG, line pipe and SBQ products to be free of certain defects. There can be no assurance that product liability in excess of insurance coverage will not be incurred or that the Company will be able to maintain insurance with adequate coverage levels. The Company recently settled a case with respect to a product liability claim. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Other Matters -- Legal Matters."

FRAUDULENT CONVEYANCE ISSUES; HOLDING COMPANY STRUCTURE


     The Senior Secured Notes will be obligations of the Company and will be unconditionally guaranteed, jointly and severally, by the Subsidiaries. Under applicable provisions of Federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if it were found that any Subsidiary had incurred the indebtedness represented by its obligations under the Subsidiary Guarantee with an intent to hinder, delay or defraud creditors or had received less than a reasonably equivalent value for such indebtedness and: (i) was insolvent on the date of the execution of the Subsidiary Guarantee; (ii) was rendered insolvent by reason of the Subsidiary Guarantee; (iii) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or (iv) intended to incur or believed that it would incur debts beyond its ability to pay as such debts matured, the obligations of such Subsidiary under the Subsidiary Guarantee could be avoided or claims in respect of such Subsidiary could be subordinated to all other debts of such Subsidiary. The Subsidiary Guarantee will contain a savings clause that limits the amount of the Subsidiary Guarantee to the maximum amount which can be guaranteed by such Subsidiary under applicable Federal and state laws relating to the insolvency of debtors. A legal defense of the Subsidiary Guarantee on fraudulent conveyance grounds could, among other things, focus on the benefits, if any, realized by a Subsidiary as a result of the issuance by the Company of the Senior Secured Notes. To the extent that the Subsidiary Guarantee were held to be unenforceable as a fraudulent conveyance or for any other reason, the holder of a Senior Secured Note would cease to have any direct claim in respect of such Subsidiary, unless such Subsidiary issued an Intercompany Note, and would be solely a creditor of the Company and any Subsidiary whose obligations under the Subsidiary Guarantee were not avoided or held unenforceable. Similarly, the security interest granted by such Subsidiary to secure its obligations under the Subsidiary Guarantee could be avoided or held unenforceable. In the event the Subsidiary Guarantee were avoided or subordinated, the claims of the holders of the Senior Secured Notes with respect to such Subsidiary Guarantee would be subordinated to claims of other creditors of such Subsidiary. In addition, since the operations of the Company are conducted through subsidiaries, the Company's cash flow and, consequently, its ability to service debt, including the Senior Secured Notes and pay dividends with respect to its Common Stock, is dependent upon the cash flow of its subsidiaries and the payment of funds by those subsidiaries to the Company.


CERTAIN LIMITATIONS ON THE SECURITY FOR THE SENIOR SECURED NOTES, THE INTERCOMPANY NOTES AND THE GUARANTEES

     The Senior Secured Notes will be obligations of the Company secured by a pledge of the Intercompany Notes and will be guaranteed, jointly and severally, by the Subsidiaries. If an Event of Default occurs and is continuing, the Trustee may declare the principal amount and accrued interest on the Senior Secured Notes to be immediately due and payable. If the Trustee does not take such action, a vote of the Holders of at least 25% of the principal amount of the outstanding Senior Secured Notes is required to accelerate the Senior Secured Notes.

     The right of the Trustee under the Security Documents to foreclose upon and sell the collateral upon the occurrence of a default is likely to be significantly impaired by applicable bankruptcy laws if a bankruptcy proceeding were to be commenced by or against the Company or its Subsidiaries prior to or possibly even after the Trustee has foreclosed upon and sold the Collateral. See "Description of the Notes--Certain Bankruptcy Limitations." For each of Newport, Koppel and Erlanger, its obligations under the Subsidiary Guarantee will be secured by a first priority mortgage and security interest and its Intercompany Note will be secured by a second priority mortgage and security interest in its steel-making operations, excluding inventory, accounts receivable and certain intangible property. No appraisals of any of the Collateral have been prepared in connection with the Offering by or on behalf of the Company or the Subsidiaries. At April 1, 1995, the net book value of the Collateral was approximately $147.4 million. There can be no assurance that the proceeds of any sale of the Collateral pursuant to the Indenture and the Security Documents following an acceleration after an Event of Default under the Indenture would be sufficient with respect to amounts owed with respect to the Senior Secured Notes. The proceeds from the sale of the

Collateral would be applied to repay the Subsidiary's obligations under the Subsidiary Guarantee, which may be an amount less than the obligations outstanding with respect to the Senior Secured Notes and its Intercompany Note (where applicable). See "-- Fraudulent Conveyance Issues; Holding Company Structure." By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral will be saleable or that it will be able to be sold in a short period of time. In addition, the ability of the Collateral Agent to realize upon the Collateral may be subject to certain bankruptcy law and fraudulent conveyance limitations in the event of a bankruptcy. See "Description of Senior Secured Notes -- Security" and "-- Certain Bankruptcy Limitations." In addition, the Trustee for the Senior Secured Notes will enter into an intercreditor agreement with The Bank of New York Commercial Corporation, the agent for the lenders under the Credit Facility, that may delay the sale of the property subject to the lien of the Indenture and the Security Documents in order to permit the orderly sale of the property securing the Credit Facility.


     Under the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), a secured party may be held liable, in certain limited circumstances, for the costs of remediating or preventing releases or threatened releases of hazardous substances at a mortgaged property. There may be similar risks under various other federal laws, state laws and common law theories. Liability for cleanup costs may be imposed in situations, among others, where a secured party takes title to property by foreclosure, thereby becoming the owner of the property and losing the security interest exemption contained in CERCLA. The Subsidiary Guarantee and the Intercompany Note of Koppel will be secured in part with respect to the real property of the Koppel facilities. The Koppel facilities are the subject of a Consent Order with the EPA relating to potential releases of hazardous contaminants into the environment. See "-- Cost of Compliance with Environmental Matters."

LIMITATIONS ON ABILITY TO PURCHASE THE SENIOR SECURED NOTES FOLLOWING A CHANGE OF CONTROL

     A Change of Control would constitute a default under the Credit Facility. If a Change of Control were to occur, the Company might be unable to repay all of its obligations under the Credit Facility, to purchase all of the Senior Secured Notes tendered and to repay other indebtedness that may become payable upon the occurrence of a Change of Control. See "Description of the Senior Secured Notes -- Change of Control."


ABSENCE OF A PUBLIC MARKET FOR THE UNITS, THE SENIOR SECURED NOTES AND THE WARRANTS



     The Units, the Senior Secured Notes and the Warrants comprise new issues of securities for which there is currently no market. The Underwriters have informed the Company that they currently intend to make a market in the Units, the Senior Secured Notes and the Warrants; however, the Underwriters are not obligated to do so, and any such market making may be discontinued at any time without notice. If the Units, the Senior Secured Notes and the Warrants are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and other factors. Therefore, no assurance can be given as to whether an active trading market will develop or be maintained for the Units, the Senior Secured Notes and the Warrants or at what prices the Units, the Senior Secured Notes and the Warrants will trade.

                                USE OF PROCEEDS


     The proceeds from the sale of the Units offered hereby will be $125.0 million. The Company intends to apply the proceeds from the sale of the Units and available cash balances as follows: (i) approximately $71.2 million to redeem $66.8 million principal amount of loans from General Electric Capital Corporation (the "GECC Loans") (which bear interest rates ranging from 7.99% to 12.54% per annum due 2001) including a premium of approximately $4.4 million;
(ii) approximately $33.5 million to redeem $30.3 million principal amount of loans from certain insurance companies (the "10.65% Notes") (which bear interest at a rate of 10.65% per annum due 1999) including a premium of approximately $2.8 million and accrued interest of approximately $0.4 million thereon; (iii) approximately $0.7 million to redeem other long-term debt of the Company or its Subsidiaries; (iv) approximately $30.3 million to repay $29.9 million in outstanding balances on its existing revolving credit facilities (which have interest rates ranging from 1/2% to 1 1/2% over prime), including accrued interest of approximately $0.4 million thereon; and (v) approximately $4.7 million in estimated fees and expenses (collectively, the "Refinancing Transaction"). The following table summarizes the sources and uses of funds in the Refinancing Transaction.


                     SUMMARY OF THE REFINANCING TRANSACTION

                                 (in thousands)


        Sources of Funds
          Cash, cash equivalents and short-term investments...............   $   15,436
          Units...........................................................      125,000
                                                                             ----------
               Total......................................................   $  140,436
                                                                             ==========
        Uses of Funds
          Revolving Credit Facilities.....................................   $   29,908
          GECC Loans......................................................       66,823
          10.65% Notes....................................................       30,316
          Other long-term debt............................................          713
          Prepayment penalties and accrued interest.......................        7,951
          Estimated fees and expenses.....................................        4,725
                                                                             ----------
               Total......................................................   $  140,436
                                                                             ==========

                   DIVIDENDS AND PRICE RANGE OF COMMON STOCK



     The Common Stock began trading on the NYSE in August 1990 under the symbol of NSS. The following table sets forth the high and low sales prices of the Common Stock on the NYSE Composite Tape and the cash dividends paid per share of Common Stock during the periods indicated. No dividends were paid during these periods. For a recent sale price of the Common Stock on the NYSE, see the cover page of this Prospectus. As of September 24, 1994, the number of shareholders of record of the Common Stock was 313.



                                                                MARKET PRICE
                                                                ------------    DIVIDEND
                            FISCAL PERIOD                       HIGH    LOW       PAID
        -----------------------------------------------------   ----    ----    --------
        1993:
        First Quarter........................................   $  5    $3 1/2  $    --
        Second Quarter.......................................   6 3/8   3 5/8        --
        Third Quarter........................................   8 7/8      5         --
        Fourth Quarter.......................................   10 3/4  7 5/8        --
        1994:
        First Quarter........................................   $9 1/2  $5 7/8  $    --
        Second Quarter.......................................   7 3/4   6 1/4        --
        Third Quarter........................................   7 1/8   4 7/8        --
        Fourth Quarter.......................................      7    5 7/8        --
        1995:
        First Quarter........................................   $6 3/4  $  4    $    --
        Second Quarter.......................................   5 1/4   3 3/4        --
        Third Quarter........................................   4 5/8   3 3/8        --
        Fourth Quarter (through July 13, 1995)...............   4 3/8   3 1/2        --



     The payment of dividends in the future is subject to the discretion of the Board of Directors and will depend upon general business conditions, legal and contractual restrictions on the payment of dividends and other factors the Board of Directors of the Company may deem to be relevant. The Company has not paid a dividend on its Common Stock since the second quarter of fiscal 1992.



     As a holding company, the Company depends on dividends and other permitted payments from its subsidiaries to pay cash dividends to shareholders of the Company. The payment of cash dividends will be limited by the terms of the Indenture and the Credit Facility. See "Description of Senior Secured Notes--Certain Covenants--Limitation on Restricted Payments" and "Description of Certain Indebtedness -- Certain Covenants."

                                 CAPITALIZATION


     The following table sets forth the cash, cash equivalents and short-term investments, short-term debt and capitalization of the Company as of April 1, 1995, and as adjusted to reflect the sale of the Units offered hereby and the application of the net proceeds and available cash and short-term investments as described under "Use of Proceeds" and "Summary of the Refinancing Transaction." This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related Notes thereto included elsewhere herein.


                                                                       AS OF APRIL 1, 1995
                                                                    --------------------------
                                                                     ACTUAL        AS ADJUSTED
                                                                    ---------      -----------
                                                                          (IN THOUSANDS)
Cash, cash equivalents and short-term investments................   $  21,432       $   5,996
                                                                    =========      ============
Short-term debt:
  Current portion of long-term debt..............................   $  17,510       $     700
  Revolving credit facilities....................................      29,908              --
                                                                    ---------      -----------
          Total short-term debt..................................   $  47,418       $     700
                                                                    =========      ============
Long-term debt, less current portion:
    % Senior Secured Notes due 2003..............................   $      --       $ 125,000
  GECC Loans, interest ranging from 7.99% to 12.54% due 2001.....      55,418              --
  10.65% Notes due 1999..........................................      25,101              --
  11% Subordinated Convertible Debentures(1).....................      29,000          29,000
  11% Subordinated Notes(2)......................................       6,217           6,217
  Other long-term debt...........................................      10,659          10,137
                                                                    ---------      -----------
          Total long-term debt...................................     126,395         170,354
                                                                    ---------      -----------
Common shareholders' equity:
  Common stock, no par value -- 40,000,000 authorized and
     13,762,013 shares outstanding(3)............................      48,988          48,988
  Common stock options and warrants..............................         291             291
  Unrealized gain (loss) on available for sale securities........        (775)           (775)
  Retained earnings..............................................      27,860          22,000(4)
                                                                    ---------      -----------
          Total common shareholders' equity......................      76,364          70,504
                                                                    ---------      -----------
          Total capitalization...................................   $ 202,759       $ 240,858
                                                                    =========      ============

- ---------------
(1) Due in annual installments of $4.8 million from October 2000 through October 2005.

(2) Due in equal quarterly installments of $0.4 million from January 1996 through October 1999.


(3) Does not include         shares which are reserved for issuance upon
    exercise of the Warrants and approximately 3.1 million shares reserved for outstanding options, warrants and the 11% Subordinated Convertible Debentures. See "Description of Capital Stock."



(4) The reduction in retained earnings reflects the after-tax effect of the $7.2 million prepayment cost to redeem the GECC Loans and the 10.65% Notes and the write-off of $1.8 million in unamortized debt issuance costs. This reduction will be reflected in the results of operations in the fourth fiscal quarter ending September 30, 1995.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data shown below (other than the data under the captions "Tons shipped" and "Average selling price per ton") is unaudited for the fiscal 1995 and 1994 six month periods. The selected consolidated financial data for the five years in the period ended September 24, 1994 are derived from the audited consolidated financial statements of the Company. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related Notes thereto included elsewhere herein.

    Unless otherwise noted (see Notes 2 and 4 below), this data includes KES for all periods prior to its sale in October 1993. See "Summary Consolidated Financial Data" and "Supplemental Consolidated Financial Data." In addition, this data includes Koppel for all periods from the date of its acquisition in October 1990.

                                       SIX MONTHS ENDED
                                    ----------------------                         FISCAL YEAR ENDED SEPTEMBER
                                    APRIL 1,     MARCH 26,      -----------------------------------------------------------------
                                     1995(1)     1994(1)(2)      1994(2)       1993(2)       1992(2)        1991          1990
                                    ---------    ---------      ---------     ---------     ---------     ---------     ---------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER TON DATA)
STATEMENT OF OPERATIONS DATA:

 Net sales........................  $ 190,544    $137,971       $ 303,380     $ 353,082     $ 281,242     $ 212,471     $ 249,871
 Cost of products sold............    168,909     128,349         278,161       310,586       250,189       201,751       204,649
 Selling and administrative
   expenses.......................     13,620      12,276          24,530        30,824        29,652        28,897        25,852
 Operating income (loss)..........      8,015      (2,654 )           689        11,672         1,401       (18,177)       19,370
 Net interest income (expense)....     (9,374)     (9,232 )       (18,297)      (20,819)      (21,075)      (14,117)         (410)
 Gain on sale of subsidiary.......         --      35,292          35,292            --            --            --            --
 Provision (credit) for income
   taxes..........................        327       9,586           7,382        (3,382)       (6,058)      (11,973)        6,291
 Extraordinary items..............         --          --              --        (1,095)       (2,542)           --            --
 Cumulative effect of a change in
   accounting principle...........         --       1,715           1,715            --            --            --            --
 Net income (loss)................        522      14,443          13,208        (6,991)      (15,900)      (20,603)       13,047
 Income (loss) per share before
   extraordinary items and
   cumulative effect of a change
   in accounting principle........  $     .04    $   1.05       $     .84     $    (.44)    $    (.99)    $   (1.53)    $     .97
 Net income (loss) per share......        .04        1.17             .96          (.52)        (1.18)        (1.53)          .97
 Cash dividends declared per
   share..........................         --          --              --            --           .06           .12           .11

BALANCE SHEET DATA:
 Working capital..................  $  35,506    $ 53,390       $  45,202     $  39,060     $  40,676     $  48,411     $  64,858
 Total assets.....................    312,613     320,191         315,327       317,242       319,079       329,889       220,856
 Total debt.......................    173,813     185,500         182,525       192,155       193,753       196,345        72,812
 Common shareholders' equity......     76,364      79,332          76,464        62,622        68,574        85,149       107,226

OTHER FINANCIAL AND
 STATISTICAL DATA:
 Sources and uses of cash flows:
   Net cash flows from operating
     activities...................  $  (5,873)   $ (5,824 )     $  (4,329)    $   2,392     $   8,515     $ (13,767)    $  14,250
   Net cash flows from investing
     activities...................     12,348       9,010           7,379        (4,254)       (1,373)     (112,722)      (31,327)
   Net cash flows from financing
     activities...................     (9,530)     (1,303 )        (4,442)       (1,055)       (3,526)      119,037        25,576
 EBITDA(3)........................  $  19,612    $ 42,270 (4)   $  55,326(4)  $  30,078     $  19,793     $  (3,385)(5) $  26,515
 Capital expenditures.............      7,317       3,655          11,760         6,080         4,148        16,433        45,011
 Depreciation and amortization....      9,695       9,307          18,789        19,093        18,711        15,725         6,879
 Ratio of EBITDA to net interest
   charges(6).....................       2.1x        4.6x (4)        3.0x(4)       1.4x          0.9x(7)         --(7)       5.8x
 Ratio of EBITDA to pro forma
   interest charges(8)............       1.9x                        2.7x
 Ratio of earnings to fixed
   charges(9).....................       1.1x        3.4x (4)        1.9x(4)         --            --            --          3.2x
 Deficiency of earnings to cover
   fixed charges(9)...............  $      --    $     -- (4)   $      --(4)  $  (9,278)    $ (19,416)    $ (38,109)    $      --
 Pro forma ratio of earnings to
   fixed charges(9)...............         --                        1.6x
 Deficiency of earnings to cover
   pro forma fixed charges(9).....  $    (597)                         --
 Tons shipped:
   Tubular products
     Welded OCTG..................     86,300      61,600         138,200       142,100       112,000        92,200       119,800
     Seamless OCTG................     41,400      28,500          61,800        48,700        20,500         7,000            --
     Welded line pipe.............     47,300      34,900          82,800       110,900        88,500        67,000        78,300
     Seamless line pipe...........      6,300       3,500          10,700        14,400        10,400           200            --
   SBQ products...................     90,200      70,900         147,900       102,500        72,000        14,000            --
   Hot rolled coil products.......     16,200      16,300          38,800         6,600           100            --            --
   Other products(10).............     54,800      34,200          80,800        78,600        69,800        48,700        87,000
                                    ---------    ---------      ---------     ---------     ---------     ---------     ---------
   Total tons shipped (excluding
     KES).........................    342,500     249,900         561,000       503,800       373,300       229,100       285,100
   KES tons shipped...............         --          --              --       244,400       217,900       198,300       239,400
                                    ---------    ---------      ---------     ---------     ---------     ---------     ---------
   Total tons shipped.............    342,500     249,900         561,000       748,200       591,200       427,400       524,500
                                     ========    =========       ========      ========      ========      ========      ========
 Average selling price per ton:
   Tubular products
     Welded OCTG..................  $     495    $    463       $     467     $     447     $     469     $     545     $     574
     Seamless OCTG................        794(11)      862 (11)       832           881           906           905            --
     Welded line pipe.............        488         452             453           427           434           511           529
     Seamless line pipe...........        606         574             576           591           644           685            --
   SBQ products...................        480         435             439           396           399           398            --
   Hot rolled coil products.......        379         356             354           340           340            --            --
   Other products(10).............        374         400             382           353           421           363           343

                                                   (footnotes on following page)

- ---------------

 (1) The six month periods ended April 1, 1995 and March 26, 1994 are 27 and 26 week periods, respectively.

 (2) On October 6, 1993, the Company sold KES. Certain financial data of the Company is presented below to exclude the effects from the gain on the sale of KES in the first quarter and full fiscal year of 1994 and to exclude the results of KES for the first six months of fiscal 1994 and for fiscal 1994, 1993 and 1992. Fiscal years 1991 and 1990 are not presented as Koppel did not commence operations until the middle of fiscal 1991. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                SIX MONTHS ENDED
                                                             ----------------------         FISCAL YEAR ENDED SEPTEMBER
                                                             APRIL 1,     MARCH 26,      ----------------------------------
                                                               1995         1994           1994         1993         1992
                                                             ---------    ---------      --------     --------     --------
     Net sales.............................................  $ 190,544    $137,971       $303,380     $262,535     $200,803
     Cost of products sold.................................    168,909     128,550        278,362      239,118      186,212
     Selling and administrative expenses...................     13,620      12,276         24,530       21,030       21,615
     Operating income (loss)...............................      8,015      (2,855 )          488        2,387       (7,024)

     EBITDA................................................  $  19,612    $  6,778       $ 19,833     $ 20,159     $ 10,606
     Capital expenditures..................................      7,317       3,655         11,760        5,404        3,805
     Depreciation and amortization.........................      9,695       9,307         18,789       18,328       17,965

 (3) EBITDA represents earnings before net interest expense, taxes, depreciation and amortization, and is calculated as net income before extraordinary items and the cumulative effect of a change in accounting principle plus net interest expense, taxes, depreciation and amortization. EBITDA provides additional information for determining the Company's ability to meet debt service requirements. EBITDA does not represent and should not be considered as an alternative to net income, any other measure of performance as determined by generally accepted accounting principles, as an indicator of operating performance or as an alternative to cash flows from operating, investing or financing activities or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of liquidity and operating results.

 (4) For the first six months of fiscal 1994 and for fiscal 1994, on a pro forma basis to exclude the gain on the sale of and the results for KES, EBITDA was $6.8 million and $19.8 million, respectively. On a pro forma basis, for the first six months of fiscal 1994, EBITDA was insufficient to cover net interest charges by $2.5 million and for fiscal 1994 the ratio of EBITDA to net interest charges was 1.1x, and the ratio of earnings to fixed charges was not meaningful. On a pro forma basis, for the first six months of fiscal 1994 and for fiscal 1994, earnings were insufficient to cover fixed charges by $11.5 million and $16.6 million, respectively. See "Supplemental Consolidated Financial Data."

 (5) Fiscal 1991 results were adversely impacted by several factors, including primarily the start-up and initial operation of the Koppel facilities; a decline in welded tubular shipments and KES shipments; and start-up costs associated with Newport's continuous slab caster, reheat furnace and ladle metallurgy facilities. The Koppel facilities, which were acquired in the first quarter of fiscal 1991, commenced operations in the latter part of the second quarter of fiscal 1991. The Koppel facilities incurred a $13.8 million operating loss in fiscal 1991, including $4.2 million of costs incurred prior to the commencement of production and in connection with the start-up of the facilities. The Company also experienced a significant decline in demand for its welded tubular products and the Newport facilities incurred a $7.7 million operating loss in fiscal 1991. In addition, the Newport facilities incurred start-up costs, which are not quantifiable, associated with its continuous slab caster, reheat furnace and ladle metallurgy facility. Such costs were incurred primarily during the first three months of fiscal 1991.

 (6) Net interest charges include interest expense, including capitalized interest, reduced by interest income.

 (7) EBITDA was insufficient to cover net interest charges by $1.3 million in fiscal 1992 and $23.0 million in fiscal 1991.

 (8) The ratio of EBITDA to pro forma net interest charges reflects (a) the elimination of historical net interest charges for the respective periods;
     (b) the addition of interest expense related to the issuance of the Senior Secured Notes at an assumed rate of 12.50%; and (c) the addition of interest expense at the stated rates of the remaining $46.1 million of Debt of the Company as of April 1, 1995, as adjusted for the Refinancing Transaction.

 (9) For purposes of computing the ratio of earnings to fixed charges (a) earnings consist of income before income taxes, extraordinary items and the cumulative effect of a change in accounting principle plus fixed charges (excluding capitalized interest) and (b) fixed charges consist of interest expense, including capitalized interest and amortization of debt expense. The pro forma ratio of earnings to fixed charges assumes an interest rate of 12.50% on the Senior Secured Notes.

(10) Other products include seamless mechanical tubing and products classified as secondary and limited service.

(11) Average selling prices for all seamless OCTG products for the first six months of fiscal 1995 declined 7.9% from the first six months of fiscal 1994, due partially to strong pricing of seamless OCTG products in the first quarter of fiscal 1994 which then declined during the balance of fiscal 1994 and to changes in product mix, including the introduction of new products with lower average selling prices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Second Quarter and Six Month Fiscal 1995 Compared to Second Quarter and Six Month Fiscal 1994" and "-- Quarterly Results."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
GENERAL

     The Company operates in two separate business segments: specialty steel and industrial adhesives. Within the specialty steel segment are the operations of Newport, a manufacturer of welded tubular steel products and hot rolled coils; Koppel, a manufacturer of seamless tubular steel products, SBQ products and semi-finished steel products; and Erlanger, a tubular steel product finishing operation. The Company's specialty steel products consist of: (i) seamless and welded OCTG products primarily used in oil and natural gas drilling and production operations; (ii) line pipe used in the transmission of oil, gas and other fluids; (iii) SBQ products primarily used in the manufacture of heavy machinery, trucks and off-road vehicles; and (iv) hot rolled coils which are sold to service centers and other manufacturers for further processing. Within the adhesives segment are the operations of Imperial, a manufacturer of industrial adhesives products. See Note 14 to the audited annual Consolidated Financial Statements included herein for selected financial information by business segment for the fiscal years 1994, 1993 and 1992.

     In October 1993, the Company sold KES, a manufacturer of SBQ products, to a newly formed public company in exchange for $45.6 million in cash and 400,000 shares (approximately 8%) of the newly formed public company, then valued at $4.8 million. Reference is made to Note 2 to the audited annual Consolidated Financial Statements included herein concerning the Company's sale of KES and its pro forma effect on the Company's financial position and results of operations. The impact of KES on the Company's operating results for fiscal 1993 and 1992 is reflected in the tables below and the following discussion.

RESULTS OF OPERATIONS

     The Company's net sales, cost of products sold and operating results by industry segment for the three and six month periods ended April 1, 1995 and March 26, 1994 and for each of the three fiscal years in the period ended September 24, 1994 are summarized below. The first quarters of fiscal 1995 and 1994 are 14 and 13 week periods, respectively. As such, the increases and decreases in operating results for the six month comparative periods, as discussed below, were partially attributable to the additional week of operations in the first quarter of fiscal 1995.

                                       FISCAL QUARTER ENDED        FISCAL SIX MONTHS ENDED
                                      -----------------------     --------------------------        FISCAL YEAR ENDED SEPTEMBER
                                      APRIL 1,     MARCH 26,      APRIL 1,       MARCH 26,       ----------------------------------
                                        1995          1994          1995            1994           1994         1993         1992
                                      --------     ----------     ---------     ------------     --------     --------     --------
                                                                        (IN THOUSANDS OF DOLLARS)
Net sales
  Specialty steel, excluding
    KES...........................    $ 88,227      $ 58,347      $172,943        $122,109       $270,441     $234,460     $175,921
  KES.............................          --            --            --              --             --       90,547       80,439
                                      --------     ----------     ---------     ------------     --------     --------     --------
    Total specialty steel
      segment.....................      88,227        58,347       172,943         122,109        270,441      325,007      256,360
  Adhesives segment...............       8,828         7,665        17,601          15,862         32,939       28,075       24,882
                                      --------     ----------     ---------     ------------     --------     --------     --------
                                      $ 97,055      $ 66,012      $190,544        $137,971       $303,380     $353,082     $281,242
                                      ========     ==========     =========     ============     =========    =========    =========
Cost of products sold
  Specialty steel, excluding
    KES...........................    $ 79,932      $ 58,138      $155,142        $115,955       $252,880     $217,215     $168,371
  KES.............................          --            --            --              --             --       71,468       62,248
                                      --------     ----------     ---------     ------------     --------     --------     --------
    Total specialty steel
      segment.....................      79,932        58,138       155,142         115,955        252,880      288,683      230,619
                                      --------     ----------     ---------     ------------     --------     --------     --------
  Adhesives segment...............       6,978         6,043        13,767          12,394         25,281       21,903       19,570
                                      --------     ----------     ---------     ------------     --------     --------     --------
                                      $ 86,910      $ 64,181      $168,909        $128,349       $278,161     $310,586     $250,189
                                      ========     ==========     =========     ============     =========    =========    =========
Operating income (loss)
  Specialty steel, excluding
    KES...........................    $  4,148      $ (3,746)     $  9,444        $ (1,593)      $  2,909     $  4,094     $ (5,074)
  KES.............................          --            --            --              --             --        9,285        8,425
                                      --------     ----------     ---------     ------------     --------     --------     --------
    Total specialty steel
      segment.....................       4,148        (3,746)        9,444          (1,593)         2,909       13,379        3,351
                                      --------     ----------     ---------     ------------     --------     --------     --------
  Adhesives segment...............         251           131           524             372          1,150        1,059          533
                                      --------     ----------     ---------     ------------     --------     --------     --------
  Corporate allocations and
    income........................        (942)         (850)       (1,953 )        (1,433)        (3,370)      (2,766)      (2,483)
                                      --------     ----------     ---------     ------------     --------     --------     --------
                                      $  3,457      $ (4,465)     $  8,015        $ (2,654)      $    689     $ 11,672     $  1,401
                                      ========     ==========     =========     ============     =========    =========    =========

     Sales data for the Company's specialty steel segment for the three and six month periods ended April 1, 1995 and March 26, 1994 and for each of the three fiscal years in the period ended September 24, 1994 were as follows:

                                       FISCAL QUARTER ENDED        FISCAL SIX MONTHS ENDED
                                      -----------------------     --------------------------        FISCAL YEAR ENDED SEPTEMBER
                                      APRIL 1,     MARCH 26,      APRIL 1,       MARCH 26,       ----------------------------------
                                        1995          1994          1995            1994           1994         1993         1992
                                      --------     ----------     ---------     ------------     --------     --------     --------
Tons shipped
  Welded tubular..................      78,000        54,600       164,800         121,300        277,600      308,000      246,500
  Seamless tubular................      29,700        20,200        57,600          40,700         92,300       76,900       45,400
  SBQ, excluding KES..............      47,300        37,000        90,200          70,900        147,900      102,500       72,000
  Other...........................      17,900         7,600        29,900          17,000         43,200       16,400        9,400
  KES.............................          --            --            --              --             --      244,400      217,900
                                      --------     ----------     ---------     ------------     --------     --------     --------
                                       172,900       119,400       342,500         249,900        561,000      748,200      591,200
                                      ========     ==========     =========     ============     =========    =========    =========
Net sales ($000's)
  Welded tubular..................    $ 35,487      $ 23,124      $ 74,238        $ 50,930       $117,214     $125,132     $103,479
  Seamless tubular................      22,466        15,825        44,252          33,575         72,675       62,535       37,819
  SBQ, excluding KES..............      23,808        16,467        43,267          30,813         64,858       40,561       28,756
  Other...........................       6,466         2,931        11,186           6,791         15,694        6,232        5,867
  KES.............................          --            --            --              --             --       90,547       80,439
                                      --------     ----------     ---------     ------------     --------     --------     --------
                                      $ 88,227      $ 58,347      $172,943        $122,109       $270,441     $325,007     $256,360
                                      ========     ==========     =========     ============     =========    =========    =========

SECOND QUARTER AND SIX MONTH FISCAL 1995 COMPARED WITH SECOND QUARTER AND SIX MONTH FISCAL 1994

     Net sales for the second quarter of fiscal 1995 increased $31.0 million, or 47.0%, from the second quarter of fiscal 1994 to $97.1 million. For the six month comparable period, net sales increased $52.6 million, or 38.1%, to $190.5 million. Specialty steel segment net sales increased $29.9 million, or 51.2%, and $50.8 million, or 41.6%, for the three and six month periods, respectively. Adhesives segment net sales increased $1.2 million, or 15.2%, and $1.7 million, or 11.0%, for the three and six month periods, respectively. The overall increase in specialty steel segment net sales was the result of both higher average selling prices and increased shipment levels as more fully discussed below.

     Welded tubular net sales increased $12.4 million, or 53.5%, on a volume increase of 42.9%, and $23.3 million, or 45.8%, on a volume increase of 35.9%, for the comparable three and six month periods, respectively. The increase in welded tubular net sales for the second quarter was due partially to an overall 7.6% increase in average selling prices for all welded tubular products and an increase in shipments of both welded OCTG and line pipe products over the second quarter of fiscal 1994. Shipments in the second quarter of fiscal 1994 were abnormally low due to customers' resistance to announced price increases that ultimately failed to take hold, as well as severe winter weather conditions. Fiscal 1995 second quarter average selling price for welded OCTG products was $501 per ton, an increase of 7.7% and 2.2% over the second quarter of fiscal 1994 and the first quarter of fiscal 1995, respectively. Fiscal 1995 second quarter average selling prices for welded line pipe was $500 per ton, an increase of 8.9% and 5.7% over the second quarter of a year ago and the first quarter of fiscal 1995, respectively.

     Seamless tubular net sales increased $6.6 million, or 42.0%, on a volume increase of 47.0%, and $10.7 million, or 31.8%, on a volume increase of 41.5%, for the comparable three and six month periods, respectively. The increase in seamless tubular net sales for the second quarter was partially attributable to an increase in shipments, which resulted in large part from product line expansion in fiscal 1995. Average selling prices for the second quarter of fiscal 1995 for all seamless tubular products declined 3.1% from the second quarter of fiscal 1994, due in part to changes in product mix, including the introduction of new OCTG products with lower average selling prices. Fiscal 1995 second quarter average selling prices for all seamless tubular products declined by 2.8% from the first quarter of fiscal 1995, due almost entirely to changes in product mix, primarily the mix of OCTG products. Fiscal 1995 second quarter average selling price for seamless OCTG products was $784 per ton, a decline of 4.0% and 2.6% from the second quarter of fiscal 1994 and the first quarter of fiscal 1995, respectively. Fiscal 1995 second quarter average selling price for seamless line pipe products was $617 per ton, an increase of 9.0% and 4.6% from the second quarter of fiscal 1994 and the first quarter of fiscal 1995, respectively.

     Price and volume levels in the domestic tubular market are primarily dependent on the level of drilling activity in the United States and abroad, the level of foreign imports, as well as general economic conditions. According to Baker Hughes, Inc., the average number of oil and natural gas drilling rigs in operation in the United States (rig count) decreased 6.2%, from 760 in the second quarter of fiscal 1994 to 713 in the second quarter of fiscal 1995. The rig count decreased 13.4% from the first quarter of fiscal 1995. On June 30, 1994, the Company and six other U.S. steel companies filed antidumping petitions against imports of OCTG products from seven foreign nations. The cases ask the U.S. government to take action to offset injury to the domestic OCTG industry from unfairly traded imports. The antidumping petitions were filed against OCTG imports from Argentina, Austria, Italy, Japan, Korea, Mexico and Spain. The Company also joined in filing countervailing duty cases charging subsidization of OCTG imports from Austria and Italy. In August, 1994, the International Trade Commission (ITC) voted unanimously that there was reasonable indication of material injury which warranted further investigation of the petitions. In June 1995, the International Trade Administration of the United States Department of Commerce (the "Department") issued favorable determinations concerning the existence and extent of dumping and subsidization of OCTG products, and imposed tariffs on imports from Austria (24.16%), Italy (51.25%), Japan (44.20%), Korea (0.00% against one producer and 12.17% against all other producers), Argentina (1.36%), Mexico (23.79%) and Spain (11.95%). In July 1995, the ITC will assess whether dumping and subsidization have caused or threatened to cause material injury to the United States OCTG industry. If the ITC determines that such injury does not exist, the trade cases will be dismissed and the Department will refund or cancel the previously imposed tariffs. While the Company cannot predict the outcome of the ITC's determination at this time, the Company believes that a favorable final ruling could have a positive impact on shipments and selling prices of certain of the Company's products.

     SBQ product net sales increased $7.3 million, or 44.6%, on a volume increase of 27.8%, and $12.5 million, or 40.4%, on a volume increase of 27.2%, for the comparable three and six month periods, respectively. Fiscal 1995 second quarter average selling price for SBQ product was $503 per ton, an increase of 13.0% and 10.8% over the second quarter of fiscal 1994 and the first quarter of fiscal 1995, respectively. SBQ product volume and prices increased as a result of stronger market demand in fiscal 1995 as compared to fiscal 1994. Second quarter selling prices also have increased as a result of the implementation of surcharges to recover increases in certain raw material costs. Other product shipments and sales for the second quarter of fiscal 1995 were primarily attributable to shipments of hot rolled coils and steel slabs. The increase in shipments was primarily attributable to stronger market demand for these products and the sale of approximately 5,500 tons of steel slab in the fiscal 1995 second quarter versus none in the prior year quarter. Future levels of shipments and net sales of SBQ products and hot rolled coils will be largely dependent on the general state of the economy and the overall strength of the steel industry.

     Gross profit for the second quarter of fiscal 1995 increased $8.3 million from the second quarter of fiscal 1994 for a gross profit margin of 10.5% in fiscal 1995 compared to 2.8% in the second quarter of fiscal 1994. For the six month comparable period, gross profit increased $12.0 million for a gross profit margin of 11.4% compared to 7.0% for the first six months of fiscal 1994. The specialty steel segment accounted for $8.1 million and $11.6 million of the increase in gross profit for the second quarter and six month periods, respectively. The increase in specialty steel segment gross profit and margin was attributable to improved operating efficiencies resulting from increased production volume, capital expenditure improvements, including the eccentric bottom tap project at Koppel, as well as increases in average selling prices, as discussed above. Gross profit margin for the fiscal 1995 second quarter declined, however, from a gross profit margin of 12.3% in the first quarter of fiscal 1995, due in large part to production and shipment interruptions caused by the failure and subsequent replacement of a 5000-HP motor in Newport's hot strip mill as well as increases in the cost of raw materials over the first quarter of fiscal 1995.

     The adhesives segment gross profit increased $0.2 million and $0.4 million for the second quarter and six month comparable periods, respectively. Gross profit margins were virtually unchanged for the comparable periods.

     Selling and administrative expenses increased $0.4 million and $1.3 million for the second quarter and six month comparable periods, respectively. Selling and administrative expenses declined as a percentage of net sales from 9.5% in the second quarter of fiscal 1994 to 6.9% in the current quarter and from 8.9% for the fiscal 1994 six month periods to 7.1% for the current six month period. The overall increase in selling and administrative expenses was primarily attributable to increased production and sales volumes as well as costs accrued in connection with litigation settled subsequent to the end of the fiscal 1995 second quarter. See "Other Matters -- Legal Matters".

     As a result of the above factors, operating income increased $7.9 million, from an operating loss of $4.4 million in the second quarter of fiscal 1994 to operating income of $3.5 million in the current quarter. For the six month period, operating income increased $10.7 million, from an operating loss of $2.7 million in fiscal 1994 to an operating profit of $8.0 million in the first six months of fiscal 1995. The specialty steel segment earned an operating profit of $4.1 million and $9.4 million for the second quarter and six month periods, respectively, compared to operating losses of $3.7 million and $1.6 million for the second quarter and six month periods of fiscal 1994, respectively. The improvement in operating results from the prior year periods were primarily due to an overall increase in shipments, as discussed above, as well as increases in selling prices and improvements in production efficiencies. The Company's second quarter operating results were negatively impacted, however, by production and shipment interruptions stemming from a motor failure at Newport's hot strip mill, as discussed above. The adhesives segment earned an operating profit of $0.3 million and $0.5 million for the three and six month periods, respectively, compared to $0.1 million and $0.4 million for the comparative periods of a year ago.

     Interest expense was virtually unchanged from the prior year comparable periods as a decline in interest expense on long-term obligations was offset by increases in the average borrowings and interest rates under the Company's short-term borrowings.

     Other income, net was $1.8 million and $2.2 million for the fiscal 1995 second quarter and six month periods, respectively, and increased by $1.7 million and $1.6 million over the prior year comparable periods, respectively, primarily due to the recording of property claims filed with the Company's insurance carrier in connection with the motor failure at Newport in the second quarter.

     As a result of the above factors, net income was $0.4 million, or $.03 per share in the second quarter of fiscal 1995 compared to a loss of $5.6 million, or a $.40 loss per share in the second quarter of fiscal 1994. For the six month period, net income was $0.5 million, or $.04 per share compared to $16.2 million, or $1.17 per share. Fiscal 1994 six month net income includes a one-time after-tax gain on the sale of KES of $21.5 million, or $1.56 per share, and income of $1.7 million, or $.12 per share, relating to the adoption of a new accounting standard.

FISCAL YEAR ENDED SEPTEMBER 24, 1994 COMPARED WITH FISCAL YEAR ENDED SEPTEMBER 25, 1993

     Fiscal 1994 specialty steel net sales, excluding KES, increased $36.0 million, or 15.3% from fiscal 1993. Total specialty steel net sales declined $54.6 million, or 16.8% from fiscal 1993, primarily due to the sale of KES, which had fiscal 1993 net sales of $90.5 million.

     Welded tubular net sales declined $7.9 million, or 6.3% on a volume decline of 9.9%. Fiscal 1994 welded tubular net sales were negatively impacted by a decline in second quarter shipments that resulted primarily from customers' resistance to announced price increases. Second quarter welded tubular net sales declined $7.9 million on a volume decline of 29.8% from the second quarter of fiscal 1993. The Company adjusted its selling prices in response to the decline and volume increased in the third quarter. Fiscal 1994 average selling prices for all welded tubular products increased 3.9% from 1993.

     Seamless tubular net sales increased $10.1 million, or 16.2% on a volume increase of 20.0%. The increase in seamless tubular net sales resulted primarily from an increase in shipments of seamless OCTG due in part to Koppel's increased recognition in the marketplace. Fiscal 1994 average selling prices for all seamless tubular products declined 3.2% due in part to an increased level of foreign imports of seamless OCTG in fiscal 1994.

     The average rig count increased 3.4%, from 757 for fiscal 1993 to 783 for fiscal 1994, according to Baker Hughes, Inc. The effects of this increase were offset by an increased level of imported tubular products resulting in downward pressure on tubular product prices for most of fiscal 1994.

     SBQ product net sales, excluding KES, increased $24.3 million, or 59.9% on a volume increase of 44.3%. SBQ product average selling prices increased 10.9% from fiscal 1993. SBQ product volume and prices increased as a result of stronger market demand over the prior year, combined with Koppel's increased recognition in the marketplace. The increase in net sales of "other" products was primarily attributable to an increase in shipments of hot rolled coils, which was a result of stronger market demand for this product over the prior year.

     Adhesives segment net sales increased $4.9 million, or 17.3%. The increase in adhesives segment net sales over the prior year was primarily the result of expansion of product lines acquired in fiscal 1993.

     Consolidated gross profit decreased $17.3 million from fiscal 1993 for a gross profit margin of 8.3% compared to 12.0% in fiscal 1993. The decline in gross profit and margin was primarily due to the sale of KES. KES had gross profit in fiscal 1993 of $19.1 million. Gross profit for the specialty steel segment, excluding KES, increased $0.3 million from fiscal 1993 for a gross profit margin of 6.5% compared to 7.4% in fiscal 1993. The decline in gross profit margin was partially attributable to a 20.6% increase in the Company's average steel scrap costs over fiscal 1993. The Company recovered a portion of the increase through higher selling prices for its SBQ products and hot rolled coils; however, it was generally unsuccessful in passing the increases in scrap costs through to tubular product customers. Newport and Erlanger's gross profit declined $5.3 million primarily as a result of increased steel scrap costs and the decline in welded tubular shipments as previously discussed as well as increased maintenance costs due to severe winter weather in the second fiscal quarter. Koppel's gross profit increased $5.4 million which was primarily attributable to improved operating efficiencies due to greater production and sales volume of SBQ and seamless tubular products, as previously discussed. These improvements were partially offset by increased steel scrap costs, lower seamless tubular average selling prices and the effects of severe winter weather conditions in the second fiscal quarter.

     The adhesives segment gross profit increased $1.5 million from fiscal 1993 for a gross profit margin of 23.2%, compared to 22.0% in fiscal 1993. The increase in gross profit and margin was primarily due to increased volume and improved selling prices.

     Selling and administrative expenses declined primarily as a result of the sale of KES and declined as a percentage of net sales from 8.7% in fiscal 1993 to 8.1% in fiscal 1994.

     As a result of the above factors, total specialty steel segment operating income declined $11.0 million primarily due to the sale of KES, which had fiscal 1993 operating income of $9.3 million. The specialty steel segment, excluding KES, earned an operating profit of $2.9 million in fiscal 1994 compared to $4.1 million in fiscal 1993. Of the $2.9 million specialty steel operating profit, Newport and Erlanger incurred a $6.1 million operating loss, compared to a $0.8 million loss in fiscal 1993; and Koppel earned a $9.0 million operating profit, compared to a $4.8 million operating profit in fiscal 1993. The adhesives segment earned an operating profit of $1.2 million, virtually unchanged from fiscal 1993.

     Interest income increased $1.5 million primarily due to an increase in average cash and short-term investment balances that resulted primarily from the sale of KES. Interest expense decreased $1.1 million, primarily as a result of a decrease in long-term debt obligations, partially offset by an increase in the average borrowings and interest rates under the Company's lines of credit. Other income increased $1.3 million primarily due to income on the sale of equipment.

     The sale of KES in the first quarter of fiscal 1994 resulted in a pre-tax gain of $35.3 million and increased net income and earnings per common share by $21.5 million and $1.56, respectively. See Note 2 to the audited annual Consolidated Financial Statements included herein.

     As a result of the above factors, income before extraordinary item and cumulative effect of a change in accounting principle was $11.5 million, or $.84 per share, for fiscal 1994, compared to a loss of $5.9 million, or a $.44 loss per share, for fiscal 1993. Excluding the effect of the after-tax gain on the sale of KES, the Company incurred a $10.0 million loss before cumulative effect of a change in accounting principle, or a $.72 loss per share, for fiscal 1994. The increase in the fiscal 1994 loss over fiscal 1993 was primarily attributable to the decline in sales in the second quarter as well as the absence of operating earnings from KES in fiscal 1994, as discussed above. See also "Quarterly Results."

     In the first quarter of fiscal 1994, the Company recorded an increase to net income of $1.7 million, or $.12 per share, for the cumulative effect of the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Statement 109). The adoption of Statement 109 had no impact on cash flow for fiscal 1994. A valuation allowance has not been recorded against deferred tax assets as it is estimated that such deferred tax assets will be realized through a reduction of taxes otherwise payable upon the reversal of existing taxable temporary differences. See Note 12 to the audited annual Consolidated Financial Statements included herein.

     During the first quarter of fiscal 1994, the Company also adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115). Statement 115 requires the Company to mark certain of its investments to market either through the income statement or directly to common shareholders' equity, depending on the nature of the investment. The impact on the Company's financial statements from the adoption of Statement 115 was not material.

FISCAL YEAR ENDED SEPTEMBER 25, 1993 COMPARED WITH FISCAL YEAR ENDED SEPTEMBER 26, 1992

     Net sales in fiscal 1993 increased $71.8 million, or 25.5% from fiscal 1992, to $353.1 million. The specialty steel segment net sales increased $68.6 million and the adhesives segment net sales increased $3.2 million.

     Welded tubular net sales increased $21.7 million, or 20.9% on a volume increase of 24.9%. The increase in welded tubular shipments resulted generally from an increase in market share as well as an increase in market activity, as evidenced by a modest increase in the number of oil and natural gas drilling rigs in operation in the United States. The rig count, which on average was 701 for fiscal 1992, increased approximately 8% to an average of 757 for fiscal 1993, according to Baker Hughes Inc. Overall average selling prices of welded tubular products declined 3.3% from fiscal 1992; however, prices generally improved quarter to quarter during fiscal 1993.

     Seamless tubular net sales increased $24.7 million, or 65.4% on a volume increase of 69.4%. Seamless tubular product shipments increased for reasons similar to those for the increase in welded tubular shipments. Average selling prices for seamless tubular products declined approximately 2.4%.

     SBQ product net sales, excluding KES, increased $11.8 million, or 41.1% on a volume increase of 42.4%. SBQ product shipments improved as a result of stronger market demand over the prior year. Average selling prices, however, remained virtually unchanged.

     KES's net sales increased $10.1 million, or 12.6% on a 12.2% increase in volume. Average selling prices remained virtually unchanged from fiscal 1992. The increase in shipments resulted from continued improvement in the various markets served by KES.

     Imperial's net sales increased $3.2 million, or 12.8%, primarily the result of the acquisition of new product lines as well as price increases.

     Consolidated gross profit increased $11.4 million from fiscal 1992 to $42.5 million, or a 12.0% gross profit margin compared to 11.0% in fiscal 1992. Specialty steel gross profit, excluding KES, increased $9.7 million from fiscal 1992 for a gross profit margin of 7.4% compared to 4.3% in fiscal 1992.

     Newport and Erlanger's gross profit increased $2.1 million from fiscal 1992. The increase was primarily due to improved operating efficiencies resulting from increased production volumes, offset by increased steel scrap costs and lower overall selling prices. Gross profit at Koppel increased $7.6 million as a result of significant improvements in production efficiencies due to increased production volume for seamless tubular and SBQ products over fiscal 1992. Gross profit at Koppel was also negatively impacted by lower average selling prices and higher steel scrap costs compared to fiscal 1992. KES's gross profit increased $0.9 million, primarily as a result of increased volume as previously discussed, partially offset by increases in the cost of steel scrap.

     The adhesives segment gross profit increased $0.9 million for a gross profit margin of 22.0% compared to 21.3% in fiscal 1992. The increase in gross profit and margin was primarily due to increased sales volume and operating efficiencies.

     Selling and administrative expenses increased $1.2 million, or 4.0% and declined as a percentage of sales from 10.5% in fiscal 1992 to 8.7% in fiscal 1993. The overall increase in selling and administrative expenses was primarily attributable to increased production and sales volumes.

     As a result of the above factors, the specialty steel segment earned an operating profit of $13.4 million in fiscal 1993 compared to $3.4 million in fiscal 1992. Of the $13.4 million specialty steel segment operating profit, Newport and Erlanger incurred a $0.8 million loss, compared to a $2.0 million loss in fiscal 1992; Koppel earned a $4.8 million profit, compared to a $3.0 million loss in fiscal 1992 and KES earned a $9.3 million profit, compared to an $8.4 million profit in fiscal 1992. The adhesives segment earned an operating profit of $1.1 million in fiscal 1993 compared to $0.5 million in fiscal 1992.

     Interest expense decreased $0.7 million primarily as a result of a reduction in long-term debt obligations.

     During the fourth quarter of fiscal 1993, Newport shut down its melt shop operations for nineteen days when it was discovered that a radioactive substance was accidentally melted, resulting in the contamination of the melt shop's electric arc furnace emission control facility, or "baghouse" facility. A similar incident, having occurred in the third quarter of fiscal 1992, shut down Newport's melt shop facilities for twenty-three days. The source of the radiation in these incidents was contained in incoming shipments of scrap metal and was not detected by monitors that check incoming steel scrap. In response, the Company incurred capital expenditures to install additional state-of-the-art radiation detection systems in various locations throughout the Newport plant.

     The Company incurred estimated losses as a result of the extended outages and costs to restore the melt shop and related facilities back to operations, including estimated costs to dispose of the radiation contaminated baghouse dust, of $7.2 million and $4.1 million, in fiscal 1993 and 1992, respectively. With respect to the 1993 incident, through April 1, 1995, the Company has recovered $3.9 million through insurance, and expects to recover and has recorded a $2.1 million receivable relating to insurance claims for the recovery of disposal costs which will be filed with the Company's insurance company at the time such disposal costs are incurred. No recovery has been made nor recorded for the fiscal 1992 incident and the Company is evaluating available legal remedies. The losses and costs attributable to these incidents, net of insurance claims, resulted in an extraordinary charge of $1.1 million, net of applicable income tax benefit of $0.7 million, or an $.08 loss per share, in fiscal 1993 and an extraordinary charge of $2.5 million, net of applicable income tax benefit of $1.6 million, or a $.19 loss per share, in fiscal 1992. See "Other Matters" for a further discussion related to these incidents.

     As a result of the above factors, the Company incurred a loss before extraordinary item of $5.9 million, or a $.44 loss per share, for fiscal 1993, compared to a loss before extraordinary item of $13.4 million, or a $.99 loss per share, for fiscal 1992. The decline in losses was primarily attributable to increased specialty steel segment sales and operating income, particularly at Koppel, as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     Working capital at April 1, 1995 was $35.5 million compared to $45.2 million at September 24, 1994 and $39.1 million at September 25, 1993. The current ratio at April 1, 1995 was 1.35 to 1 compared to 1.50 to 1 at September 24, 1994 and 1.45 to 1 at September 25, 1993. At April 1, 1995, the Company had cash and short-term investments totaling $21.4 million compared to $44.5 million at September 24, 1994 and $9.3 million at September 25, 1993. At April 1, 1995, the Company had aggregate lines of credit available for borrowing of $34.9 million, including a $16.2 million line of credit restricted for use at Koppel, of which a total of $29.9 million was outstanding. These lines have interest rates ranging from 1/2% to 1 1/2% over prime and expire in fiscal 1995 and 1996. At April 1, 1995, approximately $8.7 million in cash and short-term investments were restricted, primarily in connection with cash collateralized letters of credit. Contemporaneously with the Offering, the Company will enter into the Credit Facility, which is expected to be undrawn upon completion of the Offering. The initial term of the Credit Facility is three years, but may be terminated earlier or extended for successive one year periods. Interest on the revolving advances shall accrue at a rate per annum of (a) the sum of the alternate base rate (which is the higher of prime rate or 1/2% over the federal funds rate) plus 1% with respect to domestic rate loans or (b) the sum of the Eurodollar rate (based on LIBOR) plus 2 3/4% with respect to Eurodollar rate loans.

     Net cash flow used in operating activities totaled $5.9 million in the first six months of fiscal 1995, compared to $5.8 million used in the comparable prior year period. The Company recorded net income of $0.5 million in the first six months of fiscal 1995 compared to a fiscal 1994 six month net loss of $7.1 million before the effect of the sale of KES and the adoption of Statement 109. Major uses of cash in operating activities for fiscal 1995 included a $6.4 million increase in trade accounts receivable and a $13.3 million increase in inventories resulting from an increase in business activity and, for the increase in inventories, unusually low levels at fiscal year end due to scheduled maintenance outages at Newport as well as a temporary buildup associated with production and shipment interruptions at Newport, as previously discussed. Other current assets increased $2.9 million primarily due to the recording of various insurance claims. Offsetting these uses were $9.7 million in non-cash depreciation charges and $6.1 million resulting from an increase in accounts payable. Accounts payable increased primarily due to the increase in inventories and a general increase in business activities.

     Fiscal 1994 six month cash flows from operating activities, before the effect of the sale of KES and the adoption of Statement 109, were primarily impacted by an increase in inventories, offset by a decrease in trade accounts receivable and other current assets and an increase in accrued liabilities. The increase in inventories was the result of unusually low levels at the end of fiscal 1993, due in part to a fiscal 1993 fourth quarter shutdown at Newport, as discussed in "Results of Operations". The decrease in other current assets resulted primarily from the sale of land held for development and the increase in accrued liabilities was primarily attributable to an increase in accrued income taxes related to the gain on the sale of KES.

     The Company incurred $7.3 million in capital expenditures during the first six months of fiscal 1995, primarily related to improvements to and acquisition of machinery and equipment in the specialty steel segment. The Company currently estimates that capital spending in fiscal 1995 will approximate $13.2 million. It is anticipated that capital spending will be funded through cash flow from operations and available borrowing sources as well as available cash and short-term investments. For further information pertaining to the Company's capital plans for fiscal 1995 and beyond see "Business -- Operating Cost Improvements" and "Business -- Strategy -- Implement Capital Improvement Program." During the first six months of fiscal 1995, short-term investments decreased $20.0 million, due in large part to an increase in net working capital, particularly the inventory component. Management expects inventory levels will decline during the remainder of the year as a portion of the increase was attributable to a temporary inventory buildup associated with production and shipment interruptions at Newport, as previously discussed.

     As a result of the sale of KES in the first quarter of fiscal 1994, the Company received $45.6 million in cash and $4.8 million in common stock of the new entity. In addition, the Company received

$6.8 million in cash from the new entity in satisfaction of a dividend declared by KES prior to the sale. As part of the Refinancing Transaction, the Company intends to use a substantial amount of its available cash balances to repay a portion of its existing debt. See "Use of Proceeds" and "Summary of the Refinancing Transaction." The Company intends to hold as an available-for-sale investment the common stock acquired in the sale of KES. As of April 1, 1995 and September 24, 1994, such common stock was recorded at $3.5 million and $4.6 million, respectively, and has resulted in a direct after-tax charge to common shareholders' equity of $0.7 million in the first six months of fiscal 1995.

     Net cash flows used by financing activities were $9.5 million in the first six months of fiscal 1995. The Company made scheduled payments on long-term debt obligations of $9.8 million during the first six months and increased its borrowings under its lines of credit by $1.0 million. Scheduled long-term debt maturities are $15.5 million (inclusive of $9.8 million paid through April 1, 1995), $19.0 million and $18.6 million for fiscal 1995, 1996 and 1997 respectively. As discussed in "Use of Proceeds," the proceeds of the Offering will be used to refinance a significant portion of the Company's long-term debt, which will result in minimal term debt amortization requirements over the next three years.

     Certain of the Company's loan agreements contain covenants restricting the payment of dividends to its shareholders. Under the most restrictive of these covenants, retained earnings available for dividends are computed under a formula which is based in part on the earnings and losses of the Company after fiscal 1988. Under this covenant, the Company is currently prohibited from paying dividends to its shareholders.

     The Company believes that its current available cash and short-term investments, its cash flow from operations and borrowing sources will be sufficient to meet its anticipated operating cash requirements, including capital expenditures, for at least the next twelve months.

     Cash flow used in operating activities totaled $4.3 million in fiscal 1994. Major components include a net loss before the effect of the gain on the sale of KES and the adoption of Statement 109 of $10.0 million, a $7.9 million increase in accounts receivable, a $1.2 million decrease in long-term deferred taxes and a $3.2 million increase in inventories. Partially offsetting these uses of operating cash flow were non-cash depreciation and amortization charges of $18.8 million, a decrease in refundable income taxes and other current assets of $2.6 million and $2.7 million, respectively, and an increase in accounts payable of $5.8 million. The increases in accounts receivable, inventories and accounts payable were primarily attributable to the increase in business activity in the specialty steel segment. Other current assets decreased primarily due to the receipt of insurance claims recorded in fiscal 1993. Cash flows from operating activities were also reduced by $4.9 million for income taxes paid, which resulted from the sale of KES.

     Cash flows from operating activities were $2.4 million in fiscal 1993 compared to $8.5 million in fiscal 1992. Major uses of cash in operating activities in fiscal 1993 included a net loss of $7.0 million, an increase in accounts receivable of $11.5 million, resulting primarily from an increase in business activity in the specialty steel segment, and an increase in other current assets of $7.2 million, resulting primarily from the recording of insurance claims. Increases in operating cash flows resulted from increases in accounts payable and accrued liabilities of $1.0 million and $6.8 million, respectively, which were primarily attributable to the increase in business activity in the specialty steel segment and the recording of environmental remediation liabilities.

     Major uses of cash in operating activities in fiscal 1992 included a net loss of $15.9 million and an increase in accounts receivable of $11.5 million that was primarily attributable to the increase in business activity in the specialty steel segment, offset by a decrease in refundable income taxes of $7.1 million. In addition, increases in net cash flows of $10.0 million resulted from increases in accounts payable and accrued liabilities, primarily attributable to the increase in business activity in the specialty steel segment.

     The Company incurred $11.8 million, $6.1 million and $4.1 million in capital expenditures during fiscal 1994, 1993 and 1992, respectively. Such capital expenditures were primarily related to the acquisition of machinery and equipment in the specialty steel segment. For fiscal 1994, the most significant expenditure was the $2.2 million acquisition of a tubular processing facility located near Houston, Texas. Included in total capital spending for fiscal 1994, 1993 and 1992 was $0.8 million, $0.3 million and $0.2 million, respectively, related to the Company's environmental control facilities.

     Net cash flows used by financing activities were $4.4 million in fiscal 1994. During fiscal 1994, the Company made payments on long-term debt obligations of $7.2 million and increased its borrowings under its lines of credit by $1.9 million.

     Cash flows from financing activities in fiscal 1993 and 1992 included net repayments on long-term debt obligations of $7.9 million and $6.6 million, respectively, and increased borrowings under the Company's lines of credit of $6.3 million and $4.0 million, respectively.

INFLATION

     The Company believes that inflation has not had a material effect on its results of operations to date. Generally, the Company experiences inflationary increases in its costs of raw materials, energy, supplies, salaries and benefits and selling and administrative expenses. Except with respect to significant increases in steel scrap prices as discussed herein, the Company has generally been able to pass these inflationary increases through to its customers.

OTHER MATTERS

  Legal Matters

     In fiscal 1994, Newport was named as a co-defendant in a claim for breach of implied warranty in the United States District Court for the Southern District of Texas arising from the failure of two joints of welded pipe during testing of an off-shore pipeline. Subsequent to the end of the fiscal 1995 second quarter, the Company reached a settlement for an amount significantly less than the plaintiff's original claim and the litigation was dismissed. The settlement was funded in part with insurance proceeds and in part from the Company's existing cash balances. The Company is subject to various claims, lawsuits and administrative proceedings arising in the ordinary course of business with respect to commercial, product liability and other matters, which seek remedies or damages. Based upon its evaluation of available information, management does not believe that any such matters, including the above-mentioned settlement, are likely, individually or in the aggregate, to have a material adverse effect upon the Company's consolidated financial position, results of operations or cash flows.

  Environmental Matters

     The Company is subject to federal, state and local environmental laws and regulations, including, among others, RCRA, the Clean Air Act, the 1990 Amendments, the Clean Water Act and all regulations promulgated in connection therewith, including those concerning the discharge of contaminants as air emissions or waste water effluents and the disposal of solid and/or hazardous wastes such as electric arc furnace dust. As such, the Company is from time to time involved in administrative and judicial proceedings and administrative inquiries related to environmental matters.

     As with other similar mills in the industry, the Company's steel mini-mills produce dust which contains lead, cadmium, and chromium and is classified as a hazardous waste. The Company currently collects the dust resulting from its electric arc furnace operations through emission control systems and contracts with a company for treatment and disposal of the dust at an EPA-approved facility. The Company also has on its property at Newport a permitted hazardous waste disposal facility.

     The occurrences of accidental melting of radioactive materials previously discussed have not resulted in any notice of violations from federal or state environmental regulatory agencies. The Company is investigating and evaluating various issues concerning storage, treatment and disposal of the radiation contaminated baghouse dust; however, a final determination as to method of treatment and disposal, cost and further regulatory requirements cannot be made at this time.

Depending on the ultimate timing and method of treatment and disposal, which will require appropriate federal and state regulatory approval, the actual cost of disposal could substantially exceed current estimates and the Company's insurance coverage. As of April 1, 1995, claims recorded in connection with disposal costs exhaust available insurance coverage. Based on current knowledge, management believes the recorded gross reserves of $4.4 million for disposal costs pertaining to these incidents are adequate.

     In March 1995, Koppel entered into a Consent Order with the EPA relating to the Assessment completed by the EPA and the Pennsylvania Department of Environmental Resources. The Assessment was performed in connection with a permit application pertaining to a landfill that is adjacent to the Koppel facilities. The Assessment identified potential releases of hazardous constituents at or adjacent to the Koppel facilities prior to the Company's acquisition of the Koppel facilities. The Consent Order establishes a schedule for investigating, monitoring, testing and analyzing the potential releases. Contamination documented as a result of the investigation may require cleanup measures. Pursuant to various indemnity provisions in agreements entered into at the time of the Company's acquisition of the Koppel facilities in fiscal 1991, certain parties agreed to indemnify the Company against various known and unknown environmental matters. While such parties have not at this time acknowledged full responsibility for potential costs under the Consent Order, the Company believes that the indemnity provisions provide for it to be fully indemnified against all matters covered by the Consent Order, including all associated costs, claims and liabilities.

     Subject to the uncertainties concerning the Consent Order and the storage and disposal of the radiation contaminated baghouse dust, the Company believes it is in compliance in all material respects with all applicable environmental regulations.

     Regulations resulting from the 1990 Amendments that will pertain to the Company's electric arc furnace operations are currently not expected to be promulgated until 1997 or later. The Company cannot predict the level of required capital expenditures resulting from future environmental regulations such as those forthcoming as a result of the 1990 Amendments. However, the Company believes that while the 1990 Amendments may require additional expenditures, such expenditures will not have a material impact on the Company's business or consolidated financial position for the foreseeable future. Capital expenditures during fiscal 1995 for the Company's environmental control facilities are not expected to be material; however, such expenditures could be influenced by new and revised environmental laws and regulations.

     As of April 1, 1995, the Company had environmental remediation reserves of $4.7 million, of which $4.4 million pertain to accrued disposal costs for radiation contaminated baghouse dust. As of April 1, 1995, the possible range of estimated losses related to the environmental contingency matters discussed above in excess of those accrued by the Company is $0 to $3.0 million; however, with respect to the Consent Order, the Company cannot estimate the possible range of losses should the Company ultimately not be indemnified. Based upon its evaluation of available information, and subject to third party indemnities discussed above, management does not believe that any of the environmental contingency matters discussed above are likely, individually or in the aggregate, to have a material adverse effect upon the Company's consolidated financial position, results of operations or cash flows. However, the Company cannot predict with certainty that new information or developments with respect to the Consent Order or its other environmental contingency matters, individually or in the aggregate, will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

QUARTERLY RESULTS

     The following table provides certain summary financial information for the first and second quarter of fiscal 1995 and for each of the four quarters of fiscal 1994 and fiscal 1993. Information for fiscal 1993 includes the results of KES which was sold in October 1993.

                        FISCAL 1995                      FISCAL 1994                                  FISCAL 1993
                     ------------------  --------------------------------------------  ------------------------------------------
                      SECOND    FIRST     FOURTH      THIRD       SECOND      FIRST     FOURTH      THIRD     SECOND      FIRST
                     QUARTER   QUARTER   QUARTER     QUARTER     QUARTER     QUARTER   QUARTER     QUARTER   QUARTER     QUARTER
                     --------  --------  --------    --------    --------    --------  --------    --------  --------    --------
                     (IN THOUSANDS OF DOLLARS, EXCEPT PER TON DATA)
Net sales.........   $ 97,055  $ 93,489  $ 84,602    $ 80,807    $ 66,012    $ 71,959  $ 93,205    $ 95,363  $ 86,735    $ 77,779
Gross profit......     10,145    11,490     8,394       7,203       1,831       7,791    12,162      12,686    10,282       7,366
Operating income
 (loss)...........      3,457     4,558     1,966       1,377      (4,465)      1,811     4,300       4,904     2,290         178
Net income
 (loss)...........        447        75      (960)     (1,990)     (5,583)     21,741    (1,532)         11    (2,115)     (3,355)
Specialty steel
 net sales:
 Tubular products
   OCTG
     products.....   $ 34,387  $ 41,178  $ 35,025    $ 27,842    $ 23,351    $ 29,757  $ 29,517    $ 26,820  $ 23,971    $ 26,053
   Line pipe
     products.....     15,651    11,237    11,386      14,492       9,461       8,323    11,055      17,491    16,093      11,244
 SBQ products.....     23,808    19,459    15,848      18,197      16,467      14,346    13,337      10,551     9,142       7,531
 Hot rolled coil
   products.......      2,718     3,424     4,260       3,669       2,577       3,232       445       1,805        --          --
 Other
   products(1)....     11,663     9,418     9,598       8,015       6,491       8,104     7,243       6,880     7,917       7,365
                     --------  --------  --------    --------    --------    --------  --------    --------  --------    --------
   Total,
     excluding
     KES..........     88,227    84,716    76,117      72,215      58,347      63,762    61,597      63,547    57,123      52,193
 KES..............         --        --        --          --          --          --    23,557      24,710    22,932      19,348
                     --------  --------  --------    --------    --------    --------  --------    --------  --------    --------
   Total specialty
     steel net
     sales........   $ 88,227  $ 84,716  $ 76,117    $ 72,215    $ 58,347    $ 63,762  $ 85,154    $ 88,257  $ 80,055    $ 71,541
                     ========  ========  ========    ========    ========    ========  ========    ========  ========    ========
Tons shipped:
 Tubular products
   Welded OCTG....     36,100    50,200    45,700      30,800      25,900      35,800    41,000      30,100    29,900      41,100
   Seamless
     OCTG.........     20,800    20,600    17,100      16,300      13,800      14,600    13,000      14,600    12,200       8,900
   Welded line
     pipe.........     26,600    20,700    20,300      27,600      17,400      17,500    20,000      34,200    32,800      23,900
   Seamless line
     pipe.........      3,800     2,500     3,400       3,800       2,600         900     3,900       4,600     3,800       2,100
 SBQ products.....     47,300    42,800    36,000      41,000      37,000      33,900    32,200      26,900    23,300      20,100
 Hot rolled coil
   products.......      7,400     8,800    12,300      10,300       7,100       9,100     1,400       5,200        --          --
 Other
   products(1)....     30,900    24,000    25,600      20,900      15,600      18,700    17,900      18,400    22,000      20,300
                     --------  --------  --------    --------    --------    --------  --------    --------  --------    --------
   Total,
     excluding
     KES..........    172,900   169,600   160,400     150,700     119,400     130,500   129,400     134,000   124,000     116,400
 KES..............         --        --        --          --          --          --    62,400      66,100    62,600      53,300
                     --------  --------  --------    --------    --------    --------  --------    --------  --------    --------
   Total tons
     shipped......    172,900   169,600   160,400     150,700     119,400     130,500   191,800     200,100   186,600     169,700
                     ========  ========  ========    ========    ========    ========  ========    ========  ========    ========
Average selling
 price per ton:
   Welded tubular
     products.....   $    455  $    446  $    429    $    418    $    423    $    417  $    412    $    414  $    399    $    401
   Seamless
     tubular
     products.....        758       780       738         776         782         869       801         823       808         823
   SBQ products...        503       454       441         443         445         424       413         392       393         375

- ---------------
(1) Other products include seamless mechanical tubing and products classified as secondary and limited service.

     The sale of KES increased fiscal 1994 first quarter net income by $21.5 million. In addition, in the fiscal 1994 first quarter, the Company recorded the cumulative effect of the adoption of Statement No. 109, "Accounting for Income Taxes," which increased net income by $1.7 million.

     Fiscal 1994 second quarter results were negatively affected by a decline in welded tubular shipments that resulted primarily from customers' resistance to announced price increases. Fiscal 1994 second quarter welded tubular sales declined by approximately $7.9 million from the comparable fiscal 1993 quarter. The Company adjusted its welded tubular selling prices in response to the decline and volume recovered in the third quarter of fiscal 1994. In addition, fiscal 1994 second quarter results were negatively impacted by severe winter weather conditions.

                                    BUSINESS

GENERAL

     The Company produces a diverse group of specialty steel products consisting of: (i) seamless and welded tubular goods primarily used in oil and natural gas drilling and production operations; (ii) line pipe used in the transmission of oil, natural gas and other fluids; (iii) SBQ products primarily used in the manufacture of heavy industrial equipment, trucks and off-road vehicles; and
(iv) hot rolled coils which are sold to service centers and other manufacturers for further processing. The Company manufactures these specialty steel products at its two mini-mills, located in Koppel, Pennsylvania and near Newport, Kentucky. The Koppel facilities include modern melting and tubemaking operations and the Newport facility is the only mini-mill with continuous casting capabilities manufacturing welded tubular products in the United States. The Company sold 513,300 tons of specialty steel products in the twelve months ended March 26, 1994 and 653,500 tons for the twelve months ended April 1, 1995.

     A separate subsidiary of the Company, Imperial, manufactures industrial adhesive products, and accounted for 10% of the Company's net sales for the twelve months ended April 1, 1995.

     The Company completed an initial public offering of its common stock in 1988. Current executive officers and directors of the Company, as a group, currently beneficially own 36.8% of the Company's common stock. The Company's common stock is traded on the New York Stock Exchange under the symbol "NSS." The address of the Company's principal place of business is Ninth & Lowell Streets, Newport, Kentucky 41072 and its telephone number is (606) 292-6809.

HISTORY

     The Company was incorporated in 1980 for the purpose of purchasing the idled steel-making facilities of Newport Steel Works from Interlake, Inc. for approximately $23 million. The Company successfully restarted the Newport facilities in 1981, and has subsequently made four strategic acquisitions to increase its steel-making capacity and to extend and diversify its specialty steel product lines. In each of these acquisitions, the Company purchased idled and undervalued production facilities where it had identified readily obtainable cost saving and operating improvement opportunities. Prior to each purchase, the Company recruited a skilled work force and negotiated new and favorable labor contracts with flexible work rules. The Company has assumed no legacy costs, such as retirement or health benefits, with respect to former employees of the facilities.

     In June 1994, the Company acquired a tubular products processing facility located near Houston in Baytown, Texas ("Baytown") for $2.2 million. The facility, which commenced operations in October 1994, finishes production tubing, casing and drill pipe and provides a company-owned stocking location in the heart of the southwest oil and natural gas drilling region. The Company can deliver product to Baytown from both Koppel and Newport by barge. The Company believes that Baytown will lower its finishing costs, increase its product range and increase the geographic market in which it can competitively offer its product since it can ship tubular products to Baytown by barge, and then stock or reship either finished or plain-end tubular products directly to customers in the southwest by truck.

     In October 1990, the Company acquired Koppel Steel Corporation from B&W for $96.7 million. This acquisition extended the Company's product line to seamless OCTG and line pipe and SBQ products. The Koppel tubemaking facility was built in 1977 and the melt shop facilities were built in 1984 at a combined cost significantly in excess of $100 million. B&W built and operated these facilities until they closed the facilities in 1988 due in part to labor contract problems. Before reopening the facilities, the Company was able to negotiate a new and favorable labor contract that afforded the Company labor costs significantly below the steel industry average. Since restarting the facility, the Company has successfully implemented a number of productivity and operational improvements which reduced manufacturing costs. Through the Koppel facility, the Company believes it has established itself as a significant producer in the seamless OCTG market.

     In August 1986, the Company acquired Kentucky Electric Steel Corporation, a mini-mill producer of SBQ products located near Ashland, Kentucky, for approximately $7.3 million. As with Newport and Koppel, at the time of its acquisition by the Company, KES had been closed due to labor contract problems. The Company restarted the mill and began shipping products in November 1986. Although KES had not been profitable for several years prior to its closing, KES incurred start-up losses for only the first six months of fiscal 1987 and was profitable for every quarter thereafter. The Company sold KES in October 1993 for cash and stock totaling $50.4 million. The Company believes the sale maximized the return on its investment in KES.

     In June 1986, the Company acquired Erlanger Tubular Corporation, a tubular products finishing facility located near Tulsa, Oklahoma, for approximately $4.5 million. Erlanger provides the Company with the capability of heat treating and end finishing tubular products manufactured either by the Company or by other tubular products producers and allows the Company to maintain another inventory site in the southwest.

     The Company acquired Imperial Adhesives, Inc. in 1985 for $2.5 million. Imperial produces water-borne, solvent-borne and hot melt adhesives for a number of product assembly applications. See "-- Imperial Adhesives."

MANUFACTURING FACILITIES AND PROCESS

  Koppel Facilities

     The Company manufactures seamless OCTG and line pipe and SBQ products at facilities located in Koppel and Ambridge, Pennsylvania. The operations consist of a melting and casting facility and bar mill located in Koppel and a seamless tubemaking facility located approximately 20 miles away in Ambridge. See "-- Specialty Steel Products -- OCTG Products -- Seamless OCTG Products" and "-- Special Bar Quality Steel Products."

     The production of seamless OCTG product is a technically demanding, capital intensive manufacturing process that requires specialized equipment. The Company's seamless tubemaking facilities are designed for making OCTG in the smaller size range from 1.9 to 5.0 inches in outside diameter. The Company is one of only two producers of seamless production tubing in the United States; there are several foreign producers.

     The tubemaking facility located in Ambridge consists of a piercer, a mandrel mill and a transval mill. The tubemaking facility includes a highly-automated rotary hearth furnace where round billets ("tube rounds") are reheated to temperatures over 2,200 degrees Fahrenheit. Tube rounds exit the furnace to a piercer where a hollow tube is formed. Hollow tubes are then rolled to a specific size and wall thickness by passing through either the mandrel mill or transval mill. Seamless tubular products are produced in both carbon and alloy grades.

     The Company's melting and casting facilities at Koppel consist of an 80 ton Ultra-High Powered ("UHP") electric arc furnace, a ladle refining station and a computer-controlled four-strand continuous bloom/billet caster. Select grades of steel scrap are melted utilizing the UHP furnace. Molten steel, reaching temperatures of approximately 3,000 degrees Fahrenheit, is tapped from the UHP furnace into a ladle and transported to the ladle refining station. The ladle refining station allows for the addition of alloys, thereby providing precise chemical compositions, while maintaining the molten steel at proper temperatures for the caster. Once the chemistries are analyzed and conformed to metallurgical standards, the ladle is carried by crane to the continuous bloom/billet caster. The continuous bloom/billet caster is capable of casting 9-inch square blooms or 5.5-inch round billets. Blooms and billets are further processed at the tubemaking facilities into seamless tubular products or at the bar facilities into SBQ products, or they can be sold to third parties as "as cast" (unfinished) product.

     At the bar mill, blooms are reheated in a highly-automated rotary hearth furnace to temperatures over 2,200 degrees Fahrenheit. Upon exiting the furnace, blooms pass through a series of rolls, reshaping the steel into round bars.

     Koppel is certified by the American Petroleum Institute ("API") enabling the Company to sell its OCTG products as API-certified. The API establishes design standards and procedural specifications for producers of OCTG products. API-certified products are demanded by the major oil and natural gas exploration and production companies as well as other customers.

  Newport Facilities

     The Newport facilities located near Newport, Kentucky, which are also API-certified, consist of a melt shop housing three 100-ton electric arc furnaces, a modern ladle metallurgy station, a continuous slab caster and a walking-beam slab reheat furnace, a hot strip mill, an 8-inch welded pipe mill and a 16-inch welded pipe mill. See "-- Specialty Steel Products -- OCTG Products -- Welded OCTG Products" and "-- Hot Rolled Coils." The ladle metallurgy station, continuous slab caster and walking-beam slab reheat furnace were installed in 1990. The 16-inch welded pipe mill was installed in 1984. Newport is the only mini-mill manufacturing welded tubular products in the United States with continuous casting capabilities. The Newport facilities also include a barge loading facility for shipping product by river and inland waterway.

     In addition, the Company recently purchased 34.5 acres of land adjacent to the Newport facilities which it intends to utilize in the future for unloading and handling incoming steel scrap by barge. The ability to receive steel scrap by barge will significantly increase the geographic area from which the Company can purchase steel scrap at a competitive cost and thereby should partially insulate the Company from temporary local supply imbalances. The Company currently receives its incoming steel scrap at its Newport operations by rail and truck.

     The production process for the Company's welded tubular products involves three separate operations: melting, rolling and pipe making. Steel scrap is first charged and melted into molten steel utilizing the electric arc furnaces. The molten steel is then "tapped" from the furnace and refined in a state-of-the-art ladle metallurgy station. The ladle metallurgy station allows for the precise control of temperatures and chemistries and enables continuous production sequencing of the molten steel to the continuous slab caster, thereby enhancing melt shop productivity. After metallurgical standards have been met, the molten steel is "cast" into slabs which are cut to length and lifted onto specially designed rail cars for transport to the adjacent reheat furnace. Slabs are processed through the walking-beam slab reheat furnace where they are evenly heated to temperatures of over 2,400 degrees Fahrenheit. Slabs exit directly from the reheat furnace onto the hot strip rolling mill where they are reduced to desired thickness and rolled into coils in sizes up to 50-inch maximum width. Coils are then either slit and formed into welded tubular products at one of Newport's two pipe making facilities or are sold as hot rolled coils.

  Erlanger and Baytown Facilities

     The Company processes and finishes a portion of its own welded and seamless tubular products, and to a lesser extent those of other tubular producers, at Erlanger and Baytown. The finishing processes at Erlanger include upsetting, which is a forging process that thickens tube ends; heat treating, which is a furnace operation designed to strengthen the steel; straightening; coating for rust prevention; and threading. Currently, Baytown is capable of upsetting, coating and threading. One of the projects included in the Company's capital expenditures program is to expand the Company's finishing capabilities at Baytown. Erlanger and Baytown have approximately 21 and 30 acres, respectively, available for storage of tubular products.

     The waterway locations of Erlanger, near Tulsa, and Baytown, near Houston, allow the Company to transport its product directly from Newport and Koppel to the southwest market by barge, the least expensive means of transportation. After finishing, products are either immediately reshipped to customers or stored as inventory to enable the Company to respond quickly to customer needs. According to the Oil and Gas Journal, approximately 60% of all oil and natural gas wells drilled in the United States (as measured by total feet drilled) from 1991 to 1993 were located in Texas, Oklahoma, Louisiana and New Mexico. The Company believes it gains strategic marketing and cost advantages by having finishing, stocking and distribution locations in the heart of the U.S. drilling market. In addition, by operating its own finishing facilities, the Company is able to control product quality and cost, respond quickly to customer shipment requirements and effectively control inventory.

  Capacity Utilization

     Due to adverse conditions in the OCTG market, which is the Company's largest primary end-user market, the Company has been operating its facilities at less than optimal capacity utilization rates as indicated in the table below. The Company has excess production capacity that it believes it can access quickly and with minimal additional fixed costs, if and when the OCTG market improves.

                                                              CAPACITY UTILIZATION
                                                        --------------------------------
                                                                            FISCAL YEAR
                                                        TWELVE MONTHS          ENDED
                                     RATED CAPACITY         ENDED            SEPTEMBER
             FACILITY                  (IN TONS)        APRIL 1, 1995          1994
- -----------------------------------  --------------     --------------     -------------
Koppel facilities
  Melt shop........................      400,000             77.9%             69.6%
  Bar mill.........................      200,000             90.8%             85.0%
  Seamless tube mill...............      200,000             59.6%             50.5%
Newport facilities
  Melt shop........................      700,000             60.6%             52.5%
  Hot strip rolling mill...........      750,000             52.5%             47.1%
  Welded pipe mills................      580,000             55.3%             46.5%

OPERATING COST IMPROVEMENTS

     The Company has invested over $100 million in the last six fiscal years to maintain and modernize its steel-making facilities. These capital improvements have enabled the Company to improve operating efficiencies and reduce costs.

     For the Newport facilities, major expenditures during that period include:

          (i) The completion in fiscal 1990 of a $45 million continuous slab caster, including a walking-beam slab reheat furnace, to replace the less efficient method of ingot production, resulting in a significant improvement in prime product yield, lower reheat costs and greater productivity in the hot strip rolling mill;

          (ii) The completion in fiscal 1990 of a $4 million ladle metallurgy station which allows the steel refining process to occur in the ladle rather than the furnace, providing for a more precise metallurgical control and improved equipment efficiency, material yield and product quality; and

          (iii) The addition in fiscal 1989 of a $6 million baghouse facility to improve electric arc furnace dust collection and enable the melt shop to simultaneously operate all three electric arc furnaces.

     For the Koppel facilities, major expenditures during that period include:

          (i) The acquisition in fiscal 1994 of the Baytown facility for $2.2 million to extend the Company's finishing capacity and provide access to the Houston market;

          (ii) A $1.3 million rebuild in fiscal 1991 of the tube mill rotary hearth furnace to enhance the reliability and efficiency of reheating tube rounds; and

          (iii) a $1.1 million rebuild in fiscal 1993 of the bar mill rotary hearth furnace, to enhance product quality and provide more efficient reheating of blooms.

     In addition to achieving operating cost improvements through modernizing the steel-making facilities, the Company has consistently focused on ways to reduce its labor costs. The Company's average labor cost per hour (including all benefits) was $24.31 for its Newport facilities and $18.85 for its Koppel facilities for the first six months of fiscal 1995. According to the AISI, the industry average labor cost per hour was $33.56 for the same period. The Company does not provide retiree benefits.

     As indicated in the following table, average manufacturing costs and man hours per ton shipped have declined at both the Newport and Koppel facilities. These productivity measures are influenced by the capital improvements and other operating cost improvements implemented by the Company over the periods presented. In addition, the level of production and shipments as well as product mix has a significant influence on these productivity measures. The following data should be read in conjunction with the more detailed "tons shipped" product volume and sales information included in the "Summary Consolidated Financial Data" and "Selected Consolidated Financial Data."

                                      TWELVE
                                      MONTHS
                                       ENDED
                                       APRIL
                                        1,                      FISCAL YEAR ENDED SEPTEMBER
                                      -------     --------------------------------------------------------
                                       1995        1994         1993        1992      1991(1)       1990
                                      -------     -------     --------    --------    --------    --------
Manufacturing costs per ton shipped (2)
  Newport facilities (3).............    $244        $252         $254        $273        $333        $292
  Koppel facilities (4)..............    $361(5)     $353         $379        $396        $560         N/A
Steel scrap costs per ton (6)........    $125        $123         $100         $89        $101        $101
Man hours per ton shipped
  Newport facilities (3).............    2.85        2.95         3.09        3.24        4.07        3.55
  Koppel facilities (4)..............    4.05        4.84         5.45        6.91         N/M         N/A
Tons shipped
  Newport facilities (3)............. 377,100     320,700      324,400     255,800     205,700     285,100
  Koppel facilities (4).............. 276,400     240,300      179,400     117,500      23,400         N/A

- ---------------

(1) In fiscal 1991, the Company incurred non-recurring start-up costs associated with converting Newport's steel-making operations from the ingot method of production to continuous casting. Approximately 81% of Newport's fiscal 1991 production was continuous cast. In addition, in fiscal 1991, the Company incurred non-recurring costs of $4.2 million prior to the commencement of production at and in connection with the start-up of its Koppel facilities.

(2) Excludes the cost of steel scrap and depreciation.

(3) Includes both tubular and hot rolled coil products.

(4) Includes both tubular and SBQ products.

(5) The increase in manufacturing costs per ton shipped for the twelve months ended April 1, 1995 over fiscal 1994 was due partially to changes in product mix as well as increases in certain raw material costs.

(6) Represents the average cost per ton paid by Newport and Koppel for its steel scrap for the respective periods.

     During 1994, the Company continued to invest in its steel-making facilities by implementing production changes and operating efficiency improvements, which are expected to result in total annual operating cost improvements of approximately $1.6 million (based on fiscal 1994 labor costs, product mix and shipment levels). Operating cost improvements during this period included:

          (i) At the Koppel bar mill, the Company implemented operational changes that substantially eliminated the need to grind blooms, and thereby reduced production costs for its SBQ products. Based on 1994 shipment levels, the Company believes these operating changes at Koppel will result in anticipated annual operating benefits of approximately $0.5 million;

          (ii) In April 1994, the Company negotiated a new five year labor contract with the USWA for Newport, which allowed Newport to consolidate and eliminate certain jobs and, along with changes in incentive and benefit plans, will result in annual labor cost savings in excess of $1.0 million per year beginning in fiscal 1995. In November 1994, the Company signed a five year labor agreement with the USWA for Koppel which includes a net increase in labor costs of approximately 3% per year. The Company estimates this contract will result in an average increase in labor costs of approximately $0.5 million per year; and

          (iii) In October 1994, the Company upgraded the two ladle cranes in Newport's melt shop to increase the total weight of steel melted in the furnace ("heat size") at one time from 80 to 90 tons. The increase in heat size will improve productivity, increase yields and reduce refractory costs. Based on fiscal 1994 shipment levels, the Company believes it would achieve approximately $0.6 million of annual operating benefits.

     There can be no assurance that the Company's current manufacturing costs, or other costs such as the cost of steel scrap and other raw materials, will not increase to offset the operating benefits achieved by the initiatives previously described. In addition, changes in product mix, such as increased production levels of hot rolled coils and SBQ products which are significantly less expensive and time consuming to manufacture than tubular products, will decrease manufacturing costs per ton shipped and man hours per ton shipped. There can be no assurance that the Company's production and shipment levels as well as product mix will remain at levels sufficient to achieve the above results.

SPECIALTY STEEL PRODUCTS

     The Company's primary specialty steel products are OCTG products, line pipe, SBQ products and hot rolled coils. The Company believes it is generally perceived by the marketplace as a high quality producer of specialty steel products.

     The chart below lists the size ranges of specialty steel products manufactured by the Company.

                                                RANGE OF SIZES
        SPECIALTY STEEL PRODUCTS              (OUTSIDE DIAMETER)           GAUGES
- ----------------------------------------    ----------------------    -----------------
OCTG Products
  Seamless OCTG Products
     Production tubing..................         1.9" to 4.5"         0.145" to 0.560"
     Drill pipe.........................         2.375" to 5"         0.287" to 0.500"
     Casing.............................         4.5" and 5"          0.205" to 0.500"
  Welded OCTG Products
     Casing.............................       4.5" to 13.375"        0.196" to 0.480"
Seamless and Welded Line Pipe
  Products..............................        1.9" to 12.75"        0.145" to 0.531"
SBQ Products............................         2.875" to 6"
Hot Rolled Coil Products................     28" to 50" in width      0.125" to 0.500"

  OCTG Products

     During the twelve months ended March 31, 1995, total shipments by domestic OCTG producers were approximately 1.7 million tons, of which approximately 57% represented seamless products and approximately 43% represented welded products. During the twelve months ended March 26, 1994 and April 1, 1995, the Company shipped approximately 56,000 and 74,800 tons, respectively, of seamless OCTG products and approximately 132,800 tons and 162,800 tons, respectively, of welded OCTG products. Together, shipments of seamless and welded OCTG products accounted for 39% of the Company's net sales for the twelve months ended April 1, 1995. For the twelve months ended April 1, 1995, the Company's shipments of seamless OCTG products accounted for approximately 8% of total shipments by domestic OCTG producers and the Company's shipments of welded OCTG products accounted for 23% of total shipments by domestic OCTG producers.

     Seamless OCTG Products. The Company's seamless OCTG products are used as drill pipe, casing and production tubing. Drill pipe is used and may be reused to drill several wells. Casing forms the structural wall of oil and natural gas wells to provide support and prevent caving during drilling operations and is generally not removed after it has been installed in a well. Production tubing is placed within the casing and is used to convey oil and natural gas to the surface. The Company's seamless OCTG products are sold as a finished threaded and coupled product in both alloy and carbon grades.

     Seamless production tubing represented approximately 65% of the Company's shipments of seamless OCTG products for the twelve months ended April 1, 1995. During the twelve months ended March 26, 1994 and April 1, 1995, the Company shipped approximately 30,700 tons and 48,800 tons, respectively, of seamless production tubing to the OCTG markets.

     Compared to similar welded products, seamless production tubing and casing are better suited for use in hostile drilling environments such as off-shore drilling or deeper wells because of their greater strength and durability. The production of seamless tubular products with these properties requires a more costly and specialized manufacturing process than does the production of welded tubular products.

     For the twelve months ended March 26, 1994 and April 1, 1995, the Company's average selling price was $871 and $800 per ton, respectively, for all grades and sizes of its seamless OCTG products and was $607 and $636 per ton, respectively, for all grades and sizes of its threaded and coupled welded OCTG products. The decline in average selling price for all grades and sizes of seamless OCTG products was due in part to the Company's continued strategic emphasis on certain seamless production tubing products which have lower costs to manufacture and lower average selling prices.

     Welded OCTG Products. The Company's welded OCTG products are used primarily as casing in oil and natural gas wells during drilling operations. Welded OCTG products are generally used when higher strength is not required, typically in wells less than 10,000 feet in depth. The Company sells its welded OCTG products as both a plain end and as a finished tubular product. The primary market for welded OCTG products is the southwest, northeast and central sections of the United States. The Company's welded OCTG products are sold primarily to distributors, who in turn sell to end users, such as oil and gas drilling and production companies. For the twelve months ended April 1, 1995, the Company's shipments of welded OCTG products accounted for 23% of total shipments by domestic producers.

     Line Pipe Products. The line pipe market consists of both seamless and welded products, ranging in size from 1 to 80 inches in outside diameter. Line pipe products are primarily used in gathering lines for the transportation of oil and natural gas at the drilling site and in transmission lines by both gas utility and transmission companies. The Company's seamless and welded line pipe products range from 1.9 to 12.75 inches in outside diameter and are shipped as a plain end product and welded together on site. Line pipe shipments accounted for 15% of the Company's net sales for the twelve months ended April 1, 1995. The Company sells its line pipe products to both distributors and end users.

     During the twelve months ended March 31, 1995, total shipments by domestic line pipe producers were approximately 1.0 million tons. Of these 1.0 million tons shipped, 697,500 tons, or 66%, were line pipe 16 inches and under. For the twelve months ended April 1, 1995, the Company shipped approximately 108,700 tons or 16% of all shipments by domestic producers of line pipe 16 inches and under.

  Special Bar Quality Steel Products

     Unlike the majority of SBQ products which are less than 2 inches in diameter and are used primarily in passenger car applications, the Company manufactures SBQ products in a specialized market niche of products ranging in size from 2.875 to 6 inches. The Company produces its SBQ products from continuous cast blooms that enable substantial size reductions in the bloom during processing and provide heavier strength-to-weight ratios. These heavier size SBQ products are primarily used in critical weight-bearing applications such as suspension systems, gear blanks, drive axles for tractors and off-road vehicles, heavy machinery components and hydraulic and pneumatic cylinders. As a result of recent increased demand for these products, the Company has increased its total shipments of SBQ products from approximately 130,000 tons for the twelve months ended March 26, 1994 to 167,200 tons for the twelve months ended April 1, 1995. SBQ shipments accounted for 22% of the Company's net sales for the twelve months ended April 1, 1995. Since beginning production at its Koppel bar facility in March 1991, the Company has consistently increased SBQ shipments.

  Hot Rolled Coils

     The Company produces commercial quality grade hot rolled coils, from 28 to 50 inches in width, between 0.125 to 0.500 inches in gauge, and in 15 ton coil weights. In the past, the Company typically limited its production of hot rolled coils to the amount required to supply its welded pipe mills for conversion into welded tubular products. However, as a result of recent strong demand for hot rolled coils, the Company has begun to utilize its excess melting and rolling capacity to produce hot rolled coils for direct sale to third parties. The Company increased its shipments of hot rolled coils from approximately 22,800 tons for the twelve months ended March 26, 1994 to 38,800 tons for the twelve months ended April 1, 1995. Hot rolled coil shipments accounted for 4% of the Company's net sales for the twelve months ended April 1, 1995. While the Company's shipments of hot rolled coils are not sizable in relation to the total market, the Company focuses its production on the much smaller niche market for high carbon hot rolled coils. These products are sold to service centers and to others for use in high-strength applications.

  Other Products

     The Company's OCTG products are inspected and tested to ensure that they meet API specifications. Products that do not meet specifications are classified as secondary or limited service products and are sold at substantially reduced prices. With the implementation of the ladle metallurgy station and continuous slab caster as well as other capital improvements at the Newport facilities, the Company reduced its secondary and limited service shipments as a percentage of total welded product shipments from 31% in fiscal 1989 to 19% for the twelve months ended April 1, 1995.

STRATEGY

     The Company's business strategy is to increase sales and improve operating results by: (i) implementing capital improvements; (ii) efficiently expanding production; and (iii) improving its overall financial flexibility and capital structure.

     Since its inception, the Company has consistently reinvested in its operating facilities, introduced operating efficiencies and reduced its manufacturing costs per ton. Over the last six years, the Company has spent approximately $80 million at the Newport facilities for capital improvements, including a new continuous slab caster, a new ladle metallurgy station and a new electric arc furnace dust collection facility. The Company has spent approximately $21 million through fiscal 1994 to implement a number of capital improvements in the Koppel facilities. These improvements included rebuilding the rotary hearth furnaces at both the tube mill and bar mill and installing a water descaling system at the bar mill. The Company's capital and operating improvements as well as increases in its production and shipments have resulted in a reduction in manufacturing costs per ton shipped (excluding depreciation and the cost of steel scrap) of approximately $48 at Newport since 1990 and of approximately $35 at Koppel since fiscal 1992. Over the same periods, the Company's man hours per ton have decreased from approximately 3.55 to 2.85 at Newport and from approximately 6.91 to 4.05 at Koppel.

     Implement Capital Improvement Program

     The Company has begun to implement a three year, $21.7 million capital expenditure program designed to further reduce its operating costs, improve quality and enhance its market position. The program includes nine projects, each of which will allow the Company to achieve productivity improvements and reduce operating costs through the elimination of redundant or less efficient operations and processes. The Company intends to complete four of these projects in fiscal 1995 for an estimated aggregate cost of approximately $3.7 million. These projects are anticipated to result in annual operating benefits before depreciation of approximately $5.4 million. Over the balance of the program, which is scheduled to be completed by the end of fiscal 1997, the Company intends to implement five additional projects for an estimated aggregate cost of approximately $18.0 million. These five projects are anticipated to result in annual operating benefits before depreciation of approximately $12.8 million. The Company believes that upon completion, total operating benefits from its capital expenditure program will result in annual operating benefits before depreciation of approximately $18.2 million. During implementation of the capital improvement program, the Company will continue to make other capital expenditures on its facilities and equipment to maintain these operating assets.

     The Company's capital expenditure program is under continuous review and the Company may, based on the results of engineering studies, revisions in budgeted project costs, increases or decreases in estimated operating benefits, changes in the demand for the Company's products, or the unavailability of internally-generated cash or acceptable external financing, decide in the future to eliminate, postpone, modify or accelerate projects, or to substitute new projects for those currently included in the program. Upon completion of the capital expenditure program, the Company believes that its steel-making operations, like those of other steel producers, will continue to require capital expenditures and additional projects that are essential to the Company's long-term competitiveness. Because the estimated operating benefits from the Company's expected efficiencies and planned capital improvements are based upon a number of assumptions, estimated operating benefits may not necessarily be indicative of the Company's future financial performance, and increases in the cost of raw materials or other operating costs may offset any operating benefits causing actual results to vary significantly. In addition, the Company has based its operating benefit estimates on fiscal 1994 labor rates, production and shipment levels and product mix. Any increase or decrease in labor rates, actual tons shipped or change in the product mix would affect the operating benefits realized through the capital expenditure program. Although the Company believes its assumptions with respect to its planned capital expenditure program to be reasonable, there can be no assurance that the estimated operating benefits of the Company's capital expenditure program will actually be achieved, that demand for tubular products, hot rolled coils and SBQ products will continue to support fiscal 1994 production and shipment levels, as well as product mix, that other difficulties will not be encountered in completing the capital expenditure program, or that the projects can be installed or constructed at the estimated costs.

     Significant components of the plan, and estimated costs and operating benefits, are summarized below. For a more complete description of the projects listed in the table below and the assumptions underlying the estimated annual operating benefits calculations, see the discussion following this table.

                                                  ESTIMATED         TOTAL        ESTIMATED
                                                 FISCAL YEAR      ESTIMATED       ANNUAL
                                                     OF            CAPITAL       OPERATING
                   PROJECT                       COMPLETION      EXPENDITURE      BENEFIT
- ---------------------------------------------    -----------     -----------     ---------
                                                               (IN MILLIONS)
Eccentric Bottom Tap -- UHP Furnace..........       1995            $ 1.1          $ 3.4
Line Pipe Coating Facility...................       1995              1.1            0.6
Upgrade Finish Coiler........................       1995              0.6            0.4
Width Control and Crop Shear Automation......       1995              0.9            1.0
Seamless Mill Material Handling..............       1996              0.6            0.4
Multi-Lance Manipulator......................       1996              0.9            0.8
Finishing Facility Expansion.................       1996              4.0            3.8
Processing Equipment.........................       1997              2.5            0.5
UHP Electric Arc Furnace.....................       1997             10.0            7.3
                                                                 -----------     ---------
Total........................................                       $21.7          $18.2
                                                                 ===========     =========

     Eccentric Bottom Tap -- UHP Furnace. In December 1994, the Company upgraded the UHP electric arc furnace at Koppel by installing a new furnace shell with an eccentric bottom tap ("EBT"). Eccentric bottom tapping is a more efficient method of removing slag from the production process and virtually eliminates the need for re-ladling. The installation has reduced the time required to melt and refine scrap which reduces labor costs, costs of refractory material, electrode usage, and electric power consumption per ton. The larger tap opening has reduced the time to pour liquid steel into a ladle thereby reducing labor costs per ton. In addition, the new EBT has resulted in increased heat sizes. Based on fiscal 1994 shipments (147,900 tons of SBQ products and 92,300 tons of seamless tubular products) and the results of an internal review of the project for the first two months of its operation, the Company believes it will achieve approximately $2.1 million of annual operating benefit or approximately $14.00 per ton for SBQ products and approximately $1.3 million of annual operating benefit or approximately $14.50 per ton for seamless tubular products.

     Line Pipe Coating Facility. The Company has begun construction of a line pipe coating facility in Newport, Kentucky. The new facility will be operated by L.B. Foster, a line pipe coating company and a distributor of line pipe and other tubular products. The facility is currently anticipated to be completed in the third quarter of fiscal 1995. Due to its close proximity to the Newport facilities, this project will result in a substantial reduction in freight costs. In addition, the Company will receive a commission on all line pipe coated by L.B. Foster at the new facility. Based on an estimated 48,000 tons of the Company's welded line pipe coated by third parties during fiscal 1994, the Company believes it would achieve approximately $0.6 million of annual operating benefit or approximately $12.40 per ton on these products, including the commission on that tonnage. The expected operating benefits do not take into account any commissions the Company may receive on line pipe coating by L.B. Foster for third parties.

     Upgrade Finish Coiler. The finish coiler in the hot strip mill at the Newport facilities will be upgraded to allow an increase in the weight of hot rolled coils by approximately 3,300 pounds in average coil weight, which is an increase of approximately 15% from the finish coiler's current capacity. The Company anticipates completing the upgrade by the fourth quarter of fiscal 1995. Production of larger coils will result in a 10% increase in tons produced per hour, thereby reducing variable costs per ton including the cost of labor, maintenance parts, fuels and utilities and other supplies. Based on fiscal 1994 labor costs and shipment levels (approximately 277,600 tons of welded tubular products), the Company believes it would achieve approximately $0.4 million of annual operating benefit or approximately $1.50 per ton for welded tubular products.

     Width Control and Crop Shear Automation. The hot strip mill at the Newport facility will be upgraded with the installation of width control and crop shear automation equipment to permit closer monitoring of the width of the strip during the rolling process. Currently 2.0 inches of excess width are provided for edge trim prior to a strip being formed into pipe. The enhanced width monitoring equipment will provide better control of rolled widths and will allow rolled width to be approximately 0.5 inches narrower than current practice, which will result in a significant improvement in material yield. In addition, the crop shear will be automated to permit fully automatic shearing of the head and tail end of each strip during the rolling process. By automating the crop shear, the amount of head and tail end scrap removed from each strip will be reduced, resulting in a yield improvement of approximately 0.5%. The Company anticipates completing the upgrade during the fourth quarter of fiscal 1995. Based on fiscal 1994 labor and material costs and shipment levels (277,600 tons of welded tubular products), the Company believes it would achieve approximately $1.0 million of annual operating benefit or approximately $3.40 per ton of welded tubular products shipped.

     Seamless Mill Material Handling. Material handling equipment will be installed in the Koppel tubemaking facility to provide automatic lift, handling, and conveying systems to move tubular products to the off mill area for further processing. The Company anticipates completing this project in the third quarter of fiscal 1996. Currently, seamless tubular products are moved using overhead cranes. A new transfer car will move tubular products to the off mill area for upsetting, non-destructive testing and heat treating. The new conveyance system equipment will improve product flow through the finishing operations costs and reduce labor costs per ton. Based on fiscal 1994 labor costs and shipment levels (approximately 92,300 tons of seamless tubular products), the Company believes it would achieve approximately $0.4 million of annual operating benefit or approximately $3.85 per ton on these products.

     Multi-Lance Manipulator. A double head multiple lance robotically-controlled manipulator will be installed for use on the UHP electric arc furnace at the Koppel facility. The Company anticipates completing the installation of the new manipulator during the second quarter of fiscal 1996. The multi-lance manipulator, which will replace a single lance manipulator, will permit efficient simultaneous injection of oxygen and carbon to the furnace and will reduce electricity consumption, electrode consumption and melt times and will result in reduced labor costs per ton. Based on 1994 labor costs and shipment levels (approximately 147,900 tons of SBQ products and 92,300 tons of seamless tubular products), the Company believes it would achieve approximately $0.7 million of annual operating benefit or approximately $4.60 per ton for SBQ products and approximately $0.1 million of annual operating benefit or approximately $1.30 per ton for seamless tubular products.

     Finishing Facility Expansion. A new straightener will be installed at Koppel's tubemaking facility which will allow the Company to completely process certain alloy API production tubing in-house and substantially reduce outside processing costs. All of this product is currently produced as plain end tube at Koppel's tubemaking facility and shipped to outside processors for all finish processing such as upsetting, heat treating, straightening, threading, coupling and inspection. At the Baytown facility, unused equipment currently in storage will be installed, including a PMC threading line, Taylor Wilson Hydrotester and an in-line coater. The enhanced finishing capacity at Baytown will allow finishing of all grades of production tubing at significantly lower conversion costs. The Company anticipates completing the installation of the proposed equipment during the fourth quarter of fiscal 1996. Based on actual 1995 costs and fiscal 1994 shipment levels (23,500 tons of certain alloy API production tubing products) the Company believes it would achieve approximately $3.8 million of annual operating benefit or approximately $163.00 per ton on certain alloy API production tubing products. This anticipated annual operating benefit does not include any benefit resulting from the Company's ability to produce and sell certain new production tubing products.

     Processing Equipment. Equipment will be installed in the tubemaking facility at Koppel to provide the finishing capacity for API-certified line pipe products, mechanical tubing, redraw tubing, and other semi-finished products. The Company anticipates completing this project in fiscal 1997. The equipment installation will include a straightener, end-facers, a hydrotester, conveyors and handling equipment. The installation of the proposed equipment will consolidate cutting and beveling into one operation and eliminate multiple product moves using the overhead crane thereby reducing variable costs per ton including the cost of labor, maintenance parts, fuels and utilities and other supplies. Based on fiscal 1994 tons finished (approximately 24,100 tons), the Company believes it would achieve approximately $0.5 million of annual operating benefit or approximately $20.50 per ton on these products.

     UHP Electric Arc Furnace. A UHP electric arc furnace will be installed in the Newport melt shop to replace the existing three furnaces. The furnace will have a rated annual capacity of 750,000 tons of hot metal and have a melting capacity of 110 to 120 tons per hour. The furnace will also include an eccentric bottom tap to permit slag free tapping. The Company currently anticipates completing final engineering studies on the project in December 1995 and estimates completing the installation during fiscal 1997. Significantly shorter melt times will increase melt shop productivity by reducing variable costs per ton including the cost of labor, maintenance parts, fuels and utilities and other supplies. The Company anticipates the new furnace will also lower production costs through a reduction in electricity and electrode consumption. Based on fiscal 1994 labor costs and shipment levels (277,600 tons of welded tubular products and 38,800 tons of hot rolled coils), the Company believes it would achieve approximately $6.5 million of annual operating benefit or approximately $23.40 per ton for welded tubular products and approximately $0.8 million of annual operating benefit or approximately $21.15 per ton for hot rolled coils.

     Efficiently Expand Production

     Since incorporation in 1981, the Company has increased its steel-making and finishing capacity through the acquisition of idled operating assets. The fiscal 1991 acquisition of the Koppel facilities increased the rated capacity of its steel-making facilities from 700,000 tons (excluding KES) in fiscal 1990 to 1,100,000 tons currently, and expanded its product range to include seamless OCTG and line pipe and SBQ products. The Company's operating strategy is to maintain an active market presence through all phases of its customers' business cycles. During market downturns, the Company has endeavored to follow this strategy by maintaining production while at the same time reducing costs and investing in its facilities. The Company has also sought to increase the range of products within its principal markets. As a result of new finishing capacity brought on line in the first quarter of fiscal 1995, the Company was able to expand its product lines to include additional grades of seamless OCTG products. The Company believes it has significant available production capability it can readily access with minimal fixed costs should the OCTG markets improve. In the OCTG market, even though demand has remained relatively weak, the Company has increased its shipments of tubular products since 1990. For the twelve month period ended April 1, 1995, capacity utilization at the Company's Koppel and Newport tubemaking facilities increased to 60% and 55%, respectively. Total shipments by domestic SBQ producers increased approximately 11% during the twelve months ended March 1995 over the comparable prior year period. For fiscal 1994 and for the twelve months ended April 1, 1995, the Company increased its shipments of SBQ products by 44% and 29%, respectively, and its average selling price of SBQ products by 11% and 10%, respectively, excluding KES from the comparable prior year periods.

     Improve Financial Flexibility and Capital Structure

     The Offering is part of the Company's long-term plan to increase its financial flexibility and reduce its financial leverage. The Company has recently used, and will use in conjunction with the Refinancing Transaction, a portion of its existing cash balances to reduce its total debt outstanding. Contemporaneously with the Offering, the Company will enter into the Credit Facility. Upon completion of the Offering, the Company's aggregate cash, short-term investments and borrowing capacity under the new credit facility will total approximately $51.0 million and based on the Company's debt outstanding after the Offering, it will have minimal term debt amortization requirements over the next five years. The Company also may further reduce its financial leverage in the future by raising funds through the issuance of additional equity to retire a portion of its long-term debt at such time that its financial results and general market conditions support an acceptable equity offering. There can be no assurances, however, when or if and for what amount the Company will complete an equity offering.

MARKETS AND DISTRIBUTION

     The Company sells its specialty steel products to its customers through an in-house sales force which is supplemented by a number of independent sales representatives. The primary end markets for the Company's seamless tubular products has been the southwest United States and certain foreign markets. Nearly all of the Company's OCTG products are sold to domestic distributors, some of whom subsequently sell the Company's products into the international marketplace. The Company estimates that the final destination for its seamless OCTG products included five different foreign countries in fiscal 1994. The Company has historically marketed its welded tubular products in the east, central and southwest regions of the United States, in areas where shallow oil and gas drilling and exploration activity utilize welded tubular products. The Company sells its SBQ products to customers located generally within 400 miles of the Koppel facilities.

     All of the Company's steel-making and finishing facilities are located on or near major rivers or waterways, enabling the Company to transport its tubular products into the southwest by barge. Barge transportation is the least expensive form of transportation and provides the Company with an advantage over competitors outside the southwest market who do not have similar access to barge facilities. Shipping by barge also enables the Company to be cost competitive with producers located in or near the southwest market. For example, barge transportation costs from Newport to the Houston market can reach as low as $9 per ton, while rail transportation to that market can cost approximately $25 per ton. The Company ships substantially all of its welded OCTG products destined for the southwest region by barge, and with the addition of Baytown, the Company will be shipping substantially all of its seamless OCTG product destined for the southwest by barge as well.

CUSTOMERS

     The Company has approximately 300 specialty steel product customers. The Company's OCTG and line pipe products are used by major and independent oil and natural gas exploration and production companies in drilling and production applications in the United States, Canada, Mexico and overseas. Line pipe products are also used by gas utility and transmission companies. The majority of the Company's OCTG and line products are sold to domestic distributors and directly to end users. The Company sells its SBQ products to service centers, cold finishers, forgers and original equipment manufacturers, and primarily sells its hot rolled coils to service centers and other manufacturers for further processing. The Company has long-standing relationships with many of its larger customers; however, the Company believes that it is not dependent on any customer and that it could, over time, replace lost sales attributable to any one customer. In fiscal 1994, the

Company's top five customers accounted for approximately 22% of net sales, and no one customer accounted for more than 8% of total net sales.

COMPETITION

     The markets for the Company's specialty steel products are highly competitive and cyclical. The Company's principal competitors in its primary markets include integrated producers, mini-mills, welded tubular product processing companies as well as foreign steel producers. The Company believes that the principal competitive factors affecting its business are price, quality and customer service.

     The Company's principal domestic competitors in the welded tubular market, which includes both OCTG and line pipe products, are Lone Star Steel Company, LTV Corporation, IPSCO Steel, Inc., USS/Kobe Steel Company and Maverick Tube Corporation. In the seamless OCTG market, the Company's principal competitors include the USS/Kobe Steel Company in Lorain, Ohio, the only domestic competitor, which has approximately 250,000 tons of annual capacity, and a number of foreign producers. With respect to its SBQ products, the Company competes with a number of steel manufacturers, including USX Corporation, CSC Industries, Inc., Republic Engineered Steels, Inc., Inland Steel Industries, Inc., Bethlehem Steel Corporation, MacSteel Division of Quanex Corporation, North Star Steel Company, Inc. and Atlantic Steel Company. The Company believes that it has been able to compete successfully in the SBQ market by virtue of its focus on a narrow range of quality products.

  Trade Cases

     Imports into the U.S. have captured a significant portion of the OCTG market. From 1984 to 1992, a series of voluntary restraint agreements with various countries limited the amount of OCTG products those countries would export into the United States. These agreements expired March 31, 1992. See "-- Industry."

     In response to the rising level of foreign imports of OCTG products, on June 30, 1994, the Company and six other U.S. steel companies (Bellville Tube Division of Quanex Corporation, IPSCO Steel, Inc., Maverick Tube Corporation, North Star Steel Company, Inc., USX Corporation, and USS/Kobe Steel Company) filed antidumping petitions against imports of OCTG products from seven foreign nations. The cases ask the United States government to take action to offset injury to the domestic OCTG industry from unfairly traded imports. The antidumping petitions were filed against OCTG imports from Argentina, Austria, Italy, Japan, Korea, Mexico and Spain. The Company also joined in filing countervailing duty cases charging subsidization of OCTG imports from Austria and Italy. In August 1994, the United States International Trade Commission ("ITC") voted unanimously that there was reasonable indication of material injury which warranted further investigation of the petitions. In June 1995, the International Trade Administration of the United States Department of Commerce (the "Department") issued favorable determinations concerning the existence and extent of dumping and subsidization of OCTG products, and imposed tariffs on imports from Austria (24.16%), Italy (51.25%), Japan (44.20%), Korea (0.00% against one producer and 12.17% against all other producers), Argentina (1.36%), Mexico (23.79%) and Spain (11.95%). In July 1995, the ITC will assess whether dumping and subsidization have caused or threatened to cause material injury to the United States OCTG industry. If the ITC determines that such injury does not exist, the trade cases will be dismissed and the Department will refund or cancel the previously imposed tariffs. While the Company cannot predict the outcome of the ITC's determination at this time, the Company believes that a final favorable ruling could have a positive impact on shipments and selling prices of certain of the Company's products.

RAW MATERIALS

     The Company's major raw material is steel scrap, which is generated principally from industrial, automotive, demolition, railroad and other steel scrap sources. Steel scrap is purchased by the Company either through scrap brokers or directly in the open market.

     The cost of steel scrap is subject to market forces, and is primarily affected by the expected production levels of other mini-mill steel producers. The cost of steel scrap to the Company can vary significantly, and product prices cannot always be adjusted in the short term to recover increases in steel scrap costs. The Company utilizes numerous grades of steel scrap in its production process to minimize its use of higher cost grades. Historically, the Company has been able to increase SBQ product prices to recover a substantial portion of such increases; however, the Company has not consistently been able to increase its tubular product prices to recover increases in steel scrap costs.

     The long-term demand for steel scrap and its importance to the domestic steel industry may be expected to increase as steel-makers continue to expand steel scrap-based electric arc furnace and thin slab casting capacities. For the foreseeable future, however, the Company believes that supplies of steel scrap will continue to be available in sufficient quantities at competitive prices. The Company recently acquired land adjacent to the Newport mill which, with minor modification, can be used as a barge loading facility. This facility will allow Newport to have steel scrap delivered by barge, rather than by rail and truck as is currently done, which will substantially expand the geographic region from which Newport can acquire scrap. In addition, a number of technologies exist for the processing of iron ore into forms which may be substituted for steel scrap in electric arc furnace-based steel-making operations. Such forms include direct-reduced iron, iron carbide and hot-briquette iron. While such forms may not be cost competitive with steel scrap at present, a sustained increase in the price of steel scrap could result in increased implementation of these alternative technologies.

     The Company's steel manufacturing facilities consume large amounts of electricity. The Company purchases its electricity from utilities near its steel-making facilities pursuant to contracts that expire in 1996 for Koppel and 2001 for Newport. The contracts contain provisions that provide for lower priced demand charges during off-peak hours and known maximums in higher cost firm demand power. Also, the Company receives discounted demand rates in return for the utilities' right to periodically curtail service during periods of peak demand. The Company has no reason to believe that the utility contract expiring at Koppel in 1996 will not be renewed upon substantially similar terms.

     The Company also consumes smaller quantities of additives, alloys and flux which are purchased from a number of suppliers.

INDUSTRY

  Oil Country Tubular Goods

     The demand for domestic OCTG products is primarily dependent on the number and depth of oil and natural gas wells being drilled in the United States. The level of drilling activity is largely a function of the current prices of oil and natural gas and the industry's future price expectations.

     Overall, OCTG demand in the United States has been cyclical. According to Baker Hughes Inc., the average monthly rig count, the most common measure of drilling activity in the U.S., reached a peak of approximately 3,970 in 1981 and a low of approximately 718 in 1992; the average monthly rig count for the first six months of fiscal 1995 was 768.

     Since 1992, there has been a significant change in the oil and natural gas drilling industry in the United States. Historically, a greater percentage of wells drilled were for crude oil than for natural gas; however, for the year ended December 1994, there was more drilling for natural gas than for crude oil. This shift reflects the increase in well head natural gas prices due principally to the steady increase in natural gas consumption. The increase in natural gas drilling has resulted in greater consumption of seamless tubular products. The United States Department of Energy forecasts in its 1994 Annual Energy Outlook that domestic annual natural gas consumption will increase from 18.7 trillion cubic feet in 1990 to 24.1 trillion cubic feet in the year 2010. The forecasted increases are due to regulatory demands for a cleaner environment, natural gas conversions, new residential construction in which two-thirds of all new homes use natural gas, new uses for natural gas, such as space cooling and gas heat pumps and advances in gas fired generation technology.

     Demand for OCTG products is also influenced by the levels of inventory held by producers, distributors and end users. OCTG product inventory levels have historically been cyclical with inventories building during periods of high drilling activity and declining in periods of lower drilling activity. Over the past ten years demand for OCTG products has been partially satisfied by drawdowns of existing inventories. In 1993, for the first time in five years, inventories increased, and for the year ended December 1994 inventory levels were generally stable.

     The demand for OCTG products produced domestically is also significantly impacted by the level of foreign imports of OCTG products. The level of OCTG imports is affected by: (i) the value of the U.S. dollar versus other key currencies; (ii) overall world demand for OCTG products; (iii) the production cost competitiveness of domestic producers; (iv) trade practices of and government subsidies to foreign producers; and (v) the presence or absence of governmentally imposed trade restrictions in the United States. OCTG market penetration by imports in the United States increased from 7% in 1992 to 23% for the twelve months ended March 31, 1995. Seamless tubular products represented approximately 78% of all imported OCTG product for the year ended December 1994. On July 1, 1994, the Company and six other U.S. steel companies filed antidumping petitions against imports of OCTG products from seven foreign nations. The International Trade Commission has issued a favorable preliminary determination on one aspect of the petitions, although the outcome of the cases cannot be predicted at this time. See "-- Competition -- Trade Cases."

  Line Pipe

     The demand for line pipe is only partially dependent on oil and gas drilling activities. In addition to drilling activities, line pipe demand is dependent on factors such as pipe line construction activity, line pipe replacement requirements, utility purchasing programs and new residential construction. Line pipe demand has grown since 1989 along with the increase in natural gas usage and the attendant need for gas transportation lines. Overall, total shipments by domestic line pipe producers reached 1.0 million tons for the twelve months ended March 31, 1995 and shipments of line pipe product 16 inches in diameter and smaller, the product sizes that the Company produces, totaled 696,700 tons in that period.

                      TUBULAR PRODUCT INDUSTRY STATISTICS

                             TWELVE
                             MONTHS
                             ENDED                                        YEAR ENDED DECEMBER
                           MARCH 31,    ---------------------------------------------------------------------------------------
                              1995       1994     1993     1992     1991     1990     1989     1988     1987     1986     1985
                           ----------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
U.S. Drilling Activity
 Average rig count drilling for:
  Natural gas(1).........       417        427      364      331      351      464      401      354      N/A      N/A      N/A
  Crude oil(1)...........       332        335      373      373      482      532      453      554      N/A      N/A      N/A
 Total average rig
  count(1)...............       762        775      754      721      860    1,010      869      936      936      964    1,980
 Average well depth(2)...     5,817      5,699    5,461    5,254    4,887    4,788    4,755    4,820    4,551    4,482    4,435
 Total well
  completions(2).........    17,794     18,845   23,474   23,124   29,076   31,202   28,055   31,802   35,424   39,602   70,481
 Total feet drilled(2)...     103.5      107.4    128.2    121.5    142.1    149.4    133.4    153.3    161.2    177.5    312.6

International rig
 count(3)................     1,004        990      971      955    1,036    1,047    1,055    1,222    1,162    1,262    1,604

Leading Indicators
 Average oil and natural gas prices:
  West Texas intermediate
   crude(4)..............    $17.21     $16.46   $18.17   $19.67   $20.42   $23.17   $18.29   $15.52   $18.21   $16.44   $28.08
  U.S. well head natural
   gas(5)................    $ 1.60     $ 1.79   $ 2.01   $ 1.73   $ 1.63   $ 1.70   $ 1.69   $ 1.68   $ 1.66   $ 1.94   $ 2.51

U.S. OCTG Consumption(6)
 Total U.S. producer
  domestic
  shipments(7)...........     1,300      1,243    1,422    1,005      963    1,297      706    1,212    1,086      588    1,569
 Total imported
  shipments..............       312        342      353      101      413      381      429      988      576      617    1,505
 Inventory (increase)
  decrease...............      (250)      (191)    (330)     276      275      257      533     (401)     128      721       96
                           ----------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
 Total U.S. market
  consumption............     1,362      1,394    1,445    1,382    1,651    1,935    1,668    1,799    1,790    1,926    3,170
                           ===========  ======   ======   ======   ======   ======   ======   ======   ======   ======   ======
Imports as percent of
  U.S. consumption.......       23%        25%      24%       7%      25%      20%      26%      55%      32%      32%      48%

U.S. Producer Line Pipe
 Shipments(8)............       697        652      623      710      657      634      606      645      494      432      577

- ---------------
(1) As reported by Baker Hughes, Inc. (contained in Monthly Energy Review, May
    1995)

(2) As reported by the Energy Information Administration (contained in Monthly Energy Review, May 1995). Average well depth in feet, total feet drilled in millions of feet.

(3) As reported by Baker Hughes, Inc. Excludes U.S. rig activity.

(4) In dollars per barrel, as reported by the Oil and Gas Journal.

(5) In dollars per million cubic feet, as reported by the Oil and Gas Journal for the years ended December 1985 through 1993 and as reported by Bloomberg for the year ended December 1994 and the twelve months ended March 31, 1995.

(6) In thousands of tons, as reported by Pipe Logix, Inc.

(7) Net of U.S. producer exports.

(8) In thousands of tons, as reported by AISI. Includes line pipe 16 inches in diameter and under only.

  SBQ and Hot Rolled Coils

     The bar and flat rolled steel markets represent the largest segments of the steel market. According to the AISI, total 1994 shipments by domestic producers of bar products (which include the Company's SBQ products) and flat rolled steel products (which include the Company's hot rolled coils) were approximately 16 million and 29 million tons, respectively. Bar products are generally categorized into merchant bar quality products and SBQ products which are used for a wide variety of industrial applications including automotive, metal working fabrication, construction, farm equipment, heavy machinery and trucks and off-road vehicles. The hot rolled coils market is differentiated into three broad categories of quality based on surface quality, metallurgical purity, formability and strength to weight ratios. The Company competes in relatively small segments of each of these markets.

     Unlike the majority of SBQ products which are primarily used by passenger car manufacturers, heavy SBQ products such as those produced by the Company are primarily used in the manufacture of light and heavy trucks and off-road vehicles.

     Hot rolled coils are used in the manufacture of steel pipe and tubular products and in a number of other manufacturing processes. The demand for hot rolled coils has significantly increased from recent years as the general market demand for flat rolled steel has increased. Hot rolled coils can be substituted for other flat rolled steel in many applications. As a result, for the twelve months ended April 1, 1995, average selling prices for the Company's hot rolled coils increased 4% over the comparable prior year period.

IMPERIAL ADHESIVES

  General

     Imperial Adhesives, Inc. is a manufacturer of industrial adhesives products. Imperial maintains over 900 active formulas for the manufacture of water-borne, solvent-borne, and hot melt adhesives, which are used in product assembly applications, including footwear, foam bonding, marine and recreational vehicles, and consumer packaging.

     The Company acquired Imperial in 1985 for $2.5 million. The adhesives company, which had been divested from The United States Shoe Corporation in 1981, afforded the Company an attractive investment opportunity outside of the steel industry. Since acquisition, Imperial has grown in sales from approximately $15 million in fiscal 1986 to approximately $34.7 for the twelve months ended April 1, 1995.

  Manufacturing Facilities and Process

     Imperial produces adhesives products at manufacturing plants located in Ohio, Tennessee, Virginia and Michigan. Imperial manufactures its adhesives by mixing predetermined quantities of raw materials in specially designed mixers. The physical properties of finished formulas are measured and strictly monitored by a statistical process control system. Imperial works closely with its customers to develop adhesives applications designed to meet specific product requirements.

  Strategy

     The Company has implemented a business strategy for Imperial designed to achieve growth in Imperial's revenues through internal development and acquisition of new products and product lines. Imperial has focused on developing or acquiring water-borne products that can be used in place of solvent-based, non-flammable products. In 1995, certain restrictions will be imposed on the manufacture of certain solvent-based, non-flammable adhesives by the 1990 Amendments to the Clean Air Act and the regulations promulgated thereunder. In fiscal 1993, Imperial purchased exclusive U.S. rights to manufacture a water-borne adhesive, Rapid Stick Dispersion ("RSD"). RSD was developed by SABA International Lamino B.V. to provide an alternative to solvent-based adhesives that bond immediately without utilizing oven or forced drying methods. This product, which is primarily spray-applied, is used in automotive, furniture, upholstery and marine industries.

     Imperial has internally financed its growth and has not required any additional capital investment by the Company. In addition to continuing to focus on revenue growth at Imperial, the Company is also improving its cost structure through facilities consolidation and by reducing the number of products, many of which have similar properties, that it offers customers.

  Markets and Distribution

     Imperial markets its adhesives products throughout the United States and the Caribbean basin through a sales force of approximately 35 people, some of whom are independent sales representatives. Products are distributed from Imperial's four manufacturing sites, a warehouse in Puerto Rico and a number of public warehouses across the United States.

  Competition

     Competition in the industrial adhesives products market is highly-fragmented. The Company believes that it competes in this market on the basis of price, product performance and customer service. Imperial's ability to meet diverse customer needs for water-borne, solvent-borne, and hot-melt adhesives enables it to compete with numerous small or comparably-sized companies, as well as major adhesives producers such as H.B. Fuller Company and National Starch and Chemical Corporation.

OTHER ASSETS

  KESI Stock

     In October 1993, the Company sold KES to Kentucky Electric Steel, Inc. ("KESI") for $45.6 million in cash and 400,000 shares (approximately 8% of the outstanding shares) of KESI. See Note 2 to the fiscal 1994 Consolidated Financial Statements. KESI is traded on the NASDAQ National Market. On May 31, 1995, KESI's stock price closed at $9 per share. Until October 6, 1998, the Company has certain registration rights with respect to its shares of KESI.

  Real Estate

     The Company owns approximately 40 acres of partially improved land near Newport, Kentucky. This property, which has a book value of approximately $10.8 million at April 1, 1995, is held as investment property and is listed for sale. The Company also owns approximately 85 acres of additional real estate which is currently not used in operations and has a book value of approximately $0.8 million.

ENVIRONMENTAL MATTERS

     The Company's specialty steel and adhesives operations are subject to various federal, state and local environmental laws and regulations, including, among others, the Clean Air Act, the 1990 Amendments, the Clean Water Act and RCRA and all regulations promulgated in connection therewith, including, among others, those concerning the discharge of contaminants as air emissions or waste water effluents and the disposal of solid and/or hazardous wastes such as electric arc furnace dust. The Company is from time to time involved in administrative and judicial proceedings and administrative inquiries related to environmental matters.

     As with other similar mills in the industry, the Company's steel mini-mills produce dust which contains lead, cadmium and chromium, and is classified as a hazardous waste. The Company currently collects the dust resulting from its electric arc furnace operations through emission control systems and contracts with a company for treatment and disposal of the dust at an EPA approved facility. The Company also has on its property at Newport a permitted hazardous waste disposal facility. In the event of a release of a hazardous substance generated by the Company, the Company could be responsible for the remediation of contamination associated with such release.

     During the fourth quarter of fiscal 1993, Newport shut down its melt shop operations for 19 days when it was discovered that a radioactive substance was accidentally melted, resulting in the contamination of the melt shop's electric arc furnace emission control facility, or "baghouse facility". A similar incident, having occurred in the third quarter of fiscal 1992, shut down Newport's melt shop facilities for 23 days. The source of the radiation in these incidents was contained in incoming shipments of scrap steel, and was not detected by monitors that check incoming steel scrap. In response, the Company incurred capital expenditures to install additional state-of-the-art radiation detection systems in various locations throughout the Newport plant.

     The Company incurred estimated losses as a result of the extended outages and costs to restore the melt shop and related facilities back to operation, including estimated costs to dispose of the radiation contaminated baghouse dust, of $7.2 million and $4.1 million in fiscal 1993 and 1992, respectively. The Company has recovered $3.9 million through insurance, and expects to recover and has recorded, with respect to the 1993 incident, a $2.1 million receivable relating to insurance claims for the recovery of disposal costs which will be filed with the Company's insurance company at the time such disposal costs are incurred. No recovery has been made nor recorded for the fiscal 1992 incident and the Company is assessing the possibility of legal remedies against certain parties. The losses and costs attributable to these incidents, net of insurance claims, resulted in an extraordinary charge of $1.1 million, net of applicable income tax benefit of $0.7 million in fiscal 1993 and an extraordinary charge of $2.5 million, net of applicable income tax benefit of $1.6 million in fiscal 1992.

     To date, the occurrences of the accidental melting of radioactive materials have not resulted in any notice of violations from federal or state environmental regulatory agencies. The Company is investigating and evaluating various issues concerning storage, treatment and disposal of the radiation contaminated baghouse dust; however, a final determination as to method of treatment and disposal, cost and further regulatory requirements cannot be made at this time. Depending on the ultimate timing and method of treatment and disposal, which will require appropriate federal and state regulatory approval, the actual cost of disposal could substantially exceed current estimates and the Company's insurance coverage. As of April 1, 1995, claims recorded in connection with disposal costs exhaust available insurance coverage. Based on current knowledge, management believes the recorded gross reserves of $4.4 million for disposal costs pertaining to these incidents are adequate.

     In March 1995, Koppel entered into a Consent Order with the EPA relating to the Assessment completed by the EPA and the Pennsylvania Department of Environmental Resources. The Assessment was performed in connection with a RCRA Part B permit pertaining to a landfill that is adjacent to the Koppel facilities and owned by B&W, the former owner of the Koppel facilities. The Assessment identified potential releases of hazardous constituents into the environment from numerous SWMU's and AOC's. The SWMU's and AOC's identified during the Assessment and the EPA's follow-up investigation are located at and adjacent to the Company's Koppel facilities. The Consent Order establishes a schedule for investigating, monitoring, testing and analyzing the potential releases. Contamination documented as a result of the investigation may require cleanup measures. Pursuant to various agreements entered into among the Company, B&W and PMAC at the time of the Company's acquisition of the Koppel facilities, B&W and PMAC agreed to indemnify the Company against various known and unknown environmental matters. While reserving its rights against B&W, PMAC has accepted full financial responsibility for the matters covered by the Consent Order other than with respect to a 1987 release of hazardous constituents (the "1987 Release") that the Company believes could represent the most significant component of any potential cleanup, and other than with respect to hazardous constituents generated by Koppel after its acquisition by the Company, if any. B&W, PMAC and Koppel are in dispute as to whether the indemnification provisions relating to the 1987 Release expire in October 1995. B&W has not acknowledged responsibility for any cleanup measures that may be required as a result of any investigation (other than with respect to the 1987 Release, in the event certain actions are taken by the EPA prior to October 1995). Koppel and PMAC have jointly retained an environmental consultant to conduct the required investigation. Prior to the completion of the site analysis to be performed in connection with the Consent Order, the Company cannot predict the expected cleanup cost for the SWMU's and AOC's covered by the Consent Order. The Company believes that it is entitled to full indemnity for all of the matters covered by the Consent Order from B&W and/or PMAC. Pursuant to its contractual arrangements with PMAC, the Company has a right of offset against the $15 million principal amount of Subordinated Convertible Debentures due October 2000 through 2005 issued to PMAC which are held in escrow to secure PMAC's indemnification obligations to the Company upon obtaining a final court order in favor of the Company with respect to a dispute, if any, concerning the indemnity.

     Subject to the uncertainties concerning the Consent Order and the storage and disposal of the radiation contaminated baghouse dust, the Company believes it is in compliance in all material respects with all applicable environmental regulations. Regulations resulting from the 1990 Amendments that will pertain to the Company's electric arc furnace operations are currently not expected to be promulgated until 1997 or later. The Company cannot predict the level of required capital expenditures resulting from future environmental regulations such as those forthcoming as a result of the 1990 Amendments, however, the Company believes that while the 1990 Amendments may require additional expenditures, such expenditures will not have a material impact on the Company's business or consolidated financial position for the foreseeable future. Capital expenditures for the Company's environmental control facilities are anticipated to total approximately $1.0 million through fiscal 1997 and $3.0 to $5.0 million through fiscal 1999; however, such expenditures could be influenced by new and revised environmental laws and regulations.

     As of April 1, 1995, the Company had environmental remediation reserves of $4.7 million, of which $4.4 million pertain to accrued disposal costs for radiation contaminated baghouse dust. As of April 1, 1995, the possible range of estimated losses related to the environmental contingency matters discussed above in excess of those accrued by the Company is $0 to $3.0 million; however, with respect to the Consent Order, the Company cannot estimate the possible range of losses should the Company ultimately not be indemnified. Based upon its evaluation of available information, management does not believe that any of the environmental contingency matters discussed above are likely, individually or in the aggregate, to have a material adverse effect upon the Company's consolidated financial position, results of operations or cash flows, subject to the third party indemnities discussed above. However, the Company cannot predict with certainty that new information or developments with respect to the Consent Order or its other environmental contingency matters, individually or in the aggregate, will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

EMPLOYEES

     As of April 19, 1995, the Company had 1,667 employees of whom 397 were salaried and 1,270 were hourly. Substantially all of the Company's hourly employees are represented by the USWA. The Company's union contracts expire as follows:

                                                              BARGAINING UNIT EMPLOYEES
         SUBSIDIARY              CONTRACT EXPIRATION DATE       AS OF APRIL 19, 1995
- -----------------------------    -------------------------    -------------------------
Imperial Adhesives, Inc.         November 3, 1995                         46
Erlanger Tubular Corporation     March 6, 1997                            49
Newport Steel Corporation        April 15, 1999                          557
Koppel Steel Corporation         August 31, 1999                         537

     Since its inception, the Company has successfully negotiated 13 labor contracts and has experienced only one work stoppage. During fiscal 1994, Newport experienced a two-day strike when the employees who are represented by the USWA rejected a proposed new labor contract. The strike necessitated a two-day shutdown of the welded tubular products facility. The labor contract which was ultimately agreed upon allows the Company to combine and eliminate certain job classifications resulting in a reduction of its Newport work force. In November 1994, the Company signed a five year labor agreement with USWA for Koppel which includes a net increase in labor costs of approximately 3% per year. The Company estimates this contract will result in an average increase in labor costs of approximately $0.5 million per year.

     The Company has assumed no legacy costs, such as retirement and health benefits, with respect to former employees of the facilities it has acquired. Retirement benefits (including post-retirement health care) represent the most significant difference between the Company's labor costs and the industry average as the Company's employees participate in profit sharing plans as opposed to the typically more costly defined benefit plans prevalent throughout the industry. The profit sharing plans generally require mandatory contributions at a specified percentage of pre-tax profits (with a guaranteed minimum based on hours worked for the bargaining unit employees at Newport). Contribution expense for Newport for the profit sharing plans was $0.5 million in fiscal 1994.

PROPERTIES

     The Company's principal operating properties are listed in the table below. The Company believes its facilities are adequate and suitable for its present level of operations.

       LOCATION                                        PROPERTY
- -----------------------   -------------------------------------------------------------------
Specialty Steel
Newport, Kentucky         The Company owns approximately 250 acres of real estate upon which are located a melt shop, hot strip mill, two welded pipe mills, machine and fabricating shops and storage and repair facilities aggregating approximately 636,000 square feet, as well as the
                          Company's administrative offices.
Koppel, Pennsylvania      The Company owns approximately 227 acres of real estate upon which are located a melt shop, bar mill, blooming mill, pickling facility, machine and fabricating shops, storage and repair facilities and administrative offices aggregating approximately
                          900,000 square feet.
Ambridge, Pennsylvania    The Company owns approximately 45 acres of real estate upon which are located a seamless tube making facility and seamless tube finishing facilities aggregating approximately 659,000 square feet.
Tulsa, Oklahoma           The Company leases approximately 35.7 acres of property upon which is located a tubular processing facility. The facility is located at the Tulsa Port of Catoosa where barge facilities are in close proximity. Located on this property are six buildings aggregating approximately 119,000 square feet which house the various finishing operations.
Baytown, Texas            The Company owns approximately 55 acres of real estate upon which is located a tubular processing facility and barge facility.
                          Located on the property are eight buildings aggregating
                          approximately 65,000 square feet which house the various finishing operations.
Adhesives
Cincinnati, Ohio          The Company owns approximately seven acres of property in
Kalamazoo, Michigan       Cincinnati, Ohio, five acres of property in Kalamazoo, Michigan,
Lynchburg, Virginia       and 1.5 acres of property in Lynchburg, Virginia for use in its
Nashville, Tennessee      adhesives operations. The Cincinnati properties contain five buildings aggregating approximately 150,000 square feet; the
                          Kalamazoo property consists of one 24,000 square foot building; and
                          the Lynchburg property consists of one 10,000 square foot building.
                          The Company also leases approximately 3.1 acres in Nashville,
                          Tennessee for use in its adhesives operations, including one building aggregating approximately 60,000 square feet.
Other
Newport, Kentucky         The Company also owns approximately 40 acres of partially developed land near Newport, Kentucky, acquired in fiscal 1989, which is held as investment property and is listed for sale. The Company also owns approximately 85 acres of additional real estate which is currently not used in operations.

LEGAL PROCEEDINGS

     In March 1995, Koppel entered into a Consent Order with the EPA. See "Risk Factors -- Cost of Compliance with Environmental Regulations" and
"-- Environmental Matters."

     The Company is subject to various claims, lawsuits and administrative proceedings arising in the ordinary course of business with respect to commercial, product liability and other matters which seek remedies or damages. The Company believes it has meritorious defenses with respect to these claims and litigation and that the ultimate disposition of any of the proceedings, individually or in the aggregate, to which the Company is currently a party will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

The executive officers and directors of the Company are as follows:

               NAME                  AGE                   POSITION WITH THE COMPANY
- -----------------------------------  ----        ---------------------------------------------
Clifford R. Borland................    57        Director, President and Chief Executive
                                                 Officer
Patrick J.B. Donnelly..............    58        Director
John B. Lally......................    58        Director
R. Glen Mayfield...................    53        Director
Ronald R. Noel.....................    54        Director and Vice President; President of
                                                 Newport
John R. Parker.....................    51        Vice President, Treasurer and Chief Financial
                                                 Officer

     The directors of the Company are elected at each annual meeting of the shareholders and hold office until their successors have been elected and qualified. The officers are appointed by the Board of Directors and serve at its discretion. The Articles of Incorporation provide that at such time as there are nine or more directors, the Board of Directors may by resolution divide the Board into three classes with the terms in office of each class ending in successive years.

BUSINESS BACKGROUND OF EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

CLIFFORD R. BORLAND is a founder of the Company, has been its President and Chief Executive Officer since its inception, and has been a director since 1981. He held various positions at United States Steel Corporation from 1960 through 1967. He joined Interlake's Riverdale Works as Chief Metallurgist in 1967, became Director of Metallurgy for Interlake's Iron and Steel Division in 1978 and served as Plant Manager of the Newport Steel Works from 1977 to 1980. Mr. Borland is also a director of The Huntington Bank, Inc. (Kenton County, Kentucky) and Kentucky Electric Steel, Inc.

PATRICK J.B. DONNELLY has been a director of the Company since November 1981. Since 1972, he has been a partner in the law firm of Niles, Barton and Wilmer which is based in Baltimore, Maryland.

JOHN B. LALLY has been a director of the Company since November 1981. Mr. Lally is Chairman of the Board and President of L B Industries, Inc., a privately-owned pipe distributor. He has served as an executive officer of L B Industries, Inc. and its predecessors for over 27 years. Mr. Lally is also Chairman of the Board and Chief Executive Officer of LB Steel Plate Company, a steel plate processer and distributor.

R. GLEN MAYFIELD has been a director of the Company since November 1981. Mr. Mayfield is the President of Mayfield & Robinson, Inc., an independent management and financial consulting firm, which he founded in 1978. For ten years prior to founding Mayfield & Robinson, Inc., Mr. Mayfield worked for the First National Bank of Cincinnati. He is also a director of Suburban Bancorporation, Inc.

RONALD R. NOEL has been a director of the Company since November 1981. He is a founder of the Company and has been Vice President since its inception. He held the position of Secretary of the Company from November 1989 until February 1995 and the position of President of Newport since March 1994. Mr. Noel joined Interlake's Newport Steel Works in 1966 and served in various positions, including Chief Industrial Engineer from 1976 to 1980.

JOHN R. PARKER joined the Company as Treasurer in 1981 and has held the positions of Vice President, Treasurer and Chief Financial Officer or similar positions with the Company for more than five years. Prior to joining the Company, he was a manager with Arthur Andersen LLP.

BUSINESS BACKGROUND OF OTHER MANAGEMENT MEMBERS

PAUL C. BORLAND joined the Company as Vice President and General Manager of KES in 1989. Mr. Borland assumed his current position as President of Koppel in 1990. Mr. Borland joined the Company with over 33 years of steel industry experience where he held various management positions with Latrobe Steel Corporation and the Universal Cyclops Specialty Steel Division of Cyclops Corporation. He also held the position of Vice President and General Manager of Ohio Steel Tube, a division of Copperweld Corporation, where he also held the position of Vice President. Paul C. Borland is the brother of Clifford R. Borland.

RICHARD L. CARTER has been Vice President and General Manager of Erlanger since 1987. Prior to 1987 Mr. Carter held various positions in the industrial engineering department of Newport.

THOMAS J. DEPENBROCK has been Corporate Controller of the Company since 1987 and Vice President since February 1995. Mr. Depenbrock was with the accounting firm of Arthur Andersen LLP from 1978 until 1987.

THOMAS L. GOLATZKI has been Vice President of the Company since 1987. Prior to 1987, Mr. Golatzki was the Director of Engineering and Administrative Services of the Company.

ROBERT D. JOHNSON joined Imperial in 1970 and has served as its President since 1980.

JACK W. MEHALKO has been Vice President of the Company since March 1994 and Secretary since February 1995. Mr. Mehalko was President of Newport from 1989 until March 1994 and Vice President and General Manager of KES from 1986 to 1989.

DIRECTOR COMPENSATION

     Directors who are not employees of the Company are paid an annual retainer of $16,000 and $1,000 for each meeting of the Board of Directors attended in excess of four meetings per fiscal year and expenses for attendance at meetings of the Board and Committees. In addition, such outside Directors are paid $750 ($1,000 for Committee Chairmen) for each Committee meeting attended.

EXECUTIVE COMPENSATION

     The following table presents summary information concerning compensation received by the Chief Executive Officer and each of the other executive officers for each of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                            ANNUAL COMPENSATION        COMPENSATION
                                                         -------------------------     ------------
                                                                    OTHER ANNUAL        NUMBER OF          ALL OTHER
   NAME AND PRINCIPAL POSITION     YEAR      SALARY      BONUS     COMPENSATION(1)     OPTIONS/SARS     COMPENSATION(1)
- ---------------------------------  -----    --------     -----     ---------------     ------------     ---------------
Clifford R. Borland                 1994    $361,392      $ 0            (2)              41,333            $31,750
  President and Chief               1993     315,921        0            (2)              15,000             16,648(3)
  Executive Officer                 1992     310,000        0                                  0
Ronald R. Noel                      1994    $188,951      $ 0            (2)              13,420            $ 8,643(3)
  Vice President, Secretary and     1993     181,328        0            (2)               9,750             14,537(3)
  Chief Administrative Officer;     1992     178,000        0                                  0
  President of Newport
John R. Parker                      1994    $173,863      $ 0            (2)              13,420            $15,647(3)
  Vice President, Treasurer and     1993     166,022        0            (2)               9,750              7,131(3)
  Chief Financial Officer           1992     163,000        0                                  0

- ---------------
(1) In accordance with the transitional provisions of the rules on executive officer compensation adopted by the Securities and Exchange Commission, amounts under "Other Annual Compensation" and "All Other Compensation" are excluded for the Company's fiscal 1992.

(2) The named executive officers received certain perquisites in fiscal 1994 and fiscal 1993, the amount of which did not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus.

(3) Amounts included as "All Other Compensation" consist of insurance premiums made pursuant to the Company's salary continuation program and in connection with certain disability insurance policies. Under the Company's salary continuation program, which the Company funds with insurance policies, the Company will pay certain employees, including the executive officers, upon retirement at or after age 62 an amount ranging from 27% to 42% of his current base salary for life, with payments for a minimum of 10 years either to each participant or his descendants. During fiscal 1994 and fiscal 1993, respectively, the Company paid aggregate premiums as follows: $18,933 and $4,733 for Mr. Borland; $3,143 and $9,430 for Mr. Noel; and $10,911 and $2,748 for Mr. Parker. The Company has purchased disability insurance policies for the benefit of certain employees of the Company, including the named executive officers. In the event an insured is disabled for more than 60 days, he will be paid 70% of his base salary during the term of such disability up to age 65. During fiscal 1994 and fiscal 1993, respectively, the Company paid aggregate premiums as follows: $12,817 and $11,915 for Mr. Borland; $5,500 and $5,107 for Mr. Noel; and $4,736 and $4,383 for Mr. Parker.


     The following tables present certain information concerning stock options/SARs granted to and exercised by the executive officers of the Company during fiscal 1994. In addition, on May 25, 1995, the Board of Directors approved the 1995 Stock Option and Stock Appreciation Rights Plan, subject to shareholder approval at the Company's next annual meeting to be held in February 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                          POTENTIAL REALIZABLE
                                                                                                                  VALUE
                                       PERCENT OF                                                           AT ASSUMED ANNUAL
                                         TOTAL                                                                    RATES
                                      OPTIONS/SARS                                                           OF STOCK PRICE
                                       GRANTED TO                                                             APPRECIATION
                                      EMPLOYEES IN                        MARKET PRICE                     FOR OPTION TERM(3)
                     OPTIONS/SARS        FISCAL          PER SHARE          ON DATE        EXPIRATION     ---------------------
        NAME          GRANTED(1)        YEAR(2)        EXERCISE PRICE       OF GRANT          DATE           5%          10%
- -------------------- ------------     ------------     --------------     ------------     ----------     --------     --------
Clifford R. Borland     41,333             9.7%            $ 7.25            $ 7.25         12/01/03      $188,457     $477,588
Ronald R. Noel          13,420             3.2               7.25              7.25         12/01/03        61,188      155,063
John R. Parker          13,420             3.2               7.25              7.25         12/01/03        61,188      155,063

- ---------------
(1) Options/SARs were granted pursuant to the NS Group, Inc. Non-Qualified Stock Option and Stock Appreciation Rights Plan of 1988 (NSO Plan). The options become exercisable over a five year period in increments of 20% per year beginning with the third anniversary of the date of grant.

(2) The Company granted options representing 424,135 shares to employees in fiscal 1994 (135,085 under the NSO Plan and 289,050 under the Company's Employee Incentive Stock Option Plan).

(3) The amounts shown under these columns are the result of calculations at 5% and 10% rates as required by the Commission and are not intended to forecast future appreciation of the stock price of the Company's common stock.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                    TOTAL NUMBER OF SHARES FOR        TOTAL VALUE OF UNEXERCISED,
                                                         WHICH UNEXERCISED             IN-THE-MONEY OPTIONS/SARS
                       NUMBER OF                       OPTIONS/SARS HELD AT          HELD AT SEPTEMBER 24, 1994(1)
                        SHARES                          SEPTEMBER 24, 1994
                      ACQUIRED ON      VALUE       -----------------------------     -----------------------------
        NAME           EXERCISE       REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- --------------------  -----------     --------     -----------     -------------     -----------     -------------
Clifford R. Borland        0             $0           18,200           73,133            $ 0            $41,250
Ronald R. Noel             0              0           13,900           36,770              0             26,813
John R. Parker             0              0           14,700           36,970              0             26,813

- ---------------
(1) In-the-Money Options/SARs are those where the fair market value of the underlying securities at fiscal year end exceed the exercise price of the option or SAR.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of May 31, 1995 with respect to the beneficial ownership of shares of Common Stock owned by (a) each person known by the Company to own beneficially more than 5% of the Common Stock of the Company, (b) each director or officer of the Company, and (c) all directors and officers of the Company as a group.

                                                                       NUMBER OF           PERCENTAGE
                             NAME                                     SHARES OWNED          OF CLASS
- --------------------------------------------------------------        ------------         ----------
DIRECTORS AND EXECUTIVE OFFICERS
Clifford R. Borland(1)........................................          2,898,200(2)          21.0
Ronald R. Noel(1).............................................          1,148,952(2)           8.3
John B. Lally(1)..............................................            677,545(3)           4.9
John R. Parker................................................            150,470(2)(4)        1.1
Patrick J.B. Donnelly.........................................             99,375(5)            .7
R. Glen Mayfield..............................................            116,695               .8
All Directors and Executive
Officers as a group
(6 persons)...................................................          5,091,237(2)          36.8
OTHER 5% SHAREHOLDERS:
State of Wisconsin Investment Board(1)........................          1,315,400              9.6
Pioneering Management Corporation(1)..........................            977,600              7.1
General Electric Capital Corporation(1).......................            772,481(6)           5.3
PMAC, Ltd. and certain other parties(7).......................          1,705,881             11.0

- ---------------

(1) The address of Messrs. Borland and Noel is NS Group, Inc., Ninth and Lowell Streets, Newport, Kentucky 41072. The address of Mr. Lally is 1207 East 143rd Street, East Chicago, Indiana 46312. The address of the State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707. The address of Pioneering Management Corporation is 60 State Street, Boston, Massachusetts 02109-1820. The share ownership information for State of Wisconsin Investment Board and Pioneering Management Corporation was derived from Vicers Corporation Institutional Ownership Report. The address of General Electric Capital Corporation ("GECC") is 260 Long Ridge Road, Stamford, Connecticut 06927.

(2) Includes, where applicable, shares of Common Stock (a) which may be acquired within 60 days of May 31, 1995 by Mr. Borland (25,200), Mr. Noel (19,400), Mr. Parker (20,400) and all Directors and executive officers as a group (65,000) pursuant to the Company's Non-Qualified Stock Option and Stock Appreciation Rights Plan of 1988 and (b) owned by Mr. Noel (1,102) and all Directors and executive officers as a group (1,102) and held by the trustee of the NS Group, Inc. Salaried Employees' Flexible Compensation Plan, which shares are voted as directed by the participants to whose account they are allocated.

(3) Includes 50,855 shares owned by Mr. Lally's wife. Mr. Lally disclaims any beneficial interest in these shares.

(4) Includes 65,000 shares owned by Mr. Parker's wife. Mr. Parker disclaims any beneficial interest in these shares.

(5) Includes 32,850 shares owned by Mr. Donnelly's wife and 33,000 shares held by Mr. Donnelly's wife as custodian for their children. Mr. Donnelly disclaims any beneficial interest in these shares.

(6) Represents number of shares purchasable upon exercise of warrants, which have an exercise price of $8.00 per share.

(7) PMAC is a Texas limited partnership for which PM Acquisition Corporation ("PM Corp.") is the general partner. PMAC, PM Corp. and certain other affiliated persons have filed a Schedule 13D ("PMAC Schedule 13D") with the Commission indicating on the cover pages thereof the following ownership numbers and percentages, as updated from information provided by PMAC (some of which are duplicative as described below): PMAC (and PM Corp.), 882,352 (6.0%); R. Alpert, 1,335,293 (8.8%); R. E. Belfer, 370,588 (2.6%); R. A.
    Belfer, 370,588 (2.6%). The shares listed in the PMAC Schedule 13D for R. Alpert include the shares listed for PMAC and PM Corp. (for which shares R. Alpert, PMAC and PM Corp. would share voting and dispositive power) and an additional 452,941 shares (for which R. Alpert would have sole voting and dispositive power). R. E. Belfer and R. A. Belfer, as co-trustees of certain trusts, would share voting and dispositive power for 92,647 shares; R. E. Belfer, as sole trustee of certain other trusts, would hold sole voting and dispositive power for 92,647 shares; and R. A. Belfer, as sole trustee of a certain other trust, would hold sole voting and dispositive power for 185,294 shares. The cover pages for the Belfers in the PMAC Schedule 13D filed (and updated from information obtained from PMAC) indicates that each one shares voting and dispositive power for 370,588 shares.

    All of the shares listed in the PMAC Schedule 13D represent shares issuable upon conversion of $29 million principal amount of Convertible Debentures, convertible at a price of $17 per share ("Convertible Debentures"), issued to PMAC in connection with the Company's purchase of the assets comprising Koppel Steel Corporation in 1990 ("Koppel Acquisition"). (Of such Convertible Debentures, $15 million, which are owned by PMAC (and PM Corp.), are held in escrow as security for contingent indemnification obligations of PMAC to the Company in connection with the Koppel Acquisition.)

    The Convertible Debentures provide that, after the conversion into Common Stock of all of the Convertible Debentures, so long as PMAC or its affiliates own 60% of the shares issued upon conversion, the Company will take certain actions to provide for the election as a director of the Company of an individual chosen by PMAC (and approved by the Company). As of October 4, 1990, the Company agreed that R. A. Belfer would be acceptable as such director. The Convertible
    Debentures also provide that the holders of the stock issuable upon conversion thereof will vote for the Company's nominees for directors (including the nominee designated by PMAC). In addition, the transfer of the Convertible Debentures is subject to a right of first refusal in favor of the Company; a holder of the shares issuable upon conversion may not transfer such shares except subject to a right of first refusal in favor of the Company or pursuant to Rule 144 under the Securities Act of 1933. Finally, the holders of the Convertible Debentures and any shares issued upon conversion thereof are subject to certain "standstill" provisions, including a prohibition against acquiring, in the aggregate, more than a 15% interest in the voting securities of the Company.

The address of PMAC, Ltd. and R. Alpert is 15311 Vantage Parkway West, Suite 315, Houston, Texas 77032. The address of R. E. Belfer and R. A. Belfer is 885
    Second Avenue, New York, New York 10017.

The information in this footnote and the corresponding information in the above share ownership table was derived from the PMAC Schedule 13D, information provided by PMAC and from the terms of the Convertible Debentures.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is composed of Messrs. Mayfield, Lally and Donnelly, none of whom has served as an officer or employee of the Company or any of its subsidiaries.

     John B. Lally owns the controlling interest in L B Industries, Inc. The Company sells substantially all of its secondary and limited service tubular products to L B Industries, Inc. Sales to L B Industries, Inc. amounted to approximately $11.0 million, $10.9 million and $10.3 million in fiscal 1994, 1993 and 1992, respectively. Trade receivables from this customer were $958,000 and $582,000 at the end of fiscal 1994 and 1993, respectively. The Company believes that its transactions with L B Industries are conducted on an arms-length basis.

                              CERTAIN TRANSACTIONS

     On September 27, 1993, the Company repaid an $8 million loan from PMAC made pursuant to a Loan Agreement dated as of October 4, 1990. The Company funded such repayment with the proceeds of an $8.0 million capital expenditure loan made to the Company by GECC. Such loan is payable in 28 quarterly installments of principal, together with interest at 8%.


                              DESCRIPTION OF UNITS



     Each Unit offered hereby consists of $1,000 principal amount of Senior Secured Notes and
Warrants, each to purchase one share of Common Stock. The Senior Secured Notes
and the Warrants will not be separately transferable until on or after        ,
1995 or such earlier date as the Underwriters may designate to the Company (the "Separation Date"). The Warrants will be exercisable on or after the date 180 days after the issuance of the Units (the "Exercise Date"). Notwithstanding the foregoing, in the event that the Company is required to make either an Asset Sale Offer or a Change of Control Offer (as such terms are defined under "Description of Senior Secured Notes" below), the Separation Date will be the date the Company mails the required notice thereof to the Holders. Prior to separation, the Units will be physically represented by Senior Secured Notes bearing an endorsement representing beneficial ownership of the related Warrants on deposit with The Huntington National Bank, as warrant agent (the "Warrant Agent"), as custodian for the registered holders of the Senior Secured Notes. Prior to separation, transfer of a Senior Secured Note will also constitute transfer of a holder's beneficial interest in the related Warrants. On and after the Separation Date, the registered holder of a Unit may surrender the Senior Secured Note bearing the endorsement relating to the Warrants to the Warrant Agent for the exchange of such Unit for a Senior Secured Note and a separately transferable Warrant certificate (a "Warrant Certificate").



     There is currently no market for the Units, the Senior Secured Notes or the Warrants and the Company does not intend to apply for listing of the Units, the Senior Secured Notes or the Warrants on the NYSE or any other securities exchange or market. The Company has been advised by the Underwriters that, subject to applicable laws and regulations, they presently intend to make a market in the Units, Senior Secured Notes and Warrants. The Underwriters are not obligated to do so, however, and any such market making activity may be discontinued at any time without notice.

                      DESCRIPTION OF SENIOR SECURED NOTES


     The Senior Secured Notes will be issued under an indenture (the "Indenture"), between the Company, the Subsidiaries and Huntington National Bank, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Senior Secured Notes are subject to all such terms, and prospective purchasers of the Senior Secured Notes are referred to the Indenture for a statement thereof. The following summary does not purport to be a complete description of the Senior Secured Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture and the Senior Secured Notes, and is qualified in its entirety by reference to the Trust Indenture Act of 1939, as amended ("TIA"), as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions."

PRINCIPAL, MATURITY AND INTEREST

     The Senior Secured Notes will be obligations of the Company and will rank pari passu with the Company's other unsubordinated debt obligations. The Senior Secured Notes will be limited to $125,000,000 aggregate principal amount and
will mature on             , 2003. The Senior Secured Notes will be secured by
Intercompany Notes issued in favor of the Company by Newport, Koppel and Erlanger in an aggregate amount at least equal to the principal amount of the Senior Secured Notes. The Senior Secured Notes also will be unconditionally guaranteed, jointly and severally, by each current Subsidiary of the Company. Each Intercompany Note and the obligations under the Subsidiary Guarantee will rank pari passu in right of payment with the unsubordinated obligations of the Subsidiaries, including obligations arising in connection with the Credit Facility. For each of Newport, Koppel and Erlanger, its obligations under the Subsidiary Guarantee will be secured by a first priority mortgage and security interest and its Intercompany Note will be secured by a second priority mortgage and security interest in its steel-making operations, excluding inventory, accounts receivable and certain intangible property.

     Interest on the Senior Secured Notes will accrue at the rate of      % per
annum and will be payable semi-annually on each             and             ,
commencing             , 1996 to the Holders of record of Senior Secured Notes
at the close of business on the             and             immediately
preceding such interest payment dates. Interest on the Senior Secured Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the original date of issuance (the "Issue Date"). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest will accrue at a rate equal to the stated rate of interest.

     As discussed below, payment of principal of, and interest on, Senior Secured Notes represented by one or more permanent global Senior Secured Notes registered in the name of or held by The Depository Trust Company (the "Depositary") or its nominee will be made in immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner and holder of such permanent global Senior Secured Note or Notes. See "-- Same-Day Settlement and Payment."

OPTIONAL REDEMPTION

     Except as described below, the Senior Secured Notes may not be redeemed
prior to             , 1999. On and after             , 1999, the Company may,
at its option, redeem the Senior Secured Notes, in whole or in part, from time to time, at the redemption prices set forth below (expressed as a percentage of the principal amount thereof), in each case together with accrued interest, if any, to the date of redemption, if redeemed during the twelve-month
period beginning                     of the years indicated below:

                      YEAR                           PERCENTAGE
- -------------------------------------------------    -----------
1999.............................................            %
2000.............................................            %
2001 and thereafter..............................      100.00%

If the date fixed for redemption is             or             , then the
interest payable on such date shall be paid to the Holder of record on the next
preceding             or             .

     During the first 36 months after the closing of the Offering, the Company may redeem up to 40% of the principal amount of the Senior Secured Notes with
the net proceeds of a Public Equity Offering of Common Stock at      % of the
principal amount thereof plus accrued interest to the redemption date; provided that at least $75,000,000 of the Senior Secured Notes remain outstanding following the redemption.

     In the event that less than all of the Senior Secured Notes are to be redeemed at any time, selection of Senior Secured Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Senior Secured Notes of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Secured Notes to be redeemed at its registered address. If any Senior Secured Note is to be redeemed in part only, the notice of redemption that relates to such Senior Secured Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Secured
Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Secured Note. On and after the redemption date, interest will cease to accrue on Senior Secured Notes or the portion thereof called for redemption unless the Company defaults in the payment of the redemption price or accrued interest. Senior Secured Notes that are optionally redeemed by the Company (after a Public Equity Offering or otherwise) or that are purchased by the Company pursuant to an Asset Sale Offer as described under "-- Certain Covenants-Restrictions on Asset Sales" or pursuant to a Change of Control Offer as described under "-- Change of Control" will be surrendered to the Trustee for cancellation.

     The Credit Facility contains certain covenants that restrict the ability of the Company to redeem the Senior Secured Notes without the prior written consent of the Lenders. See "Description of Certain Indebtedness-Credit Facility."

CHANGE OF CONTROL

     The Indenture provides that upon a Change of Control, each Holder shall have the right to require the Company to repurchase all or any part of such Holder's Senior Secured Notes at a cash purchase price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase pursuant to the procedures set forth in the Indenture (a "Change of Control Offer").

     Within 30 days following any Change of Control, the Company shall send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. This notice will state, among other things, the repurchase date (which shall not be earlier than 30 days or later than 60 days from the date such notice is mailed) and the circumstance and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control). Holders electing to have a Senior Secured Note repurchased will be required to surrender the Senior Secured Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Senior Secured Note completed, to the paying agent at the address specified in the notice prior to the close of business on the date of repurchase. Holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third Business Day (or such shorter period as may be required by applicable law) preceding the date of repurchase, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Senior Secured Notes the Holder delivered for repurchase, and a statement that such Holder is withdrawing his election to have such Senior Secured Notes repurchased. Failure to make a Change of Control Offer as required will constitute a covenant Default under the Indenture.

     In the event a Change of Control occurs and the Holders exercise their right to require the Company to repurchase the Senior Secured Notes, and assuming that such repurchase constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act at the time it is required, the Company will comply with the requirements of Rule 14e-1 as then in effect with respect to such repurchase.

     A Change of Control under the Indenture will constitute a default under the Credit Facility. Therefore, upon the occurrence of a Change of Control, the Lenders will have the ability to accelerate their loans and the Company may be required to repay all of its outstanding obligations under the Credit Facility prior to the payment of the principal of any of the Senior Secured Notes that the Company is required to repurchase pursuant to the Indenture. See "Description of Certain Indebtedness-Credit Facility."

     With respect to the disposition of assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Company to repurchase Senior Secured Notes.

     None of the provisions relating to a repurchase upon a Change of Control are waivable by the Board of Directors of the Company. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control with respect to the Change of Control purchase feature of the Senior Secured Notes, but would increase the amount of Indebtedness outstanding at such time.

     If a Change of Control were to occur, there can be no assurance that the Company would be able to repay all of its obligations under the Credit Facility, to purchase all of the Senior Secured Notes tendered and to repay other indebtedness that may become payable upon the occurrence of such Change of Control. After giving effect to the Offering and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds," the Company would not have sufficient funds available to repurchase all of the outstanding Senior Secured Notes pursuant to a Change of Control Offer. In the event that the Company were required to repurchase outstanding Senior Secured Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its repurchase obligations, although there can be no assurance that the Company would be able to obtain such financing. Accordingly, it is possible that a prospective acquiror would, in order to avoid the occurrence of an Event of Default under the Credit Facility, the Indenture and the Senior Secured Notes, either fund the Company's purchase of the Senior Secured Notes tendered in the Change of Control Offer following such acquisition or seek to refinance the Senior Secured Notes, which funding or refinancing may have the effect of delaying, discouraging or preventing an acquisition. Consequently, the obligation of the Company to make a Change of Control Offer and repurchase tendered Senior Secured Notes upon a Change of Control could have the effect of preventing or delaying the ability of other persons or entities to acquire control of the Company.

RANKING

     The Senior Secured Notes will be obligations of the Company. The Senior Secured Notes will rank pari passu in right of payment with any existing and future unsubordinated Debt of the Company, including obligations arising under the Company's guaranty of the Credit Facility. Each Intercompany Note and Guarantee will rank pari passu with respect to the payment in full of the principal and interest on all existing and future unsubordinated Debt of the applicable Subsidiary, including obligations of each Subsidiary arising under the Credit Facility.

INTERCOMPANY NOTES AND GUARANTEES OF SENIOR SECURED NOTES

     The Senior Secured Notes will be secured by a pledge of Intercompany Notes issued to the Company by Newport, Koppel and Erlanger in the approximate respective amounts of $47.8 million, $83.6 million, and $9.8 million, reflecting the amounts loaned to such Subsidiaries by the Company as part of the Refinancing Transaction or, in the case of Erlanger, prior intercompany advances. In addition, each existing and future Subsidiary of the Company (excluding Non-Recourse Subsidiaries) unconditionally will guarantee (each a "Guarantor"), jointly and severally, to each Holder and the Trustees, the full and prompt performance of the Company's obligations under the Indenture and the Senior Secured Notes, including the payment of principal of and interest on the Senior Secured Notes. The obligations of each Subsidiary are limited to the maximum amount which will result in the obligations of such Subsidiary under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Various fraudulent conveyance laws enacted for the protection of creditors may be utilized by a court of competent jurisdiction to avoid or subordinate in favor of existing and/or future creditors of the Subsidiaries the Subsidiary Guarantee and the liens of the Security Documents. See "Risk Factors -- Fraudulent Conveyance Issues; Holding Company Structure." Each Subsidiary that makes a payment or distribution under the Subsidiary Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata based on the net assets of each Subsidiary, determined in accordance with GAAP.

     Subject to the terms and conditions of the Indenture, each Recourse Subsidiary may consolidate with or merge into or sell its assets to the Company or another Recourse Subsidiary. See "-- Certain Covenants -- Transfer of Assets to Subsidiaries." In the event all of the capital stock of a Guarantor is sold by the Company to a Person that is not a Recourse Subsidiary, or the surviving party of a merger involving a Guarantor is not a Recourse Subsidiary, and such sale or merger complies with the covenants set forth in the Indenture, then such Subsidiary's obligations under the Subsidiary Guarantee will be released.

SECURITY

     As security for the Intercompany Notes and the Subsidiary Guarantee, Newport, Koppel and Erlanger will assign and pledge and grant a security interest in the following property and assets: (a) the real property interests in the approximately 250 acres of real property at the Newport facility, including the melt shop, hot strip mill, two welded pipe mills, machine and fabricating shops, storage and repair facilities and administrative offices, and all other buildings, fixtures and improvements thereon with a net book value of approximately $7.9 million at April 1, 1995; (b) approximately 272 acres of real property at the Koppel and Ambridge facilities, including the melt shop, bar mill, tube mill, blooming mill, pickling facility, machine and fabricating shops, storage and repair facilities and administrative offices and all other buildings, fixtures and improvements thereon, with a net book value of approximately $12.0 million at April 1, 1995; (c) approximately 40 acres of real property at the Baytown facility, including the finishing facility and all other buildings, fixtures and improvements thereon, with a net book value of approximately $0.6 million at April 1, 1995; (d) the Erlanger lease of approximately 36 acres of real property at the Port of Catoosa near Tulsa, Oklahoma and all leasehold improvements thereon with a net book value of approximately $1.3 million at April 1, 1995; (e) all existing fixtures, machinery, tools, equipment and similar property at each of the Newport, Koppel and Ambridge, Baytown and Erlanger facilities with respective net book values at April 1, 1995 of $56.0 million, $66.2 million, $1.6 million, and

$1.8 million, and all future real estate, fixtures, machinery, tools, equipment and similar property owned by such Subsidiaries; and (f) all proceeds and products of any and all of the foregoing, except as described under "Possession, Use and Release of Property" (the property and assets described under clauses
(a)-(f) are collectively referred to as "Collateral"). The security interest will not extend to the inventory, accounts receivable and certain intangible property of the Subsidiaries as these assets secure the obligations of the Subsidiaries under the Credit Facility and the related guarantees. Further, the security interest will not extend to the Excluded Assets. The security interest in the Collateral will be a first priority interest with respect to the Subsidiary Guarantee and a second priority security interest with respect to the Intercompany Notes (to the extent attainable by filing or possession), subject to certain permitted encumbrances or Liens that, in the judgment of the Company, will not materially adversely affect the value of the Collateral. Each future Subsidiary of the Company (other than Non-Recourse Subsidiaries) will also pledge their real property, fixtures, machinery, tools, equipment and similar property to secure its obligations under the Subsidiary Guarantee. The proceeds from the foreclosure on the Collateral would be applied to repay the Subsidiary's obligations under the Subsidiary Guarantee, which may be enforceable for an amount less than the obligations outstanding with respect to the Senior Secured Notes and its Intercompany Note (where applicable).

     The real property Collateral will be pledged pursuant to first and second priority mortgages or deeds of trust (the "Mortgages"), subject to the Liens permitted by the Indenture. See "-- Certain Covenants -- Limitation on Liens." Each first priority Mortgage executed by a Subsidiary will secure all obligations arising under the Subsidiary Guarantee, and each second priority Mortgage executed by a Subsidiary (where applicable) will secure the obligations arising under its Intercompany Note. Upon issuance of the Senior Secured Notes, the Collateral Agent will receive mortgagee's title insurance policies in satisfactory form. The personal property to be included within the Collateral will be pledged by the Subsidiaries pursuant to security agreements (the "Security Agreements") and will constitute first and second priority Liens, subject to the Liens permitted by the Indenture (the "Security Documents"). See "-- Certain Covenants -- Limitation on Liens." Upon the occurrence of an Event of Default under the Indenture, the Senior Secured Notes or the Security Documents, the Collateral Agent will have the customary rights and remedies of a secured party with respect to the Collateral assigned by a Subsidiary.

     No appraisals of any of the Collateral have been prepared by or on behalf of the Company in connection with the issuance and sale of the Senior Secured Notes. In addition, the fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the steel industry, the ability to sell the Collateral in an orderly sale, the condition of the national and local economy, the availability of buyers and similar factors. The net book value of the Collateral as of April 1, 1995 was approximately $147.4 million. There can be no assurance that the proceeds of any sale of the Collateral, in whole or in part, pursuant to the Indenture and the Security Documents following an Event of Default would be sufficient to satisfy payments due on the Intercompany Notes and the Subsidiary Guarantee. To the extent that third parties enjoy Liens permitted by the Indenture, such third parties have or may exercise rights and remedies with respect to the property subject to such Lien that could adversely affect the value of such Collateral and the ability of the Collateral Agent, Trustee or the Holders to realize or foreclose on such Collateral. In addition, the ability of the Trustee and Collateral Agent to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "-- Certain Bankruptcy Limitations" below.

     The collateral release provisions of the Indenture permit the release of Collateral in connection with Asset Sales of Collateral and in other circumstances upon compliance with certain conditions. See "-- Possession, Use and Release of Collateral." As described under "-- Certain Covenants -- Restrictions on Asset Sales," the Net Available Cash from such Asset Sales, above prescribed amounts and subject to certain exceptions, are required to be deposited in the Collateral Account prior to the making of an offer to purchase Senior Secured Notes in an Asset Sale Offer or a Permitted Related Acquisition (each as defined below). To the extent an Asset Sale Offer is not subscribed to by Holders, the unutilized Net Available Cash may be retained by the Company or the applicable Subsidiary free of the Lien of the Indenture and the Security Documents. In addition, the Collateral release provisions of the Indenture permit the sale, lease, transfer or other disposition of tangible personal property that, in the reasonable judgment of the Company, has become worn out, obsolete or no longer necessary to the operation of the Subsidiaries' business and which is disposed in the ordinary course of business, subject to certain limitations.

     If an Event of Default has occurred and is continuing and the Trustee has been directed by the Holders of at least 25% in aggregate principal amount of Senior Secured Notes to enforce the Intercompany Notes and the Subsidiary Guarantee and foreclose upon all or any part of the Collateral, the Collateral Agent will take such action to foreclose upon the Collateral as is consistent with such directions. The Collateral Agent will thereupon foreclose upon the Collateral in accordance with instruction from such representatives, unless Holders of a majority in aggregate principal amount of the Senior Secured Notes shall have given contrary instructions, in each case as provided in the Security Documents. The proceeds received by the Collateral Agent will be applied by the Collateral Agent first to pay the expenses of such foreclosure and fees and other amounts then payable to the Trustee under the Indenture, and thereafter to pay, pro rata, the principal of, premium, if any, and interest on the Senior Secured Notes. Dispositions of Collateral may be subject to delay as a result of the Intercreditor Agreement.

     Real property pledged as security may be subject to known and unforeseen environmental risks. In March 1995, Koppel entered into a Consent Order with the EPA relating to an April 1990 RCRA facility assessment completed by the EPA and the Pennsylvania Department of Environmental Resources. The Assessment identified potential releases of hazardous constituents into the environment from numerous SWMU's and AOC's located at and adjacent to the Koppel facilities. See "Risk Factors -- Cost of Compliance with Environmental Regulations" and "Business -- Environmental Matters." Under the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), a secured party may be held liable, in certain limited circumstances, for the costs of remediating or preventing releases or threatened releases of hazardous substances at a mortgaged property. There may be similar risks under various other federal laws, state laws and common law theories. Such liability has been imposed where a secured party has become sufficiently involved in the operations of the borrower so that its "participation in the management" of the borrower meets the test set out in CERCLA and elaborated in a number of court decisions. Liability for cleanup costs has also been imposed if a secured party takes title to property by foreclosure, thereby becoming the owner of the property and losing the security interest exemption contained in CERCLA. Additionally, foreclosure may result in a lender becoming subject to substantial requirements, including obligations, with respect to environmental permits, under environmental laws.

     Under the Indenture, the Trustee may, prior to taking certain actions, request the Holders to provide an indemnification against its costs, expenses, and liabilities. It is possible that CERCLA (or analogous) cleanup costs could become a liability of the Trustee in its capacity as Collateral Agent and cause a loss to any Holders that provided an indemnification. In addition, such Holders may act directly rather than through the Trustee, in specified circumstances, in order to pursue a remedy under the Indenture. If Holders exercise that right, they could be deemed to be secured parties that are subject to the risks discussed above.

INTERCREDITOR AGREEMENT; SUBORDINATION AGREEMENTS

     Prior to the consummation of the Offering, the Collateral Agent, on behalf of the Holders of the Senior Secured Notes, will enter into an intercreditor agreement (the "Intercreditor Agreement") with BNYCC, as agent for the Lenders under the Credit Facility (in such capacity, the "Agent"). The Intercreditor Agreement will provide, among other things, that (i) the Collateral Agent and the Agent will provide notices to each other with respect to a default under the Senior Secured Notes or the Indebtedness under the Credit Facility, as the case may be, and the commencement of any action to enforce the rights of the Holders, the Collateral Agent, the Lenders or the Agent; (ii) for a period following the issuance of a notice of enforcement, the Agent may enter upon all or any portion of the Subsidiaries' premises, use the Collateral to the extent necessary to complete the manufacture of inventory, collect accounts and sell or otherwise dispose of the collateral securing the Debt under the Credit Facility; and (iii) the Collateral Agent will not amend the Indenture or any of the Security Documents and the Agent will not amend the Credit Facility or any of the collateral documents relating thereto without the consent of the other if such amendment would affect adversely the interests of (a) the Agent or the various Lenders represented by the Agent in the case of a proposed amendment to the Indenture or any of the Security Documents or (b) the Collateral Agent or the Holders in the case of a proposed amendment to the Credit Facility or any related collateral documents.

     In addition, prior to the completion of the Offering, the Collateral Agent will enter into a subordination agreement with the City of Dayton, Kentucky ("Dayton"). Dayton has a mortgage on certain Newport property and security interests in certain machinery and equipment located at Newport and such mortgage and security interests will be subordinated to the liens in favor of the Holders. As of April 1, 1995 the outstanding balance of the loan from Dayton to Newport was $6.8 million. The Collateral Agent, on behalf of the Holders, Koppel and the Commonwealth of Pennsylvania, acting by and through the Department of Commerce (the "Department"), will enter into an Agreement creating a reciprocal easement between the Company's Koppel facilities and an idle portion of the Koppel facilities (and related machinery, equipment and other property) on which the Department has the mortgage. As of April 1, 1995, the outstanding balance on the loan from the Department to Koppel was $3.7 million.

CERTAIN BANKRUPTCY LIMITATIONS

     The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable Bankruptcy Law in the event that a bankruptcy proceeding were to be commenced by or against the Company or the Subsidiaries that have granted a security interest in property to secure its obligations under its Intercompany Note (where applicable) and its obligations under the Subsidiary Guarantee prior to the Collateral Agent having repossessed and disposed of the Collateral. Prior to foreclosing on the property securing an Intercompany Note or the Subsidiary Guarantee, the Trustee must pursue payment under the relevant Intercompany Note or the Subsidiary Guarantee. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the "Bankruptcy Code"), a secured creditor, such as the Collateral Agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of the collateral if the value of the collateral exceeds the debt it secures.

     In view of the broad equitable powers of a bankruptcy court, it is impossible to predict how long payments under the Senior Secured Notes, the Intercompany Notes and the Subsidiary Guarantee could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at the time of a bankruptcy petition or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection." Any disposition of the Collateral would also require approval of the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due under the Intercompany Notes and the applicable obligations under the Subsidiary Guarantee, the Collateral Agent, on behalf of the Holders, would have a secured claim to the extent of the value of the Collateral securing an Intercompany Note (where applicable) or obligations under the Subsidiary Guarantee, and unsecured claims with respect to any shortfall. The Bankruptcy Code permits the payment and/or accrual of post-petition interest, costs and attorney's fees to the Collateral Agent during a debtor's bankruptcy case only to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate obligation under such Intercompany Note or Guarantee, as the case may be.

POSSESSION, USE AND RELEASE OF COLLATERAL

     Unless an Event of Default shall have occurred and be continuing, the Subsidiaries will have the right to remain in possession and retain exclusive control of the Collateral securing the Intercompany Notes and the Guarantees (other than Trust Moneys and other personal property held by, or required to be deposited or pledged with, the Collateral Agent under the Indenture or any Security Document), to freely operate the Collateral and to collect, invest and dispose of any income thereon. In case a Default or an Event of Default shall have occurred and be continuing, the Subsidiaries, while in possession of the Collateral (other than cash and other personal property held by, or required to be deposited or pledged with, the Collateral Agent under the Indenture or any Security Document or with any trustee, mortgagee or other holder of a prior Lien permitted under the Security Documents), may do any of the things enumerated in the "Release of Collateral" provisions described below only if the Trustee, in its discretion, or the Holders of a majority in aggregate principal amount of the outstanding Senior Secured Notes, shall consent to such action.

     Release of Collateral. The Subsidiaries will have the right to sell, exchange or otherwise dispose of any of the Collateral (excluding Trust Moneys) (the "Released Collateral") upon delivery to the Trustee of certain documents that may include, among others, a Company Order, an Officers' Certificate, all documentation required by the TIA prior to the release of the Released Collateral by the Collateral Agent, and an Opinion of Counsel. Subject to certain exceptions for obsolete assets and certain amounts the Company and its Subsidiaries are permitted to retain pursuant to "-- Certain Covenants -- Restrictions on Asset Sales," all cash or Cash Equivalents received by the Collateral Agent upon an Asset Sale with respect to Collateral will be held by the Collateral Agent as Trust Moneys under the Indenture prior to application as provided in "Use of Trust Moneys" below and "-- Certain Covenants -- Restrictions on Asset Sales." All purchase money, chattel paper, instruments and other obligations received as part of the net proceeds by the Collateral Agent pursuant to these "Release of Collateral" provisions shall be held by the Collateral Agent.

     As long as no Event of Default shall have occurred and be continuing, the Subsidiaries, collectively, may, without any release or consent by the Collateral Agent, sell or otherwise dispose of any machinery, equipment, furniture, apparatus, tools or implements or other similar property subject to the Lien of the Security Documents, which in the opinion of such Subsidiary may have become worn out, obsolete or no longer necessary to the operation of such Subsidiary's business ("Obsolete Assets"), not exceeding individually, in fair market value, $25,000.

     Use of Trust Moneys. All Trust Moneys shall be held by the Collateral Agent as part of the Collateral securing the obligations of the Subsidiaries under the applicable Intercompany Note and Guarantee, and, so long as no Event of Default shall have occurred and be continuing, may either, at the direction of the Company, upon delivery to the Trustee of certain documents that may include, among others, a Company Order, an Officer's Certificate, all documentation required by the TIA and an Opinion of Counsel, be applied by the Company from time to time to a Permitted Related Acquisition or to the payment of the principal, premium, if any, and interest on any Senior Secured Notes at maturity or to the repurchase of Senior Secured Notes in an Asset Sale Offer, each of the foregoing being performed by the Company in accordance with the Indenture.

CERTAIN COVENANTS

     The following is a summary of certain covenants that will be contained in the Indenture. Such covenants will be applicable (unless waived or amended) so long as any of the Senior Secured Notes are outstanding.

     Limitation on Liens. The Company shall not, and shall not permit, cause or suffer any of its Subsidiaries to, create, incur, assume or suffer to exist any Liens of any kind upon any property or assets of the Company or any Subsidiary, whether now owned or hereafter acquired, except for (i) Liens in favor of the Collateral Agent or the Holders, including Liens created by the Senior Secured Notes, the Indenture and the Security Documents (ii) Liens on accounts receivable, inventory and certain intangibles to secure the Credit Facility and the guarantees executed in connection therewith; (iii) Permitted Liens; (iv) Liens on the property of the Company or any of its Subsidiaries created solely for the purpose of securing purchase money obligations for property acquired in the ordinary course of business; provided, that (a) such property so acquired for use in the ordinary course of business is for use in lines of business related to the Company's or its Subsidiaries' business as it exists immediately prior to the issuance of the related debt, (b) no such Lien shall extend to or cover other property or assets of the Company and its Subsidiaries other than the respective property or assets so acquired and (c) the principal amount of Debt secured by any such Lien shall at no time exceed the original purchase price of such property or assets; (v) Liens on the property or assets of a Subsidiary acquired after the Issue Date or on property or assets acquired in an asset purchase transaction with a Person that is not an Affiliate created solely to secure the obligations that financed the acquisition of such Subsidiary or such property and assets; provided that (a) no such Lien shall extend to or cover property or assets of the Company and its Subsidiaries other than the property or assets of the Subsidiary so acquired or the property or assets so acquired and (b) no such Lien shall extend to the Capital Stock of any Subsidiary so acquired and (c) the principal amount of Debt secured by any such Lien shall not exceed the original purchase price of such Subsidiary or such property or assets; (vi) Liens on the assets of any entity existing at the time such entity or assets are acquired by the Company or any of its Subsidiaries, whether by merger, consolidation, purchase of assets or otherwise; provided, that such Liens (a) are not created, incurred or assumed in connection with, or in contemplation of, such assets being acquired by the Company or any of its Subsidiaries and (b) do not extend to any other property of the Company or any of its Subsidiaries; (vii) Liens securing Industrial Revenue Bonds ; (viii) Liens on assets specified in the Indenture securing Government Loans; (ix) Liens in existence on the date of the Indenture; and (x) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured immediately prior to the time of such extension, renewal or replacement (or with respect to the Credit Facility, the maximum amount permitted to be borrowed thereunder), and that such extension, renewal, or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

     Limitation on Debt. The Company shall not and will not permit any Subsidiary to Issue, directly or indirectly, any Debt (including Acquired Debt) unless the pro forma Consolidated EBITDA Coverage Ratio exceeds 2.0 to 1.0. Notwithstanding the above, the Company and its Subsidiaries may issue the following Debt: (i) Debt evidenced by the Senior Secured Notes and the Security Documents; (ii) Debt issued pursuant to the Credit Facility in the aggregate principal amount outstanding at any time not to exceed the greater of (a) $50 million or (b) the sum of (1) 85% of the aggregate face amount of Accounts Receivable plus (2) 50% of the aggregate book value of Inventory, in each case, measured as of the end of the most recent fiscal month for which information regarding Accounts Receivable and Inventory is then available; (iii) Debt of the Company issued to any Wholly Owned Recourse Subsidiary; provided, that (a) any such Debt is unsecured and is subordinated to the Senior Secured Notes and (b) that any subsequent issuance or transfer of any Capital Stock which results in any Wholly Owned Recourse Subsidiary ceasing to be a Wholly Owned Recourse Subsidiary or any transfer of such Debt to a Person not a Wholly Owned Recourse Subsidiary will be deemed an incurrence of such Debt; (iv) Debt of a Wholly Owned Recourse Subsidiary issued to and held by the Company or any Wholly Owned Recourse Subsidiary of the Company; provided, that any subsequent issuance or transfer of any Capital Stock which results in such Wholly Owned Recourse Subsidiary ceasing to be a Wholly Owned Recourse Subsidiary or any transfer of such Debt to a Person not a Wholly Owned Recourse Subsidiary will be deemed an incurrence of such Debt; (v) Debt in existence following the issuance of the Senior Secured Notes and the application of the proceeds of the Senior Secured Notes in the manner set forth under "Use of Proceeds"; (vi) Debt evidenced by Industrial Revenue Bonds (including Pollution Control Bonds) as such terms are defined under the Internal Revenue Code of 1986, as amended, or Government Loans in an aggregate principal amount not to exceed $20,000,000; (vii) Debt issued pursuant to (a) Interest Rate Protection Agreements in respect of Debt of the Company or any of its Subsidiaries to the extent the notional principal amount of such obligation does not exceed the aggregate principal amount of the Debt to which such Interest Rate Protection Agreements relate, and (b) Hedging Agreements in respect of foreign exchange or commodity exposures incurred by the Company or any of its Subsidiaries in the ordinary course of its business; (viii) Non-Recourse Debt of a Non-Recourse Subsidiary; provided, however, that if any such Debt thereafter ceases to be Non-Recourse Debt of a Non-Recourse Subsidiary, then such event shall be deemed to constitute the issuance of such Debt by the issuer thereof; (ix) Debt incurred with respect to the deferred purchase price of machinery and equipment (including all capitalized costs incurred in connection therewith, such as engineering studies and installation thereof) related to the business of the Company or its Subsidiaries at the time of purchase and other purchase money obligations (including Capital Lease Obligations) not to exceed, in the aggregate, $20 million outstanding at any time; provided, that the maturity of any such obligation does not exceed the anticipated useful life of the asset being financed; and (x) any renewal, extension or refinancing (and subsequent renewals, extensions or refinancings) of any Debt permitted at the time incurred of the Company and its Subsidiaries; provided, however, that (a) the principal amount of the Debt so issued shall not exceed the maximum principal amount of the Debt so exchanged, refunded or refinanced, (b) Debt which constitutes a renewal, extension or refinancing of Debt of the Company shall be pari passu or subordinated in right of payment to the Senior Secured Notes, (c) Debt which constitutes a renewal, extension or refinancing of Debt of Subsidiaries shall be pari passu or subordinated in right of payment to the Subsidiary Guarantee and (d) the Debt so issued (1) shall not mature prior to the maturity of the Debt so exchanged, refunded or refinanced and (2) shall have an Average Life equal to or greater than the remaining Average Life of the Debt so exchanged, refunded or refinanced; and provided, further, that in no event may Debt be renewed, extended or refinanced by means of Debt of any Subsidiary of the Company if such Debt was originally incurred by the Company.

     Limitation on Preferred Stock of Recourse Subsidiaries. The Company will not permit any of its Recourse Subsidiaries to issue, directly or indirectly, any Preferred Stock, except (i) Preferred Stock issued to and held by the Company or a Wholly Owned Recourse Subsidiary, except that any subsequent issuance or transfer of any Capital Stock which results in any Wholly Owned Recourse Subsidiary ceasing to be a Wholly Owned Recourse Subsidiary or any transfer of such Preferred Stock to a Person not a Wholly Owned Recourse Subsidiary will be deemed an issuance of Preferred Stock; (ii) Preferred Stock issued by a Person prior to the time (a) such Person became a Subsidiary, (b) such Person merges with or into a Subsidiary or (c) another Person merges with or into such Person (in a transaction in which such Person becomes a Subsidiary), in each case if such Preferred Stock was not issued in anticipation of such transaction; and (iii) Preferred Stock issued in exchange for, or the proceeds of which are used to refund Debt or refinance Preferred Stock issued pursuant to clauses (i) or (ii) (other than Preferred Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) that is redeemable at the option of the holder thereof or that is otherwise redeemable, pursuant to sinking fund obligations or otherwise, prior to the date of redemption or maturity of the Preferred Stock or Debt being so refunded or refinanced); provided that (a) the liquidation value of such Preferred Stock so issued shall not exceed the principal amount or the liquidation value of the Debt or Preferred Stock, as the case may be, so refunded or refinanced and (b) the Preferred Stock so issued (i) shall have a stated maturity not earlier than the stated maturity of the Debt or Preferred Stock being refunded or refinanced and (2) shall have an Average Life equal to or greater than the remaining Average Life of the Debt or Preferred Stock being refunded or refinanced.

     Limitation on Restricted Payments. The Company shall not, and shall not permit any Recourse Subsidiary, directly or indirectly to, declare, pay or set apart for payment, any Restricted Payment, if after giving effect thereto: (i) a Default shall have occurred and be continuing (or would result therefrom); or
(ii) the aggregate amount of such Restricted Payment and all other Restricted Payments since the date on which the Senior Secured Notes were originally issued would exceed the sum of (a) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the first day of the fiscal quarter succeeding the date on which the Senior Secured Notes were originally issued to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (b) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the date on which the Senior Secured Notes were originally issued (other than to a Subsidiary of the Company or an employee stock ownership plan or similar trust), including Net Cash Proceeds from the exercise of warrants; (c) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) to an employee stock ownership plan subsequent to the date on which the Senior Secured Notes were originally issued; provided, that if such employee stock ownership plan issues any Debt, only to the extent that any such proceeds are equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such employee stock ownership plan with respect to Debt issued by it to finance the purchase of such Capital Stock; and
(d) the aggregate Net Cash Proceeds received by the Company from the issuance of its Capital Stock upon the conversion of or exchange for (other than by a Subsidiary of the Company), securities evidencing Debt of the Company subsequent to the date on which the Senior Secured Notes were originally issued, calculated on the assumption that the gross proceeds from such issuance are equal to the aggregate principal amount (or if discounted Debt, the accreted principal amount) of Debt evidenced by such securities converted or exchanged, plus any additional sums payable upon conversion or exchange (less the amount of any cash, or the fair market value of other property, distributed to the holder of such Debt by the Company or any of its Subsidiaries upon such conversion or exchange).

     Notwithstanding the foregoing, this provision shall not prevent (i) the payment of any dividend within 60 days after the date of its declaration (if the declaration of such dividend was permitted by the foregoing provision at the time of such declaration); or (ii) the repurchase, retirement or other acquisition of any shares of the Company's Capital Stock, or any option, warrant or other right to purchase shares of the Company's Capital Stock, or the repayment of any Debt of the Company solely in exchange for shares of, or out of the proceeds of a substantially contemporaneous issuance of, Capital Stock (other than Disqualified Stock).

     Limitation on Issuance and Sale of Capital Stock of Recourse Subsidiaries. The Company shall not sell any Capital Stock of a Recourse Subsidiary, and shall not permit any Recourse Subsidiary to issue or sell any Capital Stock, or permit any Person, other than the Company and its Recourse Subsidiaries, to own or hold any such interest, other than any interest owned or held on the date of issue of the Senior Secured Notes by a Person other than the Company and its Recourse Subsidiaries in any Capital Stock of any Recourse Subsidiary (other than a Joint Venture); provided, that the foregoing limitation shall not apply to (i) the sale of 100% of the Capital Stock of any Subsidiary made in accordance with "Restrictions on Sales of Assets," (ii) the sale or issuance of any Capital Stock of Imperial and (iii) issuances of Preferred Stock permitted pursuant to clauses (i) or (iii) of "Limitation on Preferred Stock of Subsidiaries."

     Limitation on Restrictions on Distributions from Recourse Subsidiaries. The Company shall not, and shall not permit any Recourse Subsidiary to, create or permit to exist or become effective any encumbrance or restriction on the ability of any Recourse Subsidiary to (i) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock, (ii) make payments in respect of any Debt owed to the Company or any of the Company's Recourse Subsidiaries,
(iii) make any loans or advances to the Company or any of the Company's Recourse Subsidiaries or (iv) transfer any of its property or assets to the Company or any of the Company's Recourse Subsidiaries, except: (a) any encumbrance or restriction pursuant to the Senior Secured Notes, the Indenture or the Security Documents; (b) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date the Senior Secured Notes are issued (including without limitation the Credit Facility); (c) any encumbrance or restriction with respect to a Recourse Subsidiary pursuant to an agreement relating to any Debt issued by such Recourse Subsidiary on or prior to the date on which such Recourse Subsidiary was acquired by the Company (other than Debt issued as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Recourse Subsidiary became a Recourse Subsidiary or was acquired by the Company) and outstanding on such date; (d) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Debt issued pursuant to an agreement referred to in clause (b) or (c) or contained in any amendment to an agreement referred to in clause (b) or (c); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no more restrictive than encumbrances and restrictions contained in the refinanced or amended agreements; (e) customary non-assignment provisions restricting subletting or assignment of any lease or assignment entered into by a Recourse Subsidiary; and (f) any restrictions with respect to a Recourse Subsidiary of the Company imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Recourse Subsidiary.

     Restrictions on Asset Sales. The Company will not, and will not permit any of its Recourse Subsidiaries to, make any Asset Sale, unless (a) the Company (or its Recourse Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the Capital Stock or assets to be sold (as determined in good faith by its Board of Directors);
(b) at least 85% of the consideration therefor is received by the Company or such Recourse Subsidiary in the form of cash or Cash Equivalents; and (c) 100% of the consideration therefor is received by the Company or such Recourse Subsidiary in the form of cash, Cash Equivalents or instruments with respect to which a security interest therein may be perfected by possession; provided that the limitations set forth in (b) and (c) above shall not be applicable to the sale of the Excluded Assets.

     Within 360 days of the date that the sum of the Net Available Cash of Asset Sales by the Company and its Recourse Subsidiaries (excluding the Net Available Cash (i) previously applied to the acquisition of property and assets used in lines of business related to the Company's or the Recourse Subsidiaries' business at such time (each a "Permitted Related Acquisition") and (ii) from the sale of Obsolete Assets not exceeding an aggregate fair market value of $1,000,000 in any year), together with Condemnation Awards and Net Insurance Proceeds (the "Available Amount"), equals or exceeds $5,000,000, the Company will elect to either (a) apply or cause to be applied the Available Amount to a Permitted Related Acquisition or the commencement thereof (provided that such project is completed within a reasonable time of the commencement thereof), (b) make an offer to purchase Senior Secured Notes (an "Asset Sale Offer") from all Holders up to an amount equal to the Available Amount (rounded to the next lowest multiple of $1,000) at a purchase price equal to 100% of the principal amount thereof plus accrued interest thereon, if any, to the date of purchase or
(c) any combination of clauses (a) and (b) above; provided, that (i) property acquired at any time as a Permitted Related Acquisition that has been acquired with Collateral Proceeds shall be subject to a first priority Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders; (ii) pending application to a Permitted Related Acquisition or an Asset Sale Offer, the Collateral Proceeds, together with all Condemnation Awards and Net Insurance Proceeds received by the Collateral Agent, will be retained by the Collateral Agent in a collateral account; and (iii) notwithstanding the foregoing, the Company and its Recourse Subsidiaries, in the aggregate, shall be permitted to retain (x) $1,000,000 of Net Cash Proceeds from Asset Sales other than sales of Obsolete Assets and (y) the Net Available Cash from the sale of the Excluded Assets. To the extent that Holders do not subscribe to an Asset Sale Offer, the Company may retain the unutilized Available Amount free of the Lien of the Security Documents. The Company and its Recourse Subsidiaries collectively may retain the Net Cash Proceeds from the sale of Obsolete Assets in an aggregate amount not to exceed $1,000,000 in any year.

     The Credit Facility contains certain covenants that restrict the ability of the Company to sell assets other than certain non-steel assets and obsolete assets, and does not permit the prepayment of the Senior Secured Notes with the proceeds of any such sales without the prior written consent of the Lenders. See "Description of Certain Indebtedness -- Credit Facility."

     Transfer of Assets to Subsidiaries. Notwithstanding the covenants restricting Asset Sales, Restricted Payments and Transactions with Affiliates, the Company shall not, and shall not permit any of its Recourse Subsidiaries to, make any sale, transfer or other disposition (including by way of Sale and Leaseback Transaction) to any of its Subsidiaries (other than in the ordinary course of business) of (i) any assets of the Company or its Recourse Subsidiaries or (ii) any shares of Capital Stock of any of the Company's Recourse Subsidiaries, in either case with a fair market value in excess of $1,000,000 (as determined in good faith by the Company) unless the Company or its Recourse Subsidiaries shall receive consideration from the Subsidiary acquiring such assets or Capital Stock by way of any such sale, transfer or otherwise in cash or Cash Equivalents equal to the amount in excess of $1,000,000 (the fair market value of such assets or Capital Stock to be determined in good faith by an Independent Appraiser or Independent Financial Advisor, as the circumstances dictate, with respect to a transaction with a fair market value in excess of $1,000,000); provided that there shall be no restriction on the transfer of assets of Erlanger to either Koppel or Newport; and provided further that assets may not be transferred by any Recourse Subsidiary to any Excluded Company.

     Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any of its Recourse Subsidiaries to, enter into, directly or indirectly, any Sale and Leaseback Transaction, with respect to any real or tangible personal property, other than (i) a Sale and Leaseback Transaction entered into between the Company and any one of its Wholly Owned Recourse Subsidiaries, or between Wholly Owned Recourse Subsidiaries; provided that upon either (a) the transfer or other disposition by such Wholly Owned Recourse Subsidiary of any such lease to a Person other than the Company or another Wholly Owned Recourse Subsidiary or (b) the issuance, sale, lease, transfer or other disposition of Capital Stock (including by way of consolidation or merger) of such Wholly Owned Recourse Subsidiary to a Person other than the Company or another Wholly Owned Recourse Subsidiary, the provisions of this clause (i) shall no longer be applicable to such lease and such lease shall be deemed for purposes of this paragraph to constitute the entering into of such Sale and Leaseback transaction by the parties thereto; and (ii) Capital Lease Obligations permitted to be incurred by the Company or any of its Recourse Subsidiaries pursuant to the limitations on Debt.

     Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Recourse Subsidiary to, conduct any business or enter into or permit to exist any transaction or series of related transactions (including, without limitation, any loan, advance, Guarantee or capital contribution to, or for the benefit of, or any purchase, sale, lease, exchange or other disposition of any property or the rendering of any service, or any other direct or indirect payment, transfer or other disposition) with any Affiliate of the Company or any legal or beneficial owner of 5% or more of any class of Capital Stock of the Company or with an Affiliate of any such owner unless the terms of such business, transaction or series of transactions are (i) set forth in writing,
(ii) as favorable to the Company or such Recourse Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arms-length dealings with an unrelated third Person and (iii) the Board of Directors has, by resolution, determined in good faith that such business or transaction or series of transactions meets the criteria set forth in (ii) above; except that (a) the requirements of clauses (i) and (iii) shall not apply to transactions involving the sale of goods and services in the ordinary course of business that are consistent with the Company's and its Recourse Subsidiaries' past practices and (b) the foregoing shall not prohibit
(1) Restricted Payments, Permitted Investments and Permitted Payments otherwise permitted by the Indenture, (2) transactions between the Company and one or more of its Wholly Owned Recourse Subsidiar-ies, provided that such transactions are not otherwise prohibited, (3) payments of reasonable and customary compensation for services, directors fees, meeting expenses, insurance premiums and indemnities to the extent permitted by applicable law, (4) the issuance of stock options (and shares of stock upon the exercise thereof) pursuant to any stock option plan approved by the Board of Directors and stockholders of the Company and (5) loans or advances to employees for relocation or travel related expenses consistent with ordinary practices of the Company.

     Limitation on Mergers and Consolidation. The Company shall not consolidate with or merge with or into any Person (other than a Recourse Subsidiary that is not an Excluded Company), and the Company will not, and will not permit any of its Subsidiaries to, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company's consolidated assets in one transaction or a series of transactions to any other Person or Persons (other than a Recourse Subsidiary that is not an Excluded Company), or permit any Person (other than a Recourse Subsidiary) to consolidate with or merge into the Company, or convey, sell, assign, transfer or lease all or substantially all of such Person's properties and assets in one transaction or a series of transactions to the Company, unless: (i) the resulting, surviving or transferee Person shall be a solvent Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; (ii) the resulting, surviving or transferee Person (if not the Company) shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, all the obligations of the Company under the Senior Secured Notes, the Indenture and the Security Documents; (iii) immediately before and after giving effect to such transaction, no Default shall have occurred and be continuing; (iv) immediately after giving effect to such transaction or series of transactions (including, without limitation any Debt incurred or anticipated to be incurred in connection with or in respect of the transaction or series of transactions), the resulting, surviving or transferee Person would be able to incur at least $1.00 of Debt pursuant to the first sentence of "Limitation on Debt"; (v) immediately after giving effect to such transaction, the resulting, surviving or transferee Person shall have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company prior to such transaction; (vi) each Recourse Subsidiary shall expressly confirm that its obligations under the Subsidiary Guarantee shall apply to the obligations under the Senior Secured Notes of any successor to the Company; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture, and an Opinion of Counsel as required by the Indenture.

     Notwithstanding the foregoing, the Company and its Recourse Subsidiaries may not consolidate with or merge into a Non-Recourse Subsidiary or any Excluded Company or convey, sell, assign, transfer or lease all or substantially all of their properties and assets (determined, with respect to the Company, on a consolidated basis for the Company and its Recourse Subsidiaries taken as a whole) in one transaction or a series of transactions to any Non-Recourse Subsidiary or Excluded Company, or unless such transaction satisfies the restrictions under "Limitation on Debt," "Limitation on Restricted Payments" and the other covenants (treating, under each covenant, any Non-Recourse Debt as Recourse Debt), permit any Non-Recourse Subsidiary to consolidate with or merge into the Company or any of its Recourse Subsidiaries or convey, sell, assign, transfer or release all or substantially all of such Non-Recourse Subsidiary's properties and assets in one transaction or a series of transactions to the Company or any of its Recourse Subsidiaries.

     Limitations as to Non-Recourse Subsidiaries. The Company will not permit any Non-Recourse Subsidiary to Issue, create, assume, incur, Guarantee or otherwise become liable in respect of any Debt other than Non-Recourse Debt. Neither the Company nor any of its Recourse Subsidiaries will sell, lease, convey or otherwise transfer to any Non-Recourse Subsidiary any asset which is essential to the steel-making operations of the Company or its Recourse Subsidiaries. The Company will not permit any Non-Recourse Subsidiary to acquire from any Person any asset essential to the steel-making operations of the Company or its Recourse Subsidiaries or all or any portion of its Recourse Subsidiaries.

     SEC Reports. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the

Securities and Exchange Commission and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended.

EVENTS OF DEFAULT

     The following will be defined in the Indenture as "Events of Default":

      (i) The Company defaults in any payment of interest on any Senior Secured Note when the same becomes due and payable, and such default continues for a period of 30 days;
     (ii) The Company (a) defaults in the payment of the principal, or premium, if any, of any Senior Secured Note when the same becomes due and payable at maturity, upon redemption, upon acceleration or otherwise; or (b) fails to redeem or purchase
          Senior Secured Notes when required pursuant to the Indenture and the Senior Secured
          Notes (including, without limitation, failure to make payments when due pursuant to a Change of Control Offer or Asset Sale Offer);
    (iii) The Company fails to comply with the covenant described under "Limitation on
          Mergers and Consolidation";
     (iv) The Company fails to comply with any of its covenants or agreements described under
          "Restrictions on Asset Sales" or "Change of Control," and such failure continues for a period of five days after the Company has received notice of such noncompliance;
      (v) The Company or any of its Subsidiaries fails to comply with any covenant described above or with any of its agreements in the Senior Secured Notes, the Indenture or the Security Documents (other than those referred to in (i), (ii), (iii) or (iv)
          above) and such failure continues for 60 days after there has been given to the
          Company by the Trustee or has been received by the Company and the Trustee from the
          Holders of at least 25% of the principal amount of the Senior Secured Notes then outstanding, a written notice specifying such default, demanding that it be remedied and stating that the notice is a "Notice of Default", unless, with respect to defaults under the Security Documents, the remedy or cure of such default requires work to be performed, acts to be done or conditions to be removed which cannot, by their nature, reasonably be performed, done or removed within such
          60-day period, or if such remedy or cure is prevented by causes outside of the control or responsibility of the Company or its Subsidiaries, as the case may be, in which case no "Event of Default" shall be deemed to exist for a period of 90 days after such written notice so long as the Company or its Subsidiaries, as the case may be, shall have commenced cure within such 90-day period and shall diligently prosecute the same to completion;
     (vi) A default in the payment of principal at final maturity under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt of the Company or any of its Recourse Subsidiaries
          (or the payment of which is Guaranteed now or hereafter by the Company or any of its Recourse Subsidiaries), whether such Debt or Guarantee now exists or shall be created hereafter, in a principal amount of at least $2,000,000 (after the expiration of any applicable grace period with respect thereto);
    (vii) A default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt (including any interest thereon) of the Company or its Recourse Subsidiaries (or the payment of which is Guaranteed now or hereafter by the Company or any of its Recourse
          Subsidiaries), whether such Debt or Guarantee now exists or shall be created hereafter, if (i) as a result of such event of default the maturity of such Debt has been accelerated prior to its stated maturity and (ii) the principal amount of such Debt, together with the principal amount of any other Debt of the Company and its Recourse Subsidiaries the maturity of which has been so accelerated, aggregates
          $5,000,000 or more;
   (viii) The Company or any Subsidiary (other than a Non-Recourse Subsidiary, unless such action or proceeding has a Material Adverse Effect on the interests of the Company or any

          Recourse Subsidiary) pursuant to or within the meaning of any Bankruptcy Law: (a)
          commences a voluntary case or proceeding; (b) consents to the entry of an order for relief against it in an involuntary case or proceeding; (c) consents to the appointment of a Custodian of it or for all or substantially all of its property;
          (d) makes a general assignment for the benefit of its creditors; or (e) admits in writing its inability to pay its debts as the same become due;
     (ix) A court of competent jurisdiction enters an order or decree under any Bankruptcy
          Law that remains unstayed and in effect for 60 days and: (a) is for relief against the Company or any Subsidiary in an involuntary case; (b) appoints a Custodian of the Company or any Subsidiary for all or substantially all of its property; or (c)
          orders the liquidation of the Company or any Subsidiary; provided, that clauses
          (a), (b) and (c) shall not apply to a Non-Recourse Subsidiary unless such action or proceeding materially and adversely affects the interests of the Company or any
          Recourse Subsidiary;
      (x) The Company or any Recourse Subsidiary shall fail to discharge any one or more judgments not covered by insurance (from which no further appeal may be taken) in excess of $1,000,000, and either (A) an enforcement proceeding has been commenced by any creditor upon such judgments or (B) such judgments shall remain in force, undischarged, unsatisfied, unstayed and unbonded for more than 30 days;
     (xi) The Security Documents shall cease, for any reason, to be in full force and effect or shall cease to be effective to grant a perfected Lien on the Collateral with the priority purported to be created thereby (unless the cessation of effectiveness is due to the failure by the Trustee (or any agent or representative of the Trustee)
          to file continuation statements or similar filings or due to the gross negligence of the Trustee) with respect to any Collateral that, individually or in the aggregate, represents more than 1% of the book value of the consolidated assets of the Company and the Recourse Subsidiaries constituting Collateral or is material to the lines of business in which the Company and the Recourse Subsidiaries are engaged; or
    (xii) Cessation of all or any portion of the Subsidiary Guarantee to be in full force and effect or the declaration of all or any portion of the Subsidiary Guarantee to be null and void and unenforceable or the finding that all or any portion of the
          Subsidiary Guarantee is invalid or the denial of any Guarantor of its liability under the Subsidiary Guarantee (other than by reason of release of a Guarantor in accordance with its terms).

     If an Event of Default (other than an Event of Default specified in subparagraph (viii) or (ix) set forth above) occurs and is continuing, the Trustee or the Holders of at least 25% of the principal amount of the Senior Secured Notes then outstanding by notice to the Company (and to the Trustee if such notice is given by the Holders) may declare the principal amount and accrued interest on the Senior Secured Notes to be immediately due and payable. If an Event of Default specified in section (viii) or (ix) above occurs, the principal amount and accrued interest shall ipso facto become and be immediately due and payable on all outstanding Senior Secured Notes without any declaration or other act on the party of the Trustee or any Holder. The Holders of a majority in principal amount of the then outstanding Senior Secured Notes by notice to the Company and the Trustee may rescind an acceleration and its consequences if all existing Events of Default, other than the nonpayment of the principal of the Senior Secured Notes which have become due solely by such declaration of acceleration, have been cured or waived. The Holders of a majority in principal amount of the outstanding Senior Secured Notes also have the right to waive certain past defaults under the Indenture except a default in the payment of the principal of, premium, if any, or interest on any Senior Secured Note, or in respect of a covenant or a provision which cannot be modified or amended without the consent of all Holders.

     No Holder has the right to institute any proceeding with respect to the Indenture, the Security Documents or any remedy thereunder, unless the Holders of at least 25% in principal amount of the outstanding Senior Secured Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice, and the Trustee has not within such 15-day period received directions inconsistent with such written request by Holders of a majority in principal amount of the outstanding Senior Secured Notes. Such limitations do not apply, however, to suits instituted by a Holder for the enforcement of the payment of the principal of, premium, if any, or interest on such Senior Secured Note on or after the respective due dates expressed in such Senior Secured Note.

     The Holders of a majority in principal amount of the outstanding Senior Secured Notes will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Indenture will provide that in case an Event of Default shall occur and be continuing, the Trustee will exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent Person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to certain provision of the Indenture, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders unless they have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. The Trustee may withhold from Holders notice of any continuing default (except a default in payment) if it determines in good faith that the withholding of such notice is in the interest of such Holders.

     Under the Indenture, the Company will be required to furnish to the Trustee annually (i) a statement by certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the fulfillment of any of its obligations under such Indenture or, if there has been such default, specifying each such default and (ii) an Opinion of Counsel either stating that action has been taken with respect to any filing, refiling, recording or re-recording with respect to the Security Documents as is necessary to maintain the Lien of the Security Documents or that no such action is necessary to maintain such Lien.

MODIFICATION OF THE INDENTURE

     From time to time, the Company, when authorized by resolutions of its Board of Directors, and the Trustee and the Collateral Agent (if a party thereto) may amend, waive or supplement the Indenture, the Security Documents or the Senior Secured Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, making any change that does not adversely affect the rights of any Holder, giving effect to the release of any Released Collateral, evidencing the succession of another Person to the Company or any Subsidiary of the Company and the assumption by any such successor of the covenants of the Company or such Subsidiary, as the case may be, to evidence the release and discharge of the obligations of any Subsidiary of the Company the Capital Stock of which has been sold or otherwise disposed of in accordance with the applicable provisions of the Indenture, pledging or granting a security interest in favor of the Collateral Agent as additional security for the payment and performance of the obligations under the Indenture, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted, to the Collateral Agent pursuant to any Security Document or otherwise; provided, that the Company delivers to the Trustee an Opinion of Counsel as required by the Indenture. Other amendments and modifications of the Indenture, the Senior Secured Notes or the Security Documents may be made by the Company, the Collateral Agent (if a party thereto) and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Senior Secured Notes; provided, that no such modification or amendment may, without the consent of the Holder of each outstanding Senior Secured Note affected thereby, (i) reduce the principal amount of, change the time or place for payment, extend the final maturity of, alter the redemption provisions of, or alter the provisions with respect to Change of Control Offers or Asset Sale Offers for the Senior Secured Notes, (ii) change the currency in which any Senior Secured Notes or any premium thereon is payable, (iii) reduce the percentage in principal amount of outstanding Senior Secured Notes that must consent to an amendment, supplement or waiver or consent to take any action under the Indenture, the Senior Secured Notes or the Security Documents,
(iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Senior Secured Notes, (v) waive a default in payment with respect to the Senior Secured Notes, (vi) reduce or change the rate or time for payment of interest on the Senior Secured Notes, (vii) affect the ranking of the Senior Secured Notes or the security for the Subsidiary Guarantee or the Intercompany Notes, or (viii) modify any of the foregoing provisions or reduce the principal amount of outstanding Senior Secured Notes necessary to waive any covenant or past Default.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company at any time may terminate (i) all its obligations under the Senior Secured Notes, the Indenture and the Security Documents ("legal defeasance option") or (ii) its obligations to comply with certain restrictive covenants, including certain of the covenants described under "-- Certain Covenants" above ("covenant defeasance option"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

     If the Company exercises its legal defeasance option, payment of the Senior Secured Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Senior Secured Notes may not be accelerated because of certain Events of Default described under "Events of Default" above (not including Events of Default relating to non-payment, bankruptcy and insolvency events, among others) or because of the failure of the Company to comply with certain covenants specified in the Indenture.

     The Company may exercise its legal defeasance option or its covenant defeasance option only if:

          (1) the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Senior Secured Notes to maturity or redemption, as the case may be;

          (2) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Senior Secured Notes to maturity or redemption, as the case may be;

          (3) 123 days pass after the deposit is made and during the 123-day period no Default relating to bankruptcy and insolvency events with respect to the Company occurs which is continuing at the end of the period;

          (4) no Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

          (5) the Company delivers to the Trustee an Opinion of Counsel to the effect that (i) the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, (ii) the Holders have a valid first priority perfected security interest in the trust funds, and (iii) after passage of 123 days following the deposit (except, with respect to any trust funds for the account of any Holder who may be deemed to be an "insider" for purposes of the Bankruptcy Code, after one year following the deposit), the trust funds will not be subject to the effect of Section 547 of the Bankruptcy Code or
     Section 15 of the New York Debtor and Creditor Law in a case commenced by or against the Company under either such statute, and either (A) the trust funds will no longer remain the property of the Company (and therefore, will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally) or
     (B) if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company, (x) assuming such trust funds remained in the possession of the Trustee prior to such court ruling to the extent not paid to Holders, the Trustee will hold, for the benefit of the Holders, a valid first priority perfected security interest in such trust funds that is not avoidable in bankruptcy or otherwise except for the effect of Section 552(b) of the Bankruptcy Code on interest on the trust funds accruing after the commencement of a case under such statute and (y) the Holders will be entitled to receive adequate protection of their interests in such trust funds if such trust funds are used in such case or proceeding.

          (6) in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the Indenture there has been a change in the applicable U.S. Federal income tax law or a regulation clarifying existing law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred;

          (7) in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

          (8) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Senior Secured Notes have been complied with.

SATISFACTION AND DISCHARGE OF THE INDENTURE

     The Indenture will cease to be of further effect (except as to the surviving rights of registration of transfer or exchange of Senior Secured Notes, as expressly provided for in the Indenture, and as otherwise expressly provided for in the Indenture) when either (i) all such Senior Secured Notes theretofore authenticated and issued have been delivered (except lost, stolen or destroyed Senior Secured Notes which have been replaced or paid, or Senior Secured Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Trustee or discharged from such trust) to the Trustee for cancellation or (ii) all such Senior Secured Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay at maturity or redemption the entire indebtedness on such Senior Secured Notes not theretofore delivered to the Trustee for cancellation, including principal, premium and interest thereon, and the Company has paid all sums payable by it under the Indenture. The Trustee is required to acknowledge satisfaction and discharge of the Indenture on demand of the Company accompanied by an Officers' Certificate and an Opinion of Counsel and at the cost and expense of the Company.

BOOK-ENTRY, DELIVERY AND FORM

     Upon issuance, the Senior Secured Notes will be represented by a permanent global Senior Secured Note or Senior Secured Notes. Each permanent global Senior Secured Note will be deposited with, or on behalf of, the Depositary and registered in the name of a nominee of the Depositary. Except under the limited circumstances described below, permanent global Senior Secured Notes will not be exchangeable for definitive certificated Senior Secured Notes.

     Ownership of beneficial interests in a permanent global Senior Secured Note will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in such permanent global Senior Secured Note will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such permanent global Senior Secured Note. Ownership of beneficial interests in such permanent global Senior Secured Note by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The Depositary has no knowledge of the actual beneficial owners of the Senior Secured Notes. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such permanent global Senior Secured Note.

     The Company has been advised by the Depositary that upon the issuance of a permanent global Senior Secured Note and the deposit of such permanent global Senior Secured Note with the Depositary, the Depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts represented by such permanent global Senior Secured Note to the accounts of such participants.

     Payment of principal of, and interest on, Senior Secured Notes represented by a permanent global Senior Secured Note registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the permanent global Senior Secured Note representing such Senior Secured Notes. The Company has been advised by the Depositary that upon receipt of any payment of principal of, or interest on, a permanent global Senior Secured Note, the Depositary will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such permanent global Senior Secured Note as shown in the records of the Depositary. Payments by participants to owners of beneficial interests in a permanent global Senior Secured Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of such participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

     None of the Company, the Trustee or any other agent of the Company or the Trustee will have any responsibility or liability for any aspect of the records of the Depositary, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global Senior Secured Note or for maintaining, supervising or reviewing any of the records of the Depositary, any nominee or any participant relating to such beneficial interests.

     A permanent global Senior Secured Note is exchangeable for definitive Senior Secured Notes registered in the name of, and a transfer of a permanent global Senior Secured Note may be registered to, any person other than the Depositary or its nominee, only if:

          (a) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such permanent global Senior Secured Note or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act;

          (b) the Company in its sole discretion determines that such permanent global Senior Secured Note shall be exchangeable for definitive Senior Secured Notes in registered form; or

          (c) there shall have occurred and be continuing an Event of Default under the Senior Secured Notes.

     Any permanent global Senior Secured Note that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive Senior Secured Notes in registered form, of like tenor and of an equal aggregate principal amount as the permanent global Senior Secured Note, in denominations of $1,000 and integral multiples thereof. Such definitive Senior Secured Notes will be registered in the name or names of such persons as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such permanent global Senior Secured Note. With respect to definitive Senior Secured Notes, any principal and interest will be payable, the transfer of the definitive Senior Secured Notes will be registerable and the definitive Senior Secured Notes will be exchangeable at the office of the Trustee in Covington, Kentucky, provided that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto and as shown on the register for the Senior Secured Notes.

     Except as provided above, owners of beneficial interests in such permanent global Senior Secured Note will not be entitled to receive physical delivery of Senior Secured Notes in definitive form and will not be considered the holders thereof for any purpose under the Indenture, and no permanent global Senior Secured Note shall be exchangeable except for another permanent global Senior Secured Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in such permanent global Senior Secured Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the permanent global Senior Secured Note.

     The Company understands that, under existing industry practices, in the event that the Company requests any action of Holders, or an owner of a beneficial interest in such permanent global Senior Secured Note desires to give or take any action that a Holder is entitled to give or take under the Senior Secured Notes, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The Depositary has advised the Company that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the Commission.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Senior Secured Notes will be made in immediately available funds. So long as the Senior Secured Notes are represented by a permanent global Senior Secured Note or Notes, all payments of principal, premium, if any, and interest will be made by the Company in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. So long as the Senior Secured Notes are represented by a permanent global Senior Secured Note or Notes registered in the name of the Depositary or its nominee, the Senior Secured Notes will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the Senior Secured Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on the trading activity in the Senior Secured Notes.

REGARDING THE TRUSTEE AND THE COLLATERAL AGENT

     The Huntington National Bank will serve the Trustee under the Indenture and will act as Collateral Agent under the Security Documents.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     Directors, officers, employees or stockholders of the Company will not have any liability for any obligations of the Company under the Senior Secured Notes, the Indenture or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Senior Secured Note, waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Senior Secured Notes.

REPORTS

     The Company will furnish the Trustee with copies of all quarterly and annual reports, and any other documents it is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, within five days after it files the same with the Commission.

GOVERNING LAW

     The Indenture, the Security Documents and the Senior Secured Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "Accounts Receivable" means all accounts of the Company and its Subsidiaries which, in conformity with GAAP would be set forth opposite the caption accounts receivable, or any like caption on the consolidated balance sheet of the Company and its Subsidiaries (after giving effect to any allowance for doubtful accounts).

     "Acquired Debt" means Debt of a Person existing at the time such Person becomes a Subsidiary of the Company or assumed in connection with an Asset Acquisition by such Person, including, without limitation, Debt incurred in connection with, or in anticipation of, such Person becoming a Subsidiary of the Company or such acquisition.

     "Affiliate" of any specified Person means (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any other Person who is a director or officer (A) of such specified Person, (B) of any subsidiary of such specified Person or (C) of any Person described in clause (i) above or (iii) any Person in which such Person has, directly or indirectly, a 5% or greater voting or economic interest or the power to control. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities or by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Appraiser" means a Person who in the course of its business appraises property and, where real property is involved, who is a member in good standing of the American Institute of Real Estate Appraisers, recognized and licensed to do business in the jurisdiction where the applicable real property is situated, and who may be employed by the Company.

     "Asset Acquisition" means (i) any capital contribution (by means of transfer of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock by the Company or any of its Subsidiaries in any other Person, in either case pursuant to which such Person shall become a Subsidiary of the Company or any of its Subsidiaries or shall be merged with or into the Company or any of its Subsidiaries or (ii) any acquisition by the Company or any of its Subsidiaries of the assets of any Person which constitute substantially all of an operating unit or business of such Person.

     "Asset Disposition" or "Asset Sale" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction, other than (i) a disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Wholly Owned Recourse Subsidiary, (ii) a disposition of property or assets at fair market value in the ordinary course of business, or (iii) a disposition that constitutes a Restricted Payment or a Sale and Leaseback Transaction.

     "Average Life" means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of the years from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Bankruptcy Law" means Title 11, United States Code or any similar Federal or state law for the relief of debtors, as amended.

     "Board of Directors" means the Board of Directors of the Company or its Subsidiaries or any committee thereof duly authorized to act on behalf of such Board.

     "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company or its Subsidiaries, as the case may be, to have been duly adopted by the Board of Directors of the Company or its Subsidiaries, as the case may be, and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Business Day" means any day that is not a Saturday, a Sunday or a day on which banking institutions are required to close in the State of New York, the State of Ohio or the State of Kentucky.

     "Capital Lease Obligations" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

     "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated and whether voting or non-voting) corporate stock of a corporation and any and all equivalent ownership interests in a Person (other than a corporation), in each case whether outstanding on the date of issuance of the Senior Secured Notes or thereafter issued, including any Preferred Stock.

     "Cash Equivalents", means (i) investments in U.S. Government Obligations maturing within 180 days of the date of acquisition thereof, (ii) investments in certificates of deposit maturing within 90 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating in excess of $250,000,000, (iii) investments in commercial paper rated at least A-1 by Standard & Poor's Corporation, Inc. and P-1 by Moody's Investors Service, Inc. and maturing not more than 180 days from the date of acquisition thereof, (iv) securities issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, which mature in the hands of the Company within 180 days of acquisition thereof, and rated at least "A" by Standard & Poor's Corporation, Inc. or "A" by Moody's Investors Service, Inc. and (v) money market and auction rate preferred stocks which, at the date of acquisition and at all times thereafter, are accorded ratings of at least AA- by Standard and Poor's Corporation, Inc. or Aa3 by Moody's Investors Service, Inc.

     "Change of Control" means the occurrence of one or more of the following events:

          (a) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any Person or entity or group of Persons or entities acting in concert as a partnership or other group (a "Group of Persons") other than a Person described in clause (i) of the definition of Affiliate;

          (b) the consummation of any consolidation or merger of the Company with or into another corporation with the effect that the stockholders of the Company immediately prior to the date of the consolidation or merger hold less than 51% of the combined voting power of the outstanding voting securities of the surviving entity of such merger or the corporation resulting from such consolidation ordinarily having the right to vote in the election of directors (apart from rights accruing under special circumstances) immediately after such merger or consolidation;

          (c) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company;

          (d) a Person or Group of Persons acting in concert as a partnership, limited partnership, syndicate or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; and

          (e) a Person or Group of Persons, together with any Affiliates thereof, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing director remaining on the Board of Directors of the Company after such election who is an Affiliate of such Person or Group of Persons, will constitute a majority of the Board of Directors of the Company;

provided that the Person or Group of Persons referred to in clauses (a), (d) and
(e) shall not mean Clifford Borland or any Group of Persons the majority of the voting equity interests of which is beneficially owned by Clifford Borland.

     "Collateral" means, collectively, all of the property and assets that are from time to time subject to the Liens of the Security Documents, including, without limitation, Trust Moneys.

     "Collateral Account" means the collateral account to be established pursuant to the Indenture.

     "Collateral Agent" means the Trustee acting in its capacity as agent for the Noteholders with respect to the Collateral under the Security Documents.

     "Collateral Proceeds" means the Net Available Cash received by the Trustee from the sale of Collateral.

     "Company Request" or "Company Order" means a written request or order signed in the name of the Company by its Chairman of the Board, its Vice Chairman of the Board, its President or a Vice President, and by its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary, and delivered to the Trustee.

     "Condemnation Awards" means any proceeds, award or payment paid to the mortgagee or beneficiary under the Security Documents relating to any taking of the Collateral subject to such

Security Document by Condemnation or eminent domain or similar action, together with interest accrued thereon.

     "Consolidated EBITDA Coverage Ratio" as of any date of determination (the "Determination Date") means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination to (ii) Net Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Recourse Subsidiary has issued any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an issuance of Debt, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been issued on the first day of such period and as if the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt had occurred on the first day of such period, (2) if since the beginning of such period the Company or any Recourse Subsidiary shall have made any Asset Disposition which constitutes all or substantially all of an operating unit of a business, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of the Company or any Recourse Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Recourse Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any Recourse Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Recourse Subsidiary to the extent the Company and its continuing Recourse Subsidiaries are no longer liable for such Debt after such sale), as if such Asset Disposition occurred on the first day of such period, (3) if since the beginning of such period the Company or any Recourse Subsidiary (by merger or otherwise) shall have made an Investment in any Recourse Subsidiary (or any Person which becomes a Recourse Subsidiary) or an Asset Acquisition, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the issuance of any Debt) as if such Investment or Asset Acquisition occurred on the first day of such period, (4) if since the beginning of such period any Person (that subsequently became a Recourse Subsidiary or was merged with or into the Company or any Recourse Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or Asset Acquisition that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Recourse Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or Asset Acquisition occurred on the first day of such period and (5) there shall be excluded from Consolidated Interest Expense any Consolidated Interest Expense related to any Debt which was outstanding during the period but is not outstanding on the Determination Date, except for Consolidated Interest Expense actually incurred with respect to Debt borrowed under a revolving credit or similar arrangement to the extent the commitment thereunder remains in effect on the Determination Date. For purposes of this definition, whenever pro forma effect is to be given to an Asset Disposition, an Investment or an Asset Acquisition, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Debt issued, redeemed or defeased in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest of such Debt shall be calculated as if the rate in effect on the Determination Date had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Debt if such Interest Rate Protection Agreement has a remaining term in excess of 12 months).

     "Consolidated Income Tax Expense" of any Person for any period means, without duplication, the aggregate amount of net taxes based on income or profits for such period of the operations of such Person and its consolidated Recourse Subsidiaries actually payable with respect to such period, determined in accordance with GAAP (to the extent such income or profits were included in computing Consolidated Net Income).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Recourse Subsidiaries, including, without duplication, (i) interest expense attributable to Capital Lease Obligations, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest payment or accruals, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Interest Rate Protection Agreements and Hedging Agreements (including amortization of fees),
(vii) Preferred Stock dividends paid in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Recourse Subsidiary, (viii) amortization of other financing fees and expenses and the interest portion of any deferred payment obligations and (ix) interest actually paid by the Company or any of its consolidated Recourse Subsidiaries under any Guarantee of Debt or other obligation of any other Person.

     "Consolidated Interest Income" means, for any period, all amounts that would be included under interest income on a consolidated income statement of such Person and its consolidated Recourse Subsidiaries determined in accordance with GAAP, less accreted amounts attributable to original issue discount securities prior to the receipt thereof and other non-cash interest payments.

     "Consolidated Net Income" of any Person for any period means the Net Income of such Person and its consolidated Recourse Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that (a) there shall be excluded (i) the Net Income of any Person (other than a consolidated Recourse Subsidiary) in which such Person or any of its consolidated Recourse Subsidiaries has a joint interest with a third party except to the extent of the amount of dividends or distributions actually paid to such Person or its consolidated Recourse Subsidiary during such period; (ii) except to the extent includable pursuant to the foregoing clause (i), the Net Income of any Person accrued prior to the date it becomes a Recourse Subsidiary of such Person or is merged into or consolidated with such Person or any of its Recourse Subsidiaries or that Person's assets are acquired by such Person or any of its Recourse Subsidiaries; (iii) the Net Income (if positive), or any portion thereof, of any Recourse Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by that Recourse Subsidiary to such Person or to any other Recourse Subsidiary of such Net Income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Recourse Subsidiary, except that (A) the Company's equity in the Net Income of any such Recourse Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Recourse Subsidiary during such period to the Company or another Recourse Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Recourse Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Recourse Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) without duplication, any gains or losses attributable to Asset Sales; (v) Net Income (if positive), arising from the adoption of changes in accounting policy to comply with GAAP or voluntarily by the Company with the consent of its independent auditors that so qualify under Regulation S-X of the Securities Act; (vi) Net Income arising for periods prior to the date of a transaction in connection with the accounting treatment for a merger, combination or consolidation under the pooling of interests method; and (vii) foreign currency translation gains and losses and
(b) the Company's equity in the Net Income of a Non-Recourse Subsidiary shall be included up to the aggregate amount of cash actually distributed by such Non-Recourse Subsidiary during such period to the Company or a consolidated Recourse Subsidiary as a dividend or other distribution.

     "Consolidated Net Worth" of any Person means the total of the amounts shown on the balance sheet of such Person and its consolidated Recourse Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of such Person prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of such Person plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Credit Facility" means the Revolving Credit and Security Agreement to be entered into among The Bank of New York Commercial Corporation, as lender, co-agent and ACM agent, PNC Bank Ohio, National Association, as lender and co-agent, Newport, Koppel and Imperial, and any renewals, extensions or refinancings thereof.

     "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

     "Debt" of any Person means, without duplication:

          (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

          (ii) all Capital Lease Obligations of such Person;

          (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligation of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

          (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (the amount of Debt represented by any Disqualified Stock will be the liquidation preference, plus accrued and unpaid dividends);

          (vi) to the extent not otherwise included, all obligations under Interest Rate Protection Agreements and Hedging Agreements;

          (vii) all obligations of the type referred to in clauses (i) through
     (vi) of other Persons and all dividends of other persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; and

          (viii) all obligations of the type referred to in clauses (i) through
     (vii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, that if recourse with respect to such Debt is limited to such asset, the amount of such Debt being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part on, or prior to, the final maturity date of the Senior Secured Notes.

     "EBITDA" for any period means the Consolidated Net Income for such period (but without giving effect to adjustments, accruals, deductions or entries resulting from purchase accounting), plus the following to the extent deducted in calculating such Consolidated Net Income for such period (i) Consolidated Income Tax Expense, (ii) Consolidated Interest Expense and (iii) depreciation and amortization expense determined on a consolidated basis for such Person and its consolidated Recourse Subsidiaries in accordance with GAAP for such period.

     "Excluded Assets" means the stock of Kentucky Electric Steel, Inc. held on the Issue Date by the Company or its Subsidiaries and the stock and assets of Imperial and the NK Subsidiaries.

     "Excluded Company" means any existing or future Subsidiary that does not execute security agreements and/or mortgages in favor of the Collateral Agent for the benefit of the Holders relating to substantially all of its real property, fixtures, machinery, tools, equipment and similar property.

     "Financial Advisor" means an investment banking firm of national reputation which (except as otherwise expressly provided in the Indenture) may be employed by the Company.

     "GAAP" means generally accepted accounting principles in the United States as in effect from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination.

     "Government Loans" means any Debt issued, guaranteed or otherwise sponsored by any state or local governmental entity that carries an annual interest rate not in excess of the rate which is 2% less than the prime rate of interest charged by the Trustee at the time such Debt is incurred.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keepwell, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposits in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (unless such Guarantee shall be expressly limited to a lesser amount, in which case such lesser amount shall apply) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

     "Hedging Agreement" means any foreign exchange or commodity, hedge, exchange or similar agreement designed to protect the Company or its Subsidiaries against fluctuations in foreign currency exchange rates or commodity prices in respect of foreign exchange or commodity exposures incurred by the Company or its Subsidiaries in the ordinary course of business.

     "Independent" when used with respect to any specified Person means such a Person who (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Company or in any other obligor in respect of the Senior Secured Notes or in any Affiliate of the Company or such other obligor and (c) is not an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions to any of the foregoing for the Company or such other obligor or any Affiliate thereof. Whenever it is provided in the Indenture that any Independent Person's opinion or certificate shall be furnished to the Trustee, such Person shall be appointed by the Company and approved by the Trustee in the exercise of reasonable care, and such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning thereof.

     "Interest Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Subsidiary against fluctuations in interest rates.

     "Inventory" means all inventory of the Company and its Subsidiaries which, in conformity with GAAP, would be set forth opposite the caption inventory or any like caption on the consolidated balance sheet of the Company and its Subsidiaries.

     "Investment" of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions, or (ii) all purchases (or other acquisitions for consideration) by such Person of Debt, Capital Stock or other securities of any other Person, or (iii) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

     "Issue" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary.

     "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, that as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a Subsidiary, be considered to be a Joint Venture to which such Person is a party.

     "Lenders" means the lenders who are from time to time parties to the Credit Facility.

     "Lien" means, with respect to any property, any mortgage, deed of trust, lien, pledge, security interest, lease, easement, restriction, covenant, right-of-way, charge, encumbrance, conditional sale or other title retention agreement or other similar lien. For purpose of the Indenture and the Security Documents, the Company and its Subsidiaries shall be deemed to own subject to a Lien any property which they have acquired or hold subject to the interests of a vendor or lessor under any conditional sales agreement, capital lease or other title retention agreement relating to such property.

     "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Company and its Recourse Subsidiaries taken as a whole, (b) the ability of the Company and its Subsidiaries to perform their respective obligations under the Senior Secured Notes and the Security Documents or (c) the validity or enforceability of the Senior Secured Notes or any of the Security Documents.

     "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received (including any cash received upon sale or disposition of such note or receivable), but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to such properties or assets or received in any other non-cash form) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, and in each case net of appropriate amounts to be provided by the Company or its Subsidiaries as a reserve, in accordance with GAAP, against any liabilities associated with such assets and retained by the Company or any Subsidiary after such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters and the after-tax cost of any indemnification payments (fixed or contingent) attributable to the seller's indemnities to the purchaser undertaken by the Company or any of its Subsidiaries in connection with such Asset Disposition (but excluding any payments, which by the terms of the indemnities will not, under any circumstances, be made during the term of the Senior Secured Notes) and net of all payments made on any Debt which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a release of such Lien or a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, and net of all distributions and other payments required to be made to minority interest holders in Subsidiaries or Joint Ventures as a result of such Asset Disposition.

     "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts and commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Net Income" of any Person for any period means the net income (loss) of such Person for such period, determined in accordance with GAAP, except that extraordinary, unusual and non-recurring gains and losses as determined in accordance with GAAP shall be excluded.

     "Net Insurance Proceeds" means all proceeds paid to either the Company, its Subsidiaries and/or the Collateral Agent or any mortgagee or beneficiary under the Security Documents relating to damage to, or loss or destruction of, Collateral, together with interest earned thereon, less expenses related to the receipt of such Net Insurance Proceeds.

     "Net Interest Expense" means the difference between Consolidated Interest Expense and Consolidated Interest Income; provided that such amount shall not be less than zero.

     "NK Subsidiaries" means Northern Kentucky Management, Inc. and Northern Kentucky Air, Inc.

     "Non-Recourse Debt" means Debt or the portion of Debt of a Non-Recourse Subsidiary (i) as to which neither the Company nor any Recourse Subsidiary (a) provides credit support or a Guarantee (including any undertaking, agreement or instrument which would constitute Debt) or (b) is directly or indirectly liable;
(ii) the holders of such Debt (other than the Company or any Recourse Subsidiary) expressly waive all claims and any recourse which they may have, in law, equity or otherwise, whether based on misrepresentation, control, ownership or otherwise, to each of the Company and any Recourse Subsidiary, including, without limitation, a waiver of the benefits of the provisions of Section 1111(b) of the Bankruptcy Code on or in respect of such Debt against the Company or any Recourse Subsidiary of the Company and such waiver is a legal, valid and binding obligations of the lender that is enforceable subject to certain exceptions enumerated in an Opinion of Counsel, and the Company has delivered to the Trustee an Opinion of Counsel by a law firm reasonably acceptable to the Trustee and a Board Resolution confirming the foregoing, in each case in form and substance satisfactory to the Trustee; and (iii) no default with respect to such Debt (including any rights which the holder thereof may have to take enforcement action against such Non-Recourse Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or any Recourse Subsidiary to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity. Notwithstanding the foregoing, a Non-Recourse Subsidiary may pledge its assets as security for any Non-Recourse Debt issued by any Non-Recourse Subsidiary.

     "Non-Recourse Subsidiary" means a Subsidiary of the Company or any of its Subsidiaries formed to acquire securities or assets of a third party and which
(i) has no Debt other than Non-Recourse Debt, (ii) does not, directly or indirectly, own any Debt, stock or securities of, and has no Investment in, the Company or any Recourse Subsidiary and (iii) has not acquired any assets from the Company or any of its Recourse Subsidiaries that are essential to the steelmaking operations of the Company and its Recourse Subsidiaries.

     "Obsolete Assets" means machinery, equipment, furniture, apparatus, tools or implements or other similar property which have become worn out, obsolete or no longer necessary to the operation of the business of the Company or its Subsidiaries, as the case may be.

     "Officers' Certificate" means, when used with respect to the Company, a certificate signed by the Chairman of the Board, the President, a Vice Chairman of the Board or the Chief Financial Officer of the Company (or any other officer identified by any of the foregoing officers in an Officers' Certificate to be an executive officer of the Company) and the Secretary, an Assistant Secretary or the Controller of the Company.

     "Opinion of Counsel" means an opinion in writing signed by legal counsel, who may be an employee of or of counsel to the Company, or who may be other counsel reasonably satisfactory to the Trustee.

     "Permitted Investments" means (i) Cash Equivalents; (ii) Investments in a Wholly Owned Recourse Subsidiary of the Company (other than a Restricted Subsidiary) or a Person that will become a Wholly Owned Recourse Subsidiary of the Company (other than a Restricted Subsidiary) as a result of such Investment; provided that any Person that becomes a Wholly Owned Recourse Subsidiary is engaged in lines of businesses which the Board of Directors in good faith determines to be related to those of the Company on the Issue Date; (iii) the Company and its Subsidiaries may make advances and loans to officers and employees in the ordinary course of business not to exceed $50,000 to any one officer or employee or $100,000 in the aggregate at any one time outstanding;
(iv) the Company and its Subsidiaries may make payroll advances in the ordinary course of business; (v) the Company may make advances or loans in connection with Hedging Agreements provided such agreements are made in the ordinary course of business; (vi) the Company may make advances or loans in connection with Interest Rate Protection Agreements provided such agreements are made in the ordinary course of business; (vii) the Company and its Subsidiaries may make Investments representing the non-cash consideration received in connection with the sale of assets disposed of in accordance with the provisions described under "-- Restrictions on Asset Sales"; (viii) the Company and its Subsidiaries may make Investments in the form of advances, extensions of credit, progress payments and prepayments for asset purchases by it in the ordinary course of business; (ix) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; (x) Investments in Senior Secured Notes; and (xi) an Investment, if any, of up to $1.2 million to improve property in connection with a coating facility to be leased to a third party.

     "Permitted Liens" means (a) Liens for taxes, assessments, governmental charges or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (b) other Liens incidental to the conduct of the Company's and its Subsidiaries' business or the ownership of its property and assets not securing any Debt, and which do not in the aggregate materially detract from the value of the Company's and its Subsidiaries' property or assets when taken as a whole, or materially impair the use thereof in the operation of its business (including, without limitation, Liens securing any obligation to landlords, vendors, carriers, warehousemen, mechanics, laborers and materialmen and other similar obligations arising by operation of law not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor); (c) Liens with respect to assets of a Subsidiary granted by such Subsidiary to the Company to secure Debt owing to the Company;
(d) Liens on assets owned by Non-Recourse Subsidiaries to secure Non-Recourse Debt; (e) Liens on assets not constituting Collateral with an aggregate book value not in excess of 5% of the book value of the Company's total consolidated assets as shown on the Company's most recent consolidated balance sheet; (f) pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (g) deposits made to secure the performance of tenders, bids, leases, statutory obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (h) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or its Subsidiaries; (i) Liens arising out of judgments or awards against the Company of any Subsidiary with respect to which the Company or such Subsidiary is prosecuting an appeal or proceeding for review and the Company or such Subsidiary is maintaining adequate reserves in accordance with GAAP; (j) any interest or title of a lessor in the property subject to any Capital Lease Obligation or operating lease; and (k) Liens in favor of the Company or the Holders with respect to the Intercompany Notes.

     "Permitted Payments" means, with respect to the Company or any of its Subsidiaries, (a) any dividend on shares of Capital Stock payable solely in shares of Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock); (b) any dividend, other distribution, loan or advance to the Company by any of its Subsidiaries or by a Subsidiary to another Subsidiary (except to a Non-Recourse Subsidiary or a Restricted Subsidiary); (c) any defeasance, redemption, repurchase or other acquisition for value of any Debt of the Company with the proceeds from the issuance of (i) Debt which is subordinate to the Senior Secured Notes at least to the extent and in the manner as the Debt to be defeased, redeemed, repurchased or otherwise acquired is subordinate in right of payment to the Senior Secured Notes; provided, that (1) such newly-issued subordinated Debt provides for no payments of principal by way of sinking fund, mandatory redemption, defeasance or otherwise by the Company or its Subsidiaries (including, without limitation, at the option of the holder thereof other than an option given to a holder pursuant to a "Change of Control" covenant which (x) is no more favorable to the holders of such Debt than the provisions in favor of the Holders and (y) such Debt provides that the Company or its Subsidiaries will not repurchase such Debt pursuant to such provisions prior to the Company's repurchase of the Senior Secured Notes required to be repurchased by the Company upon a Change of Control) prior to the maturity of the Debt being replaced and
(2) the proceeds of such new Debt are utilized for such purpose within 45 days of issuance or (ii) Capital Stock (other than Disqualified Stock) issued in accordance with the provisions of the Indenture; (d) the redemption or repurchase by a Wholly-Owned Subsidiary of its Capital Stock owned by the Company or a Wholly-Owned Recourse Subsidiary; (e) the redemption by the Company of up to $12 million aggregate principal amount of the issue titled "11% Subordinated Convertible Debenture Due October 4, 2005" relating to principal payments due following maturity of the Senior Secured Notes, plus any accrued interest thereon; and (f) payments with respect to the Intercompany Notes.

     "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now or hereafter outstanding, and includes, without limitation, all classes and series of preferred or preference stock.

     "Public Equity Offering" means an underwritten public offering of Common Stock of the Company for cash pursuant to an effective registration statement under the Securities Act; provided that the Common Stock is not a Disqualified Stock.

     "Recourse Debt" means any Debt other than Non-Recourse Debt.

     "Recourse Subsidiary" means any Subsidiary other than a Non-Recourse Subsidiary.

     "Restricted Payment" means, with respect to any Person, (a) any dividend or other distribution on any shares of such Person's Capital Stock (other than dividends or distributions payable in Capital Stock that is not Disqualified Stock); (b) any payment on account of the purchase, redemption, retirement or other acquisition of (i) any shares of such Person's Capital Stock or (ii) any option, warrant or other right to acquire shares of such Person's Capital Stock; (c) any defeasance, redemption, repurchase or other acquisition or retirement for value prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Debt ranked pari passu or subordinate in right of payment to the Senior Secured Notes and having a maturity date subsequent to the maturity of the Senior Secured Notes; or (d) any Investment other than a Permitted Investment; provided, that "Restricted Payments" shall not include any payment described in (a), (b) and (c) above made by a Subsidiary to the Company or a Wholly Owned Recourse Subsidiary of the Company. Notwithstanding the foregoing, Restricted Payment shall not include any Permitted Payment.

     "Restricted Subsidiary" means any Subsidiary subject to consensual restrictions, other than pursuant to the Credit Facility, direct or indirect, on the declaration or payment of dividends or similar distributions by that Subsidiary to the Company or any other consolidated Subsidiary of the Company.

     "Sale and Leaseback Transaction" means, with respect to any Person, an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person or any of its Subsidiaries of any property or asset of Person or any of its Subsidiaries which has been or is being sold or transferred by such Person or such Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.

     "Security Documents" means, collectively, (i) the mortgages, (ii) the security agreements, (iii) the subsidiary guarantees, (iv) the Intercompany Notes and the pledge relating thereto and (v) the collateral agency and intercreditor agreement entered into in connection with the offering of the Senior Secured Notes.

     "Subsidiary" means any corporation, association, partnership or other business entity of which 50% or more of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) the Company, (ii) the Company and one or more Subsidiaries or (iii) one or more Subsidiaries.

     "Trust Moneys" means all cash or Cash Equivalents received by the Collateral Agent (a) as Net Cash Proceeds received by the Company and its Subsidiaries from Asset Sales to be subject to the Lien of the Security Documents in accordance with "-- Restrictions on Asset Sales"; or (b) as Condemnation Proceeds with respect to all or any part of the Collateral; or (c) as Net Insurance Proceeds with respect to all or any part of the Collateral; or
(d) as proceeds of any other sale or other disposition of all or any part of the Collateral by or on behalf of the Collateral Agent or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Security Documents or otherwise.

     "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

     "U.S. Government Obligations" means securities that are (x) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

     "Wholly Owned Recourse Subsidiary" means a Wholly Owned Subsidiary that is a Recourse Subsidiary.

     "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which (other than directors' qualifying shares), or in the case of a non-corporate Subsidiary, other equity interests having ordinary voting power for the election of directors or other governing body of such Subsidiary, is owned by the Company or another Wholly Owned Subsidiary.


                            DESCRIPTION OF WARRANTS



     The Warrants will be issued under a warrant agreement (the "Warrant Agreement") to be entered into between the Company and the Warrant Agent. The Warrants will be subject to the terms contained in the Warrant Agreement. The following summary, which describes certain material provisions in the Warrant Agreement and Warrants, does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, the Warrant Agreement and Warrants, including the definitions therein of capitalized terms not defined herein. A copy of the proposed form of the Warrant Agreement is filed as an exhibit to the Registration Statement of which this Prospectus is a part.



GENERAL



     The Warrants will entitle the holders thereof, in the aggregate, to
purchase           shares of Common Stock, representing approximately   % of the
Company's Common Stock on a fully diluted basis on the date the Warrants are to be issued, after giving effect to the exercise of the Warrants. Each Warrant will entitle the holder thereof to acquire one share of Common Stock of the Company, subject to adjustment, upon payment of the exercise price. The exercise
price will be equal to $       (the "Purchase Price"), subject to adjustment as
described below. All outstanding Warrants will terminate and become void as of
5:00 p.m., Eastern Time, on           ,      (the "Expiration Date"). Warrants
will be exercisable at any time on or after the Exercise Date and prior to 5:00 p.m., Eastern Time, on the Expiration Date, provided, however, all Warrants will terminate prior to the Expiration Date in the event of a Non-Surviving Combination (as described below).



NON-SURVIVING COMBINATION



     If the Company proposes to enter into a transaction that would constitute a Non-Surviving Combination if consummated, the Company must give written notice thereof to the holders of Warrants promptly after an agreement is reached with respect to the Non-Surviving Combination but in no event less than 30 days prior to the consummation thereof. As used herein, a "Non-Surviving Combination" means any merger, consolidation, or other business combination by the Company with one or more Persons (other than a Wholly-Owned Recourse Subsidiary of the Company) in which the Company is not the survivor, or a sale of all or substantially all of the assets of the Company to one or more such other Persons, if, in connection with any of the foregoing, consideration (other than consideration which includes Common Stock or securities convertible into, or exercisable or exchangeable for, Common Stock or rights or options to acquire Common Stock or such other securities) is distributed to holders of Common Stock in exchange for all or substantially all of their equity interest in the Company.



     In a Non-Surviving Combination, the surviving entity (the "Survivor") will be obligated to distribute or pay to each holder of the Warrants, upon payment of the Purchase Price prior to the Expiration Date, the number of shares of stock or other securities or other property (including any cash) of the Survivor that would have been distributable or payable on account of the Common Stock if such holder's Warrants had been exercised immediately prior to such Non-Surviving

Combination (or, if applicable, the record date therefor). Following the consummation of a Non-
Surviving Combination, the Warrants will represent only the right to receive such shares of stock or other property from the Survivor upon payment of the Purchase Price prior to the Expiration Date.



     No transaction is presently in progress or under negotiation that would constitute a Non-Surviving Combination.



METHOD OF EXERCISE OF WARRANTS



     The Warrant Agreement will provide that Warrants may be exercised on or after the Exercise Date by surrendering to the Warrant Agent a Warrant Certificate signed by the registered holder indicating such holder's election to exercise all or a portion of the Warrants evidenced by the Warrant Certificate and payment of the Purchase Price. The Warrant Agreement will further provide that, upon surrender of the Warrant Certificate for exercise and payment of the Purchase Price, the Warrant Agent will deliver or cause to be delivered, to or upon the written order of any holder, appropriate evidence of ownership of any shares of Common Stock or other securities or property (including any money) to which such holder is entitled, together with Warrant Certificates evidencing any Warrants not exercised. So long as a book-entry system for the Warrants is in effect, however, procedures for exercising Warrants will differ, as described below under "-- Book-Entry Procedures."



     Warrant Certificates will be issued in registered form only and no service charge shall be made for registration of transfer or exchange upon surrender of any Warrant Certificate at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Warrant Certificates.



ADJUSTMENT



     The number of shares of Common Stock issuable upon the exercise of each Warrant and the Purchase Price are subject to adjustment in certain events, including (a) a dividend or distribution on the Company's Common Stock in shares of its Common Stock or a combination, subdivision, reorganization, or reclassification of Common Stock, (b) the issuance of shares of Common Stock for a consideration per share less than the market price per share at the time of issuance, (c) the issuance of rights, warrants, or options for the purchase of Common Stock or for the purchase of securities convertible into or exchangeable for Common Stock where the aggregate amount of consideration (taking into account the consideration received for the issuance of such right, warrant or option plus any consideration to be received upon the exercise thereof and including, in the case of a right, warrant, or option to purchase a convertible or exchangeable security, any consideration to be received upon the eventual conversion or exchange of such security for Common Stock) per share of Common Stock received or receivable by the Company is less than the market price per share at the time of issuance of such right, warrant or option, (d) the issuance of any securities convertible into or exchangeable for Common Stock where the aggregate amount of consideration (taking into account the consideration received for the issuance of such convertible or exchangeable security and the consideration to be received upon the conversion or exchange thereof) per share of Common Stock received or receivable by the Company is less than the market price per share of Common Stock on the date of issuance of such convertible or exchangeable security and (e) a dividend or distribution on the Company's Common Stock of cash, evidences of indebtedness, other securities, or other properties or assets (other than any cash dividend which, when aggregated with all other cash dividends paid in the year prior to the declaration of such cash dividend, does not exceed 10% of the market price per share of Common Stock on the date of such declaration). Notwithstanding clause (b) above, no such adjustment shall be made with respect to shares of Common Stock issued by the Company pursuant to a firm commitment underwritten public offering at a gross public offering price in an amount greater than or equal to the market price per share on the date immediately preceding the date the distribution of such shares commences less the lesser of (i) fifty cents per share or (ii) five percent of the market price per share on the date immediately preceding the date of such distribution. If the terms of any of the Company's outstanding rights, warrants or options for the purchase of Common Stock or securities convertible into or exchangeable for Common Stock change, in each case where the issuance thereof caused an adjustment in terms of the Warrants (including by way of expiration of such securities but excluding by way of antidilution provisions thereof triggering an adjustment of the terms thereof upon the occurrence of an event that would cause an adjustment of the terms of the Warrants), then the Purchase Price and the number of shares of Common Stock issuable upon the exercise of each Warrant shall be readjusted to take account of such change. Notwithstanding the foregoing, no adjustment in the Purchase Price or the number of shares of Common Stock issuable upon exercise of Warrants will be required (i) until cumulative adjustment would result in an adjustment of at least one percent in the Purchase Price, (ii) for the granting, in a transaction which would otherwise trigger an adjustment, of any rights, warrants or options or the issuance of any Common Stock to officers, directors, or employees of, or consultants or advisors to, the Company where such issuances may be registered with the Commission on Form S-8, are in the ordinary course of business and are usual and customary, and do not, in the aggregate, exceed 10% of the number of shares of Common Stock outstanding (assuming the exercise of the options so granted and all rights, warrants, options and convertible securities then outstanding), or (iii) upon the issuance of Common Stock (1) pursuant to any dividend reinvestment plan where the purchase price of Common Stock thereunder is no less than 95% of the market price on the date of issuance or (2) upon conversion or exercise of any convertible securities, options or warrants.



     The Company has authorized and reserved for issuance such number of shares of Common Stock as shall be issuable upon the exercise of all outstanding Warrants. Such shares of Common Stock, when issued, will be duly and validly issued and fully paid and nonassessable.



     No fractional shares will be issued upon exercise of Warrants, but the Company will pay an amount in cash equal to the current market value of any fractional share otherwise issuable.



NO RIGHTS AS SHAREHOLDERS



     Holders of Warrants are not entitled, by virtue of being such holders, to receive dividends or subscription rights, vote, consent, exercise any preemptive right, or receive notice as shareholders of the Company in respect of any meeting of shareholders for the election of directors of the Company or any other matter, or exercise any other rights whatsoever as shareholders of the Company.



REPORTS TO HOLDERS OF WARRANTS



     The Company shall deliver to the Warrant Agent, within 15 days after it files them with the Commission, and make available to any holder of Warrants upon request, copies of its annual and other reports (or copies of such portions thereof as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. If the Company is no longer required to comply with the reporting requirements of Section 13 or 15(d) of the Exchange Act, it shall continue to file with the Commission and provide the Warrant Agent, within 15 days after it would have been required to file the same with the Commission, and shall make available to any holder of Warrants upon request, reports containing substantially the same information as would have been required to be filed with the Commission had the Company continued to have been subject to such reporting requirements.



AMENDMENTS



     The Warrant Agreement will provide that the Company may, without the consent of the holders of the Warrants, make any changes in the Warrant Agreement (a) to cure any ambiguity or to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein,
(b) to add to the covenants and agreements of the Company for the benefit of the holders of Warrants, or surrender any rights or power reserved to or conferred upon the Company in the Warrant Agreement or (c) that do not adversely affect the interests of the holders of Warrants in any material respect.

REGISTRATION



     The Warrant Agreement will obligate the Company, on or before the Separation Date, to have effective a registration statement that includes a prospectus relating to the Warrant Shares, to make filings under applicable state securities laws and to keep such registrations effective until expiration of all the Warrants.



BOOK-ENTRY PROCEDURES



     The Depositary will act also as securities depository for the Warrants. On the Separation Date, one global certificate representing the entire issue of Warrants will be issued and registered in the name of Cede & Co. and such global certificate will be deposited with the Depositary or its custodian.



     Purchases of, and transfers of beneficial ownership interests in, Warrants will be effected through the Depositary system in the same manner as for the Senior Secured Notes, except that prior to the Separation Date, any transfer of beneficial ownership interests in a Senior Secured Note will also constitute transfer of the beneficial ownership interests in the related Warrants. See "Description of Senior Secured Notes -- Book-Entry, Delivery and Form." Beneficial owners will not receive certificates representing their ownership interests in Warrants except in the event that use of the book-entry system for the Warrants is discontinued. The Depositary has no knowledge of the actual beneficial owners of the Warrants; the Depositary's records reflect only the identity of the participants to whose accounts such Warrants are credited, which may or may not be the beneficial owners. Participants in the Depositary's system will remain responsible for keeping account of their holdings on behalf of their customers.



     Because the Depositary can act only on behalf of direct participants, who in turn act on behalf of indirect participants, the ability of a holder of Warrants to pledge Warrants to persons or entities that do not participate in the Depositary's system, or otherwise to act with respect to such Warrants may be limited due to the lack of a physical certificate for such Warrants.



     Conveyance of notices and other communications by the Depositary to participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.



     Neither the Depositary nor Cede & Co. will consent or vote with respect to any Warrants. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those participants to whose accounts the Warrants are credited on the record date (identified in a listing attached to the Omnibus Proxy).



     In order to exercise a Warrant, the beneficial owner of the Warrant shall give notice to elect to exercise such Warrant, through its direct or indirect participant, to the Warrant Agent, and shall effect delivery of the Warrant Certificate evidencing such Warrant by causing the direct participant to transfer its interest in such Warrant on the Depositary's records, to the Warrant Agent. The requirement for physical delivery of Warrant Certificates in connection with an exercise request will be deemed satisfied when the ownership rights in the Warrants are transferred by direct participants on the Depositary's records.



     The Depositary may discontinue providing its services as securities depository with respect to the Warrants at any time by giving reasonable notice to the Company. The Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). Under such circumstances, in the event that a successor securities depository is not obtained, or if the Depositary (or its successor) ceases to be a clearing agency registered under the Exchange Act, Warrant Certificates will be printed and delivered.

                          DESCRIPTION OF CAPITAL STOCK



     The Company's authorized capital stock consists of 40,000,000 shares of Common Stock, no par value, and 2,000,000 shares of Class A Preferred Stock, par value $10 per share (the "Preferred Stock"). Four hundred thousand shares of the Preferred Stock have been designated as Series A Junior Participating Preferred Stock, par value $10 per share (the "Series A Preferred Stock") in connection with the Company's Shareholder Protection Rights Plan (the "Rights Plan") discussed below. The following statements are brief summaries of certain provisions relating to the capital stock of the Company. Such summaries do not purport to be complete and are subject to, and qualified in their entirety by reference to, the Company's Restated Articles of Incorporation (the "Articles") and By-laws and the Preferred Stock Purchase Rights Agreement referred to herein, including the definition therein of certain terms, a copy of each of which is filed with the Commission. See "Available Information."



COMMON STOCK



     Subject to the prior rights of any outstanding shares of the Company's Preferred Stock or Series A Preferred Stock, the holders of the Common Stock are entitled to receive dividends as and when declared by the Board of Directors out of funds legally available for dividends, and, in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities. The holders of the Common Stock are entitled to vote cumulatively in the election of directors and are entitled to one vote for each share of Common Stock held of record on all other matters subject to a vote of the shareholders. The holders of Common Stock have no pre-emptive rights or conversion rights and are not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. The Common Stock currently outstanding is fully paid and non-assessable.



PREFERRED STOCK



     The Company is authorized to issue the Preferred Stock in one or more series. No shares of Preferred Stock are presently outstanding, and no shares of Preferred Stock have been designated as a series except for the Series A Preferred Stock. The Board of Directors is authorized, without any further action by the Shareholders, to determine the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, sinking fund terms and other rights, preferences, privileges and restrictions of any additional series of Preferred Stock, the number of shares constituting any such series, and the designation thereof. The Board of Directors may, without shareholder approval, issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.



CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK



     The authorized but unissued shares are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of proper corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions and for employee benefit plans.



     One of the effects of the existence of unissued and unreserved Preferred and Common Stock may be to enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. Issuance of Preferred Stock might, under certain circumstances, deter the acquisition of the Company or its securities by a person concerned about the terms or effect of such stock.

SHARES ELIGIBLE FOR FUTURE SALE



     Future sale of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices. At May 31, 1995, the Company had issued and outstanding 13,803,684 shares of Common Stock. Upon exercise of currently exercisable options, warrants and convertible securities (exclusive of the Warrants), there would be 16,960,630 shares outstanding as of such date. Of this total, 678,465 represent shares of Common Stock underlying options, 772,481 represent shares of Common Stock underlying warrants (exercisable at a price of $8 per share) and 1,706,000 represent shares of Common Stock underlying the Company's 11% Subordinated Convertible Debentures (convertible at a price of $17 per share). See Footnotes 5 and 8 to the Consolidated Financial Statements. The warrants and the convertible debentures contain anti-dilution provisions and the holders have been granted certain registration rights. As of May 31, 1995, all directors and officers of the Company, as a group, beneficially owned approximately 36.8% of the Common Stock, and therefore these shares may be "restricted securities" within the meaning of Rule 144 under the Securities Act.



CLASSIFIED BOARD OF DIRECTORS



     The Articles provide at such time as there are nine or more directors, the Board of Directors may by resolution divide the Board into three classes with the terms of office of each class ending in successive years.



LIMITATIONS ON DIRECTORS' LIABILITY



     The Articles provide that no director shall be personally liable to the Company or its shareholders for monetary damages for breach of his duties as a director; provided, however, that a director's liability shall not be eliminated or limited for (i) any transaction in which the director's personal financial interest is in conflict with the financial interest of the Company or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law;
(iii) acts which violate Section 271B.8-330 of the Kentucky Business Corporation Act (regarding unlawful distributions) or (iv) any transaction from which the director derived an improper personal benefit.



PREFERRED STOCK PURCHASE RIGHTS PLAN



     In November 1988, the Board of Directors declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock of the Company. The dividend distribution was payable on November 30, 1988 to the stockholders of record at the close of business on that date. In addition, the Board of Directors authorized and directed the issuance of one Right (subject to adjustment) with respect to each share of Common Stock that becomes outstanding prior to the earlier of the Distribution Date, as defined below, and the redemption, exchange or expiration of the Rights.



     The Rights Plan provides that until the Distribution Date (or earlier redemption, exchange or expiration of the Rights) the Rights will be evidenced only by certificates for, and will be transferred automatically with, the Company's Common Stock. Each Right entitles the holder to purchase from the Company under certain circumstances one one-hundredth of a share of the Series A Preferred Stock at an exercise price of $40 per one one-hundredth of a share, subject to anti-dilution adjustments. Each one one-hundredth of a share of the Series A Preferred Stock is designed to approximate the value of one share of Common Stock. The Rights will become exercisable, and will trade separately from the Common Stock, on the earlier of (i) 10 days after public announcement, or the Company has notice, that a person or a group (other than subsidiaries, employee benefit plans or certain existing shareholders) (an "acquiring person or group") has become the beneficial owner of 30% or more of the outstanding Common Stock of the Company, or (ii) 10 days after the commencement of a tender or exchange offer for 30% or more of the outstanding Common Stock, in either such case without the prior written consent of the Board of Directors ("Distribution Date").

After the Distribution Date, separate certificates for Rights will be mailed to holders of Common Stock of record on the Distribution Date.



     If an acquiring person or group acquires 30% or more of the Common Stock, holders of Rights (other than the acquiring person or group) may purchase from the Company, at the Right's then exercise price, Common Stock of the Company having a value at that time of twice such exercise price. Further, at any time after an acquiring person or group acquires 30% or more (but less than 50%) of the outstanding Common Stock, the Board may, at its option, exchange the Rights (other than Rights held by the acquiring person or group), in whole or in part, at an exchange ratio of one share of Common Stock (or one one-hundredth of a share of the Preferred Stock) per Right, subject to anti-dilution adjustments.



     In addition, in the event that the Company is acquired in a merger, sale of assets or similar transaction after the Rights become exercisable, holders of Rights may purchase, at the then exercise price, common stock of the acquiring entity having a value equal to twice such exercise price.



     Prior to the acquisition by an acquiring person or group of beneficial ownership of 30% or more of the Company's Common Stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.



     The Board of Directors is authorized to reduce the 30% thresholds referred to above to not less than 15% or the amount owned by any acquiring person or group.



     If not earlier redeemed or exchanged, the Rights will expire on November 17, 1998.



     The Rights have certain anti-takeover effects. The Rights could cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on redemption of the Rights or on substantially all of the Rights also being acquired. The Rights should not, however, interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company as described above.



                      DESCRIPTION OF CERTAIN INDEBTEDNESS



CREDIT FACILITY



     The following summary of certain provisions of the Credit Facility is generalized, does not purport to be complete, and is subject to and is qualified in its entirety by reference to the provisions of the Credit Facility, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Credit Facility and those definitions are incorporated herein by reference.



     General. Prior to or concurrently with the Offering, Newport, Koppel and Imperial (collectively, the "Borrowers"), the Company and its Subsidiaries that are not Borrowers will enter into a Revolving Credit, Guaranty and Security Agreement with The Bank of New York Commercial Corporation ("BNYCC") and PNC Bank Ohio, N.A., as co-agents, and BNYCC as ACM Agent (the "Credit Facility"). The Company and the Subsidiaries (other than the Borrowers) will guaranty the Borrowers' obligations under the Credit Facility. The Credit Facility will provide that at any one time, the Borrowers may in the aggregate borrow up to the lesser of the Maximum Revolving Advance Amount and the Formula Amount minus reserves deemed proper and necessary by BNYCC (including reserves for certain environmental matters). The Maximum Revolving Advance Amount will initially be $45 million but may increase to $50 million if another lender agrees to lend at least an additional $5 million on the terms of the Credit Facility. The Formula Amount will be based on a percentage of the Borrowers' inventory and accounts receivable which qualify for inclusion therein under certain tests contained in the Credit Facility. An aggregate amount of $6 million will be available for the issuance of Letters of Credit under the Credit Facility for the benefit of Newport and Koppel, to the extent that availability exists under the Credit Facility. The initial term of the Credit

Facility will expire three years after the Closing Date, but may be terminated earlier or extended for successive one year periods. Upon termination of the Credit Facility, all amounts outstanding under the Credit Facility will be due and payable together with all accrued interest thereon to such date. Borrowings under the Credit Facility will be used by Borrowers to repay certain outstanding indebtedness, to provide working capital and for other general corporate purposes.



     Interest. Interest on the revolving advances shall accrue at a rate per annum equal to (a) the sum of the Alternate Base Rate plus one percent (1%) with respect to Domestic Rate Loans or (b) the sum of the Eurodollar Rate plus two and three quarters percent (2 3/4%) with respect to Eurodollar Rate Loans.



     To the extent permitted by law, upon and after the occurrence and declaration of an Event of Default under the Credit Facility, and during the continuation thereof, the Borrowers' obligations under the Credit Facility will bear interest at the applicable revolving interest rate plus two percent (2%) per annum.



     Security. The Advances and the guarantees thereof will be secured by a first priority perfected security interest in the inventory, accounts and certain intangible property of each of the Borrowers and the Guarantors. All proceeds of the foregoing will be required to be deposited in lockbox or dominion accounts. The Borrowers will deliver an irrevocable letter of instruction to the lockbox or dominion banks directing such bank to transfer funds so deposited to the account of the ACM Agent.


     Certain Covenants. The Credit Facility and related guarantees and security agreements each will contain extensive affirmative and negative covenants, including, among others, covenants (i) prescribing minimum levels of net worth and working capital; (ii) requiring the maintenance of a certain interest coverage ratio, current ratio and ratio of total liabilities to net worth; and
(iii) placing limits on the ability of the Company and each of its Subsidiaries to incur indebtedness, create liens, guarantee indebtedness, make investments, make loans or extensions of credit, make capital expenditures, declare, pay or make dividends, substantially change the nature of its business, engage in transactions with affiliates, enter into leases, and form subsidiaries. The Credit Facility will require the Company to maintain as of the end of each fiscal quarter an interest coverage ratio of 1.1 to 1.0 during fiscal 1995, 1.5 to 1.0 during fiscal 1996 and 1.75 to 1.0 during fiscal 1997, measured on a rolling four-quarter basis. For the twelve month period ended April 1, 1995, the interest coverage ratio was 1.65 to 1.0. In addition, the net worth covenant under the Credit Facility will require the Company to maintain a net worth of at least $70 million, less the after-tax effect of prepayment penalties associated with the prepayment of debt with the proceeds of the Offering. At April 1, 1995, the Company had a net worth of approximately $76.4 million. The Company currently would be, and will be upon completion of the Offering, in compliance with all covenants under the Credit Facility.

     The Credit Facility will also contain covenants which limit the ability of the Company and each of its Subsidiaries to sell assets other than sales in the ordinary course of business, sales of obsolete or idle assets (other than the collateral under the Credit Facility) and sales of certain non-steel related assets (in which event the maximum revolving advance amount would be reduced), and to enter into certain transactions among affiliates, among others. The Credit Facility does not permit the Company or any of its Subsidiaries to (i) merge, consolidate or reorganize (except that the Company and its Subsidiaries may merge with each other under certain conditions) or (ii) acquire all or substantially all of the stock or assets of any entity unless the Company has working capital after such transaction of no less than the sum of $20,000,000 plus scheduled principal payments due within 36 months excluding obligations arising under the Credit Facility. After giving effect to the Offering and the application of certain cash balances of the Company to the payment of debt, as of April 1, 1995, the Company would have had $67.6 million in working capital and minimal term debt amortization requirements over the next five years. In addition, the Credit Facility will restrict prepayment of indebtedness, including the Senior Secured Notes, through optional redemptions, certain Asset Sale Offers and Change of Control Offers.

     Defaults. The Credit Facility will contain certain Events of Default including, among others, (i) failure to pay the Obligations under the Credit Facility when due, (ii) breach of any representation or warranty in any of the loan documents, (iii) failure to comply with terms, provisions, conditions or covenants in any of the loan documents (which in some cases do not include notice or cure periods), (iv) issuance of liens or attachment which are not stayed or lifted within 30 days or entry of judgment (over a threshold level) which is not satisfied, stayed or discharged of record within 40 days, (v) certain events of insolvency or bankruptcy or the written admission of inability to pay debts when due, (vi) Liens created under the Credit Facility ceasing to be first priority, perfected security interests or any portion of the Collateral being seized, (vii) material defaults under other agreements to which the Borrowers or any member of the Holdings Group are a party which have a material adverse effect on the Company, (viii) Change of Ownership, (ix) revocation, suspension, adverse modification or termination (or the institution of proceedings to do so) of any material license, permit, patent, trademark or tradename, (x) certain ERISA violations, and (xi) interruption of business operations. In addition, any change in any Borrower's condition or affairs (financial or otherwise) which in the Lenders' reasonable opinion materially impairs the Collateral or the ability of the Borrowers, taken as a whole, to perform their Obligations under the Credit Facility will constitute an Event of Default.

     Upon the occurrence of the Event of Default relating to bankruptcy or insolvency of a Borrower, all the Obligations under the Credit Facility will become immediately due and payable and the Lenders' obligations to make Advances will be terminated. Upon the occurrence of any other Event of Default, at the option of a certain percentage of Lenders, all the Obligations under the Credit Facility will become immediately due and payable and the Lenders' obligations to make Advances will be terminated. Upon the filing of a petition against any Borrower in any involuntary case under any state or federal bankruptcy laws, the obligation of Lenders to make Advances under the Credit Facility will be terminated other than as required by an appropriate order of the bankruptcy court having jurisdiction over any Borrower. Upon the occurrence of an Event of Default, the ACM Agent may exercise other rights and remedies as provided under the Credit Facility and applicable law.


             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES



     The following is a summary of certain federal income tax consequences associated with the ownership of the Senior Secured Notes and the Warrants by holders who acquire the Units as of the date hereof. Except where noted, it deals only with Units held as capital assets held by United States holders (as defined below) and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding Units, Senior Secured Notes or Warrants as part of a hedging or conversion transaction or a straddle or United States Holders whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below.



     PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF UNITS, SENIOR SECURED NOTES OR WARRANTS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.



     This discussion only addresses the treatment of United States holders, including a citizen or resident of the United States, a corporation, a partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

ALLOCATION OF ISSUE PRICE BETWEEN SENIOR SECURED NOTES AND WARRANTS



     Each Unit is comprised of $1,000 principal amount Senior Secured Notes and
       Warrants. Consequently, the issue price of a Unit must be allocated between the Senior Secured Notes and the Warrants. Under the Treasury regulations relating to "original issue discount" ("OID"), the "issue price" of a Senior Secured Note will equal the first price at which a substantial number of Units is sold for money, excluding sales to underwriters, placement agents or wholesalers, less the amount allocable to the Warrants (based on the relationship of the fair market value of each of the Senior Secured Notes and the Warrants to the fair market value of the Senior Secured Note and Warrants
taken together as a Unit). The Company will allocate $       to each $
principal amount at maturity of Senior Secured Notes and $       to each
Warrant. The Company's allocation reflects its judgment as to the relative values of those instruments at the time of issuance, but is not binding on the Internal Revenue Service (the "IRS").



     The Company's allocation of the issue price of the Units will be binding on holders of the instruments, unless a holder discloses the use of a different allocation on its federal income tax return for the year including the acquisition date of such Unit. If a holder acquires a Unit at a price different from that on which the Company's allocation is based, such holder may be treated as having acquired its Senior Secured Notes for an amount greater or less than the amount allocated to such Senior Secured Notes by the Company as set forth above, thereby resulting in OID, "acquisition premium" or "market discount," as defined below. United States Holders considering the use of an issue price allocation different from that used by the Company should consult their tax advisor as to the consequences thereof.



ORIGINAL ISSUE DISCOUNT



     The issuance of the Senior Secured Notes will result in OID in an amount equal to the excess of the stated redemption price at maturity over the issue price of such Senior Secured Notes (as discussed above.)



     Under the OID regulations, Senior Secured Notes with an "issue price" that is less than its stated redemption price at maturity (the sum of all payments to be made on the Senior Secured Notes other than "qualified stated interest") will be issued with original issue discount if such difference is at least 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity. The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments.



     Holders of Senior Secured Notes with a maturity upon issuance of more than one year must, in general, include OID in income in advance of the receipt of some or all of the related cash payments. The amount of OID includible in income by an initial holder of Senior Secured Notes is the sum of the "daily portions" of OID with respect to such Senior Secured Notes for each day during the taxable year or portion of the taxable year in which such holder held such Senior Secured Notes ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for the Senior Secured Notes may be of any length and may vary in length over the term of the Senior Secured Notes, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Senior Secured Notes' adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of the Senior Secured Notes at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments made on such Senior Secured Notes (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, a holder will have to include in income increasingly greater amounts of OID in successive accrual periods. The Company is required to provide information returns stating the amount of OID accrued on Senior Secured Notes held of record by persons other than corporations and other exempt holders.



     Holders of any Senior Secured Notes may elect to treat all interest on any Notes as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. The election is to be made for the taxable year in which the holder acquired Senior Secured Notes, and may not be revoked without the consent of the Internal Revenue Service (the "IRS"). Holders should consult with their own tax advisors about this election.



MARKET DISCOUNT



     If a holder purchases Senior Secured Notes for an amount that is less than the adjusted issue price for such Senior Secured Notes, the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, Senior Secured Notes as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Senior Secured Notes at the time of such payment or disposition. In addition, a holder may be required to defer, until the maturity of the Senior Secured Notes or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Senior Secured Notes.



     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Senior Secured Notes, unless the United States Holder elects to accrue on a constant interest method. A holder of Senior Secured Notes may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.



ACQUISITION PREMIUM



     A holder that purchases Senior Secured Notes for an amount that is greater than the adjusted issue price of the Senior Secured Notes but equal to or less than the sum of all amounts payable on the Senior Secured Notes after the purchase date other than payments of qualified stated interest will be considered to have purchased such Senior Secured Notes at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such holder must include in its gross income with respect to such Senior Secured Notes for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

SALE, EXCHANGE AND RETIREMENT OF SENIOR SECURED NOTES



     A holder's tax basis in Senior Secured Notes will, in general, be the holder's cost therefor, increased by OID and reduced by any amortized premium and any cash payments on the Senior Secured Notes other than qualified stated interest. Upon the sale, exchange or retirement of a Senior Secured Notes, a holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (less any accrued qualified stated interest, which will be taxable as such) and the adjusted tax basis of the Senior Secured Notes. Except as with respect to market discount, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Senior Secured Notes have been held for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.



SALE OR OTHER TAXABLE DISPOSITION OF WARRANTS



     The sale or other taxable disposition of a Warrant will result in the recognition of gain or loss to the holder in an amount equal to the difference between (a) the amount of cash and fair market value of property received in exchange therefor and (b) the holder's adjusted tax basis in the Warrant, which will equal the amount of the issue price of the Units that is properly allocable to the Warrant as described above. Any gain or loss from the sale or other disposition of a Warrant will be a capital gain or loss if the Warrant is held as a capital asset within the meaning of Section 1221 of the Code. Any such capital gain or loss will be long-term capital gain or loss if the Warrant is held for more than one year and otherwise will be a short-term gain or loss.



     Under Section 305 of the Code, adjustments to the exercise price of the Warrants which occur under certain circumstances, or the failure to make such adjustments, may result in a deemed dividend to holders of Common Stock, which will be taxable to holders to the same extent as would an actual dividend.



     Upon expiration of a Warrant, a holder will recognize a loss equal to such holder's adjusted tax basis in the Warrant. If the Common Stock issuable upon exercise of the Warrant would have been a capital asset of the holder if acquired by the holder, such loss will be a capital loss.



EXERCISE OF WARRANT, COMMON STOCK DISPOSITION AND DIVIDENDS



     As a general rule, no gain or loss will be recognized to a holder upon the exercise of a Warrant (except to the extent of cash, if any, received in lieu of the issuance of fractional shares of Common Stock). The tax basis of a share of Common Stock so acquired will be equal to the sum of the holder's adjusted tax basis in the exercised Warrant and the exercise price, but the holding period of such share will not include the holding period of the Warrant exercised. Instead, the holding period of each share of Common Stock acquired upon exercise of a Warrant will commence upon the date of exercise. Any gain or loss recognized by a holder upon the sale of a share of Common Stock will generally constitute a long-term capital gain or loss if the share is held for more than one year, and otherwise will be a short-term capital loss. If any cash is received in lieu of the issuance of fractional shares of Common Stock, the holder will recognize gain or loss the amount and character of which will be determined as if the holder had received such fractional shares and then immediately sold them for cash.



     Cash dividends paid with respect to shares of Common Stock will be included in the gross income of the holder as ordinary income to the extent paid out of the Company's current or accumulated earnings and profits, as determined under the Code. Distributions which exceed the earnings and profits of the Company are treated as a non-taxable return of capital to the extent of the holder's tax basis in such Common Stock (reducing the holders remaining basis in such shares) and, with respect to any distributions in excess of such basis, as taxable capital gain.

     Cash dividends are generally eligible for the dividends received deduction allowed to corporations under the Code, subject to the restrictions of Sections 246 and 1059 of the Code relating to limitations on the dividends received deduction and extraordinary dividends, respectively. Corporate holders of Senior Secured Notes should consult with their own tax advisors as to the applicability of the dividends received deduction.



BACKUP WITHHOLDING AND INFORMATION REPORTING


     In general, information reporting requirements will apply to certain payments of principal, interest, and premium paid on Senior Secured Notes and to the proceeds of sale of a Senior Secured Note made to United States Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

                                  UNDERWRITING


     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") among the Company, Chemical Securities Inc. and CS First Boston Corporation (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase from the Company, the following respective amounts of the Units:



                                UNDERWRITERS                                   UNITS
     -------------------------------------------------------------------  ---------------
     Chemical Securities Inc............................................
     CS First Boston Corporation........................................
                                                                          ---------------
          Total.........................................................      125,000
                                                                          ===============



     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Units offered hereby if any of the Units are purchased. The Company has been advised by the Underwriters that they propose initially to offer the Units to the public at the public offering price set forth on the cover page of this Prospectus, and to
certain dealers at such price less a discount not in excess of      % of the
principal amount of the Units. The Underwriters may allow, and such dealers may
reallow, a concession to certain other dealers not in excess of      % of the
principal amount of the Units. After the initial public offering, the public offering price, discount and concession may be changed.



     The Units, the Senior Secured Notes and the Warrants comprise new issues of securities with no established trading market. The Company does not intend to apply for listing of the Units, the Senior Secured Notes and the Warrants on a national securities exchange, but has been advised by the Underwriters that the Underwriters intend to make a market in the Units, the Senior Secured Notes and the Warrants, as permitted by applicable laws and regulations. No assurance can be given, however, that the Underwriters will make a market in the Units, the Senior Secured Notes and the Warrants or as to the liquidity of, or the trading market for, the Units, the Senior Secured Notes and the Warrants.


     The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments which the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS


     The validity of the Units, the Senior Secured Notes and the Warrants and the Guarantees will be passed upon for the Company and the Subsidiaries by Bryan Cave, LLP, St. Louis, Missouri. Certain legal matters related to the Offering will be passed upon for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. Certain other legal matters will be passed upon for the Company by Kepley, MacConnell & Eyrich, Cincinnati, Ohio; Eckert, Seamans, Cherin & Mellott, Pittsburgh, Pennsylvania; Brown, Sims, Wise & White, Houston, Texas; and Huffman, Arrington, Kihle, Gaberino & Dunn, Tulsa, Oklahoma.

                              INDEPENDENT AUDITORS

     The audited financial statements and schedules of the Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

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                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                        NS GROUP, INC. AND SUBSIDIARIES

                                                                                         PAGE
                                                                                         ----
  I.  CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDED 1994, 1993 AND 1992
      Report of Independent Public Accountants.........................................  F-2
      Consolidated Balance Sheets as of September 24, 1994 and September 25, 1993......  F-3
      Consolidated Statements of Operations for the years ended September 24, 1994,
      September 25, 1993, and September 26, 1992.......................................  F-4
      Consolidated Statements of Cash Flows for the years ended September 24, 1994,
      September 25, 1993, and September 26, 1992.......................................  F-5
      Consolidated Statements of Common Shareholders' Equity...........................  F-6
      Notes to Consolidated Financial Statements.......................................  F-7

 II.  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL QUARTERS ENDED APRIL 1, 1995
      AND MARCH 26, 1994 (UNAUDITED)
      Condensed Consolidated Balance Sheets............................................  F-19
      Condensed Consolidated Statements of Operations..................................  F-20
      Condensed Consolidated Statements of Cash Flows..................................  F-21
      Notes to Condensed Consolidated Financial Statements.............................  F-22

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To NS Group, Inc.:

     We have audited the accompanying consolidated balance sheets of NS Group, Inc. (a Kentucky corporation) and subsidiaries as of September 24, 1994 and September 25, 1993, and the related consolidated statements of operations, common shareholders' equity and cash flows for each of the three years in the period ended September 24, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NS Group, Inc. and subsidiaries as of September 24, 1994 and September 25, 1993, and the results of their operations and their cash flows for each of the three years in the period ended September 24, 1994 in conformity with generally accepted accounting principles.

     As explained in Note 12 to the consolidated financial statements, the Company changed its method of accounting for income taxes effective September 26, 1993.

Cincinnati, Ohio                            ARTHUR ANDERSEN LLP
October 31, 1994

                        NS GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                   SEPTEMBER 24, 1994 AND SEPTEMBER 25, 1993

                             (Dollars in thousands)

                                                                         1994          1993
                                                                       --------      --------
ASSETS
CURRENT ASSETS
     Cash and cash equivalents......................................   $  4,405      $  5,797
     Short-term investments.........................................     40,071         3,457
     Accounts receivable, less allowance for doubtful accounts of
      $637 and $819, respectively...................................     42,651        48,602
     Refundable income taxes........................................        195         2,813
     Inventories....................................................     32,290        41,691
     Operating supplies and other current assets....................     11,721        18,358
     Deferred tax assets............................................      4,877         6,004
                                                                       --------      --------
          Total current assets......................................    136,210       126,722
                                                                       --------      --------
PROPERTY, PLANT AND EQUIPMENT -- AT COST
     Land and buildings.............................................     27,841        27,559
     Machinery and equipment........................................    231,383       234,172
     Construction in progress.......................................      3,497         3,362
     Less -- accumulated depreciation...............................   (102,182)      (91,627)
                                                                       --------      --------
       Net property, plant and equipment............................    160,539       173,466
                                                                       --------      --------
OTHER ASSETS........................................................     18,578        17,054
                                                                       --------      --------
          Total assets..............................................   $315,327      $317,242
                                                                       ========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
     Notes payable..................................................   $ 28,872      $ 26,967
     Accounts payable...............................................     27,312        28,300
     Accrued liabilities............................................     19,281        23,263
     Current portion of long-term debt..............................     15,543         9,132
                                                                       --------      --------
          Total current liabilities.................................     91,008        87,662
                                                                       --------      --------
LONG-TERM DEBT......................................................    138,110       156,056
                                                                       --------      --------
DEFERRED TAXES......................................................      9,745        10,902
                                                                       --------      --------
COMMON SHAREHOLDERS' EQUITY
     Common stock, no par value, 40,000,000 shares authorized,
      13,809,413 and 13,696,104 shares issued and outstanding,
      respectively..................................................     48,988        48,284
     Common stock options and warrants..............................        262           208
     Unrealized gain (loss) on available for sale securities........       (124)           --
     Retained earnings..............................................     27,338        14,130
                                                                       --------      --------
       Common shareholders' equity..................................     76,464        62,622
                                                                       --------      --------
          Total liabilities and shareholders' equity................   $315,327      $317,242
                                                                       ========      ========

See notes to consolidated financial statements

                        NS GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

  FOR THE YEARS ENDED SEPTEMBER 24, 1994, SEPTEMBER 25, 1993 AND SEPTEMBER 26,
                                      1992

                (Dollars in thousands, except per share amounts)

                                                     1994             1993             1992
                                                  -----------      -----------      -----------
NET SALES......................................   $   303,380      $   353,082      $   281,242
COST OF PRODUCTS SOLD..........................       278,161          310,586          250,189
SELLING AND ADMINISTRATIVE EXPENSES............        24,530           30,824           29,652
                                                  -----------      -----------      -----------
     Operating income..........................           689           11,672            1,401
INTEREST INCOME................................         1,733              277              722
INTEREST EXPENSE...............................       (20,030)         (21,096)         (21,797)
OTHER INCOME (EXPENSE).........................         1,191             (131)             258
GAIN ON SALE OF SUBSIDIARY.....................        35,292               --               --
                                                  -----------      -----------      -----------
     Income (loss) before income taxes,
       extraordinary items and cumulative
       effect of a change in accounting
       principle...............................        18,875           (9,278)         (19,416)
PROVISION (CREDIT) FOR INCOME TAXES............         7,382           (3,382)          (6,058)
                                                  -----------      -----------      -----------
     Income (loss) before extraordinary items
       and cumulative effect of a change in
       accounting principle....................        11,493           (5,896)         (13,358)
EXTRAORDINARY ITEMS, NET OF INCOME TAXES.......            --           (1,095)          (2,542)
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
  PRINCIPLE....................................         1,715               --               --
                                                  -----------      -----------      -----------
     Net income (loss).........................   $    13,208      $    (6,991)     $   (15,900)
                                                  ===========      ===========      ===========
PER COMMON SHARE
     Income (loss) before extraordinary items
       and cumulative effect of a change in
       accounting principle....................   $       .84      $      (.44)     $      (.99)
     Extraordinary items.......................            --             (.08)            (.19)
     Cumulative effect of a change in
       accounting principle....................           .12               --               --
                                                  -----------      -----------      -----------
     Net income (loss).........................   $       .96      $      (.52)     $     (1.18)
                                                  ===========      ===========      ===========

WEIGHTED AVERAGE SHARES OUTSTANDING............    13,789,265       13,552,838       13,483,247

See notes to consolidated financial statements

                        NS GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

  FOR THE YEARS ENDED SEPTEMBER 24, 1994, SEPTEMBER 25, 1993 AND SEPTEMBER 26,
                                      1992

                             (Dollars in thousands)

                                                          1994         1993         1992
                                                        --------     --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)................................  $ 13,208     $ (6,991)    $(15,900)
     Adjustments to reconcile net income (loss) to net
       cash flows from operating activities:
          Depreciation and amortization...............    18,789       19,093       18,711
          Decrease in long-term deferred taxes........    (1,157)      (1,998)      (1,675)
          Gain on sale of subsidiary..................   (35,292)          --           --
          (Gain) loss on disposal of equipment........      (230)         323          381
          Increase in accounts receivable, net........    (7,921)     (11,461)     (11,498)
          (Increase) decrease in inventories..........    (3,168)         906        1,430
          Decrease in refundable income taxes.........     2,618        2,012        7,067
          (Increase) decrease in other current
            assets....................................     2,691       (7,203)         (33)
          Increase in accounts payable................     5,782          958        6,442
          Increase in accrued liabilities.............       351        6,753        3,590
                                                        --------     --------     --------
            Net cash flows from operating
               activities.............................    (4,329)       2,392        8,515
                                                        --------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
          Proceeds from sale of subsidiary............    50,426           --           --
          Cash dividend from sold subsidiary..........     6,818           --           --
          Purchases of property, plant and
            equipment.................................   (11,760)      (6,080)      (4,148)
          Proceeds from sale of equipment.............       631          619        1,246
          (Increase) decrease in other assets.........    (2,122)         999         (774)
          (Increase) decrease in short-term
            investments...............................   (36,614)         208        2,303
                                                        --------     --------     --------
            Net cash flows from investing
               activities.............................     7,379       (4,254)      (1,373)
                                                        --------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
          Increase in notes payable...................     1,905        6,286        3,989
          Proceeds from issuance of long-term debt....       431        2,012        6,379
          Repayments on long-term debt................    (7,246)      (9,896)     (12,960)
          Increase in debt issuance costs.............      (236)        (388)        (259)
          Proceeds from issuance of common stock......       704          931          133
          Dividends paid on common stock..............        --           --         (808)
                                                        --------     --------     --------
            Net cash flows from financing
               activities.............................    (4,442)      (1,055)      (3,526)
                                                        --------     --------     --------
            Net increase (decrease) in cash and cash
               equivalents............................    (1,392)      (2,917)       3,616
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR........     5,797        8,714        5,098
                                                        --------     --------     --------
CASH AND CASH EQUIVALENTS AT END OF YEAR..............  $  4,405     $  5,797     $  8,714
                                                        ========     ========     ========
     Cash paid during the year for:
          Interest....................................  $ 18,964     $ 18,434     $ 18,448
                                                        ========     ========     ========
          Income taxes................................  $  4,868     $    291     $    177
                                                        ========     ========     ========

See notes to consolidated financial statements

                        NS GROUP, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY

  FOR THE YEARS ENDED SEPTEMBER 24, 1994, SEPTEMBER 25, 1993 AND SEPTEMBER 26,
                                      1992

                             (Dollars in thousands)

                                                                      Unrealized Gain
                                    Common Stock          Options        (Loss) on
                               ----------------------       and        Available for      Retained
                                 Shares       Amount      Warrants    Sale Securities     Earnings      Total
                               -----------    -------     -------     ---------------     --------     --------
BALANCE, SEPTEMBER 28, 1991...  13,454,982    $47,220      $ 100                          $ 37,829     $ 85,149
Stock option plans............      49,575        133                                                       133
Net loss......................                                                             (15,900)     (15,900)
Common stock dividends ($.06
  per share)..................                                                                (808)        (808)
                               -----------    -------     ------           -----          --------     --------
BALANCE, SEPTEMBER 26, 1992...  13,504,557    $47,353      $ 100                          $ 21,121     $ 68,574
Stock option plans............      48,750        181        108                                            289
Common stock issuance.........     142,797        750                                                       750
Net loss......................                                                              (6,991)      (6,991)
                               -----------    -------     ------           -----          --------     --------
BALANCE, SEPTEMBER 25, 1993...  13,696,104    $48,284      $ 208           $  --          $ 14,130     $ 62,622
Stock option plans............      56,145        290         54                                            344
Common stock issuance.........      57,164        414                                                       414
Unrealized losses on
  investments.................                                              (124)                          (124)
Net income....................                                                              13,208       13,208
                               -----------    -------     ------           -----          --------     --------
BALANCE, SEPTEMBER 24, 1994...  13,809,413    $48,988      $ 262           $(124)         $ 27,338     $ 76,464
                                ==========    =======     ======           =====          ========     ========

See notes to consolidated financial statements

                        NS GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of NS Group, Inc. and its wholly-owned subsidiaries (the Company): Newport Steel Corporation (Newport), Koppel Steel Corporation (Koppel), Erlanger Tubular Corporation (Erlanger), Imperial Adhesives, Inc. (Imperial), Northern Kentucky Management, Inc., Northern Kentucky Air, Inc and NSub I, Inc., formerly known as Kentucky Electric Steel Corporation. See Note 2. All significant intercompany accounts and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

     Cash includes currency on hand and demand deposits with financial institutions. Cash equivalents consist of investments with original maturities of three months or less. Amounts are stated at cost, which approximates market value.

SHORT-TERM AND OTHER INVESTMENTS

     Short-term investments consist primarily of auction rate preferred stocks and money market mutual funds for which market value approximates cost. At September 24, 1994, approximately $8,309,000 in short-term investments were restricted, primarily in connection with cash collateralized letters of credit. Other investments consist of marketable equity securities and are classified as "Other Assets" in the accompanying consolidated balance sheets. During the first quarter of fiscal 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115). Under Statement 115, the Company's investment in a marketable equity security is classified as "available for sale" and is recorded at current market value with an offsetting adjustment to common shareholders' equity; all short-term investments are classified as "trading securities" and are recorded at current market value, with unrealized gains and losses included in results of operations. The impact on the Company's consolidated financial statements from the adoption of Statement 115 was not material.

INVENTORIES

     At September 24, 1994 and September 25, 1993, inventories stated at the lower of LIFO (last-in, first-out) cost or market represent approximately 27% and 23% of total inventories before the LIFO reserve, respectively. All other inventories are stated at the lower of average cost or market, or the lower of FIFO cost or market. Inventory costs include labor, material and manufacturing overhead. Inventories consist of the following components (in thousands of dollars):

                                                                     1994        1993
                                                                    -------     -------
        Raw materials...........................................    $ 6,699     $ 5,736
        Semi-finished and finished goods........................     27,695      37,830
                                                                    -------     -------
                                                                     34,394      43,566
        LIFO reserve............................................     (2,104)     (1,875)
                                                                    -------     -------
        Total inventories.......................................    $32,290     $41,691
                                                                    =======     =======

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION

     For financial reporting purposes, plant and equipment are depreciated on a straight-line method over the estimated useful lives of the assets. Depreciation claimed for income tax purposes is computed by use of accelerated methods. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for equipment renewals which extend the life of an asset are

                        NS GROUP, INC. AND SUBSIDIARIES
capitalized. Included in property, plant and equipment at September 24, 1994, are assets with a net book value of approximately $5,910,000 which are not currently being used in the business. In management's opinion, the values assigned to such assets are realizable.

INCOME TAXES

     At September 24, 1994, deferred income tax balances represent the tax effect of temporary differences between the financial reporting basis and the tax basis of certain assets and liabilities. In fiscal 1993 and 1992, the provision for deferred income taxes represents the tax effect of income and expense items reported in one period for financial statement purposes and in another period for tax reporting purposes. See Note 12.

ENVIRONMENTAL REMEDIATION AND COMPLIANCE

     Environmental remediation costs are accrued, except to the extent capitalizable, when incurrence of such costs is probable and the costs can be reasonably estimated. Environmental compliance costs include maintenance and operating costs associated with pollution control facilities, costs of ongoing monitoring programs, permit costs and other similar costs. Such costs are expensed as incurred.

RECENTLY ISSUED ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" (Statement 112) was issued in November, 1992 and requires companies to accrue, during the period an employee renders service, the expense of providing certain postemployment benefits. Currently, the Company recognizes the expense of such benefits, to the extent provided, at the time payment is deemed probable. Adoption of Statement 112 is required in fiscal 1995. Management does not expect adoption of Statement 112 to have a material impact on the Company's consolidated financial condition or results of operations.

FISCAL YEAR-END

     The Company's fiscal year ends on the last Saturday of September.

EARNINGS PER SHARE

     Earnings per share are calculated using the weighted average number of shares outstanding during the period. The effect of common stock equivalents arising from stock options and warrants on the computation of earnings per share is not significant.

NOTE 2: SALE OF SUBSIDIARY

     On October 6, 1993, the Company sold all of the assets and liabilities of its wholly-owned subsidiary, Kentucky Electric Steel Corporation (KES), to a newly formed public company in exchange for $45,626,000 in cash and 400,000 shares (approximately 8%) of the new entity, valued at $4,800,000. In addition, the Company received $6,818,000 in cash from the new entity in satisfaction of a dividend declared by KES prior to the sale.

     Subsequent to the sale, the Company changed the name of KES to NSub I, Inc., which currently holds a portion of the proceeds from the sale. The accompanying consolidated financial statements include the financial position, results of operations and changes in cash flows of KES for the periods prior to the sale.

     The sale of KES resulted in a pre-tax gain of $35,292,000. After giving effect to the elimination of the pre-tax gain of $35,292,000, the related tax effect of $13,764,000 and $123,000 of net income of

                        NS GROUP, INC. AND SUBSIDIARIES

KES for the eleven days of fiscal 1994 prior to sale, the Company's pro forma net loss before cumulative effect of a change in accounting principle for the fiscal year ended September 24, 1994 is $10,158,000, or a $.74 loss per share.

NOTE 3: OTHER ASSETS

     Other assets at September 24, 1994 and September 25, 1993 includes approximately $10,528,000 and $13,274,000, respectively, in costs associated with land near Newport, Kentucky, held as investment property and listed for sale. At September 24, 1994, other assets also include a marketable equity security with a carrying value of $4,600,000 and a cost basis of $4,800,000.

NOTE 4: ACCRUED LIABILITIES

     Accrued liabilities consist of the following (in thousands of dollars):

                                                                     1994        1993
                                                                    -------     -------
        Accrued payroll and payroll taxes.......................    $ 5,032     $ 6,339
        Accrued interest........................................      4,072       4,131
        Accrued environmental remediation.......................      4,563       5,766
        Accrued income taxes....................................        711          --
        Other...................................................      4,903       7,027
                                                                    -------     -------
                                                                    $19,281     $23,263
                                                                    =======     =======

NOTE 5: LONG-TERM DEBT AND LINES OF CREDIT

     Long-term debt of the Company consists of the following (in thousands of dollars):

                                                                          1994         1993
                                                                        --------     --------
Term loans due a non-bank financial institution, interest ranging from 11.54% to 12.54%, due in varying quarterly installments
  through 2001, secured by property, plant and equipment............    $ 59,125     $ 61,125
Senior Secured Notes due various insurance companies, interest at
  10.65%, due in equal quarterly installments through 1999, secured
  by property, plant and equipment..................................      32,729       37,200
11% Subordinated Convertible Debentures, due in annual installments
  from October, 2000 through 2005...................................      29,000       29,000
Capital Expenditure Loans due a non-bank financial institution, interest ranging from 7.99% to 11.54%, due in equal quarterly installments beginning December, 1994 through 2001, secured by
  property, plant and equipment.....................................      14,626       14,626
Term loans due various states and municipalities, interest ranging from 3% to 11%, due in varying monthly or quarterly installments through 2010, secured by junior mortgages on property, plant and
  equipment.........................................................      11,613       16,470
Other...............................................................       6,560        6,767
                                                                        --------     --------
                                                                         153,653      165,188
Less -- Current portion.............................................     (15,543)      (9,132)
                                                                        --------     --------
                                                                        $138,110     $156,056
                                                                        ========     ========

     Certain of the loan agreements contain a number of restrictive covenants including, among other things, maintenance of minimum net worth, minimum fixed charge coverage ratios, maximum

                        NS GROUP, INC. AND SUBSIDIARIES
ratios of indebtedness to total capitalization, minimum current ratio and working capital requirements and restrictions on transferring assets between affiliated companies. Certain term loans also require mandatory prepayments in the event Koppel's cash flow exceeds certain defined levels. In addition, certain of the loan agreements allow for redemption prior to maturity, at the option of the Company, at amounts in excess of par.

     Certain of the loan agreements contain covenants restricting the payment of dividends. Under the most restrictive of these covenants, retained earnings available for dividends is computed under a formula which is based in part on the earnings and losses of the Company after fiscal 1988. Under this covenant, the Company is currently prohibited from paying dividends.

     The Subordinated Convertible Debentures are unsecured obligations of the Company and are convertible into common shares of the Company at a price of $17 per share, or approximately 1,706,000 shares. Interest is payable quarterly. The Debentures are redeemable by the Company at 110% of par.

     Annual long-term debt maturities are $15,543,000 in fiscal 1995, $18,952,000 in fiscal 1996, $18,644,000 in fiscal 1997, $21,792,000 in fiscal
1998 and $21,747,000 in fiscal 1999.

     The Company has consolidated line of credit agreements with various lenders totaling $34,915,000, including a $16,165,000 line of credit agreement restricted for use at Koppel. The lines are secured by inventory and accounts receivable, with interest rates ranging from 1/2% to 1 1/2% over prime. Borrowings are due on demand and are limited under the agreements to defined percentages of eligible inventory and receivable balances, as well as by certain restrictive covenants. At September 24, 1994, $34,915,000 of the Company's consolidated lines of credit were available for borrowing, of which $28,197,000 was outstanding. These credit lines expire in fiscal 1995 and 1996.

NOTE 6: FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of financial instruments:

     Cash, cash equivalents and short-term investments -- The carrying amount approximates fair value because of the short maturity of those instruments.

     Other investments -- Other investments, consisting of marketable equity securities totaling $4,600,000, are reported in other assets and are carried at market value.

     Notes payable -- The carrying amount approximates fair value because of the short maturity and because such instruments contain interest rates that vary with the prime rate.

     Long-term debt -- The fair value of the Company's long-term debt was estimated by calculating the present value of the remaining interest and principal payments on the debt to maturity. The present value computation uses a discount rate equal to Treasury rates with similar terms at the end of the reporting period plus or minus the spread between the Treasury rates and the rate negotiated on the debt at the inception of the loan. The carrying amounts and fair values of the Company's long-term debt at September 24, 1994 were $153,653,000 and $154,649,000, respectively.

NOTE 7: PREFERRED STOCK

     The Company's authorized stock includes 2,000,000 shares of Class A Preferred Stock, issuable in one or more series. The rights, preferences, privileges and restrictions of any series of Class A Preferred Stock, the number of shares constituting any such series and the designation thereof, are subject to determination by the Board of Directors.

                        NS GROUP, INC. AND SUBSIDIARIES

     Four hundred thousand shares of the Class A Preferred Stock has been designated as Series A Junior Participating Preferred Stock, par value $10 per share, in connection with the Shareholders Protection Rights Plan (Plan) adopted in fiscal 1989. Pursuant to the Plan, one Preferred Stock Purchase Right (Right) is attached to each outstanding share of common stock of the Company.

     The Plan includes provisions which are intended to protect shareholders against certain unfair and abusive takeover attempts by anyone acquiring or tendering for 30% or more of the Company's common stock. The Company may redeem the Rights for one cent per Right at any time before a 30% position has been acquired. The Rights will expire in November 1998.

NOTE 8: STOCK OPTIONS AND WARRANTS

     The Company has Employee Incentive Stock Option Plans which provide for the issuance of shares of common stock of the Company upon exercise of options granted to certain employees. Under the terms of these plans, options have been granted at fair market value at the grant date and are exercisable on a pro rata basis over a period of nine years beginning one year after the date of grant. At September 24, 1994, options outstanding are priced in a range from $3.25 to $14.125 per share. Of the options expired in fiscal 1994, 295,030 options expired in connection with the sale of KES.

     A summary of transactions in the plans for fiscal 1994 and 1993 follows:

                                                                   1994          1993
                                                                 ---------     ---------
        Options outstanding, beginning of year...............    1,185,525       960,020
        Options granted......................................      289,050       332,550
        Options expired......................................     (369,725)      (58,295)
        Options exercised....................................      (56,145)      (48,750)
                                                                 ---------     ---------
        Options outstanding, end of year.....................    1,048,705     1,185,525
                                                                 =========     =========
        Options exercisable, end of year.....................      509,525       644,500
                                                                 =========     =========
        Available for grant..................................      488,580       674,250
                                                                 =========     =========

     Under the NS Group, Inc. Non-Qualified Stock Option and Stock Appreciation Rights Plan of 1988 the Company may grant to key employees options to purchase (or stock appreciation awards corresponding to) an aggregate of 500,000 shares of the Company's common stock. Options are to be issued at no less than 50% of market value on the date of grant, are exercisable in yearly increments as determined by the Stock Option Committee and expire ten years from the date of grant. At September 24, 1994, options outstanding are priced in a range from $3.75 to $13.43 per share. Grant prices have ranged from 64% to 110% of the market price at the date of grant. Compensation expense is recorded by the Company for grants of options with an exercise price less than the market price of the common stock at the date of grant.

                        NS GROUP, INC. AND SUBSIDIARIES

     A summary of transactions in the plan for fiscal 1994 and 1993 follows:

                                                                     1994        1993
                                                                    -------     -------
        Options outstanding beginning of year...................    366,760     262,000
        Options granted.........................................    135,085     125,760
        Options expired.........................................    (26,220)    (21,000)
        Options exercised.......................................         --          --
                                                                    -------     -------
        Options outstanding, end of year........................    475,625     366,760
                                                                    =======     =======
        Options exercisable, end of year........................    106,700      61,200
                                                                    =======     =======
        Available for grant.....................................     24,375     133,240
                                                                    =======     =======

     The Company has common stock warrants outstanding, issued in connection with the financing of the Koppel acquisition. The warrants are exercisable for approximately 772,000 shares of the Company's common stock, at a price of $8.00 per share and expire October 4, 2000.

NOTE 9: COMMITMENTS AND CONTINGENCIES

     The Company has various commitments for the purchase of materials, supplies and energy arising in the ordinary course of business.

     Newport is a co-defendant in a claim for breach of implied warranty in the United States District Court for the Southern District of Texas arising from the failure of two joints of welded pipe during testing of an off-shore pipeline. The plaintiff is seeking damages in excess of $5 million for costs associated with replacing the entire pipeline and lost production revenues. The Company believes that it has meritorious defenses to this claim. Insurance may be available for a portion, but not all, of any award for damages. In addition, the Company is subject to various other claims, lawsuits and administrative proceedings arising in the ordinary course of business with respect to commercial, product liability and other matters, which seek remedies or damages. Based upon its evaluation of available information, management does not believe that any such matters are likely, individually or in the aggregate, to have a material adverse effect upon the Company's consolidated financial position, results of operations or cash flows. The ultimate effect of those matters, however, individually or in the aggregate, on the Company's consolidated results of operations and cash flows may be materially impacted by the amount and timing of charges to operations as well as the amount and timing of cash flow requirements resulting from new information as it becomes available.

     The Company is subject to federal, state and local environmental laws and regulations, including, among others, the Resource Conservation and Recovery Act
(RCRA), the Clean Air Act, the 1990 Amendments to the Clean Air Act (the 1990 Amendments), the Clean Water Act and all regulations promulgated in connection therewith, including those concerning the discharge of contaminants as air emissions or waste water effluents and the disposal of solid and/or hazardous wastes such as electric arc furnace dust. As such, the Company is from time to time involved in administrative and judicial proceedings and administrative inquiries related to environmental matters.

     As with other similar mills in the industry, the Company's steel mini-mills produce dust which contains lead, cadmium and chromium, which is classified as a hazardous waste. The Company currently collects the dust resulting from its electric arc furnace operations through emission control systems and recycles it through a waste recycling firm using EPA-approved processes. The Company also has on its property at Newport a permitted hazardous waste disposal facility.

                        NS GROUP, INC. AND SUBSIDIARIES

     The occurrences of the accidental melting of radioactive materials, as discussed in Note 10, have not resulted in any notice of violations from federal or state environmental regulatory agencies. The Company is investigating and evaluating various issues concerning storage, treatment and disposal of the radiation contaminated baghouse dust; however, a final determination as to method of treatment and disposal, cost and further regulatory requirements cannot be made at this time. Depending on the ultimate timing and method of treatment and disposal, which will require appropriate federal and state regulatory approval, the actual cost of disposal could substantially exceed current estimates and the Company's insurance coverage. As of September 24, 1994, claims recorded in connection with disposal costs substantially exhaust available insurance coverage. Based on current knowledge, management believes the recorded gross reserves of $4,354,000 for disposal costs pertaining to these incidents are adequate.

     In September 1994, the Company received a proposed Consent Agreement from the EPA relating to an April 1990 RCRA facility assessment (the Assessment) completed by the EPA and the Pennsylvania Department of Environmental Resources. The Assessment was performed in connection with a permit application pertaining to a landfill that is adjacent to the Koppel facilities. The Assessment identified potential releases of hazardous constituents at or adjacent to the Koppel facilities prior to the Company's acquisition of the Koppel facilities. The proposed Consent Agreement establishes a schedule for investigating, monitoring, testing and analyzing the potential releases. Contamination documented as a result of the investigation may require cleanup measures. Pursuant to various indemnity provisions in agreements entered into at the time of the Company's acquisition of the Koppel facilities, certain parties have agreed to indemnify the Company against various known and unknown environmental matters. While such parties have not at this time acknowledged full responsibility for potential costs under the proposed Consent Agreement, the Company believes that the indemnity provisions provide for it to be fully indemnified against all matters covered by the proposed Consent Agreement, including all associated costs, claims and liabilities.

     Subject to the uncertainties concerning the proposed Consent Agreement and the storage and disposal of the radiation contaminated dust, the Company believes that it is currently in compliance with all known material and applicable environmental regulations.

     Regulations under the 1990 Amendments to the Clean Air Act that will pertain to the Company's operations are currently not expected to be promulgated until 1997 or later. The Company cannot predict the level of required capital expenditures or operating costs resulting from future environmental regulations such as those forthcoming as a result of the 1990 Amendments. However, the Company believes that while the 1990 Amendments may require additional expenditures, such expenditures will not have a material impact on the Company's business or consolidated financial position for the foreseeable future.

     Capital expenditures for the succeeding fiscal year relating to environmental control facilities are not expected to be material, however, such expenditures could be influenced by new and revised environmental regulations and laws.

     As of September 24, 1994, the Company had environmental remediation reserves of $4,563,000, of which $4,354,000 pertain to accrued disposal costs for radiation contaminated baghouse dust. As of September 24, 1994, the possible range of estimated losses related to the environmental contingency matters discussed above in excess of those accrued by the Company is $0 to $3,000,000; however, with respect to the proposed Consent Agreement matter, the Company cannot estimate the possible range of losses should the Company ultimately not be indemnified. Based upon its evaluation of available information, management does not believe that any of the environmental contingency matters discussed above are likely, individually or in the aggregate, to have a material adverse effect upon the Company's consolidated financial position, results of

                        NS GROUP, INC. AND SUBSIDIARIES
operations or cash flows. However, the Company cannot predict with certainty that new information or developments with respect to the proposed Consent Agreement or its other environmental contingency matters, individually or in the aggregate, will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

NOTE 10: EXTRAORDINARY ITEMS

     During the fourth quarter of fiscal 1993, Newport shut down its melt shop operations for nineteen days when it was discovered that a radioactive substance was accidentally melted, resulting in the contamination of the melt shop's electric arc furnace emission control facility, or "baghouse facility". A similar incident, having occurred in the third quarter of fiscal 1992, shut down Newport's melt shop facilities for twenty-three days. The source of the radiation in these incidents was contained in incoming shipments of scrap steel and was not detected by monitors that check incoming steel scrap. In response, the Company incurred capital expenditures to install additional state-of-the-art radiation detection systems in various locations throughout the Newport plant.

     The Company incurred estimated losses as a result of the extended outages and costs to restore the melt shop and related facilities back to operation, including estimated costs to dispose of the radiation contaminated baghouse dust, of $7,156,000 and $4,100,000, in fiscal 1993 and 1992, respectively. The Company has recovered $3,460,000 through insurance, and expects to recover and has recorded, with respect to the 1993 incident, a $2,302,000 receivable relating to insurance claims for the recovery of disposal costs which will be filed with the Company's insurance company at the time such disposal costs are incurred. No recovery has been made nor recorded for the fiscal 1992 incident and the Company is assessing the possibility of legal remedies against certain parties. The losses and costs attributable to these incidents, net of insurance claims, resulted in an extraordinary charge of $1,095,000, net of applicable income tax benefit of $662,000, or an $.08 loss per share, in fiscal 1993 and an extraordinary charge of $2,542,000, net of applicable income tax benefit of $1,558,000, or a $.19 loss per share, in fiscal 1992.

NOTE 11: PROFIT SHARING PLANS

     The Company has established various profit sharing plans at the operating companies which are based on the earnings of the respective companies. Generally, the plans require mandatory contributions at a specified percentage of pretax profits (with a guaranteed minimum based on hours worked at Newport) for the bargaining unit employees, and allow for a discretionary contribution set by the Board of Directors for salaried employees. Expense for contributions was approximately $497,000, $1,244,000 and $1,119,000 in fiscal years 1994, 1993 and 1992, respectively.

NOTE 12: INCOME TAXES

     Effective September 26, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No.109, "Accounting for Income Taxes ("Statement 109"). Prior to adoption of Statement 109, deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated. Under Statement 109, deferred tax liabilities and assets are based upon differences in the basis of assets and liabilities for financial statements and tax returns and are determined based on the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The cumulative effect of the change in accounting increased net income by $1,715,000, or $.12 per share.

                        NS GROUP, INC. AND SUBSIDIARIES

     The provision (credit) for income taxes, including $662,000 and $1,558,000 allocated to extraordinary items in fiscal 1993 and 1992, respectively, consists of the following (in thousands of dollars):

                                                          1994       1993         1992
                                                         ------     -------     --------
        Current:
             Federal.................................    $5,100     $(2,000)    $ (4,000)
             State...................................       323        (851)        (287)
                                                         ------     -------     --------
                                                          5,423      (2,851)      (4,287)
                                                         ------     -------     --------
        Deferred:
             Federal.................................       739      (1,526)      (3,470)
             State...................................     1,220         333          141
                                                         ------     -------     --------
                                                          1,959      (1,193)      (3,329)
                                                         ------     -------     --------
        Provision (credit) for income taxes..........    $7,382     $(4,044)    $ (7,616)
                                                         ======     =======     ========

     The income tax provision (credit) differs from the amount computed by applying the statutory federal income tax rate to income (loss), including extraordinary items, before income taxes for the following reasons (in thousands of dollars):

                                                            1994       1993         1992
                                                           ------     -------     --------
     Income tax provision (credit) at statutory tax
       rate of 35% in fiscal 1994 and 34% in fiscal
       1993 and 1992...................................    $6,606     $(3,752)    $ (7,995)
     Change in taxes resulting from:
          State income taxes, net of federal effect....     1,003        (342)         (96)
          Dividend income exclusion....................      (200)         (6)         (14)
          Other, net...................................       (27)         56          489
                                                           ------     -------     --------
     Total provision (credit) for income taxes.........    $7,382     $(4,044)    $ (7,616)
                                                           ======     =======     ========

     The following represents the components of deferred tax liabilities and assets at September 24, 1994. A valuation allowance has not been recorded against deferred tax assets as it is estimated that such deferred tax assets will be realized through a reduction of taxes otherwise payable upon the reversal of existing taxable temporary differences.

                                                                           1994
                                                                       -------------
                                                                       (in thousands
                                                                        of dollars)
        Deferred tax liabilities:
             Property, plant and equipment.......................        $27,774
             Other items.........................................          2,222
                                                                         -------
                                                                          29,996
                                                                         -------
        Deferred tax assets:
             Reserves and accruals...............................          3,904
             Net operating tax loss carryforward.................         11,690
             Alternative minimum tax and other tax credit
               carryforwards.....................................          7,629
             Other items.........................................          1,905
                                                                         -------
                                                                          25,128
                                                                         -------
        Net deferred tax liability...............................        $ 4,868
                                                                         =======

                        NS GROUP, INC. AND SUBSIDIARIES

     For federal income tax purposes, the Company has alternative minimum tax credit carryforwards of approximately $7,237,000, which are not limited by expiration dates, and other tax credit carryforwards of approximately $392,000, which expire beginning in 2000. The Company also has net operating tax loss carryforwards of approximately $33,399,000, which expire beginning in 2007.

     The components of the credit for deferred income taxes for fiscal 1993 and 1992 are as follows (in thousands of dollars):

                                                                     1993        1992
                                                                    -------     -------
        Excess of tax over book depreciation....................    $ 4,097     $ 7,778
        Koppel start-up costs deferred for income tax
          purposes..............................................        177         533
        Reserves and accruals not currently deductible..........       (299)     (1,439)
        Alternative minimum tax and other tax credit
          carryforwards.........................................      1,684        (780)
        Net operating tax loss carryforward.....................     (7,034)     (8,134)
        Other, net..............................................        182      (1,287)
                                                                    -------     -------
                  Total.........................................    $(1,193)    $(3,329)
                                                                    =======     =======

NOTE 13: RELATED PARTY TRANSACTIONS

     One of the Company's directors/shareholders has a controlling interest in a company which purchases certain reject and limited service tubular products from Newport. Sales to this customer were approximately $10,984,000, $10,914,000 and $10,356,000 for fiscal years 1994, 1993, and 1992, respectively. Trade receivables from this customer were $958,000 and $582,000 at the end of fiscal 1994 and 1993, respectively.

NOTE 14: BUSINESS SEGMENT INFORMATION

     The Company operates primarily in two separate business segments:

     Specialty Steel Products -- Includes welded tubular steel products and hot rolled coils manufactured at a mini-mill located near Newport, Kentucky; seamless tubular steel products, special bar quality products and semi-finished steel products manufactured at a mini-mill located in western Pennsylvania and a pipe finishing operation located near Tulsa, Oklahoma.

     Adhesive Products -- Includes industrial adhesives manufactured principally at plants in Cincinnati, Ohio and Nashville, Tennessee.

     The operations of both segments are conducted principally in the United States. The Company grants trade credit to customers, the most significant of which are distributors serving the oil and natural gas exploration and production industries which purchase tubular steel products from the Specialty Steel Products segment. The following table sets forth selected financial information by business segment for fiscal 1994, 1993 and 1992 (in thousands of dollars):

                        NS GROUP, INC. AND SUBSIDIARIES

                                                Operating                      Depreciation
                                     Net          Income       Identifiable        and           Capital
                                    Sales         (Loss)          Assets       Amortization    Expenditures
                                   --------    ------------    ------------    ------------    ------------
1994
Specialty steel products.......    $270,441      $  2,909        $246,295        $ 18,373        $ 11,380
Adhesives products.............      32,939         1,150          12,486             416             380
Corporate assets and alloca-
  tions........................          --        (3,370)         56,546              --              --
                                   --------      --------        --------        --------        --------
     Total consolidated........    $303,380      $    689        $315,327        $ 18,789        $ 11,760
                                   ========      ========        ========        ========        ========
1993
Specialty steel products.......    $325,007      $ 13,379        $271,968        $ 18,691        $  5,798
Adhesives products.............      28,075         1,059          12,228             402             282
Corporate assets and alloca-
  tions........................          --        (2,766)         33,046              --              --
                                   --------      --------        --------        --------        --------
     Total consolidated            $353,082      $ 11,672        $317,242        $ 19,093        $  6,080
                                   ========      ========        ========        ========        ========
1992
Specialty steel products.......    $256,360      $  3,351        $271,477        $ 18,296        $  3,948
Adhesives products.............      24,882           533          10,845             415             200
Corporate assets and alloca-
  tions........................          --        (2,483)         36,757              --              --
                                   --------      --------        --------        --------        --------
     Total consolidated........    $281,242      $  1,401        $319,079        $ 18,711        $  4,148
                                   ========      ========        ========        ========        ========

NOTE 15: QUARTERLY FINANCIAL DATA (UNAUDITED)

     Quarterly results of operations for 1994 and 1993 are as follows (in thousands of dollars, except per share amounts):

                                                      First      Second       Third      Fourth
                                                     Quarter     Quarter     Quarter     Quarter
                                                     -------     -------     -------     -------
1994
Net sales........................................    $71,959     $66,012     $80,807     $84,602
Gross profit.....................................      7,791       1,831       7,203       8,394
Income (loss) before cumulative effect of a
  change in accounting principle.................     20,026      (5,583)     (1,990)       (960)
Net income (loss)................................     21,741      (5,583)     (1,990)       (960)
Income (loss) per common share before cumulative
  effect of a change in accounting principle.....       1.46        (.40)       (.14)       (.07)
Net income (loss) per common share...............       1.58        (.40)       (.14)       (.07)

1993
Net sales........................................    $77,779     $86,735     $95,363     $93,205
Gross profit.....................................      7,366      10,282      12,686      12,162
Income (loss) before extraordinary item..........     (3,355)     (2,115)         11        (437)
Net income (loss)................................     (3,355)     (2,115)         11      (1,532)
Income (loss) per common share before extraordi-
  nary item......................................       (.25)       (.16)         --        (.03)
Net income (loss) per common share...............       (.25)       (.16)         --        (.11)

                        NS GROUP, INC. AND SUBSIDIARIES

     The sale of KES increased fiscal 1994 first quarter net income by $21,528,000. In addition, in the fiscal 1994 first quarter, the Company recorded the cumulative effect of the adoption of Statement No. 109, which increased net income by $1,715,000.

     Fiscal 1994 second quarter results were negatively affected by a decline in welded tubular shipments that resulted primarily from customers' resistance to announced price increases. Fiscal 1994 second quarter welded tubular sales declined by approximately $7.9 million from the comparable fiscal 1993 quarter. The Company adjusted its welded tubular selling prices in response to the decline and volume recovered in the third quarter of fiscal 1994. In addition, fiscal 1994 second quarter results were negatively impacted by severe winter weather conditions.

NOTE 16: PROPOSED OFFERING OF DEBT SECURITIES

     The Company is currently pursuing a refinancing of a significant portion of its long-term debt through the registration and sale of $125 million Senior Secured Notes due 2003 (the Offering), which would substantially reduce principal amortization requirements on term debt until the maturity of the Senior Secured Notes. Completion of the Offering is subject to the Securities and Exchange Commission allowing the registration of the Senior Secured Notes to become effective, the entering into a firm commitment with the underwriters and the existence of market conditions satisfactory to the Company.

NOTE 17: SUMMARIZED FINANCIAL INFORMATION

     The Senior Secured Notes that the Company is proposing to offer for sale will be guaranteed in full by each of the Company's subsidiaries (Subsidiary Guarantors), each of which is wholly-owned. Full financial statements of the Subsidiary Guarantors are not presented because they are not deemed material to investors. The following is summarized financial information of the Subsidiary Guarantors as of September 24, 1994 and September 25, 1993 and for each of the three years in the period ended September 24, 1994. All significant intercompany accounts and transactions between the Subsidiary Guarantors have been eliminated.

                                                             September 24       September 25
                                                                 1994               1993
                                                             -------------      -------------
Current assets............................................     $ 125,108          $ 112,660
Noncurrent assets.........................................       176,895            188,890

Current liabilities.......................................        88,230             86,542

Payable to parent.........................................     $  31,327          $  30,587
Other noncurrent liabilities..............................       102,893            121,270
                                                             -------------      -------------
  Total noncurrent liabilities............................     $ 134,220          $ 151,857
                                                             -------------      -------------

                                                                     Fiscal Year Ended
                                                          ---------------------------------------
                                                            1994           1993           1992
                                                          ---------      ---------      ---------
Net sales..............................................   $ 303,380      $ 353,082      $ 281,242
Gross profit...........................................      25,219         42,496         31,053
Income (loss) before extraordinary items and cumulative
  effect of a change in accounting principle...........      14,689         (1,363)        (8,976)
Net income (loss)......................................      14,689         (2,458)       (11,518)

                        NS GROUP, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                   AS OF APRIL 1, 1995 AND SEPTEMBER 24, 1994

                             (Dollars in thousands)
                                  (Unaudited)

                                                               April 1,        September 24,
                                                                 1995              1994
                                                             ------------      -------------
CURRENT ASSETS
  Cash and cash equivalents...............................     $  1,350          $   4,405
  Short-term investments..................................       20,082             40,071
  Accounts receivable, less allowance for doubtful
     accounts of $503 and $637, respectively..............       49,050             42,651
  Inventories.............................................       45,624             32,290
  Other current assets....................................       19,647             16,793
                                                             ------------      -------------
     Total current assets.................................      135,753            136,210
                                                             ------------      -------------
PROPERTY, PLANT AND EQUIPMENT--AT COST....................      270,038            262,721
  Less - accumulated depreciation.........................     (111,569)          (102,182)
                                                             ------------      -------------
                                                                158,469            160,539
                                                             ------------      -------------
OTHER ASSETS..............................................       18,391             18,578
                                                             ------------      -------------
     Total assets.........................................     $312,613          $ 315,327
                                                             ==============    ==============
CURRENT LIABILITIES
  Notes payable...........................................     $ 29,913          $  28,872
  Accounts payable........................................       33,454             27,312
  Other current liabilities...............................       19,375             19,281
  Current portion of long-term debt.......................       17,505             15,543
                                                             ------------      -------------
     Total current liabilities............................      100,247             91,008
                                                             ------------      -------------
LONG-TERM DEBT............................................      126,395            138,110
                                                             ------------      -------------
DEFERRED TAXES............................................        9,607              9,745
                                                             ------------      -------------
COMMON SHAREHOLDERS' EQUITY
  Common stock, no par value, 40,000,000 shares
     authorized; 13,762,013 shares issued and
     outstanding..........................................       48,988             48,988
  Common stock options and warrants.......................          291                262
  Unrealized gain (loss) on available for sale
     securities...........................................         (775)              (124)
  Retained earnings.......................................       27,860             27,338
                                                             ------------      -------------
     Total common shareholders' equity....................       76,364             76,464
                                                             ------------      -------------
     Total liabilities and shareholders' equity...........     $312,613          $ 315,327
                                                             ==============    ==============

See notes to condensed consolidated financial statements.

                        NS GROUP, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE THREE MONTH AND SIX MONTH PERIODS ENDED
                        APRIL 1, 1995 AND MARCH 26, 1994

                (Dollars in thousands, except per share amounts)
                                  (Unaudited)

                                                   Three Months Ended       Six Months Ended
                                                  ---------------------   ---------------------
                                                  April 1,    March 26,   April 1,    March 26,
                                                    1995        1994        1995        1994
                                                  ---------   ---------   ---------   ---------
NET SALES.......................................    $97,055    $66,012    $ 190,544   $137,971
COST AND EXPENSES
  Cost of products sold.........................     86,910     64,181      168,909    128,349
  Selling and administrative expenses...........      6,688      6,296       13,620     12,276
                                                  ---------   ---------   ---------   ---------
  Operating income (loss).......................      3,457     (4,465)       8,015     (2,654)
OTHER INCOME (EXPENSE)
  Gain on sale of subsidiary....................         --         --           --     35,292
  Interest expense..............................     (4,938)    (5,068)     (10,294)   (10,079)
  Interest income...............................        388        388          920        847
  Other, net....................................      1,819         70        2,208        623
                                                  ---------   ---------   ---------   ---------
  Income (loss) before income taxes and
     cumulative effect of a change in accounting
     principle..................................        726     (9,075)         849     24,029
PROVISION (CREDIT) FOR INCOME TAXES.............        279     (3,492)         327      9,586
                                                  ---------   ---------   ---------   ---------
  Income (loss) before cumulative effect of a
     change in accounting principle.............        447     (5,583)         522     14,443
CUMULATIVE EFFECT, AS OF SEPTEMBER 25, 1993, OF
  A CHANGE IN THE METHOD OF ACCOUNTING FOR
  INCOME TAXES..................................         --         --           --      1,715
                                                  ---------   ---------   ---------   ---------
  Net income (loss).............................  $     447   $ (5,583)   $     522   $ 16,158
                                                  =========   ==========  =========   ==========
PER COMMON SHARE
  Income (loss) before cumulative effect of a
     change in accounting principle.............  $     .03   $   (.40)   $     .04   $   1.05
  Cumulative effect of a change in the method of
     accounting for income taxes................         --         --           --        .12
                                                  ---------   ---------   ---------   ---------
     Net income (loss)..........................  $     .03   $   (.40)   $     .04   $   1.17
                                                  =========   ==========  =========   ==========
WEIGHTED AVERAGE SHARES OUTSTANDING (000'S).....     13,795     13,802       13,803     13,772

See notes to condensed consolidated financial statements.

                        NS GROUP, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                        FOR THE SIX MONTH PERIODS ENDED
                        APRIL 1, 1995 AND MARCH 26, 1994

                             (Dollars in thousands)
                                  (Unaudited)

                                                                      April 1,       March 26,
                                                                        1995           1994
                                                                      ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................................   $     522       $16,158
  Adjustments to reconcile net income to net cash flows from operating activities:
     Depreciation and amortization.................................       9,695         9,307
     Increase (decrease) in deferred taxes.........................         261        (1,325)
     Gain on sale of subsidiary....................................          --       (35,292)
     (Increase) decrease in accounts receivable, net...............      (6,399)        1,614
     Increase in inventories.......................................     (13,334)       (5,988)
     (Increase) decrease in other current assets...................      (2,854)        4,380
     Increase in accounts payable..................................       6,142           647
     Increase in accrued liabilities...............................          94         4,675
                                                                      ---------      ---------
          Net cash flows from operating activities.................      (5,873)       (5,824)
                                                                      ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Proceeds from sale of subsidiary..............................          --        50,426
     Cash dividend from sold subsidiary............................          --         6,818
     Increase in property, plant and equipment, net................      (7,317)       (3,655)
     Increase in other assets......................................        (324)       (4,818)
     (Increase) decrease in short-term investments.................      19,989       (39,761)
                                                                      ---------      ---------
          Net cash flows from investing activities.................      12,348         9,010
                                                                      ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Increase in notes payable.....................................       1,041         1,317
     Proceeds from issuance of long-term debt......................          --           431
     Repayments on long-term debt..................................      (9,753)       (3,683)
     Increase in deferred financing costs..........................        (818)          (50)
     Proceeds from issuance of common stock........................          --           682
                                                                      ---------      ---------
          Net cash flows from financing activities.................      (9,530)       (1,303)
                                                                      ---------      ---------
          Net increase (decrease) in cash and cash equivalents.....      (3,055)        1,883
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.....................       4,405         5,797
                                                                      ---------      ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.........................   $   1,350       $ 7,680
                                                                      =========      ==========
  Cash paid during the period for:
     Interest......................................................   $  12,059       $ 9,460
     Income taxes..................................................   $     724       $ 2,530

See notes to condensed consolidated financial statements.

                        NS GROUP, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1: PRINCIPLES OF CONSOLIDATION

     The condensed consolidated financial statements include the accounts of NS Group, Inc. and its wholly-owned subsidiaries (the Company): Newport Steel Corporation (Newport), Koppel Steel Corporation (Koppel), Erlanger Tubular Corporation (Erlanger), Imperial Adhesives, Inc. (Imperial), Northern Kentucky Management, Inc., Northern Kentucky Air, Inc. and NSub I, Inc., formerly known as Kentucky Electric Steel Corporation. All significant intercompany balances and transactions have been eliminated.

     The accompanying information reflects, in the opinion of management, all adjustments (which consist only of normal recurring adjustments) necessary to present fairly the results for the interim periods. Reference should be made to NS Group, Inc.'s audited annual financial statements and related notes thereto on pages F-2 through F-18 for additional footnote disclosure, including a summary of significant accounting policies.

     In the first quarter of fiscal 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" (Statement 112). The impact on the Company's financial statements from the adoption of Statement 112 was not material.

     The Company's fiscal year ends on the last Saturday of September. The first quarter and six month periods of fiscal 1995 and 1994 are 14 and 13 week and 27 and 26 week periods, respectively.

NOTE 2: INVENTORIES

     At April 1, 1995 and September 24, 1994, inventories stated at the lower of LIFO (last-in, first-out) cost or market represent approximately 39% and 27% of total inventories before the LIFO reserve, respectively. Inventories consist of the following components ($000's):


                                                            April 1,       September 24,
                                                              1995            1994
                                                             -------      -------------
        Raw materials.....................................   $ 8,615         $ 6,699
        Semi-finished and finished goods..................    39,248          27,695
                                                             -------      -------------
                                                              47,863          34,394
        LIFO reserve......................................    (2,239)         (2,104)
                                                             -------      -------------
                                                             $45,624         $32,290
                                                             ========     ==============

NOTE 3: OTHER CURRENT ASSETS

     Included in other current assets at April 1, 1995 are receivables for various property casualty and business interruption insurance claims aggregating approximately $6.3 million, which the Company believes are realizable under the terms of its insurance policies.

NOTE 4: COMMITMENTS AND CONTINGENCIES

     The Company has various commitments for the purchase of materials, supplies and energy arising in the ordinary course of business.

     In fiscal 1994, Newport was named as a co-defendant in a claim for breach of implied warranty in the United States District Court for the Southern District of Texas arising from the failure of two joints of welded pipe during testing of an offshore pipeline. Subsequent to the end of the fiscal 1995 second quarter, the Company reached a settlement for an amount significantly less than the

                        NS GROUP, INC. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

plaintiff's original claim and the litigation was dismissed. The Company is subject to various claims, lawsuits and administrative proceedings arising in the ordinary course of business with respect to commercial, product liability and other matters, which seek remedies or damages. Based upon its evaluation of available information, management does not believe that any such matters, including the above-mentioned settlement, are likely, individually or in the aggregate, to have a material adverse effect upon the Company's consolidated financial position, results of operations or cash flows.

     The Company is subject to federal, state and local environmental laws and regulations, including, among others, the Resource Conservation and Recovery Act
(RCRA), the Clean Air Act, the 1990 Amendments to the Clean Air Act (the 1990 Amendments), the Clean Water Act and all regulations promulgated in connection therewith, including those concerning the discharge of contaminants as air emissions or waste water effluents and the disposal of solid and/or hazardous wastes such as electric arc furnace dust. As such, the Company is from time to time involved in administrative and judicial proceedings and administrative inquiries related to environmental matters.

     As with other similar mills in the industry, the Company's steel mini-mills produce dust which contains lead, cadmium and chromium, which is classified as a hazardous waste. The Company currently collects the dust resulting from its electric arc furnace operations through emission control systems and contracts with a company for treatment and disposal of the dust at an EPA-approved facility. The Company also has on its property at Newport a permitted hazardous waste disposal facility.

     The occurrences of the accidental melting of radioactive materials, as discussed in Note 10 to the audited annual financial statements, have not resulted in any notice of violations from federal or state environmental regulatory agencies. The Company is investigating and evaluating various issues concerning storage, treatment and disposal of the radiation contaminated baghouse dust; however, a final determination as to method of treatment and disposal, cost and further regulatory requirements cannot be made at this time. Depending on the ultimate timing and method of treatment and disposal, which will require appropriate federal and state regulatory approval, the actual cost of disposal could substantially exceed current estimates and the Company's insurance coverage. As of April 1, 1995, claims recorded in connection with disposal costs exhaust available insurance coverage. Based on current knowledge, management believes the recorded gross reserves of $4,354,000 for disposal costs pertaining to these incidents are adequate.

     In March 1995, Koppel entered into a Consent Order with the EPA relating to an April 1990 RCRA facility assessment (the Assessment) completed by the EPA and the Pennsylvania Department of Environmental Resources. The Assessment was performed in connection with a permit application pertaining to landfill that is adjacent to the Koppel facilities. The Assessment identified potential releases of hazardous constituents at or adjacent to the Koppel facilities prior to the Company's acquisition of the Koppel facilities. The Consent Order establishes a schedule for investigating, monitoring, testing and analyzing the potential releases. Contamination documented as a result of the investigation may require cleanup measures. Pursuant to various indemnity provisions in agreements entered into at the time of the Company's acquisition of the Koppel facilities, certain parties have agreed to indemnify the Company against various known and unknown environmental matters. While such parties have not at this time acknowledged full responsibility for potential costs under the Consent Order, the Company believes that the indemnity provisions provide for it to be fully indemnified against all matters covered by the Consent Order, including all associated costs, claims and liabilities.

                        NS GROUP, INC. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

     Subject to the uncertainties concerning the Consent Order and the storage and disposal of the radiation contaminated dust, the Company believes that it is currently in compliance with all known material and applicable environmental regulations.

     Regulations under the 1990 Amendments to the Clean Air Act that will pertain to the Company's operations are currently not expected to be promulgated until 1997 or later. The Company cannot predict the level of required capital expenditures or operating costs resulting from future environmental regulations such as those forthcoming as a result of the 1990 Amendments. However, the Company believes that while the 1990 Amendments may require additional expenditures, such expenditures will not have a material impact on the Company's business or consolidated financial position for the foreseeable future.

     Capital expenditures for fiscal 1995 relating to environmental control facilities are not expected to be material; however, such expenditures could be influenced by new and revised environmental regulations and laws.

     As of April 1, 1995, the Company had environmental remediation reserves of $4,718,000 of which $4,354,000 pertain to accrued disposal costs for radiation contaminated baghouse dust. As of December 31, 1994, the possible range of estimated losses related to the environmental contingency matters discussed above in excess of those accrued by the Company is $0 to $3,000,000; however, with respect to the Consent Order, the Company cannot estimate the possible range of losses should the Company ultimately not be indemnified. Based upon its evaluation of available information, management does not believe that any of the environmental contingency matters discussed above are likely, individually or in the aggregate, to have a material adverse effect upon the Company's consolidated financial position, results of operations or cash flows. However, the Company cannot predict with certainty that new information or developments with respect to the Consent Order or its other environmental contingency matters, individually or in the aggregate, will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

NOTE 4: SUMMARIZED FINANCIAL INFORMATION

     The Senior Secured Notes that the Company is proposing to offer for sale will be guaranteed in full by each of the Company's subsidiaries (Subsidiary Guarantors), each of which is wholly-owned. Full financial statements of the Subsidiary Guarantors are not presented because they are not deemed material to investors. The following is summarized financial information of the Subsidiary Guarantors as of April 1, 1995 and September 24, 1994 and for the three and six month periods ended April 1, 1995 and March 26, 1994. All significant intercompany accounts and transactions between the Subsidiary Guarantors.

                                                                  April 1,      September 24,
                                                                    1995            1994
                                                                  --------      -------------
Current assets.................................................   $121,663        $ 125,108
Noncurrent assets..............................................    173,573          176,895

Current liabilities............................................     98,317           88,230

Payable to parent..............................................     15,478        $  31,327
Other noncurrent liabilities...................................     91,369          102,893
                                                                  --------      -------------
  Total noncurrent liabilities.................................   $106,847        $ 134,220
                                                                  --------      -------------

                        NS GROUP, INC. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

                                                 Three Months Ended          Six Months Ended
                                                --------------------      ----------------------
                                                              March                      March
                                                April 1,       26,        April 1,        26,
                                                  1995        1994          1995          1994
                                                --------     -------      ---------     --------
Net sales....................................   $ 97,055     $66,012      $ 190,544     $137,971
Gross profit.................................     10,145       1,831         21,635        9,622
Income before cumulative effect of a change
  in accounting principle....................      1,185      (4,992)         2,117       15,746(1)
Net income...................................      1,185      (4,992)         2,117       15,746(1)

- ---------------
(1) Includes an after-tax gain on the sale of KES of $21.5 million.

              The Company's steel-making and finishing facilities

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                     --------------------------------------

         --------------------------------------------------------------
TABLE OF CONTENTS


Prospectus Summary...............................     5
Risk Factors.....................................    18
Use of Proceeds..................................    26
Summary of the Refinancing Transaction...........    26
Dividends and Price Range of Common Stock........    27
Capitalization...................................    28
Selected Consolidated Financial Data.............    29
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............    31
Business.........................................    43
Management.......................................    65
Principal Stockholders...........................    68
Compensation Committee Interlocks and Insider
  Participation..................................    69
Certain Transactions.............................    69
Description of Units.............................    69
Description of Senior Secured Notes..............    70
Description of Warrants..........................   103
Description of Capital Stock.....................   107
Description of Certain Indebtedness..............   109
Certain United States Federal Income Tax
  Consequences...................................   111
Underwriting.....................................   115
Legal Matters....................................   115
Independent Auditors.............................   116
Index to Consolidated Financial Statements.......   F-1


Prospectus
NS GROUP, INC.

125,000 UNITS CONSISTING OF


$125,000,000

   % SENIOR SECURED NOTES DUE 2003

AND             WARRANTS TO PURCHASE


SHARES OF COMMON STOCK


[INSERT LOGO]
CHEMICAL SECURITIES INC.
CS FIRST BOSTON

                , 1995

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated (except for the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee) fees and expenses in connection with the offering described in this Registration Statement.


     Securities and Exchange Commission registration fee...................    $ 44,106
     National Association of Securities Dealers filing fee.................      13,000
     Trustee fees..........................................................       5,000
     Blue sky filing and counsel fees and expenses.........................      25,000
     Printing and engraving expenses.......................................     150,000
     Accountants' fees and expenses........................................     130,500
     Legal fees and expenses...............................................     548,000
     Rating agency fees....................................................      50,000
     Miscellaneous.........................................................       9,394
                                                                               --------
               Total.......................................................    $975,000
                                                                               =========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 271B.8-500 to 271B.8-589 of the Kentucky Business Corporation Act; provides that, subject to restrictions contained in the statute, a corporation may indemnify any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or employee benefit plan. A person, who has been successful on the merits or otherwise in any suit or matter covered by the indemnification statute, shall be indemnified against expenses (including attorneys' fees) reasonably incurred by him in connection therewith. Indemnification is authorized upon a determination that the person to be indemnified has met the applicable standard of conduct required. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or if such a quorum cannot be obtained, by a majority vote of a committee of the board, duly designated to so act by a majority of the full board, consisting solely of two or more directors who are not parties to the action; or by special legal counsel selected by the board or a committee thereof; or by the shareholders who are not parties to such action, suit or proceeding. Expenses incurred in defense may be paid in advance upon receipt by the corporation of a written affirmation by the director of his good faith belief that he has met the applicable standard of conduct required, a written undertaking by or on behalf of the director to repay such advance if it is ultimately determined that he did not meet the standard of conduct, and a determination that the facts then known to those making the determination would not preclude indemnification under the statute. The indemnification provided by statute shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, which shall inure to the benefit of the heirs, executors and administrators of such a person. Insurance may be purchased on behalf of any person entitled to indemnification by the corporation against any liability incurred in an official capacity regardless of whether the person could be indemnified under the statute. References to the corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation and anyone seeking indemnification by virtue of acting in some capacity with a constituent corporation would stand in the same position as if he had served the resulting or surviving corporation in the same capacity.

     The By-Laws of the Company provide for indemnification of directors and officers of the Company to the maximum extent permitted by the Kentucky Business Corporation Act.

     Statutory indemnification provisions in the states where the other subsidiaries of the Company are incorporated, as well as in the bylaws of those subsidiaries, may also provide for indemnification of the directors and officers.

     Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify any person who is or has been a director, employee or agent of that corporation, or of another corporation at the request of that corporation, against expenses (including attorneys fees) actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he was, is or may be made a party because of being or having been such director, officer, employee or agent, provided that such person is determined to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; that, in the case of an action or suit by or in the right of the corporation, (i) no negligence or misconduct shall have been adjudged unless a court determines that such person is fairly and reasonably entitled to indemnity, and (ii) the action or suit is not one in which the only liability asserted against such director relates to unlawful loans, dividends and distributions of assets; and that, in the case of a criminal matter, such person is determined to have had no reasonable cause to believe that his conduct was unlawful. In any case, to the extent that such person has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified. Section 1701.13(E) further provides that unless a corporation has specifically elected to the contrary in its articles of incorporation or code of regulations, expenses incurred by a director in defending such an action, suit or proceeding shall be paid by the corporation as they are incurred in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking (i) to repay such amounts if it is proved by clear and convincing evidence in a court of competent jurisdiction that such director acted, or failed to act, with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation and (ii) reasonably to cooperate with the corporation concerning said action, suit or proceeding. The indemnification authorized by the statute is not be exclusive of any other rights that directors, officers or employees may have.

     The Code of Regulations of Imperial Adhesives, Inc., an Ohio corporation, provides for indemnification of any officer or director under the same circumstances as defined in the Ohio Revised Code.

     Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law provides that a corporation may indemnify any person, including its directors, officers and employees who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including actions by or in the right of the corporation) by reason of the fact that he is or was a representative of or serving at the request of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceedings if he is determined by the board of directors, or in certain circumstances by independent legal counsel to the shareholders, to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reason to believe his conduct was unlawful. In the case of actions by or in the right of the corporation, indemnification is not permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation except to the extent a court determines that the person is fairly and reasonably entitled to indemnification. In any case, to the extent that the person has been successful on the merits or otherwise in defense of any claim, issue or matter, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection therewith. Expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking to repay the amount if it is ultimately determined that he is not entitled to be indemnified. Subchapter D also provides that the indemnification permitted or required by Subchapter D is not exclusive of any other rights to which a person seeking indemnification may be entitled.

     The Bylaws of Koppel Steel Corporation, a Pennsylvania corporation, provide that the corporation shall to the full extent permitted by, and in accordance with the provisions of the Pennsylvania Business Corporation Law, indemnify each director or officer of the corporation.

     Section 1031 of the Oklahoma General Corporation Act permits (and the Registrant's Certificate of Incorporation and Bylaws, which are incorporated by reference herein, authorize) indemnification of directors and officers of the Registrant and officers and directors of another corporation, partnership, joint venture, trust or other enterprise who serve at the request of the Registrant, against expenses, including attorneys fees, judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding in which such person is a party by reason of such person being or having been a director or officer of the Registrant or at the request of the Registrant, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Registrant may not indemnify an officer or a director with respect to any claim, issue or matter as to which such officer or director shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem property. To the extent that an officer or director is successful on the merits or otherwise in defense of any action, suit or proceeding with respect to which such person is entitled to indemnification, or in defense of any claim, issue or matter therein, such person is entitled to be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection therewith.

     The directors and officers of the Company and its subsidiaries are insured under a policy of directors' and officers' liability insurance.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Not applicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The exhibits and consolidated financial statements schedule filed as part of this Registration Statement are as follows:

    (a)   Exhibits.
          See Index to Exhibits.

    (b)   Consolidated Financial Statement Schedule.
          Report of Independent Public Accountants....................................    S-1
          Schedule II -- Valuation and Qualifying Accounts............................    S-2

     All other consolidated financial statement schedules are omitted due to the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions of Item 14 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant's hereby undertake that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport, Commonwealth of Kentucky, on July 18, 1995.


                                            NS GROUP, INC.
                                            (Registrant)

                                            By:/s/  JOHN R. PARKER
                                              John R. Parker
                                              Vice President, Treasurer and
                                               Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clifford R. Borland and John R. Parker and any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and any other documents and instruments incidental thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and/or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 18, 1995.


                  SIGNATURE                                          TITLE
- ---------------------------------------------     --------------------------------------------

  CLIFFORD R. BORLAND*                            Director, President and Chief Executive
Clifford R. Borland                               Officer

  PATRICK J. B. DONNELLY*                         Director
Patrick J. B. Donnelly

  JOHN B. LALLY*                                  Director
John B. Lally

  R. GLEN MAYFIELD*                               Director
R. Glen Mayfield

  RONALD R. NOEL*                                 Director and Vice President
Ronald R. Noel

  /s/  JOHN R. PARKER                             Vice President, Treasurer and Chief
John R. Parker                                    Financial Officer (Principal Financial and
                                                  Accounting Officer)

* By:/s/  JOHN R. PARKER
       John R. Parker
       Attorney-In-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport, Commonwealth of Kentucky, on July 18, 1995.


                                            NEWPORT STEEL CORPORATION
                                            (Registrant)

                                            By: /s/  JOHN R. PARKER
                                              John R. Parker
                                              Treasurer (Principal Financial and
                                                Accounting Officer)

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clifford R. Borland and John R. Parker and any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and any other documents and instruments incidental thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and/or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 18, 1995.


                  SIGNATURE                                          TITLE
- ---------------------------------------------     --------------------------------------------

  CLIFFORD R. BORLAND*                            Director
Clifford R. Borland

  RONALD R. NOEL*                                 President
Ronald R. Noel

  /s/  JOHN R. PARKER                             Treasurer (Principal Financial and
John R. Parker                                    Accounting Officer)

* By:/s/  JOHN R. PARKER
       John R. Parker
       Attorney-In-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport, Commonwealth of Kentucky, on July 18, 1995.


                                            KOPPEL STEEL CORPORATION
                                            (Registrant)

                                            By: /s/  JOHN R. PARKER
                                              John R. Parker
                                              Treasurer (Principal Financial and
                                                Accounting Officer)

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clifford R. Borland and John R. Parker and any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and any other documents and instruments incidental thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and/or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 18, 1995.


                  SIGNATURE                                          TITLE
- ---------------------------------------------     --------------------------------------------

  CLIFFORD R. BORLAND*                            Director
Clifford R. Borland

  PAUL C. BORLAND, JR.*                           President
Paul C. Borland, Jr.

  /s/  JOHN R. PARKER                             Treasurer (Principal Financial and
John R. Parker                                    Accounting Officer)

* By:/s/  JOHN R. PARKER
       John R. Parker
       Attorney-In-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport, Commonwealth of Kentucky, on July 18, 1995.


                                            ERLANGER TUBULAR CORPORATION
                                            (Registrant)

                                            By:/s/ JOHN R. PARKER
                                              John R. Parker
                                              Treasurer (Principal Financial and
                                               Accounting Manager)

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clifford R. Borland and John R. Parker and any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and any other documents and instruments incidental thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and/or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 18, 1995.


                  SIGNATURE                                          TITLE
- ---------------------------------------------     --------------------------------------------

  CLIFFORD R. BORLAND*                            Director and President
Clifford R. Borland

  /s/  JOHN R. PARKER                             Treasurer (Principal Financial and
John R. Parker                                    Accounting Manager)

* By:/s/  JOHN R. PARKER
       John R. Parker
       Attorney-In-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport, Commonwealth of Kentucky, on July 18, 1995.


                                            IMPERIAL ADHESIVES, INC.
                                            (Registrant)

                                            By:/s/ JOHN R. PARKER
                                              John R. Parker
                                              Treasurer (Principal Financial and
                                               Accounting Manager)

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clifford R. Borland and John R. Parker and any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and any other documents and instruments incidental thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and/or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 18, 1995.


                  SIGNATURE                                          TITLE
- ---------------------------------------------     --------------------------------------------

  CLIFFORD R. BORLAND*                            Director
Clifford R. Borland

  ROBERT D. JOHNSON*                              President
Robert D. Johnson

  /s/  JOHN R. PARKER                             Treasurer (Principal Financial and
John R. Parker                                    Accounting Manager)

* By:/s/  JOHN R. PARKER
       John R. Parker
       Attorney-In-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport, Commonwealth of Kentucky, on July 18, 1995.


                                            NORTHERN KENTUCKY AIR, INC.
                                            (Registrant)

                                            By:/s/ JOHN R. PARKER
                                              John R. Parker
                                              Treasurer (Principal Financial and
                                               Accounting Manager)

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clifford R. Borland and John R. Parker and any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and any other documents and instruments incidental thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and/or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 18, 1995.


                  SIGNATURE                                          TITLE
- ---------------------------------------------     --------------------------------------------

  CLIFFORD R. BORLAND*                            Director and President
Clifford R. Borland

  /s/  JOHN R. PARKER                             Treasurer (Principal Financial and
John R. Parker                                    Accounting Manager)

* By:/s/  JOHN R. PARKER
       John R. Parker
       Attorney-In-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport, Commonwealth of Kentucky, on July 18, 1995.


                                            NORTHERN KENTUCKY MANAGEMENT, INC.
                                            (Registrant)

                                            By:/s/ JOHN R. PARKER
                                              John R. Parker
                                              Treasurer (Principal Financial and
                                               Accounting Manager)

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clifford R. Borland and John R. Parker and any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and any other documents and instruments incidental thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and/or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 18, 1995.


                  SIGNATURE                                          TITLE
- ---------------------------------------------     --------------------------------------------

  CLIFFORD R. BORLAND*                            Director and President
Clifford R. Borland

  /s/  JOHN R. PARKER                             Treasurer (Principal Financial and
John R. Parker                                    Accounting Manager)

* By:/s/  JOHN R. PARKER
       John R. Parker
       Attorney-In-Fact

                   CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To NS Group, Inc.:

     We have audited in accordance with generally accepted auditing standards the consolidated financial statements of NS Group, Inc. and subsidiaries included in this registration statement and have issued our report thereon dated October 31, 1994. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 16(b) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Cincinnati, Ohio                            ARTHUR ANDERSEN LLP
October 31, 1994

                                                                     SCHEDULE II

                        NS GROUP, INC. AND SUBSIDIARIES
                         ------------------------------

                       VALUATION AND QUALIFYING ACCOUNTS

                             (Dollars in thousands)

                                                                  Reserves Deducted from
                                                                 Assets in Balance Sheets
                                                               ----------------------------
                                                                Allowance
                                                                   for          Allowance
                                                                Doubtful         for Cash
                                                               Accounts(1)     Discounts(1)
                                                               -----------     ------------
BALANCE, September 28, 1991................................      $ 1,138         $     97
  Additions:
     Charged to costs and expenses.........................          632            1,903
  Deductions:
     Net charges of nature for which
       reserves were created...............................         (463)          (1,792)
                                                               -----------     ------------
BALANCE, September 26, 1992................................      $ 1,307         $    208
  Additions:
     Charged to costs and expenses.........................          572            2,338
  Deductions:
     Net charges of nature for which
       reserves were created...............................       (1,060)          (2,293)
                                                               -----------     ------------
BALANCE, September 25, 1993................................      $   819         $    253
  Additions:
     Charged to costs and expenses.........................          343            2,298
  Deductions:
     Sale of subsidiary....................................         (305)              --
     Net charges of nature for which
       reserves were created...............................         (220)          (2,245)
                                                               -----------     ------------
BALANCE, September 24, 1994................................      $   637         $    306
                                                               ============    =============

- ---------------

(1) Deducted from accounts receivable

                               INDEX TO EXHIBITS


                                                                                   SEQUENTIAL
 EXHIBIT                                                                              PAGE
  NUMBER                                 DESCRIPTION                                 NUMBER
- ----------  ---------------------------------------------------------------------- ----------
    1.1     Form of Underwriting Agreement between NS Group, Inc. (the "Company")
            and Chemical Securities Inc. and CS First Boston Corporation
    3.1*    Amended and Restated Articles of Incorporation of the Company, filed
            January 11, 1990
    3.2     Amended and Restated By-laws of the Company, dated November 14, 1991, filed as Exhibit 3(b) to Company's Form 10-K for the fiscal year ended
            September 28, 1991, File No. 1-9383, and incorporated herein by this reference
    3.3*    Articles of Incorporation of Erlanger Tubular Corporation
            ("Erlanger"), as amended June 4, 1987
    3.4*    Code of Regulations of Erlanger, as amended January 2, 1990
    3.5*    Articles of Incorporation of Imperial Adhesives, Inc. ("Imperial"), as
            amended March 27, 1986
    3.6*    Code of Regulations of Imperial, as amended December 11, 1989
    3.7*    Articles of Incorporation of Koppel Steel Corporation ("Koppel"),
            dated July 9, 1990
    3.8*    Bylaws of Koppel, as amended January 2, 1990
    3.9*    Articles of Incorporation of Newport Steel Corporation ("Newport"), as
            amended April 15, 1987
    3.10*   Bylaws of Newport, as amended January 2, 1990
    3.11*   Articles of Incorporation of Northern Kentucky Air, Inc., dated March
            3, 1984
    3.12*   Bylaws of Northern Kentucky Air, Inc., as amended January 2, 1990
    3.13*   Articles of Incorporation of Northern Kentucky Management, Inc., dated
            May 21, 1981
    3.14*   Bylaws of Northern Kentucky Management, Inc., as amended January 2,
            1990
    4.1*    Form of Indenture (including form of Senior Secured Note) between the
            Company and Huntington National Bank, as trustee (the "Trustee")
    4.2*    Form of Leasehold and Fee Mortgage, Assignment of Rents and Leases and
            Security Agreement from Newport to the Trustee (Kentucky)
    4.3*    Form of Mortgage, Assignment of Rents and Leases and Security
            Agreement from Koppel to the Trustee (Pennsylvania)
    4.4*    Form of Deed of Trust, Assignment of Rents and Leases and Security
            Agreement from Koppel to the Trustee (Texas)
    4.5*    Form of Leasehold Mortgage, Assignment of Rents and Leases and
            Security Agreement from Erlanger to the Trustee (Oklahoma)
    4.6*    Form of Junior Leasehold and Fee Mortgage, Assignment of Rents and
            Leases and Security Agreement from Newport to the Company (Kentucky)
    4.7*    Form of Junior Mortgage, Assignment of Rents and Leases and Security
            Agreement from Koppel to the Company (Pennsylvania)
    4.8*    Form of Junior Deed of Trust, Assignment of Rents and Leases and
            Security Agreement from Koppel to the Company (Texas)
    4.9*    Form of Junior Leasehold Mortgage, Assignment of Rents and Leases and
            Security Agreement from Erlanger to the Company (Oklahoma)
    4.10*   Form of Subsidiary Security Agreement between Newport and the Trustee

                                                                                   SEQUENTIAL
 EXHIBIT                                                                              PAGE
  NUMBER                                 DESCRIPTION                                 NUMBER
- ----------  ---------------------------------------------------------------------- ----------
    4.11*   Form of Subsidiary Security Agreement between Koppel and the Trustee
    4.12*   Form of Subsidiary Security Agreement between Erlanger and the Trustee
    4.13*   Form of ICN Security Agreement between Newport and the Company
    4.14*   Form of ICN Security Agreement between Koppel and the Company
    4.15*   Form of ICN Security Agreement between Erlanger and the Company
    4.16*   Form of Pledge and Security Agreement between the Company and the
            Trustee
    4.17*   Form of Subsidiary Guarantee
    4.18*   Form of Intercreditor Agreement between the Trustee and the Bank of
            New York Commercial Corporation, as agent under the Credit Facility
    4.19*   Form of Agreement between the Trustee Koppel, and the Commonwealth of
            Pennsylvania, Department of Commerce
    4.20*   Form of Subordination Agreement between the Trustee and the City of
            Dayton, Kentucky
    4.21*   Form of Revolving Credit, Guaranty and Security Agreement among Bank of New York Commercial Corporation, PNC Bank Ohio, N.A., Newport,
            Koppel, Imperial, the Company, Erlanger, Northern Kentucky Air, Inc.
            and Northern Kentucky Management, Inc.
            Form of Warrant Agreement between the Company and The Huntington
            National Bank, as Warrant Agent.
    4.22    Form of Warrant Agreement between the Company and The Huntington
            National Bank, as warrant agent.
    5.1*    Opinion of Bryan Cave
   10.1     Company's Amended Employee Incentive Stock Option Plan, filed as
            Exhibit 10(a) to Company's Form 10-K for the fiscal year ended
            September 30, 1989, File No. 1-9838, and incorporated herein by this reference
   10.2     Company's Executive Bonus Plan, filed as Schedule B to Exhibit 10.4 to
            Company's Registration Statement on Form S-18, File No. 2-90643, and
            incorporated herein by this reference
   10.3     Company's Non-Qualified Stock Option and Stock Appreciation Rights
            Plan of 1988, filed as Exhibit 1 to Company's Proxy Statement dated
            January 13, 1989, File No. 1-9838, and incorporated herein by this reference
   10.4     Rights Agreement dated as of November 17, 1988 between Company and
            Pittsburgh National Bank, filed as Exhibit 1 to Company's Form 8-K dated November 17, 1988, File No. 1-9838, and incorporated herein by this reference, and Appointment and Amendment Agreement dated July 29,
            1994 between Registrant and Registrar and Transfer Company, filed as
            Exhibit 10(d) to Company's Form 10-Q dated May 29, 1994, File No.
            1-9838, and incorporated herein by reference
   10.5     Company's 1993 Incentive Stock Option Plan, filed as Exhibit 1 to
            Company's Proxy Statement dated December 22, 1992, File No. 1-9838, and incorporated herein by this reference
   10.6     Transfer Agreement, dated September 29, 1993, filed on September 28,
            1993 as Exhibit 10.2 to the Amendment No. 2 to the Registration
            Statement on Form S-1 of Kentucky Electric Steel, Inc., File No.
            33-67140, and incorporated herein by this reference

                                                                                   SEQUENTIAL
 EXHIBIT                                                                              PAGE
  NUMBER                                 DESCRIPTION                                 NUMBER
- ----------  ---------------------------------------------------------------------- ----------
   10.7     Tax Agreement, dated October 6, 1993, by and among NS Group, Inc.,
            Kentucky Electric Steel, Inc. and NSub I, Inc. (formerly Kentucky
            Electric Steel Corporation), filed as Exhibit 10(h) to Company's Form
            10-K for the fiscal year ended September 25, 1993, File No. 1-9383, and incorporated herein by this reference
   10.8     Registration Rights Agreement dated October 6, 1993 among Kentucky
            Electric Steel, Inc., NS Group, Inc. and NSub I, Inc. (formerly
            Kentucky Electric Steel Corporation), filed as Exhibit 10(i) to
            Company's Form 10-K for fiscal year ended September 25, 1993, File No.
            1-9383, and incorporated herein by this reference
   10.9     Form of 11% Subordinated Convertible Debenture due 2005, filed as
            Exhibit 4.1 to Company's Form 8-K dated October 18, 1990, File No.
            1-9838, and incorporated herein by this reference
   10.10    Form of Warrant dated October 4, 1990, filed as Exhibit 4.2 to
            Company's Form 8-K dated October 18, 1990, File No. 1-9838, and incorporated herein by reference; and First Amendment to Warrant dated
            September 26, 1992, filed as Exhibit 4(c) to Company's Form 10-K for the fiscal year ended September 26, 1992, File No. 1-9838, and incorporated herein by this reference
   12.1*    Computation of Earnings to Fixed Charges
   21.1*    Subsidiaries of the Company
   23.1     Consent of Arthur Andersen LLP
   23.2     Consent of Bryan Cave is included in the opinion of Bryan Cave, filed as Exhibit 5.1
   24.1     Powers of Attorney (reference is made to the signature page of this
            Registration Statement)
   25.1*    Statement of Eligibility of Trustee under the Trust Indenture Act of
            1939 on Form T-1
   27       Financial Data Schedule, filed as Exhibit 27 to Company's Form 10-Q for the fiscal quarter ended April 1, 1995, File No. 1-9838, and incorporated herein by this reference


- ---------------

*Previously Filed